Exhibit 2.1

Final Version

PURCHASE AND SALE AGREEMENT

by and among

THE MCGRAW-HILL COMPANIES, INC.,

MCGRAW-HILL EDUCATION LLC,

the other SELLERS named herein,

and

MHE Acquisition, LLC,

Dated as of November 26, 2012

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3.17	Intercompany Arrangements	41
3.18	Brokers	42
3.19	Sufficiency of Assets	42
3.20	Insurance	42
3.21	Anti-Corruption Laws; Certain Regulatory Matters	42
3.22	Accounts Receivable	43
3.23	Inventory	43
3.24	No Other Representations or Warranties	43

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF PURCHASER

4.1	Organization and Qualification; Subsidiaries	44
4.2	Authority Relative to this Agreement	44
4.3	Consents and Approvals; No Violations	44
4.4	Financing	45
4.5	Solvency	46
4.6	Litigation	47
4.7	Tax Matters	47
4.8	Broker’s Fees	47
4.9	Acquisition of Shares for Investment	47
4.10	Guaranty	47
4.11	Inspections; Limitation of Sellers’ Warranties	48
4.12	ERISA	48

	ARTICLE V

	ADDITIONAL AGREEMENTS

5.1	Access to Books and Records	48
5.2	Confidentiality	49
5.3	Efforts	49
5.4	Conduct of Business	51
5.5	Consents	54
5.6	Public Announcements	54
5.7	Intercompany Accounts	55
5.8	Guarantees; Commitments	55
5.9	Insurance	56
5.10	Litigation Support	57
5.11	Payments	57
5.12	Non-Solicitation; Non-Competition	58
5.13	Directors and Officers	59
5.14	Financing	59
5.15	Shared Contracts	65
5.16	McGraw-Hill Marks and Domain Names	66
5.17	Resignations	66

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	ARTICLE VI

	EMPLOYEE MATTERS COVENANTS

6.1	Treatment of Transferred Employees	66
6.2	WARN and Corresponding State Laws	69
6.3	Transfer of Business Employee Plans and Non-U.S. Business Employee Plans	69
6.4	Unused Vacation, Sick Leave and Personal Time	69
6.5	Workers’ Compensation	69
6.6	Defined Contribution Pension Plan	70
6.7	2012 Cash Performance Awards	70
6.8	2012 Annual Bonus Awards	71
6.9	Treatment of Parent Equity Awards	71
6.10	Withdrawal from Benefit Plans	71
6.11	Supplemental 401(k) Plan	72
6.12	Deferred Compensation Plan	73
6.13	Noticed Business Employees	73
6.14	No Third-Party Beneficiaries	74

	ARTICLE VII

	TAX MATTERS

7.1	Section 338 Elections	74
7.2	Tax Indemnification by Parent	75
7.3	Tax Indemnification by Purchaser	75
7.4	Straddle Periods	76
7.5	Tax Returns	76
7.6	Certain Tax Benefits, Refunds, Credits and Carrybacks	78
7.7	Tax Contests	79
7.8	Cooperation and Exchange of Information	80
7.9	Tax Sharing Agreements	81
7.10	Tax Treatment of Payments	81
7.11	Certain Tax Elections	81
7.12	Additional Post-Closing Tax Covenant	81
7.13	Transfer Taxes	81
7.14	Timing of Payments	82
7.15	Survival; Tax Matters Coordination	82

	ARTICLE VIII

	CONDITIONS TO OBLIGATIONS TO CLOSE

8.1	Conditions to Obligation of Each Party to Close	82
8.2	Conditions to Purchaser’s Obligation to Close	83
8.3	Conditions to Sellers’ Obligation to Close	83
8.4	Conditions to Deferred Closings	84

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8.5	Frustration of Closing Conditions	84

	ARTICLE IX

	TERMINATION

9.1	Termination	84
9.2	Notice of Termination	86
9.3	Effect of Termination	86
9.4	Reverse Termination Fee and Willful and Material Breach	86
9.5	Extension; Waiver	88

	ARTICLE X

	INDEMNIFICATION

10.1	Survival of Representations, Warranties, Covenants and Agreements	88
10.2	Indemnification by Parent	89
10.3	Indemnification by Purchaser	90
10.4	Indemnification Procedures	91
10.5	Exclusive Remedy and Release	92
10.6	Additional Indemnification Provisions	92
10.7	Limitation of Liability	93
10.8	Mitigation	93
10.9	Effect of Knowledge	93

	ARTICLE XI

	GENERAL PROVISIONS

11.1	Interpretation; Absence of Presumption	93
11.2	Headings; Definitions	94
11.3	Governing Law; Jurisdiction and Forum; Waiver of Jury Trial	94
11.4	Entire Agreement	96
11.5	No Third Party Beneficiaries	96
11.6	Expenses	96
11.7	Notices	97
11.8	Successors and Assigns	97
11.9	Amendments and Waivers	98
11.10	Severability	98
11.11	Specific Performance	98
11.12	No Admission	99
11.13	Agency	99
11.14	Counterparts	99

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Exhibits
Exhibit A:	Plan of Reorganization*
Exhibit B:	Form of Limited Guaranty
Exhibit C:	Business Employees*
Exhibit D:	Form of Trademark Coexistence Agreement
Exhibit E:	Form of Transition Services Agreement
Exhibit F:	Terms of Seller Note*
Exhibit G:	Form of Foreign Transfer and Acquisition Agreements
Schedules*
Schedule I:	Sellers
Schedule II:	Transferred Companies
Schedule III:	Transaction Accounting Principles
Schedule IV:	Purchase Price Allocation
Schedule V:	Shared Contract Allocation

Seller Disclosure Schedule*

Section 1.1(a):	Education Group
Section 1.1(b):	Knowledge of Parent
Section 1.1(d):	Primary and Secondary Jurisdictions
Section 1.1(e):	Shored Contracts
Section 1.1(f):	Indebtedness
Section 2.9(b):	Deferred Closing
Section 2.9(b)(vi):	Specified Deferred Business
Section 2.9(e):	Delayed Reversion Entities
Section 3.1:	Organization and Qualification; Subsidiaries
Section 3.2:	Capitalization of the Members of the Education Group
Section 3.4:	Consents and Approvals; No Violations
Section 3.5(a)	Financial Statements
Section 3.5(b)	Liabilities
Section 3.6:	Absence of Certain Changes or Events
Section 3.7:	Litigation
Section 3.8:	Compliance with Laws
Section 3.10(a):	Employee Benefit Plans
Section 3.10(b):	Employee Benefit Plans
Section 3.10(c):	Employee Benefit Plans
Section 3.10(d):	Employee Benefit Plans
Section 3.10(e):	Employee Benefit Plans
Section 3.10(f):	Employee Benefit Plans
Section 3.11:	Employee Labor Matters
Section 3.11(c):	Employee Labor Matters
Section 3.12(a):	Owned Real Property
Section 3.12(b):	Leased Real Property
Section 3.13:	Taxes
Section 3.14:	Environmental Matters; Hazardous Materials
Section 3.15:	Material Contracts
Section 3.16(a):	Intellectual Property
Section 3.16(a)(i):	Intellectual Property
Section 3.16(b):	Pending/Threatened Action Against IP
Section 3.16(c):	Infringement or Violation of IP
Section 3.17:	Intercompany Arrangements
Section 3.18:	Brokers
Section 3.20:	Insurance Policies
Section 3.21(a):	Anti-Corruption Laws; Certain Regulatory Matters
Section 3.21(b):	Anti-Corruption Laws; Certain Regulatory Matters
Section 5.4(a):	Conduct of Business

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Section 5.4(b):	Conduct of Business
Section 5.7:	Intercompany Accounts
Section 5.8(a):	Guarantees; Commitments
Section 6.1(c):	Severance Arrangements of Sellers and Their Affiliates
Section 6.7:	2012 Cash Performance Awards
Section 7.1(d)(i):	Section 338 Elections

Purchaser Disclosure Schedule*

Section 1.1(c):	Knowledge of Purchaser
Section 4.3:	Consents and Approvals; No Violations
Section 4.8:	Broker’s Fees
Section 5.17:	Resignations

*	Exhibits and Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K and will be supplementally provided to the Securities and Exchange Commission upon request.

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PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of November 26, 2012, is by and among The McGraw-Hill Companies, Inc., a New York corporation (“Parent”), the entities set forth in Schedule I hereto (collectively and together with Parent, “Sellers” and each, a “Seller”), McGraw-Hill Education LLC, a Delaware limited liability company (“MH Education”) and MHE Acquisition, LLC, a Delaware limited liability company (“Purchaser”) (each of Purchaser and Sellers, a “Party” and collectively “Parties”).

RECITALS

WHEREAS, prior to the Closing, Parent will complete the internal restructuring transactions listed in the Plan of Reorganization attached hereto as Exhibit A (the “Plan of Reorganization”) so that Sellers will, as of the Closing, collectively hold the outstanding equity interests of the entities set forth in Schedule II hereto (each, a “Transferred Company” and collectively, the “Transferred Companies”), each of which is engaged in the Business;

WHEREAS, Sellers desire to sell and transfer, and Purchaser desires to purchase, all of the capital stock or other equity interests of the Transferred Companies held by Sellers (the “Shares”) for the consideration set forth in Section 2.2, subject to the terms and conditions of this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to each Seller’s willingness to enter into this Agreement, Apollo Investment Fund VII, L.P and its affiliated investment funds (the “Guarantors”) have duly executed and delivered to each Seller a limited guaranty, dated as of the date of this Agreement, in favor of Sellers (the “Guaranty”) in the form attached hereto as Exhibit B;

WHEREAS, at the Closing, Sellers and Purchaser shall enter into the Ancillary Agreements; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Defined Terms. For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any action, claim, demand, arbitration, charge, complaint, indictment, litigation, suit or other civil, criminal, administrative or investigative proceedings.

“Adjustment Amount” shall mean (i) Working Capital, plus (ii) the applicable Proportionate Equity Share of cash and cash equivalents of each member of the Education Group (other than any Trapped Cash), less (iii) the Target Working Capital Amount, less (iv) the applicable Proportionate Equity Share of Indebtedness of each member of the Education Group, in each case, as of the close of business on the Closing Date.

“Affiliate” shall mean, with respect to any Person, any other Person that directly, or through one or more intermediaries, controls or is controlled by or is under common control with such Person; provided that, from and after the Closing, (i) none of the members of the Education Group shall be considered an Affiliate of Sellers or Sellers’ Affiliates and (ii) none of Sellers or any of Sellers’ Affiliates shall be considered an Affiliate of any member of the Education Group.

“Ancillary Agreements” shall mean the Guaranty, the Trademark Coexistence Agreement, the Transition Services Agreement, the Foreign Transfer and Acquisition Agreements and the Escrow Agreement.

“Anti-Corruption Laws” shall mean all Laws issued by a Governmental Entity that are designed or intended to address bribery or corruption (governmental or commercial), including Laws that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, government employee or commercial entity to obtain a business advantage, including, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time (the “FCPA”) and all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Law” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws (including non-U.S. Laws) issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, lessening of competition through merger or acquisition, or effectuating foreign investment.

“Business” shall mean the business as conducted prior to the Closing by the members of the Education Group, in a manner in all material respects consistent with the description thereof set forth in the Registration Statement on Form 10 (the “Form 10”) filed by McGraw-Hill Education, Inc. with the SEC on July 11, 2012, as amended prior to the date hereof, and the reconciliation set forth on Section 3.5 of the Seller Disclosure Schedule, of publishing, distributing and selling Education content in digital and print media, including providing information, analysis, instruction, learning, assessment and/or training, in any subject matter, the primary purpose of which is to maintain, develop, measure and/or increase the knowledge and/or skills of the recipient for academic, scholarly, vocational, occupational, self-help, self-enrichment or professional purposes; provided that the Business does not include any business conducted prior to the date hereof by Parent under the Standard & Poor’s/S&P, Platts, Capital IQ, JD Power, Aviation Week or McGraw-Hill Construction brands. For purposes of this definition, “Education” consists of the following fields:

(a) primary and secondary (e.g., birth through 12th grade) learning, instruction, assessment, and administration;

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(b) post-secondary (e.g., college, university, graduate) learning, instruction, assessment, and administration;

(c) vocational, occupational, and/or professional learning for the purpose of enhancing one’s generalized knowledge of a particular subject, facilitating or improving one’s general skills and general performance, improving individual outcomes and/or achieving or maintaining certification, licensure, accreditation or similar accountability requirements and standards;

(d) preparation for and administration of assessment and/or standards-based testing of academic, professional or other job-related achievement, status and/or progress with respect to any of the disciplines (a) through (c), above (for the sake of clarity, such testing may be administered through intermediaries, including but not limited to, state and district departments of education, school administrators, and other government agencies); and

(e) learning for the purpose of self-help and/or self-enrichment including by consumers.

“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.

“Business Employee” shall mean an individual listed on Exhibit C to this Agreement, which Exhibit shall be updated by Parent prior to the Closing Date.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Combined Tax Return” shall mean any affiliated, consolidated, combined, unitary or other group Tax Return that includes at least one member of the Parent Group, on the one hand, and at least one member of the Education Group, on the other hand.

“Compliant” shall mean, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact regarding the Business, or omit to state any material fact regarding the Business necessary in order to make such Required Information not materially misleading under the circumstances, (ii) such Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered public offering and (iii) the financial statements and other financial information included in such Required Information would not be deemed stale or otherwise be unusable under customary practices for offerings and private placements of debt securities under Rule 144A of the Securities Act and are sufficient to permit the Education Group’s applicable independent accountants to issue comfort letters to the Debt Financing Sources and other financing sources providing the Debt Financing, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on any day during the Marketing Period, which such accountants have confirmed they are prepared to issue.

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“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of June 22, 2012, by and between Parent and Apollo Management VII, L.P., an Affiliate of Purchaser.

“Contract” shall mean any agreement, contract, indenture, note, bond, lease, sublease, conditional sales contract, mortgage, license, sublicense, franchise agreement, undertaking, commitment or other binding arrangement (in each case, whether written or oral), excluding any Benefit Plan.

“Contribution Agreement” shall mean the contribution, assignment and assumption agreement by and between The McGraw-Hill Companies, Inc. and McGraw-Hill Education LLC, dated as of October 10, 2012.

“control” shall mean, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise (and the terms “controlled by” and “under common control with” shall have correlative meanings).

“Debt Financing Sources” shall mean each lender and each other Person (including each agent and arranger) that have entered into agreements in connection with the Debt Financing, including any commitment letters, engagement letters, credit agreements, loan agreements or indentures relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate.

“Education Group” shall mean the Transferred Companies and their Subsidiaries as set forth in Section 1.1(a) of the Seller Disclosure Schedule assuming for this purpose that the Plan of Reorganization is completed prior to Closing.

“Education Group Intellectual Property” shall mean Intellectual Property primarily used in the operation and conduct of the Business, whether in development or completed.

“Environmental Laws” shall mean any applicable Law relating to (a) releases or threatened releases of Hazardous Material; (b) pollution or protection of public or employee health or the environment or natural resources; or (c) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Material.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ERISA Affiliate Liability” shall mean any and all liabilities with respect to the Benefit Plans, other than the Business Employee Plans and the Non-U.S. Business Employee Plans (i)

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under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under sections 412 and 4971 of the Code and (iv) as a result of a failure to comply with the continuation coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code or similar state law.

“Escrow Agreement” shall mean an escrow agreement to be entered into among Purchaser, Parent and the Escrow Agent on the Closing Date, in a form reasonably acceptable to each of Purchaser and Parent.

“FCPA Governmental Authority” shall mean (i) any national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of a governmental nature, (ii) any public international organization (such as the World Bank, the European Union, the United Nations Educational, Scientific, and Cultural Organization, or the World Intellectual Property Organization), (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii) or (v) any political party.

“FCPA Government Official” shall mean (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any FCPA Governmental Authority, (ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).

“Foreign Transferred Company” shall mean any Transferred Company incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“Foreign Non-338 Target Corporation” shall mean any member of the Education Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code as of the date of this Agreement (except for any such member of the Education Group (x) with respect to which Parent makes or causes to be made an election for such entity to be treated as a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3, (y) with respect to the acquisition of which Purchaser makes or causes to be made an election under Section 338(g) of the Code or (z) that is a Non-QSP Target Corporation).

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect on the date of this Agreement, consistently applied.

“Governmental Entity” shall mean any foreign, domestic, federal, territorial, state or local governmental entity, quasi-governmental entity, court, tribunal, judicial or arbitral body, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Material” shall mean any pollutant, contaminant, hazardous substance, hazardous waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, PCBs, lead-based paint, radon or other radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated or restricted by or under Environmental Laws.

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“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” shall mean any federal, state, local or foreign Tax based upon or measured by net income, profits or capital gains of the relevant one or more members of the Education Group.

“Indebtedness” of any Person shall mean, without duplication, (a) the principal of and accrued and unpaid interest in respect of (i) indebtedness of such Person for money borrowed or indebtedness issued or incurred in substitution or exchange for indebtedness for money borrowed; and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments the payment of which such Person is responsible or liable; (b) all obligations of such Person (i) issued or assumed as the deferred purchase price of property including all seller notes and “earn out” payments, as well as the purchase price (including any deferred purchase price that may be payable in connection therewith) in respect of any binding, written or definitive acquisition agreement in existence as of the date hereof or as otherwise set forth on Section 1.1.(f) of the Seller Disclosure Schedules (ii) under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities); (iii) under any interest rate, currency, commodity or other hedging, swap, forward or option agreement; (iv) under any performance bond, banker’s acceptance or letter of credit, but only to the extent drawn or called prior to the Closing; and (v) for all capitalized lease obligations as determined in accordance with GAAP; (c) all obligations of the type referred to in clauses (a) and (b) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, (d) one-third of the expected payment obligations under the 2012 Cash Performance Awards (as determined in the reasonable, good faith discretion of Parent), (e) liabilities for accrued benefits as of the Closing Date under the MHE Supplemental 401(k) Plan and the MHE DC Plan and (f) for clauses (a) through (c), any termination fees, prepayment penalties, change of control, “breakage” cost or similar payments (but excluding, for the avoidance of doubt, any cash collateral required in respect of any performance bond, banker’s acceptance or letter of credit) associated with the repayments of such Indebtedness on the Closing Date to the extent paid on the Closing Date; provided that Indebtedness of any member of the Education Group shall not include any amounts owed or obligations to another member of the Education Group.

“Intellectual Property” shall mean, as they exist anywhere in the world, any and all rights in, arising out of, or associated therewith: (a) patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, (b) inventions, discoveries, improvements, trade secrets, proprietary information, know how, Software, technology, business methods, and customer lists, and all documentation relating to any of the foregoing, (c) copyrights, copyright registrations and applications therefor (including copyrights in Software and websites) and reversions, extensions and renewals thereof, and all other rights corresponding thereto (d) moral and economic rights of authors and inventors (with respect to Sellers, to the extent controlled by Sellers), (e) trademarks, trade names, logos, service marks, slogans, trade dress, designations or indicia of source and all goodwill associated therewith (f) databases and data collections and all rights therein, and (g) all Internet addresses, sites, URLs and domain names.

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“Interest Rate” shall mean a rate per annum equal to the three (3)-month LIBOR (as published by the British Bankers Association, or, if not published therein, in another authoritative source selected by Sellers and Purchaser) on the date such payment was required to be made (or if no quotation for three (3)-month LIBOR is available for such date, on the next preceding date for which such quotation is available) plus 250 basis points.

“IRS” shall mean the U.S. Internal Revenue Service.

“Knowledge of Parent” shall mean the actual knowledge of the Persons listed on Section 1.1(b) of the Seller Disclosure Schedule, in each case after reasonable inquiry. Notwithstanding the foregoing, for Section 3.21 only, “Knowledge of Parent” shall mean the actual knowledge, willful blindness, conscious disregard, and/or deliberate ignorance of individuals listed on Section 1.1(b) of the Seller Disclosure Schedule.

“Knowledge of Purchaser” shall mean the actual knowledge of the Persons listed on Section 1.1(c) of the Purchaser Disclosure Schedule, in each case after reasonable inquiry.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, regulation, ordinance, rule, judgment, order, decree, award, approval, concession, grant, franchise, directive, guideline, policy, requirement, Permit, or other governmental restriction or any similar form of decision or approval of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Entity in effect as of the date of this Agreement.

“Liability” shall mean all indebtedness, obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, judgments, awards or settlements respecting any judicial, administrative or arbitration proceedings or any damages, losses, assessments, deficiencies, claims or demands with respect to any applicable Law.

“Liens” shall mean all liens, pledges, charges, claims, security interests, purchase agreements, mortgages, deeds of trust, leases, licenses, easements, covenants, conditions, restrictions, encroachments or other survey defects, options, rights of first refusal, rights of first offer, purchase options, restrictions on transfer or other encumbrances.

“Losses” shall mean all losses, costs, interest, charges, expenses (including reasonable attorneys’ fees), obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, assessments or deficiencies, whether or not involving a third party claim.

“Marketing Period” shall mean the first period of twenty (20) consecutive calendar days after the date hereof (i) throughout and at the end of which Purchaser shall have (and the Debt Financing Sources shall have access to) the Required Information and such Required Information is Compliant and (ii) throughout and at the end of which the conditions set forth in Sections 8.1 and 8.2 (other than those conditions that by their nature were to have been satisfied by actions

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taken at the Closing, which conditions were, at the time of any termination of this Agreement, capable of being satisfied if the Closing had occurred at such times) shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Sections 8.1 and 8.2 to fail to be satisfied, at or prior to the end of such period, provided that (x) such period shall exclude the days from November 21, 2012 through and including November 23, 2012 and (y) if such twenty (20) consecutive calendar day period has not ended prior to December 19, 2012, then it shall not commence until January 2, 2013. Notwithstanding anything in this definition to the contrary, (x) the Marketing Period shall end on any earlier date prior to the expiration of the twenty (20) consecutive calendar day period described above if the Debt Financing is consummated on such earlier date; and (y) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty (20) consecutive calendar day period: (A) Sellers or any of their Subsidiaries have publicly announced its intention to, or determines that it or they must, restate any historical financial statements or other financial information included in the Required Information or any such restatement is under consideration or may be a possibility, in which case, the Marketing Period shall not commence unless and until such restatement has been completed and the applicable Required Information has been amended and updated (or such consideration has ended with no restatement being required), (B) the applicable independent accountants of the Education Group shall have withdrawn any audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements of the Education Group for the applicable periods by the applicable independent accountants or another independent public accounting firm reasonably acceptable to Purchaser, (C) any Required Information would not be Compliant at any time during such twenty (20) consecutive calendar day period (it being understood that if any Required Information provided at the commencement of the Marketing Period ceases to be Compliant during such twenty (20) consecutive calendar day period, then the Marketing Period shall be deemed not to have occurred) or otherwise does not include the “Required Information” as defined, or (D) Sellers or any of their Subsidiaries shall have failed to file any report or other document required to be filed with the SEC by the date required under the Exchange Act or the Securities Act, as applicable, in which case the Marketing Period will not be deemed to commence unless and until all such reports have been filed.

“Material Adverse Effect” shall mean an event, development, change, occurrence, change of circumstance or state of facts, or effect that individually or in the aggregate (a) materially impairs the ability of Sellers to consummate the transactions contemplated by this Agreement or (b) is materially adverse to the members of the Education Group or their financial condition, business or results of operations taken as a whole; provided, however, that, for purposes of clause (b) only, no event, development, change, occurrence, change of circumstance or state of facts, or effect, individually or in the aggregate, resulting from any of the following shall be deemed to constitute, or shall be counted towards, a “Material Adverse Effect”: (i) changes in global or national economic, monetary, or financial conditions, including changes in prevailing interest rates, credit markets, market conditions or factors generally affecting the industry in which the members of the Education Group operate, (ii) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism, (iii) earthquakes, hurricanes, tsunamis, typhoons, lightning, hailstorms, blizzards, tornadoes, droughts, floods, cyclones, arctic frosts, mudslides, wildfires and other natural disasters, weather conditions and

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other force majeure events, (iv) changes in applicable Law or in GAAP, or in the interpretations thereof, (v) any failure by the members of the Education Group to meet any internal or published industry analyst projections or forecasts or estimates of revenue or earnings for any period (it being understood that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether there is or has been a Material Adverse Effect), (vi) changes, including impacts on relationships with customers, suppliers, employees, labor organizations, or governmental entities, in each case attributable to the execution, announcement or pendency of this Agreement or the Ancillary Agreements or the transactions contemplated hereby or thereby, or (vii) any effect to the extent arising out of any action expressly required or prohibited to be taken by this Agreement or taken by Sellers or any of their Subsidiaries or any of their respective Affiliates with the prior written and fully informed consent or at the request of Purchaser, including any action requiring consent of Purchaser requested to be taken by Sellers for which consent is unreasonably withheld, conditioned or delayed in violation of this Agreement; provided that any adverse effects resulting from matters described in any of the foregoing clauses (i), (ii), (iii) or (iv) may be taken into account in determining whether there is or has been a Material Adverse Effect to the extent that they have a disproportionate effect on the members of the Education Group relative to other participants in the industries in which the members of the Education Group participate.

“McGraw-Hill Marks and Domain Names” shall mean any marks and domain names of Parent or any of its Affiliates using or containing “McGraw-Hill” (in block letters or otherwise), “McGraw-Hill” either alone or in combination with other words or elements and all marks and domain names confusingly similar to or embodying any of the foregoing either alone or in combination with other words or elements, together with the goodwill associated with any of the foregoing and all marks and domain names related thereto or confusingly similar to or embodying the foregoing either alone or in combination with other words.

“Non-QSP Target Corporation” shall mean (i) Tata McGraw-Hill Education (India) Limited, (ii) McGraw-Hill Ryerson Limited or (iii) any other member of the Education Group that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code as of the date of this Agreement (other than any such member of the Education Group with respect to which Parent makes or causes to be made an election for such entity to be treated as a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3) for which no election under Section 338(g) of the Code may be made by the Purchaser as a matter of Tax Law in connection with the purchase of the Shares of such member of the Education Group pursuant to this Agreement.

“Order” shall mean any outstanding order, decision, judgment, writ, injunction, stipulation, award or decree.

“Parent Group” shall mean Sellers and their respective Subsidiaries and Affiliates (other than any member of the Education Group).

“Permits” shall mean all licenses, permits, franchises, approvals, registrations, authorizations, consents or orders of, or filings with, any Governmental Entity.

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“Permitted Liens” shall mean the following Liens: (a) Liens disclosed or reflected on the Financial Statements; (b) Liens for Taxes, assessments or other governmental charges or levies (x) that are not yet due or payable or (y) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in the Financial Statements to the extent required by GAAP; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by applicable Law and on a basis consistent with past practice or in the ordinary course of business of the Business or the Education Group, in each case that are not yet delinquent; (d) Liens incurred or deposits made in the ordinary course of business of the Business or the Education Group in connection with workers’ compensation, unemployment insurance or other types of social security; (e) Liens incurred in the ordinary course of business of the Business or the Education Group securing obligations or liabilities that are not, individually or in the aggregate, material to the Education Group or the Shares; (f) defects or imperfections of title, easements, declarations, covenants, rights-of-way (or third party occupancy rights), restrictions and other charges, instruments or matters that do not materially affect the use or occupancy or operation of real estate as used by the Business as of the date hereof; (g) zoning ordinances, variances, conditional use permits and similar regulations, permits, approvals and conditions; (h) licenses of Intellectual Property granted in the ordinary course of business or pursuant to this Agreement or any Ancillary Agreement; (i) matters identified on the Title Commitments that are listed on Section 3.12(b) of the Seller Disclosure Schedules; and (j) Liens not created by Sellers or any of their Subsidiaries that affect the underlying fee interest of any leased real property, including master leases or ground leases, which do not, and would not reasonably be expected to, materially interfere with the ordinary conduct of the Business as it is conducted on the date hereof.

“Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, joint venture, association or other form of business organization (whether or not regarded as a legal entity under applicable Law), trust or other entity or organization, including a Governmental Entity.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date, and, in the case of any Straddle Period, the portion of such period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

“Primary Jurisdiction” shall mean the jurisdictions set forth in Section 1.1(d) of the Seller Disclosure Schedule.

“Property Taxes” shall mean real and personal property Taxes.

“Proportionate Equity Share” shall mean, with respect to any Transferred Company, the percentage of the equity interests of such Transferred Company held by Sellers as of the date hereof, as set forth in Schedule II and Section 3.2 of the Seller Disclosure Schedule, and with respect to any Subsidiary of a Transferred Company, the percentage of the equity interests of

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such Subsidiary held, directly or indirectly, by such Transferred Company as of the date hereof, multiplied by the percentage of the equity interests of such Transferred Company held by Sellers as of the date hereof, as set forth in Schedule II hereto.

“Purchaser Related Parties” shall mean Purchaser, the Guarantors under the Guaranty, the parties to the Financing (including the Debt Financing Sources) and any of their respective, direct or indirect, former, current or future general or limited partners, managers, officers, directors, employees, representatives, successors and assigns.

“Representative” shall mean any Seller, member of the Education Group, or other Affiliate of a Seller, as well as any director, broker, officer, agent, employee, representative, consultant, vendor, or agent for any of the foregoing (individually and collectively).

“Required Information” shall mean all financial statements, financial data, audit reports and other information regarding the Education Group of the type required by Regulation S-X and Regulation S-K under the Securities Act for a registered public offering and of the type and form customarily included in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering(s) of debt securities contemplated by the Debt Commitment Letters, assuming that such offering(s) were consummated at the same time during the Education Group’s fiscal year as such offering(s) of debt securities will be made, or as otherwise reasonably required in connection with the Debt Financing and the transactions contemplated by this Agreement or as otherwise necessary in order to assist in receiving customary “comfort” (including as to “negative assurance” comfort and change period) from the Education Group’s independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Commitment Letters, it being understood and agreed that such information shall not include pro forma financial information or projections, which shall be the responsibility of Purchaser (without waiver of the obligations of Sellers under Section 5.14).

“Retained Employee Liabilities” shall mean all Liabilities and expenses relating to (a) Sellers’ or their Affiliates’ obligations to contribute to, make payments with respect to or provide benefits under the Benefit Plans of Sellers and their Affiliates, other than the Business Employee Plans and the Non-U.S. Business Employee Plans, (b) any ERISA Affiliate Liability, (c) the withdrawal of the Transferred Companies and/or Transferred Employees from participation in any Benefit Plan, other than the Business Employee Plans or the Non-U.S. Business Employee Plans, including, if applicable, pursuant to Section 4062(e) of ERISA, (d) the McGraw-Hill UK Retirement Benefits Plan (1973), (e) any current or former employees, directors, consultants or independent contractors of Sellers and their Affiliates other than (i) the Business Employees or (ii) consultants or independent contractors who primarily provide services to the Business and (f) with respect to any person performing services on behalf of the Business prior to the Closing, any misclassification on or prior to Closing of any such person as an independent contractor rather than as an employee.

“SEC” shall mean the United States Securities and Exchange Commission.

“Secondary Jurisdiction” shall mean the jurisdictions set forth on Section 1.1(d) of the Seller Disclosure Schedules.

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“Section 338(h)(10) Subsidiaries” shall mean Tegrity Inc., Sunshine International Inc. and KCP Technologies, Inc.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller Related Parties” shall mean Parent, Sellers, the Education Group (and each of the Subsidiaries) and any of their respective, direct or indirect, former, current or future general or limited partners, managers, officers, directors, employees, representatives, agents, successors and assigns.

“Shared Contract” shall mean any material Contract (i) that is listed or described in Section 1.1(e) of the Seller Disclosure Schedule; (ii) pursuant to which Sellers or one or more of their Affiliates provide to a non-affiliated third party both services or benefits in respect of the Business and other services or benefits not in respect of the Business; or (iii) pursuant to which a non-affiliated third party provides to Sellers or one or more of their Affiliates both services or benefits in respect of the Business and other services or benefits not in respect of the Business.

“Software” shall mean any and all computer software, firmware, microcode, embedded application, or other programs, including all source code, object code, specifications, designs and documentation related to such programs. “Software” shall include commercially available, “off-the-shelf,” or “shrinkwrap” software.

“Straddle Period” shall mean any taxable period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” shall mean, with respect to any Person, any corporation, entity or other organization whether incorporated or unincorporated, of which (a) such first Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (b) such first Person is a general partner or managing member.

“Target Working Capital Amount” shall mean the amount set forth in Schedule III.

“Tax” shall mean (i) any tax of any kind, including any federal, state, local or foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, gross receipts, payroll, customs, sales, employment, use, property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental or withholding tax, and any other governmental duty or assessment, together with all interest and penalties imposed with respect to such amounts, (ii) any and all liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group) and (iii) any liability for Taxes of another Person under a binding Tax Sharing Agreement or as a result of successor or transferee liability.

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“Tax Asset” shall mean any Tax Item that could reduce a Tax, including a net operating loss, net capital loss, general business credit, foreign Tax credit, charitable deduction or credit related to alternative minimum Tax or other Tax credit.

“Tax Benefit” shall mean the Tax effect of any Tax Item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto or interest that would have been payable but for such item.

“Tax Claim” shall mean any claim with respect to Taxes made by any taxing authority that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Article VII.

“Tax Item” shall mean any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) resulting from a change in accounting method.

“Tax Proceeding” shall mean any audit, examination, contest, litigation or other proceeding with or against any taxing authority.

“Tax Return” shall mean any return, declaration, report, claim for refund or information return or statement required to be filed with any taxing authority relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

“Title Commitments” shall mean those certain title insurance commitments issued by Stewart Title Insurance Company made available by Sellers to Purchaser prior to the date hereof and more particularly identified on Section 3.12 of the Seller Disclosure Schedule.

“Trademark Coexistence Agreement” shall mean that certain Trademark Coexistence Agreement, by and between Parent and the members of the Education Group to be entered into at Closing in the agreed form attached as Exhibit D.

“Transfer Tax” shall mean any sales, use, transfer, gains, documentary, stamp, value added, real property transfer, withholding or other similar Taxes and related notary and other similar fees imposed on (i) the transactions effectuated (or deemed effectuated) pursuant to this Agreement (or the Ancillary Agreements or the Foreign Transfer and Acquisition Agreements), but excluding those transactions to be effectuated pursuant to the Plan of Reorganization or (ii) the entering into this Agreement (or the Ancillary Agreements or the Foreign Transfer and Acquisition Agreements), including, for the absence of doubt, any withholding Taxes arising as a result of any deemed or effective, direct or indirect, transfer of the capital stock of any member of the Education Group as a result of the transactions contemplated hereby.

“Transition Services Agreement” shall mean that certain Transition Services Agreement by and between Parent and the members of the Education Group to be entered into at Closing in the agreed form attached as Exhibit E.

“Trapped Cash” shall mean (i) the excess, if any of (A) the aggregate amount of cash held by any Transferred Company or Subsidiary thereof that may not be legally distributed out of

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the distributable reserves or retained earnings (or other comparable concept) of such Transferred Company or Subsidiary on or, in the case of the Transferred Companies and their Subsidiaries in India, within 30 days following the Closing Date (it being understood that any amounts so distributed after such 30 day period, if any, shall be paid to Parent to the extent such amounts were treated as Trapped Cash for purposes of the Closing Adjustment) without the consent or approval of any Person (other than Purchaser, the Transferred Companies or any of their respective Subsidiaries or officers, employees, agents, representatives or other controlled Persons of Purchaser, the Transferred Companies or any of their respective Subsidiaries, including the board of directors of McGraw-Hill Ryerson Ltd.) by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable) over (B) Operating Cash with respect to the jurisdiction of organization of such Transferred Company or Subsidiary, plus (ii) the aggregate amount of all costs, expenses and Taxes that would be incurred by Purchaser, any Transferred Company or any of their respective Subsidiaries if all cash (other than Operating Cash) that may be legally distributed out of the distributable reserves or retained earnings of such Transferred Company or Subsidiary on the Closing Date without the consent or approval of any Person (other than the Transferred Companies or any of their Subsidiaries) by means of one or more dividends or distributions to Purchaser (other than by intercompany loan or advance or other transaction that results in the creation of an intercompany receivable) was, in fact, so distributed to Purchaser on the Closing Date.

“Willful and Material Breach” shall mean (i) a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement (including, in the case of Purchaser with respect to Section 5.14, any such act or failure to act by its Affiliates) and which was undertaken with the knowledge that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (ii) the failure by any Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Article VIII have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions precedent which by their terms can only be satisfied simultaneously with the Closing but which are capable of being satisfied at the Closing); notwithstanding the foregoing, in the case of Purchaser, it shall not constitute a Willful and Material Breach if Purchaser is unable to consummate the transactions contemplated by this Agreement as a result of the failure of the Debt Financing to fund where such failure to fund did not result from the breach by Purchaser of any covenant in this Agreement.

“Working Capital” shall mean “Current Assets” minus “Current Liabilities” of the members of the Education Group on a combined and consolidated basis, with Current Assets and Current Liabilities calculated on the basis of the applicable ledger entries and accounting principles and policies specified in Schedule III, and excluding (i) the current portion of any long-term indebtedness and any Liability of a type set forth in the definition of Indebtedness, (ii) cash and cash equivalents (including Trapped Cash), (iii) any receivables owing to any member of the Education Group, on the one hand, from any member of the Parent Group, on the other hand, except for intercompany receivables that will remain outstanding after the Closing in accordance with Section 5.7, (iv) any payables owing to any member of the Parent Group, on the one hand, from any member of the Education Group on the other hand, except for intercompany payables that will remain outstanding after the Closing in accordance with Section 5.7 and (v) any assets or liabilities in respect of Income Taxes (but not, for the absence of doubt, any Property Taxes) and any deferred Tax assets or liabilities.

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1.2 Other Definitions. The following terms shall have the meanings defined in the Section indicated:

Term	Section
2012 Cash Performance Awards	6.7
Active Employment Date Agreement	6.1(a) Preamble
Allocation Alternate Debt Commitment Letter Alternate Financing Antitrust Counsel Only Material	2.8 5.14(c) 5.14(c) 5.3(b)
Benefit Plan	3.10
Benefits Continuation Period Business Employee Plan	6.1(b) 3.10
Cap	10.2(b)
Cash Consideration	2.2(a)
CEO RSU Award	10.2(a)
Closing	2.1
Closing Adjustment	2.4(a)
Closing Date	2.3(a)
Closing Notice	2.4(a)
Commitment Letters	4.4(b)
Cure Period De Minimis Amount	6.1(c) 10.2(b)
Debt Commitment Letters Debt Financing Deductible	4.4(a) 4.4(a) 10.2(b)
Deferred Business	2.9(b)(i)
Deferred Business Investments	2.9(b)(i)
Deferred Closing	2.9(b)(i)
Deferred Closing Date	2.9(b)(i)
Deferred Closing Governmental Approvals	2.9(b)(i)
Deferred Closing Jurisdiction	2.9(b)(i)
Deferred Closing Outside Date Deferred Transfer Employee	2.9(b)(iii) 6.1(a)
Delayed Reversion Approvals	2.9(c)(i)
Delayed Reversion Date	2.9(c)(i)
Delayed Reversion Entity	2.9(c)(i)
DOL	3.10(b)
Education Savings Plan	6.6
Environmental Permits	3.14(a)(ii)
Equity Commitment Letters	4.4(b)
Equity Financing	4.4(b)
Equity Investors	4.4(b)

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Term	Section
Escrow Account Escrow Agent FCPA	2.2(b) 2.2(b) 1.1
Final Adjustment Amount	2.6(c)
Final Post-Closing Adjustment Statement	2.6(c)
Financial Statements	3.5(a)
Financing	4.4(b)
Foreign Transfer and Acquisition Agreement	2.9(a)
Governmental Approvals	5.3(a)
Guarantors	Recitals
Guaranty	Recitals
Holdback Amount	2.2(b)
Indemnified Guarantees	5.8(a)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Independent Accounting Firm	2.6(c)
Initial Post-Closing Adjustment Statement	2.5(a)
Lease	3.12(b)
Leased Real Property	3.12(b)
Leases	3.12(b)
Leave Employee Material Contracts	6.1(a) 3.15(a)
MH Education	Preamble
MHE DC Plan MHE Supplemental 401K Plan New Plans	6.12 6.11 6.1(d)
Non-U.S. Business Employee Plan Notice of Disagreement	3.10(a) 2.6(a)
Noticed Business Employee Old Plans	6.13 6.1(d)
Operating Cash Outside Date	5.7 9.1(b)(i)
Owing Party	9.4(c)
Owned Real Property	3.12(a)
Parent	Preamble
Parent DC Plan Parent’s Allocation Notice Parent Indemnitees	6.12 2.8 5.8(a)
Parent Options Parent Plan	6.9 3.10
Parent Restricted Shares Parent RSU Awards Parent Savings Plan	6.9 6.9 6.6
Parent Supplemental 401K Plan Parties	6.11 Preamble

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Term	Section
Party	Preamble
PBGC	3.10(b)
Plan of Reorganization	Recitals
Post-Closing Adjustment	2.7
Pre-Adjustment Amount	2.2(a)
Privacy Policies	3.16(d)
Purchase Price Purchase Price Allocation Purchaser	2.2(a) 2.8 Preamble
Purchaser’s Allocation Purchaser Disclosure Schedule	2.8 IV
Purchaser Indemnified Parties Purchaser Tax Indemnified Parties Representatives Required Amount Resolution Period	10.2(a) 7.2 5.14(d) 4.4(d) 2.6(b)
Restricted Party	5.12(c)
Reverse Termination Fee	9.4(a)
Review Period	2.5(b)
Sale	2.1
Section 338(h)(10) Elections	7.1(a)
Section 338(h)(10) Forms	7.1(b)
Seller	Preamble
Seller Disclosure Schedule	III
Seller Indemnitees	5.13(a)
Seller Note	2.2
Seller Tax Indemnified Parties Sellers	7.3 Preamble
Sellers Indemnified Parties	10.3(a)
Shares	Recitals
Solvent	4.5
Specified Deferred Business Specified Termination	2.9(b) 9.4(a)
Straddle Period Return Subsequent Loss Tax Sharing Agreement Third Party Claim	7.5(b) 7.6(d) 3.13(j) 10.4(a)
Transaction Accounting Principles	2.4(b)
Transferred Companies	Recitals
Transferred Company	Recitals
Transferred Employee Transferred Leave	6.1(a) 6.4
Transferred Savings Plan Participants	6.6
WARN	3.11(d)

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ARTICLE II

THE SALE AND PURCHASE

2.1 Sale and Purchase of Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the closing of the transactions contemplated by this Agreement (the “Closing”), each Seller shall sell, transfer, convey, assign and deliver to Purchaser and/or its designees, and Purchaser and/or its designees shall purchase and acquire from each Seller, all of such Seller’s right, title and interest in and to the Shares (the “Sale”). The transfer of the Foreign Transferred Companies will be effected pursuant to the Foreign Transfer and Acquisition Agreements, as further described in Section 2.9(a).

2.2 Purchase Price.

(a) Subject to Section 2.2(b), in consideration for the Shares, at the Closing, Purchaser (i) shall pay or shall cause to be paid to Parent, on behalf of and in its capacity as agent for Sellers, an aggregate of $2,250,000,000 in cash (the “Pre-Adjustment Amount”), to be increased or decreased as a result of the Closing Adjustment and/or Post-Closing Adjustment, if any, pursuant to Section 2.4 through Section 2.7 (the “Cash Consideration”) and (ii) shall cause to be issued a note with an aggregate principal amount of $250,000,000 on the terms set forth in Exhibit F (the “Seller Note” and, together with the Cash Consideration, the “Purchase Price”). Parent shall, in its capacity as agent for Sellers, allocate the Cash Consideration and Seller Note among the Sellers.

(b) Cash Consideration Holdback. At the Closing, only in the event that a Deferred Closing is required, a portion of the Cash Consideration shall be withheld from the Purchase Price (the “Holdback Amount”), in respect of the Deferred Businesses, and shall be deposited into an escrow account (the “Escrow Account”) in the amounts attributed to such Deferred Businesses as set forth in Schedule IV. The Escrow Account shall be held and disbursed by an escrow agent to be mutually agreed by the Parties in good faith promptly after the date hereof (the “Escrow Agent”) in accordance with the terms of this Agreement (including Section 2.9(b)) and the Escrow Agreement. Parent shall be treated as the owner of the funds deposited in the Escrow Account for all Tax purposes.

2.3 Closing.

(a) The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York time, on the third (3rd) Business Day after all of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived, but subject to Section 5.14(h), or at such other place, time or date as may be mutually agreed upon in writing by each Seller and Purchaser (the “Closing Date”); provided that in respect of each of the Foreign Transferred Companies, the Closing shall take place at such other place in the relevant jurisdiction as may be mutually agreed upon in writing by each Seller and Purchaser.

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(b) At the Closing:

(i) Sellers shall:

(A) in respect of each Transferred Company that is not a Foreign Transferred Company and is not a Deferred Business, deliver to Purchaser certificates evidencing the Shares to the extent that such Shares are in certificate form, duly endorsed in blank or with stock powers duly executed in proper form for transfer, and with any required stock transfer stamps affixed thereto, or confirmations of book-entry transfer with respect to the Shares;

(B) deliver a certificate, executed by Parent, setting forth the name of each holder of Shares and the number of Shares held by such Person;

(C) in respect of each Foreign Transferred Company, execute and deliver to Purchaser the relevant Foreign Transfer and Acquisition Agreement to which such Seller is a party and, except in respect of any Deferred Business, any other documents required (1) by local Law under such Foreign Transfer and Acquisition Agreement or (2) to transfer the Shares of such Foreign Transferred Company;

(D) deliver to Purchaser the certificate required to be delivered pursuant to Section 8.2(c); and

(E) execute and deliver to Purchaser each of the Ancillary Agreements to which such Seller is a party.

(ii) Purchaser shall:

(A) pay to Parent (or to an Affiliate designated by Parent) on behalf of and in its capacity as agent for each Seller, by wire transfer, to an account or accounts designated by Parent (or by such Affiliate) prior to the Closing, in immediately available funds, an aggregate amount equal (1) to the Pre-Adjustment Amount, plus (2) the Closing Adjustment (if the Closing Adjustment is a positive amount) less (3) the absolute value of the Closing Adjustment (if the Closing Adjustment is a negative amount) less (4) the Holdback Amount;

(B) deliver to Parent the certificate required to be delivered pursuant to Section 8.3(c);

(C) execute and deliver to Parent and Sellers each of the Ancillary Agreements;

(D) in respect of each Foreign Transferred Company, execute and deliver to Parent and Sellers the relevant Foreign Transfer and Acquisition Agreement and, except in respect of any Deferred Business, any other documents required by local Law under such Foreign Transfer and Acquisition Agreement; and

(E) pay to the Escrow Agent the Holdback Amount in immediately available funds.

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2.4 Closing Adjustment.

(a) Not less than five (5) Business Days prior to the anticipated Closing Date, Parent shall provide Purchaser with a statement (the “Closing Notice”) of (x) the estimated Adjustment Amount (the “Closing Adjustment”), (y) Parent’s calculation of the Closing Adjustment in reasonable detail and the Cash Consideration (together with supporting documentation for such estimates and any additional information reasonably requested by Purchaser) after giving effect to the Closing Adjustment and (z) the account or accounts to which Purchaser shall transfer funds pursuant to Section 2.3; provided that if Purchaser provides Parent with less than seven (7) Business Days’ notice of Closing, Parent will provide the Closing Notice within a reasonable period thereafter.

(b) The Closing Notice shall be prepared in accordance with the accounting methods, principles and policies described in Schedule III hereto and, to the extent not specified therein, GAAP (the “Transaction Accounting Principles”), and on a basis consistent with their application in connection with the preparation of the Financial Statements.

2.5 Post-Closing Statements.

(a) Within ninety (90) days after the Closing Date, Purchaser shall prepare and deliver to Parent a statement of the Adjustment Amount (the “Initial Post-Closing Adjustment Statement”), setting forth Purchaser’s calculation of the Adjustment Amount in reasonable detail. The Initial Post-Closing Adjustment Statement shall be prepared in accordance with the Transaction Accounting Principles applied consistently with their application in connection with the preparation of the Financial Statements and the Estimated Closing Working Capital.

(b) During the forty (40)-day period immediately following Parent’s receipt of the Initial Post-Closing Adjustment Statement (the “Review Period”), Parent, Sellers and their representatives will be permitted to review Purchaser’s books, records and work papers to the extent relating to the Initial Post-Closing Adjustment Statement. Purchaser will, and will use its reasonable best efforts to cause its accountants to, cooperate with and assist Parent and Sellers in the conduct of such review, including by providing reasonable access to such books, records and work papers and making available personnel to the extent reasonably required in connection with such review.

(c) Purchaser agrees that, following the Closing through the date that the Final Post-Closing Adjustment Statement becomes final and binding, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Financial Statements or the Initial Post-Closing Adjustment Statement is based, or on which the Final Post-Closing Adjustment Statement are to be based, that are inconsistent with the Transaction Accounting Principles or that would or would reasonably be expected to materially impede or delay the determination of the Adjustment Amount or the preparation of any Notice of Disagreement or the Final Post-Closing Adjustment Statement in the manner and utilizing the methods provided by this Agreement.

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2.6 Reconciliation of Post-Closing Statements.

(a) Parent shall notify Purchaser in writing prior to the expiration of the Review Period if Parent believes the Initial Post-Closing Adjustment Statement contains mathematical errors or was not prepared in accordance with Section 2.5(a), which notice shall describe with reasonable specificity the basis for such belief (the “Notice of Disagreement”). If no Notice of Disagreement is received by Purchaser prior to the expiration of the Review Period, then the Initial Post-Closing Adjustment Statement shall be deemed to have been accepted by Parent and shall become final and binding upon the Parties in accordance with Section 2.6(c).

(b) During the thirty (30) days immediately following the delivery of a Notice of Disagreement (the “Resolution Period”), Parent and Purchaser shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. All such discussions related thereto shall be governed by Rule 408 of the Federal Rules of Evidence and any similar state rule shall not apply. Accordingly, evidence of such discussions shall not be admissible or used by any Party in any future proceedings between the Parties, including any proceedings before or with the Independent Accounting Firm, except as otherwise provided in Rule 408.

(c) If, at the end of the Resolution Period, Parent and Purchaser have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, Parent and Purchaser shall submit all matters that remain in dispute with respect to the Notice of Disagreement (along with a copy of the Initial Post-Closing Adjustment Statement marked to indicate those line items that are not in dispute) to Deloitte & Touche LLP or another independent certified public accounting firm in the United States of good national reputation mutually acceptable to Parent and Purchaser (the “Independent Accounting Firm”). Within thirty (30) days after the Independent Accounting Firm’s selection, the Independent Accounting Firm shall make a final written determination, binding on the Parties to this Agreement, and upon which a judgment may be rendered by a court having proper jurisdiction thereover, of the appropriate amount of each of the line items in the Initial Post-Closing Adjustment Statement which remain in dispute as indicated in the Notice of Disagreement which Parent and Purchaser have submitted to the Independent Accounting Firm. The Independent Accounting Firm shall calculate, based solely on the written submissions of Purchaser, on the one hand, and Parent, on the other hand, and not by independent investigation (and acting as an expert in accounting), the Adjustment Amount and shall be instructed that its calculation (i) must be made in accordance with the standards and definitions in this Agreement (including the Transaction Accounting Principles), and (ii) with respect to each item in dispute, such determination shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Parent in the Notice of Disagreement or by Purchaser in the Initial Post-Closing Adjustment Statement with respect to such disputed line item. The statement of the Adjustment Amount that is final and binding on the Parties, as determined either through agreement of the Parties pursuant to Section 2.6(a) or 2.6(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.6(c), is referred to as the “Final Post-Closing Adjustment Statement”, and the Adjustment Amount set forth therein as the “Final Adjustment Amount.”

(d) All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne by Parent on the one hand, and Purchaser on the

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other hand, in proportion to the differences between the Working Capital amount as determined by the Independent Accounting Firm and the Working Capital amount set forth in the Notice of Disagreement and the Initial Post-Closing Adjustment Statement, respectively. During the review by the Independent Accounting Firm, Purchaser, Parent and Sellers and their respective accountants will each make available to the Independent Accounting Firm interviews with such personnel, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.6(c); provided, however, that the accountants of Parent or Purchaser shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants. In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

2.7 Post-Closing Adjustment. The “Post-Closing Adjustment” shall be equal to (i) the Final Adjustment Amount less (ii) the Closing Adjustment. If the Post-Closing Adjustment is a positive amount, then Purchaser shall pay in cash to Parent (or one or more Affiliates designated by Parent), on behalf of and in its capacity as agent for Sellers, the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then Parent (or an Affiliate designated by Parent), on behalf of and in its capacity as agent for Sellers, shall pay in cash to Purchaser the amount of the Post-Closing Adjustment. Any such payment shall be made within five (5) Business Days after the Final Post-Closing Adjustment Statement is delivered, together with interest thereon at the Interest Rate from the Closing Date until the date of payment. Subject to Section 2.9(b), the Cash Consideration shall equal the Pre-Adjustment Amount, (x) plus the Final Adjustment Amount, if the Final Adjustment Amount is positive, or (y) less the absolute value of the Final Adjustment Amount, if the Final Adjustment Amount is negative.

2.8 Purchase Price Allocation. Sellers and Purchaser agree to (and agree to cause their respective Affiliates to) allocate the Purchase Price and any assumed liabilities treated as amount realized, for Tax purposes, among the assets and shares deemed sold for U.S. federal income Tax purposes in accordance with Schedule IV attached hereto (the “Purchase Price Allocation”). Within one hundred twenty (120) days after the Closing Date, Purchaser shall deliver to Parent a proposed allocation of the Purchase Price (and other relevant amounts) as of the Closing Date, which allocation shall incorporate, reflect and be consistent with the Purchase Price Allocation and be determined in a manner consistent with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Purchaser’s Allocation”). If Parent disagrees with Purchaser’s Allocation, Parent may, within sixty (60) days after delivery of Purchaser’s Allocation, deliver a notice (the “Parent’s Allocation Notice”) to Purchaser to such effect, specifying those items as to which Parent disagrees and setting forth Parent’s proposed allocation of the Purchase Price (and other relevant amounts). If the Parent’s Allocation Notice is duly delivered, Parent and Purchaser shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Purchase Price (and other relevant amounts), which allocation shall incorporate, reflect and be consistent with the Purchase Price Allocation. If Parent and Purchaser are unable to reach such agreement, they shall promptly thereafter cause the Independent Accounting Firm to resolve any remaining disputes. Any allocation of the

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Purchase Price (and other relevant amounts) determined pursuant to the decision of the Independent Accounting Firm shall incorporate, reflect and be consistent with the Purchase Price Allocation. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm shall be borne equally by Sellers, on the one hand, and Purchaser, on the other hand. The allocation of the Purchase Price (and other relevant amounts), as prepared by Purchaser if no Parent’s Allocation Notice has been given, as adjusted pursuant to any agreement between Parent and Purchaser or as determined by the Independent Accounting Firm (the “Allocation”) shall be conclusive and binding on all Parties. The Allocation shall be adjusted, as necessary, to reflect any subsequent adjustments to the Purchase Price pursuant to Section 2.7, Section 2.9 or Section 7.10. Any such adjustment shall be allocated to the asset, assets, share or shares (if any) to which such adjustment is attributable; provided that to the extent there are no such assets or shares, such adjustment shall be allocated pro rata among the assets and shares deemed sold for U.S. federal income Tax purposes. Sellers and Purchaser agree (and agree to cause their respective Affiliates) to prepare and file all relevant federal, state, local and foreign Tax Returns (including, but not limited to, IRS Forms 8883 and 8594) in accordance with the Allocation. None of Sellers, Purchaser or any of their respective Affiliates shall take any position inconsistent with the Allocation on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

2.9 Foreign Transfer and Acquisition Agreements; Deferred Closings; Delayed Transfers.

(a) Foreign Transfer and Acquisition Agreements. The transfer of each Foreign Transferred Company will be effected pursuant to an individual short-form acquisition agreement (each a “Foreign Transfer and Acquisition Agreement”) on a country-by-country basis in substantially the same form as the applicable Foreign Transfer and Acquisition Agreement attached as Exhibit G to this Agreement; provided in each case that the Foreign Transfer and Acquisition Agreements shall serve purely to effect the legal transfer of the applicable Foreign Transferred Company and shall not have any significant effect on the value being received by Purchaser or given by Sellers, including the allocation of assets and Liabilities as between them, all of which shall be determined in accordance with this Agreement.

(b) Deferred Closings.

(i) If, as of the Closing, in any country other than a Primary Jurisdiction (any such country, a “Deferred Closing Jurisdiction”), (A) there is an applicable Law then in effect in the Deferred Closing Jurisdiction or a Governmental Entity in the Deferred Closing Jurisdiction shall have issued or entered an Order that is then in effect, either or both of which has the effect of restraining, enjoining, or making illegal the transactions contemplated by this Agreement or otherwise prohibiting the consummation of the Sale or the transactions contemplated hereby with respect to such jurisdiction or to occur outside of such jurisdiction, (B) any filing with, notice to, or permit, authorization, registration, consent or approval of a Governmental Entity in the Deferred Closing Jurisdiction that is required to consummate the purchase by Purchaser of the Shares of a Transferred Company (or the indirect purchase of a Subsidiary thereof) incorporated or

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organized in the Deferred Closing Jurisdiction (the “Deferred Closing Governmental Approvals”) shall not have been obtained or (C) any consent listed on Section 2.9(b) of the Seller Disclosure Schedule shall not have been obtained with respect to the Transferred Company specified therein (the “Specified Deferred Business”), then the closing of the transactions contemplated hereby (“Deferred Closing”) with respect to such Transferred Company (or Transferred Companies) (each, a “Deferred Business”) shall be deferred until the third (3rd) Business Day (a “Deferred Closing Date”) following the satisfaction or waiver (other than those conditions that by their nature can only be satisfied or waived at the Closing, but subject to the satisfaction or waiver of those conditions) of the conditions described in Section 8.4 with respect to such Deferred Business.

(ii) Until the Deferred Closing Outside Date, Parent, Sellers and Purchaser shall, consistent with any contractual obligation or any applicable legal or fiduciary obligation under applicable Law, use reasonable best efforts to cooperate in a mutually agreeable arrangement under which Purchaser (or one or more of its Affiliates) would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens associated with operating a Deferred Business for the period between the Closing and the Deferred Closing with respect to such Deferred Business. Notwithstanding the foregoing, during the period beginning on the Closing Date and ending on the earlier of the Deferred Closing Date and the Deferred Closing Outside Date, except as Purchaser may consent in writing, Parent shall conduct the operations of the Deferred Business in the ordinary course consistent with past practice (provided that (x) Purchaser shall promptly reimburse Parent for any amounts invested by any member of the Parent Group in such Deferred Business in the ordinary course consistent with past practice (“Deferred Business Investments”), (y) Parent shall have no obligation to and shall not make any Deferred Business Investments that, individually, or in the aggregate, exceed $1,000,000 without the prior consent of Purchaser and (z) Parent shall provide Purchaser with reasonable advance notice of Parent’s intent to make a Deferred Business Investment), and Parent shall not, and shall not permit the Deferred Business to: (A) except in the ordinary course of business, incur or assume any liabilities, obligations or indebtedness for borrowed money; (B) make or pay any dividend or distribution, whether of cash or other assets on a non pro rata basis (such dividends or distributions to be paid to Purchaser upon the applicable Deferred Closing Date); or (C) sell, lease, license or otherwise dispose of any asset of the Deferred Business to any Person except for sales of inventory or product in the ordinary course of business.

(iii) At each Deferred Closing, if any, Purchaser and Parent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Escrow Account to Parent (or to a designee of Parent), on behalf of and in its capacity as agent for each Seller, by wire transfer to an account or accounts designated by Parent (or by such designee), an amount equal to the Deferred Purchase Price in respect of such Deferred Business (as set forth in Schedule IV hereto, as such Schedule IV may be updated by mutual agreement of the Parties hereto prior to the Closing Date). As promptly as practicable following the first anniversary of the date of this Agreement (as may be extended pursuant to the following proviso, the “Deferred Closing Outside Date”), Purchaser and Parent shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any remaining Holdback Amount then held in the Escrow Account (or right or claim thereto) to Purchaser, and the Cash Consideration and the

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Purchase Price shall be adjusted downward to reflect any such relinquishment to Purchaser; provided, however that as long as Sellers are using their reasonable efforts to secure all requisite approvals, such Deferred Closing Outside Date shall be extended to the earlier of (A) the third (3rd) Business Day after the date on which all approvals from a Governmental Entity required to complete the applicable Deferred Closings are received and (B) the third (3rd) anniversary of the date of this Agreement.

(iv) At each Deferred Closing, if any, (A) Purchaser shall deliver to the relevant Seller any of the documents or other deliverables required to be delivered pursuant to Section 2.3(b)(ii) to the extent related to the Deferred Business and not previously delivered to the relevant Seller at the Closing, and (B) the relevant Seller shall deliver to Purchaser any of the documents or other deliverables required to be delivered pursuant to Section 2.3(b)(i) to the extent related to the Deferred Business and not previously delivered to Purchaser at the Closing.

(v) In respect of each Deferred Business, Sellers and Purchaser shall continue to comply through the applicable Deferred Closing Date (or Deferred Closing Outside Date) with all covenants and agreements contained in this Agreement that are required by their terms to be performed prior to the Closing, including the covenants of Sellers contained in Section 5.4 and the covenants of the Parties contained in Section 5.3.

(vi) If any equity interests of the Specified Deferred Business not currently owned, directly or indirectly, by Parent, are acquired by Parent following the date hereof and prior to the Closing Date or Deferred Closing Date, as applicable, including as a result of the exercise of the rights identified on Section 2.9(b) of the Seller Disclosure Schedule, (A) the equity interests so acquired shall be transferred to Purchaser at the Closing Date or Deferred Closing Date, as applicable, (B) Parent shall pay or cause to be paid the purchase price therefor, up to the amount specified in Section 2.9(b)(vi) of the Seller Disclosure Schedule, and (C) each of Parent and Purchaser shall pay or cause to be paid 50% of the excess of the purchase price therefor over Section 2.9(b)(vi) of the Seller Disclosure Schedule. Parent and Purchaser shall jointly control any negotiations with respect to such acquisition, and neither Parent nor Purchaser shall agree to any acquisition without the other’s consent (not to be unreasonably withheld, conditioned or delayed).

(c) Delayed Reversions.

(i) If, as of the Closing, any approval (“Delayed Reversion Approvals”) required to transfer the shares of the entity listed on Section 2.9(c) of the Seller Disclosure Schedule (“Delayed Reversion Entity”) held by any member of the Education Group to any member of the Parent Group has not been obtained, then on the third (3rd) Business Day after all the Delayed Reversion Approvals have been obtained (“Delayed Reversion Date”) Purchaser shall, and shall cause the members of the Education Group to, sell, assign, transfer and convey to the applicable Seller or another entity designated by such Seller, and the applicable Seller shall purchase, acquire and accept from Purchaser and Transferred Companies, all of the right, title and interest of Purchaser and the Transferred Companies in the Delayed Reversion Entity.

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(ii) If the Delayed Reversion Approvals have not been obtained prior to the Closing Date, then during the period beginning on the Closing Date and ending on the Delayed Reversion Date, Purchaser shall provide Seller with its reasonable cooperation in obtaining the Delayed Reversion Approvals.

(iii) If the Delayed Reversion Approvals have not been obtained prior to the Closing Date, then during the period beginning on the Closing Date and ending on the Delayed Reversion Date, except as Sellers may consent in writing, Purchaser shall conduct the operations of the Delayed Reversion Entity in the ordinary course consistent with past practice (except that Purchaser shall not be required to invest any additional funds into a Delayed Reversion Entity), and Purchaser shall not, and shall not permit the Delayed Reversion Entity to: (A) except in the ordinary course of business, incur or assume any liabilities, obligations or indebtedness for borrowed money; (B) make or pay any dividend or distribution, whether of cash or other assets; or (C) sell, lease, license or otherwise dispose of any asset of the Delayed Reversion Entity to any Person except for sales of inventory or product in the ordinary course of business.

2.10 Withholding. Purchaser shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Purchaser is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax law. Subject to Section 7.13, to the extent that such amounts are so withheld and paid over to the proper Governmental Entity by Purchaser, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the holders of Shares in respect of which such deduction and withholding was made by Purchaser. Purchaser shall deliver to Parent a receipt evidencing the payment of any such withheld and deducted amounts to the appropriate Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule delivered to Purchaser prior to the execution of this Agreement (the “Seller Disclosure Schedule”) (provided that disclosure in any section of the Seller Disclosure Schedule shall apply to any other section to the extent that the relevance of such disclosure to such other section is reasonably apparent on its face), Parent represents and warrants to Purchaser as follows:

3.1 Organization and Qualification; Subsidiaries. Each Seller and each member of the Education Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and each member of the Education Group has all requisite corporate or other organizational power and authority to own, lease and operate its properties and assets, and carry on its businesses as now being conducted and is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the conduct of its business requires such qualification, except where the failure to be so licensed or qualified or in good standing or to have such power or authority has not had or would not reasonably be expected to be, individually or in the aggregate, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole.

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3.2 Capitalization of the Members of the Education Group. Section 3.2 of the Seller Disclosure Schedule sets forth a true and complete list of the Shares as of the date hereof. The Shares have been duly authorized, validly issued, fully paid and are non-assessable (to the extent such concepts are applicable), are properly reflected in the respective Company’s books and records, are free and clear of all Liens, except for Permitted Liens, and were not issued in violation of any preemptive rights. Except for the Shares or any interest held by a member of the Education Group, there are no shares of common stock, preferred stock or other equity interests of any member of the Education Group reserved, issued or outstanding, and there are no preemptive or other outstanding rights, right of first offer, right of first refusal, subscriptions, options, warrants, stock appreciation rights, phantom stock, profit participation rights, redemption rights, repurchase rights, convertible, exercisable, or exchangeable securities or other agreements, arrangements or commitments of any character relating to the issued or unissued share capital or other ownership interest in any member of the Education Group or any other securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of any member of the Education Group, and no securities evidencing such rights are authorized, issued or outstanding. No member of the Education Group has any outstanding bonds, debentures, notes or other obligations which provide the holders thereof the right to vote (or are convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of such member of the Education Group on any matter.

3.3 Authority Relative to this Agreement. Sellers have all necessary power and authority, and have taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms thereof. This Agreement and each Ancillary Agreement to which Sellers are a party has been duly and validly executed and delivered by Sellers, and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by Purchaser, constitutes a valid, legal and binding agreement of Sellers, enforceable against Sellers in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

3.4 Consents and Approvals; No Violations. No filing with or notice to, and no license, permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Sellers for the execution, delivery and performance by Sellers of this Agreement or the consummation by Sellers of the transactions contemplated by this Agreement, except for (i) compliance with any applicable requirements of the HSR Act and under any non-U.S. Antitrust Laws and the Investment Canada Act; (ii) compliance with any foreign, state or federal licenses or permits relating to the Business listed on Section 3.4 of the Seller Disclosure Schedule; or (iii) any such filings, notices, licenses, permits, authorizations, registrations, consents or approvals, the failure to make or obtain have not had or would not reasonably be expected to, individually or in the aggregate, (A) prevent, materially delay or materially impair

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the consummation of the transactions contemplated by this Agreement; or (B) be material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. Assuming compliance with the items described in clauses (i) through (iii) of the preceding sentence, neither the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Sellers are a party nor the consummation by Sellers of the transactions contemplated by this Agreement will (1) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Sellers or any member of the Education Group, (2) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract or Lease or (3) violate or infringe any Law applicable to any member of the Education Group or any of their respective properties or assets, except in the case of (2) or (3) for breaches, violations, infringements, defaults, Liens or other rights that have not had or would not reasonably be expected to, individually or in the aggregate, (I) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; or (II) be material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole.

3.5 Financial Statements; Liabilities.

(a) Section 3.5(a) of the Seller Disclosure Schedule sets forth a true and complete copy of the following financial statements: (i) the audited combined balance sheets of the Business, as of December 31, 2011 and 2010, (ii) the audited combined statements of income for each of the years ended December 31, 2011, 2010 and 2009; (iii) the audited combined statements of cash flows for each of the years ended December 31, 2011, 2010 and 2009, (iv) the unaudited combined balance sheet of the Business as of June 30, 2012, and 2011, (v) the unaudited combined statements of income for the six-month periods ended June 30, 2012 and 2011 and (vi) the unaudited combined statements of cash flows for the six-month periods ended June 30, 2012 and 2011 (the items referred to in clauses (i) through (vi), with any notes thereto, being herein collectively referred to as the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis (except as may be noted therein) and present fairly, in all material respects, the combined financial position and the combined results of operations of the Business as of the respective dates thereof or the periods then ended. Except as set forth in the Financial Statements, none of the members of the Education Group maintains any “off-balance-sheet arrangement” within the meaning of Item 303 of Regulation S-K of the SEC.

(b) There are no Liabilities or obligations (including surety bonds, letters of credit or any other form of financial assurance) of the members of the Education Group, in operation of the Business, of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a combined and consolidated balance sheet of the members of the Education Group, other than those that (i) are reflected or reserved against on the Financial Statements or otherwise disclosed in the Form 10, as amended prior to the date hereof, (ii) have been incurred in the ordinary course of business since the date of the most recent balance sheet included in the Financial Statements or (iii) individually or in the aggregate, are not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole.

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(c) The accounting controls of Parent and the members of the Education Group have been and are sufficient to provide reasonable assurances that (i) all Education Group transactions are executed in accordance with management’s general or specific authorization, and (ii) all Education Group transactions are recorded as necessary to permit the accurate preparation of Financial Statements in accordance with GAAP and to maintain proper accountability for such items, in each case, except as individually or in the aggregate, are not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole.

3.6 Absence of Certain Changes or Events. Except as contemplated by this Agreement or in preparation for the separation of the Education Group from Parent, since December 31, 2011 through the date of this Agreement, (a) Sellers have conducted the Business and operated their properties in the ordinary course of business consistent with past practice, and (b) the Education Group has not taken any action which, if taken after the date hereof, would require the consent of Purchaser pursuant to Section 5.4(b)(iii), Section 5.4(b)(vi) and Section 5.4(b)(ix). Since December 31, 2011 through the date of this Agreement, there has not occurred any event that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.7 Litigation. Except with respect to Environmental Matters, which are addressed in Section 3.14, (a) there is no material civil, criminal or administrative Action pending, or to the Knowledge of Parent, threatened, against any member of the Education Group, and (b) no member of the Education Group is subject to any outstanding Order, writ, or injunction that prohibits Parent or the Education Group to consummate fully the transactions contemplated hereby.

3.8 Compliance with Laws. Except with respect to Environmental Matters, which are addressed in Section 3.14, and with respect to Anti-Corruption Laws, which are addressed in Section 3.21, Sellers and the members of the Education Group are, and have been for the prior eighteen (18) month period, operating the Business in compliance with all Laws and Orders applicable to the Business, except where the failure to be in compliance has not had or would not reasonably be expected to be, individually or in the aggregate, material to the Education Group, including the Transferred Companies and their subsidiaries, taken as a whole. Neither Sellers nor any member of the Education Group have received any written notice of or been charged with the violation of any Laws applicable to the Business, except where such violation has not had or would not reasonably be expected to be, individually or in the aggregate, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole.

3.9 Permits. Except with respect to Environmental Matters, which are addressed in Section 3.14, the members of the Education Group have, or will have as of the Closing, all Permits which are required for the operation of the Business as presently conducted, other than those the failure of which to possess would not reasonably be expected to be material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole, individually or in the aggregate, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither Sellers nor the

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members of the Education Group are in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any Permit to which such Person is a party, except where such default or violation has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) For purposes of this Agreement, (i) the term “Benefit Plan” shall mean each compensation and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA, and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, stock appreciation rights, stock-based rights, medical, profit sharing, insurance, retirement, supplemental retirement, severance, retention, termination, employment, change-of-control or fringe benefit plan, program or agreement, whether or not in writing and whether or not funded, in each case that is sponsored, maintained or contributed to by Sellers or any of their Affiliates for the benefit of the current or former employees, directors, consultants or independent contractors of the Business or with respect to which Sellers or any of their Affiliates have any actual or contingent Liability with respect to the Business; provided, however, that “Benefit Plan” shall not include any statutory arrangement under applicable Law, any author agreement or any contributor agreement, (ii) the term “Business Employee Plan” means each Benefit Plan maintained, sponsored or contributed to solely for the benefit of the Business Employees located in the United States, (iii) the term “Parent Plan” means a Benefit Plan maintained, sponsored or contributed to by Sellers or any of their Affiliates for the benefit of Business Employees and other employees of Sellers and their Subsidiaries, and (iv) the term “Non-U.S. Business Employee Plan” means each Benefit Plan maintained, sponsored or contributed to solely for the benefit of the Business Employees located outside the United States. Section 3.10(a) of the Seller Disclosure Schedule identifies each Business Employee Plan, each Non-U.S. Business Employee Plan and each material Parent Plan. No Parent Plan is sponsored by any member of the Education Group.

(b) With respect to each material Benefit Plan, Sellers have made available to Purchaser true, correct and complete copies of the plan document, including all amendments thereto, and the current summary plan description and any modifications thereto. Except as specifically provided in the documents made available to Purchaser pursuant to the immediately preceding sentence and as set forth in Section 3.10(a) of the Seller Disclosure Schedule, as of the date of this Agreement, there are no amendments to, or proposals to suspend or terminate, any material Benefit Plan that have been adopted or approved, nor have Sellers or any member of the Education Group undertaken to make any such amendments or such proposals or to adopt or approve any new material Benefit Plan. With respect to each Business Employee Plan and the Parent Savings Plan, Sellers have made available to Purchaser true, correct and complete copies of (in the case of each of clauses (i) through (iv) below) to the extent applicable) (i) the two most recent Form 5500, any attached financial statement and any related actuarial reports, (ii) the most recent IRS determination or opinion letter with respect to such Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such determination letter, (iii) all related trust documents, insurance contracts or other funding

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vehicles and (iv) all material correspondence to or from IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity received in the last three years, including any filings under the IRS’s Employee Plans Compliance Resolution System Program or any of its predecessors or of the DOL’s Delinquent Filer Program, if any. With respect to each material Non-U.S. Business Employee Plan, the Sellers have made available to Purchaser true, correct and complete copies of all related trust documents, insurance contracts or other funding vehicles.

(c) Except as would not result in any Liability to Purchaser or its Affiliates, each Parent Plan (including any related trusts) has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each Business Employee Plan (including any related trusts) has been maintained and administered in material compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto. Each of the Business Employee Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and the Parent Savings Plan have received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the Knowledge of Parent, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. All material contributions and premiums required to have been paid by Sellers, their Affiliates, any member of the Education Group, or any of their respective ERISA Affiliates under the terms of any Business Employee Plan or Non-U.S. Business Employee Plan, or related funding arrangement, or pursuant to any applicable Law have been paid within the time so prescribed or have been properly accrued in accordance with GAAP. No current or former employee, director, consultant or independent contractor of the Business has been improperly excluded from participation in any Business Employee Plan or Non-U.S. Business Employee Plan.

(d) No Business Employee Plan provides for medical, disability, life insurance or other welfare benefits with respect to any of the Business Employees beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law and at the expense of the employee or former employee or (ii) benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA). No Non-U.S. Business Employee Plan provides for medical, disability, life insurance or other welfare benefits with respect to any of the Business Employees beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) benefits under any defined contribution or defined benefit pension plan. No Business Employee Plan is subject to Title IV of ERISA and no Business Employee Plan is or has within the last six (6) years been subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. No Business Employee Plan is a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA. None of Sellers, any member of the Education Group or any of their respective ERISA Affiliates contributes to or, within the last six years, has contributed to, had any obligation to contribute to, or withdrawn in a complete or partial withdrawal from any “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) that is a pension plan under ERISA. No liability under Title IV of ERISA has been incurred by Sellers, any member of the Education Group or any of their respective ERISA Affiliates that has not been satisfied in full (other than with respect to amounts not yet due) and that would reasonably be expected to subject any member of

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the Education Group or any Business Employee Plan to any Liability, and no condition exists that presents a material risk to the members of the Education Group of incurring any ERISA Affiliate Liability. There are no pending, threatened or, to the Knowledge of Parent, anticipated claims (other than claims for benefits in accordance with the terms of the Business Employee Plans or Non-U.S. Business Employee Plans, as applicable) by, on behalf of or against any of the Business Employee Plans or Non-U.S. Business Employee Plans, or any trusts related thereto, that could reasonably be expected to result in any Liability of the members of the Education Group. None of Sellers, any Affiliates of Sellers, any Business Employee Plan, or, to the Knowledge of Parent, any trustee, administrator, other third-party fiduciary and/or party-in-interest of a Business Employee Plan, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject any member of the Education Group or any Business Employee Plan to any material tax or material penalty on prohibited transactions imposed by Section 4975 of the Code or by ERISA.

(e) Except as specifically provided in this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or in combination with another event) (i) entitle any Business Employee or consultant of the Business to any severance payment, (ii) result in any material payment from any member of the Education Group becoming due, or increase the amount of any compensation due, to any Business Employee or consultant of the Business, (iii) increase any benefits otherwise payable to a Business Employee or consultant of the Business under any Benefit Plan, (iv) result in the acceleration of the time of payment or vesting of any compensation or benefits from Sellers, any member of the Education Group or any of their Affiliates to any Business Employee or consultant of the Business, (v) result in any forgiveness of indebtedness with respect to any Business Employee or consultant of the Business, (vi) trigger any funding obligation under any Business Employee Plan or Non-U.S. Business Employee Plan or impose any restrictions or limitations on the right of any members of the Education Group to administer, amend or terminate any Business Employee Plan or Non-U.S. Business Employee Plan, or (vii) result in any payment or deemed payment (whether in cash, property, the vesting of property or otherwise) to any Business Employee, former employee of the Business, or consultant of the Business or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code); provided, however, that the representation set forth in this sentence shall not apply with respect to any arrangement established by Purchaser or any of its Affiliates. No Business Employee or consultant of the Business is entitled to receive any additional payment (including any tax gross-up or other payment) from any Sellers, any member of the Education Group or any of their Affiliates as a result of the imposition of the excise Taxes required by Section 4999 of the Code or any Taxes required by Section 409A of the Code.

(f) Except for those matters that, individually or in the aggregate, have not had or would not reasonably be expected to be material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole: (i) each Non-U.S. Business Employee Plan (A) complies with applicable local Law, (B) is fully funded and/or book

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reserved, as appropriate, based upon reasonable actuarial assumptions, to the extent such plan is intended to be funded and/or book-reserved, (C) has been registered to the extent required, and has been maintained in good standing with applicable regulatory authorities and, (D) if intended to qualify for special Tax treatment, meets all requirements for such treatment, and (ii) as of the date hereof, there is no pending or, to the Knowledge of Parent, threatened litigation relating to any Non-U.S. Business Employee Plan.

(g) Each Business Employee Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the regulations thereunder.

3.11 Employees; Labor Matters.

(a) Sellers have, to the extent permitted under applicable Law, made available to Purchaser a true, correct and complete list as of the date hereof of all Business Employees, including such individual’s employee identification number, job title or function, job location, grade, current salary or wage, all incentive compensation paid to such individual for calendar year 2011 (with respect to a Business Employees located in the United States only), and current status (as to leave or disability status, full-time or part-time, exempt or nonexempt, and temporary or permanent status).

(b) As of the date hereof, (i) none of the Business Employees are represented by any union, works council or other entity, (ii) there are no pending or, to the Knowledge of Parent, threatened, strikes or lockouts with respect to any Business Employees, (iii) to the Knowledge of Parent, there is no material union organizing effort pending or threatened involving the Business Employees and (iv) there is no material slowdown, or material work stoppage in effect or, to the Knowledge of Parent, threatened, with respect to the Business Employees. Except for such matters that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) there is no unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened with respect to the Business Employees, and (ii) with respect to the Business Employees, Sellers and their Subsidiaries are in compliance with all applicable Laws respecting (A) employment and employment practices, (B) terms and conditions of employment and wages and hours, (C) workers’ compensation, occupational safety and health, immigration, affirmative action and employee privacy, (D) unfair labor practices and (E) pay equity and the collection and payment of withholding, social security and other Taxes. Sellers and their Affiliates have complied with all legal and/or contractual obligations to notify and/or consult with the unions, works councils and/or other entities representing the Business Employees, of the intention of Sellers and Purchaser to enter into this Agreement and the other transactions contemplated by this Agreement, and have obtained all required approvals and consents from any and all such unions, works councils and other entities, and, to the Knowledge of Parent, there are no legal or contractual claims that may be asserted by any union, works council, other entity representing the Business Employees, or by any employee or employee group, which could prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; provided, however, that the representation in this sentence shall not apply with respect to any action or inaction taken (or omitted) by or at the direction of Purchaser.

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(c) Except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole, with respect to the operation of the Business, none of Sellers, any member of the Education Group or any of their Affiliates has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt within the meaning of the Fair Labor Standards Act of 1933, as amended, and the regulations thereunder, or with respect to any employee leased from another employer. As of the date hereof, to the Knowledge of Parent, no Business Employee listed on Section 3.11(c) of the Seller Disclosure Schedule has given notice of his or her intent to terminate employment. To the Knowledge of Parent, no Business Employee listed on Section 3.11(c) of the Seller Disclosure Schedule is in violation in any material respect of any term of any employment agreement, nondisclosure agreement or noncompetition agreement, which violation has or could reasonably be expected have a material effect on the Business.

(d) No member of the Education Group has any unsatisfied Liabilities or is reasonably expected to incur any Liabilities under the Worker Adjustment and Retraining Notification Act of 1998 or any similar applicable state, local or foreign Law (collectively, “WARN”) as a result of any action taken by Sellers or any of their Affiliates, including actions taken at the written direction of Parent or as a result of any of the transactions contemplated hereby.

3.12 Real Property.

(a) Section 3.12(a) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all of the real property owned or that will be owned as of the Closing Date by the members of the Education Group (the “Owned Real Property”). The members of the Education Group have, or will have as of the Closing Date, valid fee simple or equivalent title to all Owned Real Property, free and clear of all Liens (including any occupancy rights), except Permitted Liens, and except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. Sellers have not received written notice of any, and to the Knowledge of Parent, there is no, material default under any restrictive covenants affecting the Owned Real Property and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any such restrictive covenants, except for any defaults that have not had or would not reasonably be expected to be, individually or in the aggregate, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. Other than the rights of Purchaser pursuant to this Agreement (and as contemplated under the Contribution Agreement) and Permitted Liens, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase the Owned Real Property or any portion thereof or interest therein, except as individually or in the aggregate, are not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole.

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(b) Section 3.12(b) of the Seller Disclosure Schedule sets forth a complete and accurate list as of the date hereof of all of the real property leased or that will be leased as of the Closing Date by the members of the Education Group (the “Leased Real Property”), pursuant to a lease, sublease, license, occupancy or other agreement (each, a “Lease” and collectively, the “Leases”). The members of the Education Group have, or will have as of the Closing Date, a valid leasehold, subleasehold or other occupancy (as applicable) interest in all Leased Real Property, free and clear of all Liens, except Permitted Liens, except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. All of the Leases are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law), except for failures to be in full force and effect or enforceable that individually or in the aggregate, are not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. No member of the Education Group is in breach or default under any Lease and no event has occurred that with notice or lapse of time or both, would constitute such a breach or default by any member of the Education Group, except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. No member of the Education Group has received any written notice of a breach or default under any Lease, and to the Knowledge of Parent, no other party to any Lease is in breach or default thereunder, except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole. Except as, individually or in the aggregate, are not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole, no member of the Education Group has subleased, sublicensed or given any other Person the right to use or occupy any of the Leased Real Property.

(c) The Owned Real Property and the Leased Real Property constitute all of the real property that is material to the operation of the Business. Except as, individually or in the aggregate, is not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole, there is no pending or threatened appropriation, condemnation or like Action, or sale or other disposition in lieu of condemnation, affecting the Owned Real Property or any part thereof, or to the Knowledge of Parent, the Leased Real Property or any part thereof.

3.13 Taxes.

(a) All material Tax Returns required to be filed by or with respect to any member of the Education Group have been properly prepared and timely filed (taking into account extensions) and all such Tax Returns are true, correct and complete in all material respects.

(b) All material Taxes owed by or with respect to any member of the Education Group have been paid by the due date thereof, and each member of the Education Group has made adequate provision for any material Taxes that are not yet due and payable, for all taxable periods, or portions thereof, ending on or before the Closing Date.

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(c) There is no pending Action by any taxing authority with respect to any material Taxes of the members of the Education Group, no taxing authority has given written notice of any intention to assert any deficiency or claim for additional material Taxes against a member of the Education Group and no claim in writing has been made by any taxing authority in a jurisdiction where the members of the Education Group do not file Tax Returns that they are or may be subject to taxation by that jurisdiction.

(d) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any member of the Education Group for any taxable period and no request for any such waiver or extension is currently pending.

(e) Each member of the Education Group has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has complied in all material respects with all applicable information reporting requirements of all applicable Laws.

(f) Within the past two years no member of the Education Group has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(g) No member of the Education Group has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h) Each of the Transferred Companies set forth on Section 3.13(h) of the Seller Disclosure Schedule is treated as an entity that is disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3.

(i) There are no Liens for Taxes upon the assets or properties of any member of the Education Group, except for Permitted Liens.

(j) No member of the Education Group (x) is a party to any agreement, contract or arrangement relating to the sharing, allocation or indemnification of Taxes other than any such agreement, contract or arrangement entered into in the ordinary course of business and not primarily relating to Taxes (collectively, “Tax Sharing Agreements”) or (y) has any liability for material Taxes of any Person (other than any member of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income Tax returns of which Parent is the common parent) under Treasury Regulation Section 1.1502-6 or Treasury Regulation Section 1.1502-78 (or any similar provision of state, local or foreign Tax law), as a transferee or successor, or by contract.

(k) No member of the Education Group will be required to include in a taxable period ending after the Closing Date any material taxable income attributable to income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Closing Date any material deduction the recognition of which was accelerated

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from such taxable period to a taxable period prior to the Closing Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Section 481 of the Code or Section 108(i) of the Code (or any comparable provisions of state, local or foreign Tax Law).

(l) Any adjustment of Taxes of the members of the Education Group made by the IRS, which adjustment is required to be reported to the appropriate state, local, or foreign Governmental Entities, has been so reported.

(m) No member of the Education Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and no member of the Education Group is subject to any private letter ruling of the IRS or comparable ruling of any other Government Entity.

(n) The acquisition of the Shares of any Transferred Company that is a domestic corporation for U.S. federal income Tax purposes (other than any Section 338(h)(10) Subsidiary) by Purchaser pursuant to this Agreement will not cause any reduction in any Tax attributes of any such Transferred Company (or any Subsidiary thereof) under Treasury Regulation Section 1.1502-36(d).

(o) It is agreed and understood that no representation or warranty is made by Sellers in this Agreement in respect of Tax matters, other than the representations and warranties set forth in Section 3.10 and this Section 3.13.

3.14 Environmental Matters.

(a) Except for such matters that would not or would not reasonably be expected to (A) prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; or (B) be material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole:

(i) the facilities and operations on the Owned Real Property and the Leased Real Property are in compliance with applicable Environmental Laws;

(ii) the operation of the Business by Sellers and the members of the Education Group, is and in the prior eighteen (18) month period has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining, timely applying for renewal of, and complying with any Permits required under all applicable Environmental Laws for the operation of the Business (the “Environmental Permits”), and neither Sellers nor any member of the Education Group have received any written notice of or been charged within the past eighteen (18) months with the violation of any Environmental Law;

(iii) neither Sellers nor the members of the Education Group are subject to any pending, or to the Knowledge of Parent, threatened claim alleging that the Business is in violation of any Environmental Law or any Environmental Permit or that Sellers (with respect to the Business) or the members of the Education Group have any liability under any Environmental Law; and

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(iv) there is no civil, criminal or administrative Action arising under any Environmental Law pending or, to the Knowledge of Parent, threatened against Sellers (with respect to the Business) or any member of the Education Group or relating to the Business, or any currently or previously owned or leased real property of Sellers (with respect to the Business) or the members of the Education Group, and neither Sellers (with respect to the Business) nor any member of the Education Group is subject to any outstanding Order, writ, or injunction arising under any Environmental Law; and

(v) in the prior eighteen (18) months there has been no release of any Hazardous Material at, on, under or from the Owned Real Property or, to the Knowledge of Parent, the Leased Real Property or any other currently or previously owned or leased property of Sellers (with respect to the Business) or the members of the Education Group.

(b) It is agreed and understood that no representation or warranty is made by Sellers in this Agreement in respect of Environmental Matters, other than the representations and warranties set forth in this Section 3.14 and Sections 3.4 and 3.15(a)(xv).

(c) Sellers have made available to Purchaser all material environmental assessments, material audits and other material environmental documents relating to the Owned Real Property, the Leased Real Property, the members of the Education Group or the Business that are in possession, custody or control of Sellers.

3.15 Material Contracts.

(a) Section 3.15 of the Seller Disclosure Schedule sets forth as of the date of this Agreement a true and complete list of the following Contracts (other than purchase orders and invoices) to which any Seller or any member of the Education Group is a party or is bound with respect to the Business (the “Material Contracts”):

(i) Contracts with authors relating to the top: (A) 10 works based on revenue for the last three (3) calendar years for the professional, international and school product categories of the Business; and (B) 50 works based on revenue for the last three (3) calendar years for the higher education product category of the Business;

(ii) Contracts with any content provider (other than authors) under which such content provider was paid at least $500,000 by the members of the Education Group during any one of the last three (3) calendar years;

(iii) Contracts pursuant to which the Business (A) obtains the right to use any third party Software under which such Software provider was paid at least $500,000 by the members of the Education Group during any one of the last three (3) calendar years; and (B) obtains the right to use the trademark or patent of any third party on or in any work referred to in Section 3.15(a)(i);

(iv) any non-exclusive distribution Contract or non-exclusive agency Contract with a distributor or agent (A) relating to the distribution of either the Education Group’s or a third party’s products either within the United States or internationally under which the members of the Education Group received in calendar year 2011 or expects to receive in calendar year 2012 at least $1,000,000 and (B) by its terms is not terminable upon six (6) months (or less) advance notice;

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(v) any exclusive distribution Contract or exclusive agency Contract with a distributor or agent (A) relating to the distribution of either the Education Group’s or a third party’s products either within the United States or internationally under which the members of the Education Group received in calendar year 2011 or expects to receive in calendar year 2012 at least $500,000 and (B) by its terms is not terminable upon six (6) months (or less) advance notice;

(vi) any translation Contract under which the members of the Education Group were paid at least $500,000 during the last three (3) calendar years;

(vii) any Contract which contains any non-competition provision that currently limits in any material respect the ability of the members of the Education Group to engage in any business or compete with any Person;

(viii) any Contract that involves non-cancelable commitments to make capital expenditures or which provide for future payments for goods or services by the members of the Education Group to any Person and include an expenditure or purchase commitment reasonably expected to exceed $1,000,000 in the next twelve (12) months;

(ix) any joint venture, limited liability company or partnership agreements with any third party involving a sharing of profits or losses with such third party;

(x) any Contracts pursuant to which the members of the Education Group are a lessee of any personal property or real property, for which the aggregate annual base rent or lease payments exceed $1,000,000 respectively;

(xi) any Contract relating to Indebtedness (other than Indebtedness of the types specified in clauses (d) and (e) of the definition of Indebtedness) involving an amount of greater than $1,000,000;

(xii) any Contract entered into in the past three (3) years involving any resolution or settlement of any actual or threatened Action with a value of greater than $250,000 and which imposes continuing obligations;

(xiii) any Contract under which any amounts in excess of $250,000 have been advanced or loaned to any Person, other than trade credit and royalty author advances in the ordinary course of business consistent with past practice;

(xiv) any non-competition Contract with any current or former director or executive officer;

(xv) any Contract that has continuing material indemnification obligations to any Person, other than those entered into in the ordinary course of business consistent with past practice; and

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(xvi) other than Contracts in the ordinary course of business, Contracts for the sale, assignment, transfer or other disposition of any material assets of the members of the Education Group (in a single transaction or a series of related transactions) and under which the members of the Education Group have any continuing liability.

(b) Each Material Contract is, or will be as of the Closing Date, a legal, valid and binding obligation of a member of the Education Group, as applicable, and, to the Knowledge of Parent, on each counterparty thereto, and is in full force and effect, and neither such member of the Education Group, nor to the Knowledge of Parent, any other party thereto, is in breach of, or in default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the members of the Education Group, or, to the Knowledge of Parent, any other party thereto.

3.16 Intellectual Property.

(a) Section 3.16(a) of the Seller Disclosure Schedule sets forth a list as of the date hereof of all issued patents and pending patent applications, all registrations and pending applications for registration of trademarks and service marks and all registrations of Internet domain names owned or that will be owned as of the Closing Date by the members of the Education Group. Except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole:

(i) The registrations for the issued patents as set forth in Section 3.16(a) of the Seller Disclosure Schedule are in effect and there is no pending or, to the Knowledge of Parent, threatened Action to invalidate such issued patents. The registrations for the registered trademarks and service marks listed on Section 3.16(a) of the Seller Disclosure Schedule are in effect and, other than office actions that may be pending before the United States Patent and Trademark Office or its foreign equivalents as to which the Parent does not have Knowledge, there is no pending or, to the Knowledge of Parent, threatened opposition, interference or cancellation or other proceeding before any court or registration authority in any jurisdictions against the registrations or pending applications for the registration of any material trademarks or service marks listed therein.

(ii) The Education Group either (A) owns or otherwise has the valid and enforceable right to use or (B) will own or will otherwise have the valid and enforceable right to use, as of the Closing Date, all Intellectual Property used in or necessary for the operation of the Business as conducted immediately prior to the Closing Date, including all Software used by the Transferred Companies and their subsidiaries in connection with the operation of the Business. The Education Group Intellectual Property owned or that will be owned as of the Closing Date by the members of the Education Group is free and clear of all Liens except for Permitted Liens.

(b) There is no Action pending, or to the Knowledge of Parent, threatened, that challenges the validity of, or the Education Group’s title to or right to use, any material Intellectual Property owned or purported to be owned by the Education Group or that otherwise alleges that the operation of the Business infringes the Intellectual Property rights of any Person.

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The use of the Education Group Intellectual Property owned or purported to be owned or that will be owned as of the Closing Date by the members of the Education Group, (excluding Education Group common law trademarks) does not infringe or violate the Intellectual Property of any Person, other than matters that do not or would not reasonably be expected to, individually or in the aggregate, exceed $250,000. To the Knowledge of Parent, the Education Group’s common law trademarks and the use of the Education Group Intellectual Property that is not owned and will not be owned by the members of the Education Group as of the Closing Date used in or necessary for the operation of the Business as conducted immediately prior to the Closing Date do not infringe or violate the Intellectual Property of any Person, other than matters that do not or would not reasonably be expected to, individually or in the aggregate, exceed $250,000.

(c) Except as set forth in Section 3.16(c) of the Seller Disclosure Schedule, to the Knowledge of Parent, no third party is currently infringing or violating the Education Group Intellectual Property owned or that will be owned as of the Closing Date by the members of the Education Group.

(d) The Education Group maintains privacy policies governing the use of their websites (collectively with all prior versions thereof) (the “Privacy Policies”), and immediately prior to the Closing Date is in material compliance with all applicable Laws relating thereto and with the applicable Privacy Policies. There is no Action pending, or, to the Knowledge of Parent, threatened against the Education Group alleging a violation of any Privacy Policies or any Person’s privacy rights under any applicable Laws, and, to the Knowledge of the Parent, no valid basis exists for any such Action. The consummation of the transactions contemplated by this Agreement, and any disclosure and/or transfer of information in connection therewith, will not materially breach or otherwise cause a material violation of (i) any Privacy Policies, or (ii) any applicable Laws relating to privacy, data protection or the collection and/or use of customer information or other personal or user data.

(e) To the Knowledge of Parent, all fully developed Software owned or developed by and proprietary to Parent and/or the Education Group and used in the operation of the Business as conducted immediately prior to the Closing Date (i) performs in material conformance with its documentation (to the extent such documentation exists), (ii) is free from any material defect, and (iii) does not contain any “open source” code, shareware or other Software that, with respect to any Education Group Software product, would (A) require its disclosure or distribution in source code form, (B) require the licensing thereof for the purpose of making derivative works or (C) impose any restriction on the consideration to be charged for the distribution thereof.

3.17 Intercompany Arrangements. Except for (a) the Ancillary Agreements or (b) any arrangements, understandings or Contracts that are not material in amount and other than any arrangements, understandings or Contracts to provide the services that are to be provided on an interim basis in accordance with the Transition Services Agreement, Section 3.16(a) of the Seller Disclosure Schedule lists all arrangements, understandings and Contracts between or among the members of the Education Group, on the one hand, and any member of the Parent Group (for the avoidance of doubt, other than any Benefit Plan), on the other hand.

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3.18 Brokers. Except for the Persons set forth in Section 3.18 of the Seller Disclosure Schedule, whose fees, costs and expenses, with respect to the transactions contemplated by this Agreement will be borne by Parent, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fees, cost, expenses, or commissions in connection with the transactions contemplated by this Agreement based upon arrangements or Contracts made by or on behalf of Sellers or any of its Affiliates.

3.19 Sufficiency of Assets. At the Closing, the members of the Education Group will, (a) taking into account all of the Ancillary Agreements (including the rights, benefits, and services made available in the Transition Services Agreement), (b) assuming all consents and Permits set forth in Section 3.4 of the Seller Disclosure Schedule have been obtained and (c) subject to Sections 2.9(b) and 5.15, own or have the right to use all of the assets, properties or rights or obtain services on the terms and subject to the conditions thereof necessary to conduct the Business in all material respects as conducted as of the date of this Agreement.

3.20 Insurance. Section 3.20 of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies maintained as of the date hereof by Sellers or the members of the Education Group in connection with the Business (including the respective policy periods, carriers, limits and deductibles/retentions) and all occurrence-based insurance in force as of the date hereof for the benefit of Sellers in connection with the Business or the members of the Education Group. All such insurance policies and binders are valid, binding and in full force and effect. All claims under such insurance policies by Sellers or members of the Education Group have been made timely, and there is no Action pending under any of such policies or binders as to which coverage has been questioned, denied or disputed by the underwriters of such policies or binders.

3.21 Anti-Corruption Laws; Certain Regulatory Matters.

(a) In connection with the Business, no Seller or member of the Education Group operating the Business, or any Affiliate, director, officer, employee, or vendor of any of the foregoing, nor, to the Knowledge of Parent, any Representative, in the past five (5) years either (i) violated any Anti-Corruption Laws or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value:

(i) to any FCPA Government Official, whether directly or through any other Person, for the purpose of: (A) influencing any act or decision of a FCPA Government Official in his or her official capacity; (B) inducing a FCPA Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing a FCPA Government Official to influence or affect any act or decision of any FCPA Governmental Authority or (E) assisting any Representative in obtaining or retaining business for or with, or directing business to, any Person;

(ii) to any Person under circumstances in which Sellers or member of the Education Group operating the Business, or any Affiliate, director, officer, employee,

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or vendor of any of the foregoing knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any FCPA Government Official; or

(iii) to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.

(b) In connection with the Business, no Seller, member of the Education Group, or other Affiliate of a Seller nor any director, officer, or employee of any of the foregoing, nor, to the Knowledge of Parent, any Representative, has, either (i) (A) conducted or initiated any review, audit, or internal investigation or (B) made a voluntary, directed, or involuntary disclosure to any Governmental Entity responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti- Corruption Law or (ii) received any notice, request, or citation from any Person alleging noncompliance with any Anti-Corruption Law.

3.22 Accounts Receivable. Except as, individually or in the aggregate, would not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole: (a) all of the outstanding accounts receivable shown on the Financial Statements have been valued in accordance with GAAP and represent, as of the respective dates thereof, valid assets arising from sales actually made or services actually performed, in each case, in the ordinary course of business consistent with past practice; (b) all of the outstanding accounts receivable deemed uncollectible have been reserved against on the Financial Statements in accordance with GAAP; (c) the accounts receivable created since December 31, 2011 have been created in the ordinary course of business consistent with past practice; and (d) since December 31, 2011, neither Parent nor the members of the Education Group have canceled, or agreed to cancel, in whole or in part, any accounts receivable except in the ordinary course of business consistent with past practice.

3.23 Inventory. Except as, individually or in the aggregate, has not or would not reasonably be expected to be, material to the Education Group, including the Transferred Companies and their Subsidiaries, taken as a whole: (a) all inventory reflected on the Financial Statements consists of a quality and quantity usable in the Business consistent with past practices and has been valued in accordance with GAAP; and (b) all of the inventory deemed obsolete, excessive or below-standard quality have been reserved against, written off or written down to net realizable value on the Financial Statements and valued in accordance with GAAP.

3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Purchaser acknowledges that neither Sellers nor any other Person or entity on behalf of Sellers has made, and Purchaser has not relied upon, any representation or warranty, whether express or implied, with respect to Sellers, the members of the Education Group or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Purchaser by or on behalf of Sellers.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure schedule delivered to Sellers prior to the execution of this Agreement (the “Purchaser Disclosure Schedule”) (provided that disclosure in any section of the Purchaser Disclosure Schedule shall apply to any other section, to the extent that the relevance of such disclosure to such other section is reasonably apparent), Purchaser represents and warrants to Sellers as follows:

4.1 Organization and Qualification; Subsidiaries. Purchaser is duly organized, validly existing and in good standing under the Laws of Delaware, and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is qualified to do business and is in good standing as a foreign Person in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority has not had or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to enter into this Agreement or consummate the transactions contemplated hereby.

4.2 Authority Relative to this Agreement. Purchaser has all necessary power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements, in accordance with the terms thereof. This Agreement and each Ancillary Agreement to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and each respective Ancillary Agreement by Sellers, constitutes a valid, legal and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding at equity or at Law).

4.3 Consents and Approvals; No Violations. No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Purchaser for the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated by this Agreement, except compliance with the applicable requirements of the HSR Act and of any non-U.S. Antitrust Laws listed on Section 4.3 of the Purchaser Disclosure Schedule and the Investment Canada Act. Assuming compliance with the items described in the preceding sentence, and except as would not impair in any material respect the ability of Sellers or Purchaser, as the case may be, to perform their respective obligations under this Agreement or prevent or materially delay the consummation of the Sale, neither the execution, delivery and performance of this Agreement and each Ancillary Agreement to which Purchaser is a party nor

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the consummation by Purchaser of the transactions contemplated by this Agreement will (A) conflict with or result in any breach, violation or infringement of any provision of the respective articles of incorporation or by-laws (or similar governing documents) of Purchaser or any of its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien, except for Permitted Liens, or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Material Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of its properties or assets may be bound or (C) violate or infringe any Law applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets.

4.4 Financing.

(a) Purchaser has received and accepted executed and binding commitment letters dated as of the date hereof (as the same may be amended or replaced pursuant to Section 5.14(a) and including any executed commitment letter or similar agreement for Alternate Financing, in each case, pursuant to Section 5.14(c), including all exhibits, schedules and annexes thereto, collectively, the “Debt Commitment Letters”) from the Debt Financing Sources, relating to the commitment of the Debt Financing Sources to provide, or cause to be provided, and subject to the terms and conditions thereof, the amount of the debt financing stated therein (collectively, the “Debt Financing”).

(b) Purchaser has received and accepted executed and binding commitment letters dated as of the date hereof (the “Equity Commitment Letters” and, together with the Debt Commitment Letters, the “Commitment Letters”) from Apollo Investment Fund VII, L.P. and its affiliated investment funds (collectively, the “Equity Investors”), relating to the commitment of the Equity Investors, subject to the terms and conditions thereof, to invest in Purchaser the amount of the cash equity financing stated therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). Purchaser has delivered to Sellers true, complete and correct copies of the executed Commitment Letters.

(c) Except as set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Debt Financing Sources and the Equity Investors to provide the Financing on the terms set forth in the Commitment Letters. Other than the Commitment Letters, there are no side letters or other agreements, contracts or arrangements to which Purchaser or any of its Subsidiaries or the Equity Investors are a party (except for customary fee letters, fee credit letters and engagement letters, in each case associated with the Debt Financing and which shall not reduce the full amount of the Debt Financing relating to the funding or investing, as applicable, of the full amount of the Financing.

(d) Assuming the Financing is funded in accordance with the Commitment Letters, the net cash proceeds contemplated by the Commitment Letters will be sufficient for Purchaser to pay the Cash Consideration and fees and expenses required to be paid by Purchaser (including fees payable to the Debt Financing Sources) in connection with the transactions contemplated by this Agreement and by the Financing (collectively, the “Required Amount”).

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(e) As of the date of this Agreement, Purchaser has no Knowledge of any fact, occurrence or condition that makes any of the assumptions or statements set forth in the Commitment Letters inaccurate in any material respect or that would cause any of the Commitments Letters to be terminated or ineffective or, assuming satisfaction of the conditions precedent set forth in Section 8.2(a), that would reasonably be expected to cause any of the conditions precedent set forth therein not to be met.

(f) The Commitment Letters are valid, binding and enforceable against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, in accordance with their respective terms, except as such enforceability may be (i) limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general application relating to or affecting creditors’ rights generally and (ii) subject to general equitable principles (whether considered in a proceeding in equity or at law). The Commitment Letters are in full force and effect, and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Sellers and their Subsidiaries of their obligations under this Agreement, as of the date of this Agreement no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach on the part of Purchaser or, to the Knowledge of Purchaser, any other parties thereto, under the terms and conditions of the Commitment Letters. No Commitment Letter has been amended, restated or otherwise modified as of the date of this Agreement, and the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded as of the date of this Agreement. Purchaser has fully paid or has caused to be fully paid any and all commitment or other fees in connection with the Commitment Letters that are payable on or prior to the date hereof.

(g) In no event shall the receipt or availability of any funds or financing by Purchaser or any Affiliate or any other financing or other transactions be a condition to any of Purchaser’s obligations hereunder.

4.5 Solvency. Assuming the accuracy of Section 3.5(b), immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Financing) Purchaser and its Subsidiaries will be Solvent. For purposes of this Section 4.5, “Solvent” means, with respect to any Person, that:

(a) the fair saleable value (determined on a going-concern basis) of the assets of such Person and its Subsidiaries shall be greater than the total amount of Liabilities of such Person and its Subsidiaries as of such date;

(b) such Person and its Subsidiaries shall be able to pay the debts and obligations of such Person and its Subsidiaries in the ordinary course of business as they become due; and

(c) in computing the amount of contingent or unliquidated Liabilities at any time, such Liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured Liability.

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4.6 Litigation. As of the date of this Agreement, (a) there is no material civil, criminal or administrative Action pending, or to the Knowledge of Purchaser, threatened, against Purchaser or any of its Subsidiaries which would reasonably be expected to prevent, hinder or delay any of the transactions contemplated hereby and (b) neither Purchaser nor any Subsidiary thereof is subject to any outstanding Order, writ, or injunction that prohibits or otherwise materially restricts or delays the ability of Purchaser to consummate the transactions contemplated hereby.

4.7 Tax Matters. Each member of the Education Group that is classified as a “controlled foreign corporation” within the meaning of Section 957(a) of the Code as of the date of this Agreement shall be so classified on the last day of the taxable period of such entity that includes the Closing Date (except for any such member of the Education Group (x) with respect to which Parent makes or causes to be made an election for such entity to be treated as a “disregarded entity” within the meaning of Treasury Regulation Section 301.7701-3, (y) with respect to the acquisition of which Purchaser makes or causes to be made an election under Section 338(g) of the Code or (z) that is a Non-QSP Target Corporation).

4.8 Broker’s Fees. Except as set forth on Section 4.8 of the Purchaser Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other advisor’s fees, cost, expenses, or commissions in connection with the transactions contemplated by this Agreement based upon arrangements or Contracts made by or on behalf of Purchaser. Purchaser shall be solely responsible for fees of the party set forth on Section 4.8 of the Purchaser Disclosure Schedule.

4.9 Acquisition of Shares for Investment. Purchaser has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of its purchase of the Shares and is capable of such evaluation. Purchaser confirms that Sellers have made available to Purchaser and Purchaser’s agents the opportunity to ask questions of the officers and management employees of Sellers and of the members of the Education Group as well as access to the documents, information and records of Sellers and the members of the Education Group and to acquire additional information about the business and financial condition of the Business, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of members of the Education Group and their properties, assets, business, financial condition, prospects, documents, information and records. Purchaser is acquiring the Shares for investment and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Shares. Purchaser acknowledges that the Shares have not been registered under the Securities Act or any state securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with foreign securities Laws, in each case, to the extent applicable.

4.10 Guaranty. Concurrently with the execution of this Agreement, Purchaser has delivered to Sellers a true, complete and correct copy of the executed Guaranty. The Guaranty is valid, binding and enforceable in accordance with its terms, and is in full force and effect, and no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the Guarantors under the terms and conditions of the Guaranty.

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4.11 Inspections; Limitation of Sellers’ Warranties. Except as otherwise expressly set forth in this Agreement, Purchaser acknowledges that the Shares, the Business and the businesses and properties of the members of the Education Group are furnished “AS IS, WHERE IS” AND, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE III AND THE ANCILLARY AGREEMENTS, WITH ALL FAULTS AND WITHOUT ANY OTHER REPRESENTATION OR WARRANTY OF ANY NATURE WHATSOEVER, EXPRESS OR IMPLIED, ORAL OR WRITTEN, AND IN PARTICULAR, WITHOUT ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OR PROPERTIES OF THE EDUCATION GROUP.

4.12 ERISA. Purchaser is not an “employee benefit plan” as defined in ERISA, whether or not subject to ERISA, or a “plan” as defined in Section 4975 of the Code and none of Purchaser’s assets constitutes (or is deemed to constitute for purposes of ERISA or Section 4975 of the Code, or any substantially similar federal, state or municipal Law) “plan assets” for purposes of 29 CFR Section 2510.3-101, as amended by Section 3(42) of ERISA or otherwise for purposes of ERISA or Section 4975 of the Code.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Access to Books and Records.

(a) After the date of this Agreement, Sellers shall, to the extent permitted by applicable Law, afford to Purchaser, its counsel, financial advisors, auditors and other representatives reasonable access to the employees, properties, books, contracts and records, of the members of the Education Group during normal business hours, upon reasonable written notice and in accordance with the procedures established by Sellers, and, during such period, Sellers shall (and shall cause each Transferred Company to) furnish promptly to Purchaser all information concerning the Business, properties and personnel as may be reasonably requested; provided, however, that (i) no Seller nor any Transferred Company shall be required, in the good faith judgment of such Seller or Transferred Company, to violate any obligation of confidentiality to which a Seller or any member of the Education Group may be subject in discharging their obligations pursuant to this Section 5.1(a); (ii) Sellers shall make available, or cause the members of the Education Group to make available, only upon or after the Closing, all Business Employee personnel files; and (iii) prior to the Closing Date, Purchaser shall not conduct any sampling of soil, sediment, surface water, ground water or building material at, on, under or within any facility on the Owned Real Property or the Leased Real Property; provided further¸ for the avoidance of doubt, that Purchaser may make any such information available to the Debt Financing Sources (subject, in the case of material non-public information, to customary confidentiality undertakings).

(b) Purchaser agrees that any permitted investigation undertaken by Purchaser pursuant to the access granted under Section 5.1(a) shall be conducted in such a manner as not to interfere unreasonably with the operation of the Business by Sellers or the members of the Education Group, and Purchaser and its representatives shall not communicate with any of the

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employees of Sellers or the members of the Education Group without the prior written consent of Sellers, which consent shall not be unreasonably conditioned, delayed or withheld. Notwithstanding anything to the contrary in this Agreement, neither Sellers nor any member of the Education Group shall be required to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would reasonably be expected to result in the inability to successfully assert a claim of attorney-client privilege of such Party, or contravene any applicable Laws; provided that the Parties hereto shall reasonably cooperate in seeking to find a way to allow disclosure of such information without jeopardizing the attorney-client privilege of such Party.

(c) At and after the Closing, Purchaser shall, and shall cause its Subsidiaries to, afford Sellers and their respective representatives, during normal business hours, upon reasonable written notice, access to the books, records, properties and employees of each member of the Education Group to the extent that such access may be reasonably requested by Sellers, including in connection with financial statements and SEC reporting obligations; provided, however, that nothing in this Agreement shall limit Sellers’ rights of discovery.

(d) Purchaser agrees to hold all the books and records of each member of the Education Group existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable Law, and thereafter, if it desires to destroy or dispose of such books and records, to use its reasonable best efforts to offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to Sellers.

5.2 Confidentiality. The terms of the Confidentiality Agreement are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing; provided, however, that Purchaser’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business. If, for any reason, the sale of the Shares is not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms. After the Closing, until the second (2nd) anniversary of the Closing Date, Sellers shall hold and shall cause each of their entity Affiliates to hold, and each Seller shall use its reasonable efforts to cause its and its entity Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Order or Law, all confidential documents and information concerning the Education Group, except to the extent that such information can be shown by Sellers to have been (a) previously known on a non-confidential basis by Sellers; (b) in the public domain through no fault of Sellers or their Affiliates or (c) later lawfully acquired by Sellers from sources other than those related to their prior ownership of the Education Group.

5.3 Efforts.

(a) Subject to the terms and conditions herein provided, each of Purchaser and Sellers shall use reasonable best efforts to promptly take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as promptly as practicable after the date hereof the transactions contemplated by this Agreement, including (i) preparing as promptly as

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practicable all necessary applications, notices, petitions, filings (or, if required by the applicable Governmental Entity, a draft thereof), ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations, expiration of applicable waiting periods and clearances necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the “Governmental Approvals”) and (ii) as promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals. In furtherance and not in limitation of the foregoing, each Party hereto agrees to (A) make an appropriate and complete filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within ten (10) Business Days of the date of this Agreement, (B) make all other required filings (or, if required by the applicable Governmental Entity, a draft thereof) pursuant to other Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable, and (C) not extend any waiting period under the HSR Act or any other Antitrust Law, nor enter into any agreement with the FTC or the DOJ or any other Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Party hereto. Each Party shall use its best efforts to cause all necessary filings in all Deferred Closing Jurisdictions to be made no later than five (5) Business Days after the date of this Agreement. As promptly as practicable after the date of this Agreement, Parent and Sellers shall use best efforts to provide to Purchaser’s outside antitrust counsel, all documents and information necessary to make all necessary filings in all Deferred Closing Jurisdictions and each Party shall supply as promptly as practicable any additional information or documentation that may be requested pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and any other Antitrust Law as soon as possible.

(b) Each of Purchaser and Sellers shall, in connection with the actions referenced in Section 5.3(a) to obtain all Governmental Approvals for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other Governmental Entity or other person, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) except for Parties’ Notification and Report Forms and attachments thereto filed under the HSR Act, permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of Sellers. Purchaser and Sellers, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 5.3(b) as “Antitrust Counsel Only Material.” Such materials and the information

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contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Sellers, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the Parties contained in Sections 5.3(a) and 5.3(b), each of Purchaser, Sellers and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court with respect to the transactions contemplated by this Agreement by the FTC, the DOJ or any other applicable Governmental Entity or any private party; and (ii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Purchaser and the members of the Education Group, (y) otherwise taking or committing to take actions that after the Closing would limit Purchaser’s and/or its Subsidiaries’ freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of Purchaser or the members of the Education Group, and (z) agreeing to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Purchaser’s or Purchaser’s Subsidiaries’ ability to operate or retain, any of the businesses, product lines or assets of Purchaser or the members of the Education Group; provided, however, that any action contemplated by clauses (x), (y) and (z) is conditioned upon the consummation of the transactions contemplated by this Agreement.

(d) Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the Closing Date, each of Purchaser and Sellers shall not, and shall cause its Subsidiaries and controlled Affiliates to not, take or agree to take any action that would reasonably be expected to prevent or delay the Parties from obtaining any Governmental Approval in connection with the transactions contemplated by this Agreement, or to prevent or materially delay or impede the consummation of the transactions contemplated herein (which, for the avoidance of doubt, shall not include ordinary course trading in debt).

(e) Purchaser agrees to provide such security and assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity whose consent or approval is sought in connection with the transactions contemplated hereby. Whether or not the Sale is consummated, Purchaser and Parent shall each be responsible for 50% of all filing fees and payments to any Governmental Entity in order to obtain any consents, approvals or waivers pursuant to this Section 5.3.

5.4 Conduct of Business.

(a) During the period from the date of this Agreement to the Closing Date, except (i) as set forth in Section 5.4(a) of the Seller Disclosure Schedule, (ii) as expressly contemplated by this Agreement or the Ancillary Agreements, (iii) as Purchaser shall otherwise

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consent in writing, or (iv) as contemplated in connection with the Plan of Reorganization, Sellers agree that they will, and will cause each member of the Education Group (in respect of the Business) to, (A) conduct the Business in all material respects in the ordinary course consistent with past practice and (B) use their commercially reasonable efforts to preserve intact the Business, (C) use their commercially reasonable efforts to keep available the services of the directors, officers, agents and key employees of the Education Group, (D) use their commercially reasonable efforts to maintain good relationships with, and the goodwill of, the customers, suppliers, lenders, creditors, business associates and others having material relationships with the Education Group, (E) manage the working capital of the Education Group (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice and (F) use commercially reasonable efforts to continue to make capital expenditures of the Education Group consistent with those contemplated by the capital expenditure budget set forth in Section 5.4(a) of the Seller Disclosure Schedule.

(b) During the period from the date of this Agreement to the Closing Date, except (1) as set forth in Section 5.4(b) of the Seller Disclosure Schedule, (2) as expressly contemplated by this Agreement or the Ancillary Agreements, (3) as Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed in the case of clauses (iii)(B) and (C), (v), (vii), (viii), (ix) or (x), or (4) as contemplated in connection with the Plan of Reorganization or (5) as required by applicable Law, Sellers covenant and agree that they shall not, and shall cause the members of the Education Group not to, in each case with respect to the Business, take any of the following actions:

(i) (A) amend or propose to amend their respective certificates of incorporation or by-laws or equivalent organizational documents in any manner adverse to Purchaser, (B) split, combine or reclassify their outstanding capital stock, or (C) declare, set aside or pay any non-cash dividend or non-cash distribution to any Person other than a member of the Education Group (except as may facilitate the elimination of intercompany accounts or the removal of cash and cash equivalents contemplated by Section 5.7);

(ii) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities which are convertible into or exchangeable for such capital stock;

(iii) (A) create, assume, incur or otherwise become liable for any Indebtedness (other than Indebtedness of the types specified in clauses (d) and (e) of the definition of Indebtedness) in excess of $5,000,000, except in the ordinary course of business consistent with past practice and (1) to the extent that such Indebtedness will be settled or otherwise eliminated prior to the Closing, (2) to replace or refinance existing credit facilities or other Indebtedness without increasing the principal amount thereunder, (3) as a draw on existing working capital credit facilities or replacements thereof or (4) in the form of ordinary course trade payables and receivables between any member of the Education Group, on the one hand, and either any member of the Parent Group or any third party, on the other hand,

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(B) make any acquisition, (by merger, consolidation or otherwise), of any assets, security, properties, interests or businesses for consideration in excess of $15,000,000 other than acquisitions in the ordinary course of business and acquisitions of businesses in accordance with contracts in effect as of the date hereof to which Sellers or any member of the Education Group is a party or under which any of such persons are bound, or

(C) sell, pledge, dispose of or encumber any assets or businesses in excess of $5,000,000 other than in the ordinary course of business and sales or dispositions of businesses in accordance with contracts in effect as of the date hereof to which Sellers or any member of the Education Group is a Party or as may be required by applicable Law;

(iv) enter into, amend, or extend any collective bargaining or other labor agreements;

(v) except as required by existing written agreements or Benefit Plans, shall not, and shall not permit any of its Subsidiaries to (A) except in the ordinary course of business consistent with past practice, increase the compensation or other benefits payable or provided to any of the Business Employees, (B) enter into any employment, change-of-control, severance or retention agreement with any Business Employee except (1) for an employment or severance agreement with a Business Employee who has been hired to replace a Business Employee with such an agreement, so long as such agreement does not provide for greater compensation and benefits than those (I) due under the replaced Business Employee’s agreement or (II) provided to such replaced Business Employee as of such replaced Business Employee’s termination of employment (it being understood that any such employment or severance agreement shall not provide for any change-of-control, retention or similar payment without Purchaser’s consent pursuant to this Section 5.4(b), such consent not to be unreasonably withheld, conditioned or delayed), or (2) for severance agreements entered into with Business Employees in the ordinary course of business consistent with past practice in connection with terminations of employment, so long as any such severance agreement provides for benefits consistent with the severance arrangements and policies heretofore disclosed to Purchaser, or (C) establish, adopt, enter into or amend any plan, trust, fund, policy or arrangement for the benefit of any Business Employees or any of their beneficiaries (except (1) as would not result in a material increase in cost to Purchaser or any of its Subsidiaries, (2) in connection with an action that applies uniformly to all similarly situated employees of Parent and its Subsidiaries and that is not exclusive to the Business Employees, so long as such action would not result in a material increase in cost to Purchaser or any of its Subsidiaries, or (3) as otherwise permitted pursuant to clauses (A) and (B) of this Section 5.4(b)(v));

(vi) make any material change to its methods of financial accounting in effect at June 30, 2012, except as required by a change in GAAP (as agreed to by its independent accountants) or in applicable Law;

(vii) (A) fail to prepare or cause to be prepared, in the ordinary course of business and consistent with past practice (except as otherwise required by applicable Law), and timely file or cause to be filed all Tax Returns required to be filed by

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any member of the Education Group on or before the Closing Date (other than any Combined Tax Return), (B) fail to promptly notify Purchaser of any material Tax Proceeding initiated or threatened in writing after the date of this Agreement against a member of the Education Group with respect to a material Tax of such member of the Education Group, (C) settle or compromise any material Tax Proceeding or file any material amended Tax Return, in each case, to the extent such action (x) relates primarily to one or more members of the Education Group and (y) binds a member of the Education Group for a Post-Closing Period or (D) cause any Transferred Company set forth on Section 3.13(h) of the Seller Disclosure Schedule to be treated as other than an entity that is disregarded as an entity separate from its owner within the meaning of Treasury Regulation Section 301.7701-3;

(viii) amend any term of any capital stock (whether by merger, consolidation or otherwise);

(ix) enter into any Contract that limits or otherwise restricts in any material respect the Education Group or any of its respective Affiliates or any successor thereto or that would reasonably be expected, after the Closing, to limit or restrict in any material respect the Education Group or any of its respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(x) enter into, amend or modify in any material respect or terminate any Material Contract, or otherwise waive, release or assign any material rights, claims or benefits thereto of the Education Group, in each case, other than in the ordinary course of business consistent with past practice;

(xi) settle (A) any material Action involving or against the Education Group, (B) any stockholder Action against the Education Group or any of its officers or directors or (C) any Action that relates to the transactions contemplated by this Agreement and the Ancillary Agreements; or

(xii) agree or commit to take any action described in this Section 5.4(b).

(c) Notwithstanding the foregoing, nothing in this Section 5.4 shall prohibit or otherwise restrict in any way the operation of the business of Sellers or the members of the Education Group except to the extent relating to the Business.

5.5 Consents. Parent shall, and shall cause the members of the Education Group to (a) reasonably cooperate with Purchaser to obtain any consents required from third parties in connection with the consummation of the transactions contemplated by this Agreement and (b) use reasonable best efforts to obtain the consents set forth on Section 3.4 of the Seller Disclosure Schedule, subject to Section 11.6. If the obligations in clauses (a) and (b) have been fulfilled, Sellers shall have no liability for failure to obtain any consents. For the avoidance of doubt, the failure to obtain any consents shall in no event constitute a failure of any condition to the Closing.

5.6 Public Announcements. No Party to this Agreement nor any Affiliate or representative of such Party shall issue or cause the publication of the initial press release or

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public announcement or any subsequent press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or stock exchange rules (upon the advice of counsel) in which case the Party required to publish such press release or public announcement shall use reasonable efforts to provide the other Party a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Subject to Section 5.2, the foregoing shall not restrict communications between Purchaser and the investors or potential investors of Purchaser or its Affiliates in the ordinary course of business consistent with past practice.

5.7 Intercompany Accounts. On or prior to the Closing Date, all intercompany accounts except for ordinary course trade payables and receivables and those accounts listed on Section 5.7 of the Seller Disclosure Schedule between any member of the Parent Group, on the one hand, and any member of the Education Group, on the other hand, shall be settled or otherwise eliminated in such a manner as Sellers shall reasonably determine (including by Sellers or any of their Affiliates removing from any member of the Education Group all cash and cash equivalents or funds from cash pools by means of dividends, distributions, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise; provided that Seller shall not be permitted to remove such cash, cash equivalents or funds that would result in any member of the Education Group having an amount of cash or cash equivalents less than the amount set forth on Section 5.7 of the Seller Disclosure Schedule opposite the jurisdiction of organization of such member of the Education Group (“Operating Cash”)), without any liability to Purchaser or its Affiliates following the Closing. For the avoidance of doubt, intercompany accounts between and among any member of the Education Group shall not be affected by this provision.

5.8 Guarantees; Commitments.

(a) From and after the Closing, Purchaser shall and shall cause the members of the Education Group to, jointly and severally, indemnify and hold harmless each member of the Parent Group and their respective managers, officers, directors, employees, representatives, agents, successors and assigns (collectively, “Parent Indemnitees”) against any Losses that any Parent Indemnitee suffers, incurs or is liable for by reason of or arising out of or in consequence of: (i) any Parent Indemnitee issuing, making payment under, being required to pay or reimburse the issuer of, or being a party to, any guarantee, indemnity, surety bond, letter of credit, bank guarantee, keepwell agreement, consumer financing arrangements, or other similar commitment, understanding, agreement or obligation relating to the Business listed on Section 5.8(a) of the Seller Disclosure Schedule (collectively, the “Indemnified Guarantees”); (ii) any claim or demand for payment made on any Parent Indemnitee with respect to any of the Indemnified Guarantees; or (iii) any Action, claim or proceeding by any Person who is or claims to be entitled to the benefit of or claims to be entitled to payment, reimbursement or indemnity with respect to any Indemnified Guarantees.

(b) Prior to the Closing, Purchaser shall use commercially reasonable efforts to cause itself or the members of the Education Group to be substituted in all respects for each member of the Parent Group, and for each member of the Parent Group to be released, effective

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as of the Closing or (if such substitution and release cannot be effected as of the Closing) as soon as reasonably possible after the Closing (and, in any event, no later than 30 days after Closing), in respect of all obligations of each member of the Parent Group under each of the Indemnified Guarantees. At Parent’s request, Purchaser will, and will cause the members of the Education Group to, assign or cause to be assigned, any lease underlying an Indemnified Guarantee to an Affiliate of Purchaser meeting the applicable net worth and other requirements in such lease to give effect to the provisions of the preceding sentence. For any Indemnified Guarantees for which Purchaser or the members of the Education Group, as applicable, is not substituted in all respects for each member of the Parent Group (or for which each member of the Parent Group is not released) effective as of the Closing, Purchaser shall continue to use commercially reasonable efforts and shall cause the members of the Education Group to use commercially reasonable efforts to effect such substitution and release as soon as reasonably practicable after the Closing, and Parent and Sellers shall continue to reasonably cooperate in Purchaser’s efforts. Purchaser further agrees that, to the extent the beneficiary or counterparty under any Indemnified Guarantee does not accept any such substitute arrangement proffered by Purchaser or an Affiliate of Purchaser or to the extent each member of the Parent Group is not fully and irrevocably released and discharged, Purchaser hereby agrees to: (i) indemnify each member of the Parent Group for any and all amounts paid, including all reasonable and documented out-of-pocket costs or expenses incurred in maintaining such Indemnified Guarantee for each member of the Parent Group, and (ii) promptly reimburse each member of the Parent Group to the extent any Indemnified Guarantee is called upon and such member of the Parent Group makes any payment or is obligated to reimburse the Party issuing such Indemnified Guarantee. For the avoidance of doubt, Purchaser shall not replace any letters of credit or any other collateral which relates to any collateral provided by Sellers under any Seller insurance policy(ies) or self-insured programs.

5.9 Insurance.

(a) From and after the Closing Date, the members of the Education Group shall cease to be insured by the insurance policies held by Parent or any of its Subsidiaries, or by any of their self-insured programs, and neither Purchaser nor its Subsidiaries shall have any right, title or interest to or in any such insurance policies (including to all claims and rights to make claims and all rights to proceeds) to cover any assets of the members of the Education Group or any Liability arising from the operation of the Business on or after the Closing; provided, however that (i) Purchaser shall continue to have the benefits of available insurance pursuant to this Section 5.9 exercisable by requesting that Parent make claims under such policies and programs with respect to losses occurring (whether known or unknown) before the Closing Date to the extent insurance coverage in respect of such claims may be available, (ii) the members of the Parent Group shall diligently pursue such claims, consult with Purchaser prior to making any material decision or taking any material action relating to such claim and take such other actions as may be reasonably requested by Purchaser in connection with the tendering of such claims to the applicable insurers under such policies, and (iii) shall provide Purchaser with the net proceeds they realize with respect to such claims; provided, further, that (A) Purchaser shall be liable for all uninsured or self-insured amounts in respect of such claims and (B) Purchaser agrees to reimburse, upon the request of Parent, the applicable members of the Parent Group for all out-of-pocket costs incurred by any member of the Parent Group associated with Purchaser-initiated claims, including costs of filing a claim, arbitration costs, any deductibles and premium increases under the insurance policies and programs resulting from such claims. Each

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Seller or any of its respective Affiliates may, in its reasonable discretion, to be effective as of the Closing, amend any insurance policies in the manner it deems appropriate to give effect to this Section 5.9; provided that no Seller nor any of its Affiliates may take any action that would reduce, modify or eliminate any coverage, terms and conditions or policy limits to the detriment of the Education Group or Purchaser under any insurance policy presently available to the Education Group for any claims related to pre-Closing occurrences. From and after the Closing, Purchaser shall be responsible for securing all insurance it considers appropriate for its operation of the Education Group and the Business. Purchaser further covenants and agrees not to seek or assert directly from the insurer, or the exercise any rights or claims of any member of the Education Group or the Business under or in respect of any past or current insurance policy under which any Transferred Company or Affiliate thereof or the Business is an additional insured.

(b) Sellers agree to execute, or cause to be executed, and deliver affidavits and other customary documentation in customary form, as reasonably required by Stewart Title Guaranty Company to induce such insurer to issue owner’s policies of title insurance for the Owned Real Property or any portion thereof including fee title to the applicable Owned Real Property subject only to Permitted Liens and containing or accompanied by such affirmative insurance and endorsements (including a so-called non-imputation endorsement) as Purchaser shall reasonably request, provided that Seller and its affiliates shall not have any increased liability under any such requested affidavits and other customary documentation than under this Agreement (including in respect of any caps, baskets and survival periods herein).

5.10 Litigation Support. In the event and for so long as any Seller is prosecuting, contesting or defending any legal proceeding, Action, investigation, charge, claim, or demand by a third party in connection with (a) any transactions contemplated under this Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the members of the Education Group, Purchaser shall, and shall cause its Subsidiaries and Affiliates (and its and their officers and employees) to reasonably cooperate with Sellers and their counsel in such prosecution, contest or defenses, including making available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense, in each case at such Seller’s sole expense and in a manner that does not interfere with Purchaser’s conduct of the Business in any material respect.

5.11 Payments.

(a) Sellers shall promptly pay or deliver to Purchaser any monies or checks which have been sent to an Affiliate of Sellers after the Closing Date by customers, suppliers or other contracting parties of the members of the Education Group and the Business and which should have been sent to Purchaser (including promptly forwarding invoices or similar documentation to Purchaser).

(b) Sellers agree that Purchaser has the right and authority to endorse, without recourse, any check or other evidence of indebtedness received by Purchaser in respect of any note or receivable transferred to Purchaser pursuant to this Agreement and Sellers shall furnish Purchaser such evidence of this authority as Purchaser may request.

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(c) Purchaser shall promptly pay or deliver to Sellers any monies or checks which have been sent after the Closing Date to Purchaser to the extent they are not due to the Business or the members of the Education Group or should have otherwise been sent to an Affiliate of Sellers (including promptly forwarding invoices or similar documentation to Sellers).

5.12 Non-Solicitation; Non-Competition.

(a) For a period of eighteen (18) months from the Closing Date, Parent shall cause the Restricted Parties not to hire or make an offer to hire or solicit, entice, encourage or intentionally influence (or attempt to do any of the foregoing) for employment (whether as an employee, director, member, owner, agent, consultant or otherwise) any officer or other member of management who was an employee of any member of the Education Group immediately prior to the Closing; provided that the Restricted Parties shall not be precluded from soliciting or hiring, or taking any other action with respect to, any such Person who (i) has been terminated by Purchaser or its Affiliates (including the members of the Education Group) prior to commencement of employment discussions between any of the Restricted Parties and such Person, (ii) responds to a general or public solicitation not targeted at individual prospective employees, consultants or independent contractors of Purchaser or any of its Affiliates, including the members of the Education Group (including by a bona fide search firm) or (iii) initiates discussions regarding such employment without any solicitation by any of the Restricted Parties in violation of this Agreement; and provided, further, that the Restricted Parties shall not be restricted from engaging in general or public solicitations or advertising not targeted at any such Persons described above.

(b) For a period of thirty (30) months from the Closing Date, Parent shall cause the Restricted Parties not to, either directly or indirectly as a stockholder, investor, member, partner or otherwise, undertake, participate or engage in the Business anywhere in the world. Notwithstanding the foregoing, none of the following shall be a breach of this Section 5.12: (i) the purchase or ownership by a Restricted Party of a Person or business that derives less than the greater of (A) 12.5% of its total annual revenues or (B) $17,500,000 in annual revenues from the Business, measured for the fiscal year ended immediately prior to the date of such purchase, (ii) the purchase or ownership by a Restricted Party of a Person or business that derives an amount equal to or greater than the greater of (x) 12.5% or more of its total annual revenues or (y) $17,500,000 in annual revenues from the Business measured for the fiscal year ended immediately prior to the date of such purchase, as long as that Restricted Party shall commit to, and shall, divest to an unaffiliated third party the Business operated by such acquired or owned Person or business or reduce the Business operated by such acquired or owned Person or business in size to constitute less than $17,500,000 in annual revenues as soon as reasonably practicable, and in any event not later than one year, following the acquisition of such ownership or interest (provided, however, that such one year period shall be extended to the date on which all approvals from a Governmental Entity required to complete the divestiture are received (but no later than the second anniversary following the acquisition of such Person or business) if such approvals are not received by the first anniversary following the acquisition of such Person or business), (iii) the provision by Restricted Parties of goods or services of a nature provided by any member of the Parent Group as of the date of this Agreement, and reasonable

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extensions thereof, (iv) the operation of any Deferred Business not yet transferred in accordance with Section 2.9(b) and (v) the direct or indirect ownership by Restricted Parties of publicly traded interests in or securities of any Person engaged in the Business to the extent that such investment does not, directly or indirectly, confer on the Restricted Parties more than 10% of the voting power of such Person. Notwithstanding anything to the contrary in this Section 5.12(b), the Restricted Parties can offer and provide in any setting (including within a classroom or seminar setting) and in any format (including in a print, computerized, video or online format), whether for branding or marketing purposes or to generate revenue, training and education materials, products and services relating to financial, commercial and commodities information and products that use the “McGraw-Hill Financial” brand, sub-brands or other brands; provided that such materials, products and services do not employ the “McGraw-Hill Education” brand.

(c) For the purposes of this Agreement, “Restricted Party” shall mean (i) Parent and (ii) each Subsidiary of Parent for the period that such Subsidiary is directly or indirectly owned by Parent.

5.13 Directors and Officers.

(a) If the Closing occurs, Purchaser shall and shall cause the members of the Education Group to take any necessary actions, except as otherwise required by Law, to provide, on terms that are no less favorable, all rights to indemnification and all limitations on liability currently existing in favor of any current or former managers, officers, directors, employees, representatives and agents of the members of the Education Group (or their respective predecessors) (collectively, the “Seller Indemnitees”), as provided in (i) the organizational documents of the members of the Education Group in effect on the date of this Agreement or (ii) any agreement providing for indemnification by the members of the Education Group of any of the Seller Indemnitees in effect on the date of this Agreement to which Sellers or the members of the Education Group are a party.

(b) In the event that any member of the Education Group or Purchaser or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the members of the Education Group or Purchaser, as the case may be, shall succeed to the obligations set forth in this Section 5.13.

(c) The obligations of Purchaser under this Section 5.13 shall not be terminated or modified in such a manner as to materially and adversely affect any indemnitee to whom this Section 5.13 applies without the written consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.13 applies shall be third party beneficiaries of this Section 5.13).

5.14 Financing.

(a) Purchaser shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and to do, or

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cause to be done, all things necessary, proper or advisable to obtain and to consummate the Equity Financing and the Debt Financing on the terms and conditions described in the Commitment Letters; provided, that Purchaser may (i) amend the Debt Commitment Letters to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed the Debt Commitment Letters as of the date of this Agreement or (ii) otherwise replace or amend the Debt Commitment Letters, in each case so long as such action would not be prohibited by the following sentence. Purchaser shall not permit any amendment or modification to be made to, or any waiver of any provision under, the Commitment Letters without the prior written consent of Sellers if such amendment, supplement, modification or waiver:

(i) reduces the aggregate amount of the Financing (including by increasing the amount of fees to be paid or original issue discount as compared to such fees and original issue discount contemplated by the Debt Commitment Letter and related fee letters in effect on the date hereof unless the Debt Financing or the Equity Financing is increased by such amount);

(ii) (A) imposes new or additional conditions precedent to the Financing, or (B) otherwise adversely expands, amends or modifies any of the conditions precedent to the Financing, or otherwise expands, amends or modifies any other provision of the Commitment Letters, in the case of this clause (B), in a manner that would reasonably be expected to prevent or materially delay the ability of Purchaser to consummate the Closing; or

(iii) would materially adversely impact the ability of Purchaser to enforce its rights against other parties to the Commitment Letters or otherwise to timely consummate the transactions contemplated by this Agreement.

Purchaser shall promptly deliver to Sellers copies of any such amendment, modification, waiver or replacement. For purposes of this Agreement, references to “Financing” or “Debt Financing,” as applicable, shall include the financing contemplated by the Commitment Letters as permitted to be amended, modified, waived or replaced by this Section 5.14(a) or by Section 5.14(c) and references to “Debt Commitment Letters” shall include such documents as permitted to be amended, modified, waived or replaced by this Section 5.14(a) or Section 5.14(c).

(b) Purchaser shall use its reasonable best efforts to (i) maintain in effect the Commitment Letters; (ii) negotiate and enter into definitive agreements (which, with respect to the bridge facility documentation, shall not be required until reasonably necessary in connection with the funding of the Debt Financing) with respect to the Debt Financing on the terms and conditions contained therein (including, as necessary to obtain the Financing, the “flex” provisions contained in any related fee letter), or on other terms no less favorable in any material respect to Purchaser as to conditionality than the terms and conditions in the Commitment Letters; provided, that in no event shall any such definitive agreement contain terms (other than those included in the Debt Commitment Letter) that would reasonably be expected to prevent or materially delay the Closing; (iii) provide Parent with copies of all substantially final drafts of such definitive agreements; (iv) satisfy on a timely basis all conditions applicable to Purchaser contained in the Debt Commitment Letters that are within its control (or, if deemed advisable by Purchaser, seek the waiver of conditions applicable to Purchaser contained in the Debt Commitment Letters), including the payment of any commitment, engagement or placement fees

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required as a condition to the Debt Financing and due and payable by Purchaser, as set forth in the Debt Commitment Letters, (v) enforce its rights under the Debt Commitment Letters, (vi) upon satisfaction of all of the conditions precedent under Sections 8.1 and 8.2 (except those that, by their nature, are to be satisfied at Closing, provided such conditions would be so satisfied as of such date), cause the funding of the Debt Financing at or prior to Closing (together with other sources of funds, with respect to the Required Amount); (vii) give Sellers prompt notice of any material breach by any party to the Debt Commitment Letters of which Purchaser has become aware or any termination of, or any notice of intention by any funding source not to provide the Financing contemplated in, any of the Commitment Letters; (viii) upon request of the Parent, Purchaser shall apprise Parent of material developments relating to the Financing.

Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 5.14 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser or any Affiliate thereof to (i) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letters, or (ii) pay any material fees in excess of those contemplated by the Equity Commitment Letters or the Debt Commitment Letters.

(c) If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or the Debt Commitment Letters shall be terminated for any reason, Purchaser shall promptly notify Sellers in writing and shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms and conditions (including all terms, termination rights, flex provisions and funding conditions) no less favorable to Purchaser as those contained in the Debt Commitment Letters and in an amount sufficient, together with the Equity Financing, available cash on hand of Purchaser and cash on hand of the Transferred Companies and their Subsidiaries available for application to the Required Amount, if any, on the Closing Date, to fund the Required Amount (the “Alternate Financing”) and, if obtained, will provide Parent with a copy of a new financing commitment that provides such Alternate Financing (an “Alternate Debt Commitment Letter”). To the extent applicable, Purchaser shall use its reasonable best efforts (taking into account the expected timing of the Marketing Period) to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any Alternate Debt Commitment Letter, including by using reasonable best efforts to comply with its obligations under Section 5.14(b) above as though the references therein to Debt Commitment Letters and Debt Financing were instead references to the Alternate Debt Commitment Letter and the Alternate Financing, respectively.

Notwithstanding anything to the contrary in this Agreement, Purchaser may enter discussions regarding, and may enter into arrangements and agreements relating to the Financing to add other equity providers, so long as in respect of any such arrangements and agreements, the following conditions are met: (i) the aggregate amount of the Equity Financing is not reduced; (ii) the arrangements and agreements, in the aggregate, would not be reasonably likely to delay or prevent the Closing; and (iii) the arrangements and agreements would not diminish or release the pre-closing obligations of the parties to the Equity Commitment Letters, adversely affect the rights of Purchaser to enforce its rights against the parties to the Equity Commitment Letters, or otherwise constitute a waiver or reduction of Purchaser’s rights under the Equity Commitment Letters.

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For the avoidance of doubt, in the event that (i) all or any portion of the Debt Financing contemplated to be raised in lieu of the bridge financing contemplated under the Debt Commitment Letters has not been consummated, (ii) the conditions set forth in Article VIII have been satisfied or waived, and (iii) all of the conditions set forth in the Debt Commitment Letters have been satisfied or waived (other than those conditions which by their nature are to be satisfied at Closing, but subject to the satisfaction of those conditions), Purchaser shall use reasonable best efforts to cause the proceeds of the bridge facility contemplated by the Debt Commitment Letters to be used to cause the Closing to occur in accordance with the terms and conditions hereunder.

(d) Prior to the Closing, or as expressly provided in clause (iv) below, Sellers shall use commercially reasonable efforts to, and to cause the members of the Education Group and the Sellers’ and the members of the Education Group’s respective directors, officers, employees, agents, consultants, advisors, (including legal, financial and accounting advisors), and other representatives (collectively, “Representatives”) to, provide to Purchaser such cooperation as is reasonably requested by Purchaser and the Debt Financing Sources in connection with the Debt Financing (provided that such requested cooperation does not materially and adversely interfere with the ongoing operations of Sellers and its Subsidiaries), including:

(i) assisting in preparation for and participation in marketing efforts (including lender meetings and calls), other meetings, drafting sessions, rating agency presentations, road shows and due diligence sessions (including accounting due diligence sessions) and sessions with prospective lenders, investors and ratings agencies and assisting Purchaser in obtaining ratings as contemplated by the Debt Financing;

(ii) assisting Purchaser and the Debt Financing Sources in the preparation of (A) offering documents, private placement memorandum, bank information memorandum, prospectuses and similar marketing documents for any of the Financing, including the execution and delivery of customary representation letters in connection with bank information memoranda and reviewing and commenting on Purchaser’s draft of a business description and “Management’s Discussion and Analysis” of the Education Group’s financial statements to be included in offering documents contemplated by the Debt Financing; and (B) materials for rating agency presentations;

(iii) as promptly as reasonably practicable (A) furnishing Purchaser and Purchaser’s financing sources (including the Debt Financing Sources) and their respective Representatives with the Required Information and (B) informing Purchaser if Sellers or their Subsidiaries shall have knowledge of any facts that would likely require the restatement of such financial statements for such financial statements to comply with GAAP;

(iv) both before the Closing and, to the extent reasonably necessary to allow Purchaser or any of its Affiliates to consummate a securities offering or comply with SEC requirements, after the Closing, providing appropriate representations in connection with the preparation of financial statements and other financial data of the Education Group and requesting accountants’ consents in connection with the use of the Education Group’s financial statements in offering documents, prospectuses, Current Reports on Form 8-K and other documents to be filed with the SEC;

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(v) using reasonable best efforts to assist Purchaser in connection with the preparation of pro forma financial information and financial statements to the extent required by SEC rules and regulations or necessary or reasonably required by Purchaser’s financing sources (including the Debt Financing Sources) to be included in any offering documents; provided that neither Sellers nor any of their Subsidiaries or Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vi) using reasonable best efforts to provide (x) monthly financial reports consistent with Sellers’ past practice, (y) within forty-five (45) days of the end of each of the first three fiscal quarters of the fiscal year, quarterly financial statements which have been “reviewed” by auditors in accordance with Statements on Auditing Standards 100, and (z) within ninety (90) days of the end of each fiscal year, audited financial statements for such fiscal year;

(vii) executing and delivering as of (but not before) the Closing any pledge and security documents, other definitive financing documents, or other certificates, customary (e.g., local counsel) legal opinions or documents as may be reasonably requested by Purchaser (including a certificate of the chief financial officer of the Education Group with respect to solvency matters in the form set forth as an annex to the Debt Commitment Letters) and otherwise facilitating the pledging of collateral (including (x) cooperation in connection with the pay-off of existing Indebtedness to the extent contemplated by this Agreement and the release of related Liens and termination of security interest and (y) cooperation in connection with Purchaser’s efforts to obtain environmental assessments and title insurance);

(viii) assisting Purchaser to obtain waivers, consents, estoppels and approvals from other parties to material leases, encumbrances and Contracts relating to the Education Group and to arrange discussions among Purchaser, the providers of the Equity Financing and the Debt Financing and their respective Representatives with other parties to material leases, encumbrances and Contracts as of the Closing;

(ix) taking all reasonable actions necessary to (A) permit Purchaser’s financing sources (including the Debt Financing Sources) to evaluate the Education Group’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements as of the Closing and to assist with other collateral audits and due diligence examinations and (B) establish bank and other accounts and blocked account agreements and lock box arrangements to the extent necessary in connection with the Debt Financing;

(x) taking all corporate actions, subject to the occurrence of the Closing, reasonably requested by Purchaser that are necessary or customary to permit the consummation of the Debt Financing, including any high yield financing, and to permit the proceeds thereof, together with the cash at the Education Group, if any (not needed for other purposes), to be made available on the Closing Date to consummate the transactions contemplated by this Agreement;

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(xi) providing at least five (5) Business Days prior to the Closing Date all documentation and other information about the Education Group as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act to the extent requested at least eight (8) Business Days prior to the anticipated Closing Date; and

(xii) using reasonable best efforts to assist Purchaser in the implementation of the corporate restructuring of the Education Group in accordance with the Debt Financing (for the avoidance of doubt, such restructuring to be effective only upon the Closing); provided that, anything to the contrary in this Agreement notwithstanding, Purchaser shall indemnify, defend and hold harmless, to the fullest extent permitted by law, the Sellers Indemnified Parties from and against any and all Losses or Taxes incurred or suffered by any of Sellers Indemnified Parties to the extent based upon, arising by reason of or resulting from any actions or omissions to act in respect of such corporate restructuring, in each case to the extent such Losses or Taxes would not have been incurred or suffered by the Seller Indemnified Parties as a result of the consummation of the Plan of Reorganization or otherwise by the transactions contemplated by this Agreement (other than this clause (xii)).

provided that neither Sellers nor any of their Affiliates shall be required to pay any commitment or other similar fee or incur any other Liability, in each case, in connection with the Financing (in the case of the Education Group, prior to the Closing); provided, further, that the effectiveness of any documentation executed by any Seller with respect thereto, and the attachment of any lien, shall be subject to the consummation of the Closing; provided, further, no director or officer of any Seller or any Subsidiary of Seller shall be required to execute any agreement, certificate, document or instrument with respect to the Financing that would be effective prior to the Closing.

Purchaser shall promptly, upon request by Sellers, reimburse Sellers for all reasonable documented out-of-pocket costs or expenses incurred by Sellers, any of their Affiliates, Subsidiaries and their respective Representatives in complying with their respective covenants pursuant to this Section 5.14(d). Further, Purchaser shall indemnify and hold harmless Sellers, their Subsidiaries and its and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing or any alternative financing and any information utilized in connection therewith (other than any information provided in writing by or on behalf of Sellers or any of their Subsidiaries specifically for use in connection with the Financing), in each case other than to the extent any of the foregoing arises from the bad faith, gross negligence or willful misconduct of, or breach of this Agreement by, Sellers or any of their Subsidiaries or their respective Affiliates and Representatives. Any information provided to Purchaser pursuant to this Section 5.14(d) shall be subject to the Confidentiality Agreement and Section 5.2.

(e) Sellers hereby consent to the use of the logos of the Education Group solely in connection with the Financing; provided, that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage Sellers or Sellers’ reputation or goodwill and will comply with Parent’s usage requirements to the extent made available to Purchaser prior to the date of this Agreement.

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(f) Sellers shall, and shall cause their Subsidiaries to, use reasonable best efforts to periodically update any Required Information provided to Purchaser as may be necessary so that such Required Information is (i) Compliant, (ii) meets the applicable requirements set forth in the definition of “Required Information” and (iii) would not, after giving effect to such update(s), result in the Marketing Period to cease to be deemed to have commenced. For the avoidance of doubt, Purchaser may, to most effectively access the financing markets, require the cooperation of Sellers and their Subsidiaries under this Section 5.14 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing; provided that, for the avoidance of doubt, the Marketing Period shall not be applicable as to each attempt to access the markets. Sellers shall timely file SEC documents and other materials with the SEC to the extent required by the SEC in accordance with Law to the extent such SEC documents relate specifically to the Education Group. In addition, if, in connection with a marketing effort contemplated by the Debt Commitment Letters, Purchaser reasonably requests Sellers to file a Current Report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Education Group, which Purchaser reasonably determines to include in a customary offering memorandum for the Debt Financing, then Sellers shall file a Current Report on Form 8-K containing such material non-public information.

(g) Prior to the Closing, Sellers shall, and shall cause their Subsidiaries to, use their reasonable best efforts to cause their independent auditors to provide, consistent with customary practice, (A) consent to SEC filings and offering memoranda that include or incorporate the Education Group’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Education Group, (B) reasonable assistance in the preparation of pro forma financial statements by Purchaser and (C) reasonable assistance and cooperation to Purchaser, including attending accounting due diligence sessions.

(h) Notwithstanding anything in Section 2.3 to the contrary, if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VIII, notwithstanding the satisfaction or waiver of such conditions, Purchaser shall not be required to effect the Closing until the earlier of (i) a date during the Marketing Period specified by Purchaser on not less than two (2) Business Days’ notice to Sellers and (ii) the third (3rd) Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or waiver in writing of all of the conditions set forth in Article VIII as of the date determined pursuant to this Section 5.14(h)).

5.15 Shared Contracts. Prior to or at the Closing, each Shared Contract shall be assigned (subject to Section 5.5), partitioned, retained or otherwise addressed as set forth on Schedule V hereto; provided, however, that, in no event shall any assignment be required with respect to any Shared Contract which is not assignable by its terms (it being understood, however, that: (i) each Party shall have used its commercially reasonable efforts to take, or cause to be taken, all actions and used its commercially reasonable efforts to do, or cause to have been done, and assisted and cooperated with the other Party in doing, all things reasonably necessary, proper or advisable to have obtained such assignment of any such Shared Contract, (ii) Parent shall consider in good faith all comments made by Purchaser on, and consult with Purchaser

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prior to, making any material decision or taking any material action relating to any Shared Contracts set forth on Schedule V; and (iii) following the Closing, with respect to any Shared Contract which was intended to be, but has not been, so assigned Parent and Sellers shall, consistent with any contractual obligation or any applicable legal or fiduciary obligation under applicable Law, use reasonable best efforts to cooperate in a mutually agreeable arrangement under which Parent and Sellers, on the one hand, and Purchaser (or one or more of its Affiliates) on the other hand, would, in compliance with applicable Law, obtain the benefits and assume the obligations and bear the economic burdens under such Shared Contract.

5.16 McGraw-Hill Marks and Domain Names. The Parties hereby agree that upon the Closing, all worldwide right, title, and interest of Sellers and/or their Affiliates, on the one hand, and Purchaser and/or its Affiliates (including the members of the Education Group), on the other hand, to own and/or use any McGraw-Hill Marks and Domain Names shall be governed by the terms and conditions set forth in the Trademark Coexistence Agreement; provided, however, that in those jurisdictions where the coexistence described in such Trademark Coexistence Agreement is either (i) prohibited under applicable Law or (ii) otherwise precluded or prevented for any reason (including, without limitation, a refusal by the applicable trademark office or similar Governmental Entity), in either case, Sellers and the relevant members of the Education Group shall enter into a trademark license agreement governing each party’s respective rights in such jurisdiction in a form that is mutually agreed upon by the parties thereto and pursuant to which Sellers grant a license to the members of the Education Group to use the applicable McGraw-Hill Marks and Domain Names in such jurisdiction.

5.17 Resignations. Prior to the Closing, Sellers shall use their commercially reasonable efforts to cause to be delivered to Purchaser duly signed resignations, effective as of the Closing, of all limited liability company managers, corporate directors and officers of the Education Group set forth on Schedule 5.17 of the Purchaser Disclosure Schedule.

ARTICLE VI

EMPLOYEE MATTERS COVENANTS

6.1 Treatment of Transferred Employees.

(a) Sellers shall (or shall cause their applicable Affiliates to) use their reasonable best efforts (subject to employee consent where required in any non-U.S. jurisdiction) to transfer at or prior to Closing the employment of each (i) Business Employee who is not employed by a member of the Education Group to a member of the Education Group, and (ii) employee who is not a Business Employee and who is employed by a member of the Education Group from such member of the Education Group to any Seller or any of its Affiliates (other than a member of the Education Group), as designated by Sellers; provided, however, (x) in the case of any Business Employee located in a Deferred Closing Jurisdiction (each, a “Deferred Transfer Employee”) who is not employed by a member of the Education Group, Sellers shall (or shall cause their applicable Affiliates to) use their reasonable best efforts to transfer the employment of such Deferred Transfer Employee to a member of the Education Group or one of its Affiliates (and Purchaser shall cause such entity to employ such Deferred Transfer Employee in accordance with the terms of this Article VI) as of no later than the

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applicable Deferred Closing Date (subject to employee consent where required in any non-U.S. jurisdiction) and (y) in the case of any Business Employee who is on short-term disability leave, leave under the Family Medical Leave Act or other approved leave of absence as of the Closing (each such Business Employee, a “Leave Employee”), Purchaser shall cause the applicable member of the Education Group or one of its Affiliates to employ such Leave Employee in accordance with the terms of this Article VI) as of the date such Leave Employee returns to active employment (the “Active Employment Date”). Any Business Employee who is an employee of a member of the Education Group as of the Closing shall be referred to as a “Transferred Employee”. Each Deferred Transfer Employee shall be considered a Transferred Employee effective as of the Closing Date, and each Leave Employee shall be considered a Transferred Employee effective as of the applicable Active Employment Date. With respect to each Leave Employee who becomes a Transferred Employee, any references to the termination of any employment-related obligations of Sellers and their Affiliates and the assumption or commencement of employment-related obligations by Purchaser and its Affiliates as of the Closing or Closing Date (as applicable) will be deemed to apply instead as of the applicable Active Employment Date. From and after the Closing, Purchaser assumes any Liabilities arising out of the employment or termination of employment of any Transferred Employee.

(b) From and after the Closing, the Transferred Companies or one of their Affiliates shall, and Purchaser shall cause the Transferred Companies or one of their Affiliates to, honor all Business Employee Plans and all Non-U.S. Business Employee Plans in accordance with their terms as in effect immediately before the Closing, subject to any amendment or termination thereof that is permitted by such Business Employee Plan or Non-U.S. Business Employee Plan, as applicable, or to comply with applicable Law. For a period of one year following the Closing (the “Benefits Continuation Period”), Purchaser shall provide, or shall cause to be provided, to each Transferred Employee (i) base compensation and cash bonus opportunities that, in each case, are no less favorable than were provided to the Transferred Employee immediately before Closing and (ii) all other compensation and benefits (other than any (A) equity or equity-based compensation (including the 2012 Cash Performance Awards), (B) defined benefit pension, (C) retiree medical or (D) change-in-control or sale compensation or enhanced benefit) that are substantially comparable in the aggregate to those provided to the Transferred Employee immediately before the Closing; provided, that, subject to Section 6.1(c) of this Agreement and applicable Law, nothing herein shall preclude Purchaser, the Transferred Companies or their respective Affiliates from terminating the employment of any Transferred Employee, nor shall limit Purchaser’s, the Transferred Companies’ or their respective Affiliates’ ability to modify compensation or benefits (other than health and welfare benefits during 2013 and severance benefits) because of or in response to performance issues with particular employees, groups of employees or business units or in connection with business optimization plans or initiatives; provided, further, that a Transferred Employee’s wages or salary may be decreased during the Benefits Continuation Period solely due to such Transferred Employee’s individual performance.

(c) Notwithstanding any other provision of this Agreement to the contrary, Purchaser shall, or shall cause the Transferred Companies or one of their Affiliates to, provide to each Transferred Employee whose employment is terminated, or who receives or gives notice of termination during the one-year period following the Closing severance benefits equal to the greater of (i) the severance benefits for which such Transferred Employee was eligible under the

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applicable severance arrangements of Sellers and their Affiliates as of immediately prior to Closing (without taking into account any reduction after the Closing in compensation paid to such Transferred Employee), and (ii) the severance benefits provided for under the severance arrangements of Purchaser and its Subsidiaries, assuming in each case that such termination qualified the Transferred Employee to such benefit; provided, however, that with respect to any Transferred Employee whose employment is terminated or who receives or gives notice of termination during the six-month period following the Closing under circumstances that would have entitled the Transferred Employee to enhanced severance during 2012 under the severance arrangement of Sellers and their Affiliates applicable to such Transferred Employee, for purposes of clause (i) of this sentence, the level of severance for which such Transferred Employee is eligible as of immediately prior to Closing shall be deemed to be no less than any enhanced severance that would have been payable upon such termination of employment during 2012 under the severance arrangements of Sellers and their Affiliates set forth on Section 6.1(c) of the Seller Disclosure Schedule. For the avoidance of doubt, in addition to any other rights under the applicable severance arrangement, with respect to any Transferred Employee, in the event that during the six-month period following Closing, Purchaser or any of its Affiliates (A) reduces such Transferred Employee’s base compensation by 10% or more or (B) relocates the principal location of employment of such Transferred Employee by more than 50 miles, then, if such Transferred Employee provides notice to Purchaser within 30 days of the occurrence of an event described in clauses (A) and (B) and Purchaser fails to cure such event within 30 days of such notice (the “Cure Period”), such Transferred Employee may terminate employment within 60 days following the Cure Period and will be entitled to severance in accordance with the first sentence of this Section 6.1(c).

(d) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Purchaser and its Subsidiaries providing benefits to any Transferred Employees after the Closing, (other than any (i) equity compensation, (ii) defined benefit pension plan or (iii) retiree medical plan), including the Business Employee Plans and the Non-U.S. Business Employee Plans (the “New Plans”), each Transferred Employee shall be credited with his or her years of service with Sellers and their Subsidiaries and their respective predecessors before the Closing, to the same extent as such Transferred Employee was entitled, before the Closing, to credit for such service under any similar Benefit Plan in which such Transferred Employee participated or was eligible to participate immediately prior to the Closing, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, Purchaser shall use its commercially reasonable efforts to cause (i) each Transferred Employee to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Benefit Plan in which such Transferred Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of Sellers or its Subsidiaries in which such employee participated immediately prior to the Closing, and Purchaser shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the

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corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

6.2 WARN and Corresponding State Laws. (a) Sellers shall provide to Purchaser no later than five (5) Business Days following the Closing a true and complete list of any and all employment losses (within the meaning of the WARN Act) incurred at any member of the Education Group during the ninety (90) day period prior to Closing, (b) Sellers and their Affiliates shall retain and be solely responsible for any Liability under WARN incurred prior to the Closing Date as a result of the actions of Sellers or their Affiliates or the failure of Sellers or their Affiliates to serve sufficient notice pursuant to WARN, and (c) subject to the truth and accuracy of the information provided to the Purchaser pursuant to subsection (a) hereof, Purchaser shall assume and be solely responsible for any Liability under WARN on or after the Closing Date as a result of actions by Purchaser and its Affiliates or the failure of Purchaser or its Affiliates to serve sufficient notice pursuant to WARN.

6.3 Transfer of Business Employee Plans and Non-U.S. Business Employee Plans. At or prior to the Closing, Sellers shall (or shall cause their applicable Affiliates to) transfer any Business Employee Plan (and any corresponding Assets and Liabilities) and any Non-U.S. Business Employee Plan (and any corresponding Assets and Liabilities) that is not sponsored or maintained by a member of the Education Group to a member of the Education Group and on and after the Closing, Purchaser shall and shall cause the applicable member(s) of the Education Group to assume and discharge all Liabilities with respect to the Business Employee Plans and the Non-U.S. Business Employee Plans (in each case whether incurred prior to, on or after the Closing Date), and such applicable member(s) of the Education Group shall solely be entitled to the rights of a sponsor and administrator under the Business Employee Plans and the Non-U.S. Business Employee Plans; provided, however, that all Liabilities in respect of the CEO RSU Award shall remain Liabilities of Sellers and their applicable Affiliates.

6.4 Unused Vacation, Sick Leave and Personal Time. Purchaser shall honor all unused vacation, sick leave and other personal time off (collectively, the “Transferred Leave”) of each Transferred Employee, either by allowing such Transferred Employee to use such accrued vacation or by cashing out such accrued vacation subject to applicable Law, at Purchaser’s discretion. Following Closing, the Transferred Employees shall be subject to, and commence to accrue benefits under, the vacation, sick leave and other personal time off policies of Purchaser applicable to the respective Transferred Employee, consistent with Section 6.1, subject to the protections regarding Transferred Leave described in the immediately preceding sentence.

6.5 Workers’ Compensation. With respect to any Transferred Employee, (a) Sellers and their Affiliates shall be solely responsible for workers’ compensation claims or, with respect to jurisdictions outside the United States or Puerto Rico, employers’ liability insurance claims, by or with respect to any Transferred Employee that are incurred prior to the Closing Date, and (b) Purchaser and its Affiliates shall be solely responsible for workers’ compensation claims or, with respect to jurisdictions outside the United States or Puerto Rico, employers’ liability insurance claims, by or with respect to any Transferred Employee that are incurred on or after the Closing Date. For purposes of this Section 6.5, a workers’ compensation claim or, with

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respect to jurisdictions outside the United States or Puerto Rico, employers’ liability insurance claims, shall be considered incurred prior to the Closing Date if the injury or condition giving rise to the claim occurs prior to the Closing Date.

6.6 Defined Contribution Pension Plan. With respect to the 401(k) Savings and Profit Sharing Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries (the “Parent Savings Plan”), Parent shall (a) make all required contributions that relate to periods (whether or not full payroll periods) ending on or prior to the Closing Date, (b) cease all contributions on behalf of the Transferred Employees with respect to periods after the Closing Date and (c) on a date mutually agreed between Parent and Purchaser (and in no event later than 120 days after the Closing Date, provided that such time period shall be reasonably extended in the event that such transfer is not feasible within the original time period because of adverse market conditions or other unforeseen circumstances), direct the trustee of the Parent Savings Plan to transfer, in accordance with ERISA and the Code, to the trust corresponding to the defined contribution savings plan established for the benefit of the Transferred Employees (the “Education Savings Plan”) Liability for the account balance (including loans) of each Transferred Employee who is a participant in the Parent Savings Plan (the “Transferred Savings Plan Participants”), together with the corresponding assets, the value of which on such transfer date is equal to the Liability; it being understood that none of Purchaser, the Transferred Companies or any of their respective Affiliates nor the Education Savings Plan shall assume any Liabilities or expenses arising under or relating to the Parent Savings Plan other than the obligation to distribute the transferred account balances in accordance with the Education Savings Plan and applicable Law, which obligation Purchaser hereby expressly assumes. All transfers from the Parent Savings Plan to the Education Savings Plan may be made in installments as mutually agreed by the Parent and Purchaser. All transfers from the Parent Savings Plan to the Education Savings Plan shall, except as Parent and Purchaser mutually agree, be in the form of in kind transfers of assets except where the Education Savings Plan does not have identical investments available or the investment fund does not permit in-kind asset transfers, in which case the transfers of assets will be made in the form of cash. Purchaser shall permit, and shall cause the Education Savings Plan to permit, the transferred account balances of Transferred Savings Plan Participants to include any common stock of Parent that is held in such accounts immediately before such transfer, and to retain such common stock in their accounts under the Education Savings Plan until at least the first anniversary of the Closing Date; provided that Parent shall not permit, and shall cause the Parent Savings Plan not to permit, Transferred Employees to elect to acquire any additional shares of such common stock in their accounts in the Parent Savings Plan after the Closing Date. Each Transferred Employee who participates in the Parent Savings Plan as of immediately prior to the Closing shall remain an inactive participant in the Parent Savings Plan until the trust-to-trust transfer contemplated by this Section 6.6 is completed, and during such time, the account balance for such Transferred Employee shall be credited with applicable earnings or debited with applicable losses and such Transferred Employee shall have the right to withdraw any portion of his or her account balance in accordance with the terms of the Parent Savings Plan.

6.7 2012 Cash Performance Awards. Effective as of the Closing Date, Purchaser shall assume the long-term cash incentive awards described on Section 6.7 of the Seller Disclosure Schedule granted by Parent to Transferred Employees in 2012 (the “2012 Cash Performance Awards”) and Purchaser shall satisfy the Liabilities thereunder in accordance with the terms of the 2012 Cash Performance Awards. For the avoidance of doubt, (a) the satisfaction of the

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performance-based vesting conditions of the 2012 Cash Performance Awards shall be based on actual performance of Parent in accordance with the terms of the 2012 Cash Performance Awards, (b) the 2012 Cash Performance Awards will be settled in cash only to the extent the service-based vesting conditions thereof have been satisfied or as otherwise required by the terms of the awards, (c) following Closing, Purchaser or the applicable member(s) of the Education Group shall solely be entitled to the rights of a sponsor and administrator under the 2012 Cash Performance Awards and (d) any notices sent to holders of the 2012 Cash Performance Awards by Parent or its Affiliates regarding such awards shall be subject to the reasonable review, comment and approval of Purchaser.

6.8 2012 Annual Bonus Awards. On or after January 1, 2013, Parent shall have the right to pay to the Business Employees who participate in an annual bonus or incentive plan of Parent or any of its Affiliates in respect of calendar year 2012 (which, for the avoidance of doubt, does not include any Business Employee Plan), such Business Employee’s 2012 annual bonuses based on actual performance levels as determined in accordance with the terms of Parent’s annual bonus plans in effect on the date of this Agreement. If Parent has not paid to the Business Employees the annual bonuses contemplated by the immediately preceding sentence prior to Closing, then, no later than March 15, 2013, Purchaser shall cause to be paid to the Transferred Employees who participate in an annual bonus or incentive plan of Parent or any of its Affiliates in respect of calendar year 2012, such Transferred Employees’ 2012 annual bonuses based on actual performance levels as determined in accordance with the terms of Parent’s annual bonus plans in effect on the date of this Agreement; provided, however, that the Chief Executive Officer of MH Education as of the date of this Agreement or his designee shall have the right to approve the allocation of the 2012 bonus pool among such Transferred Employees, subject to the prior good faith consultation with the post-Closing Board of Directors of MH Education or its duly designated committee.

6.9 Treatment of Parent Equity Awards. Effective upon the Closing, Parent shall cause (a) any unvested restricted shares of Parent common stock (“Parent Restricted Shares”) and any unvested options to purchase shares of Parent common stock (“Parent Options”) held by any Transferred Employee immediately prior to Closing to become fully vested, (b) all Parent Options held by Transferred Employees immediately prior to Closing to remain exercisable until the earlier of (i) the one year anniversary of Closing (or such longer period approved by Parent), and (ii) the expiration of the original term of such option, (c) all units with respect to shares of Parent common stock that are held by Transferred Employees immediately prior to Closing (other than the CEO RSU Award) (the “Parent RSU Awards”) to become vested as of the Closing and payable in accordance with their original payment schedule and (d) Parent and its Affiliates to assume the CEO RSU Award and to satisfy the Liabilities thereunder in accordance with the terms thereof. For the avoidance of doubt, Retained Employee Liabilities include all Liabilities with respect to the Parent Restricted Shares, the Parent Options and the Parent RSUs. Purchaser and Sellers agree that the term “Parent RSUs” does not include the 2012 Cash Performance Awards.

6.10 Withdrawal from Benefit Plans.

(a) Effective immediately prior to the Closing (or effective as of the applicable date set forth in Section 6.6), Sellers shall cause the Transferred Companies’

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withdrawal from participation in all Benefit Plans, other than the Business Employee Plans and the Non-U.S. Business Employee Plans, to the extent any additional action is needed, in each case, without resulting in any actual or contingent liability to the Transferred Companies, Purchaser or their respective Affiliates. For the avoidance of doubt, all Retained Employee Liabilities shall be retained by Sellers and its Affiliates.

(b) Effective as of the Closing Date, Sellers shall, or shall cause, each Transferred Employee who was participating immediately prior to the Closing Date in the Parent Savings Plan or the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries to be fully vested in his or her account and benefit as accrued as of the Closing Date, if and to the extent not yet fully vested; provided, however, that in no event shall the Transferred Employee receive any additional service credit for purposes of these plans.

(c) With respect to each Transferred Employee who, as of the Closing, is a participant in the Employee Retirement Plan of The McGraw-Hill Companies, Inc. and its Subsidiaries, and has, as of the Closing Date, the requisite number of years of service with Sellers and its Affiliates to be eligible for “early retirement” vesting under such defined benefit plan, Sellers and its Affiliates shall cause the Transferred Employee to be deemed eligible for “early retirement” vesting under such defined benefit plan (including the applicable actuarial factors for such early retirement).

(d) Parent shall cause its United States post-retirement medical plans and arrangements to provide post-retirement medical benefits to each Transferred Employee who (i) satisfies the eligibility criteria to receive benefits under such post-retirement medical plan or arrangement as of the Closing and (ii) elects such coverage in accordance with applicable plan terms; provided, that if Parent discontinues its post-retirement medical plans and arrangements for similarly situated employees of Sellers and their Affiliates, then the Transferred Employees shall be treated the same as such employees.

6.11 Supplemental 401(k) Plan. Prior to the Closing, Sellers shall cause a member of the Education Group to establish a nonqualified supplemental 401(k) plan (the “MHE Supplemental 401(k) Plan”) that is substantially identical to Parent’s 401(k) Savings and Profit Sharing Supplement Plan then in effect (the “Parent Supplemental 401(k) Plan”) and Sellers shall cause the transfer from the Parent Supplemental 401(k) Plan to the MHE Supplemental 401(k) Plan of all outstanding obligations with respect to each Transferred Employee. From and after the Closing, (a) Purchaser shall cause the applicable member of the Education Group to retain the Liabilities for all benefits under the MHE Supplemental 401(k) Plan with respect to Transferred Employees and (b) Purchaser shall cause the applicable member of the Education Group to pay all such benefits under the MHE Supplemental 401(k) Plan in accordance with its terms. For the avoidance of doubt, none of Purchaser, the Transferred Companies or any of their respective Affiliates, nor the MHE Supplemental 401(k) Plan shall assume any Liabilities or expenses arising under or relating to the Parent Supplemental 401(k) Plan other than the obligation to distribute the account balances (and any earnings thereon through the date of distribution) in accordance with the MHE Supplemental 401(k) Plan and applicable Law. Purchaser agrees that it will provide for earnings on account balances under the MHE Supplemental 401(k) Plan on a basis that is substantially as favorable to Transferred Employees as the earnings alternative available to participants in the Parent Supplemental 401(k) Plan.

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6.12 Deferred Compensation Plan. Prior to the Closing, Sellers shall cause a member of the Education Group to establish a deferred compensation plan (the “MHE DC Plan”) that is substantially identical to Parent’s Key Executive Short-Term Incentive Deferred Compensation Plan, as amended and restated as of January 1, 2008 (the “Parent DC Plan”) and Sellers shall cause the transfer from the Parent DC Plan to the MHE DC Plan of all outstanding obligations with respect to each Transferred Employee. From and after the Closing, (a) Purchaser shall cause the applicable member of the Education Group to retain the Liabilities for all benefits under the MHE DC Plan with respect to Transferred Employees and (b) Purchaser shall cause the applicable member of the Education Group to pay all such benefits under the MHE DC Plan in accordance with its terms. For the avoidance of doubt, none of Purchaser, the Transferred Companies or any of their respective Affiliates, nor the MHE DC Plan shall assume any Liabilities or expenses arising under or relating to the Parent DC Plan other than the obligation to distribute the account balances (and any earnings thereon through the date of distribution) in accordance with the MHE DC Plan and applicable Law. Purchaser agrees that it will provide for earnings on account balances under the MHE DC Plan on a basis that is substantially as favorable to Transferred Employees as the earnings alternative available to participants in the Parent DC Plan.

6.13 Noticed Business Employees. Within five Business Days following the date of this Agreement, Parent shall provide to Purchaser a list (the “Section 6.13 List”) that sets forth (a) each individual identified as a Business Employee as of the date of this Agreement who is based in the United States and who shall receive a notice of termination of employment from Sellers prior to the Closing Date pursuant to the restructuring contemplated by Parent as of the date of this Agreement (each such individual, a “Noticed Business Employee”) and (b) such Noticed Business Employee’s scheduled employment termination date. Notwithstanding anything to the contrary contained in this Agreement, Noticed Business Employees shall not constitute Business Employees for any purpose of this Agreement, and each Noticed Business Employee shall remain an employee of Sellers and their Affiliates (other than any member of the Education Group) through such Noticed Business Employee’s employment termination date. For the avoidance of doubt, Sellers and their Affiliates shall retain all Liabilities arising out of the employment or termination of employment of any Noticed Business Employee; provided, that Purchaser agrees to reimburse Parent promptly (and in no event later than ten Business Days following Purchaser’s receipt of an invoice therefor) for the base salary or base wages, as applicable, of any Noticed Business Employee for the period beginning on the first day after the Closing Date through and including the last day of employment for such Noticed Business Employee; provided, further, that the last day of employment for such Noticed Business Employee shall be the earlier of (x) the applicable employment termination date set forth on the Section 6.13 List or (y) such earlier date as may be determined by Purchaser or a member of the Education Group in its sole discretion after Closing, which earlier date pursuant to this clause (y) Purchaser agrees shall not be prior to the expiration of any notice period required by applicable Law. For the avoidance of doubt, any determination by Purchaser or a member of the Education Group to impose an earlier employment termination date that complies with the requirements of clause (y) of the preceding sentence shall not result in Purchaser or its Affiliates having any Liability with respect to any Noticed Business Employee beyond Purchaser’s obligation to reimburse Parent for base salary or base wages pursuant to the preceding sentence. The number of Noticed Business Employees shall not exceed 425.

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6.14 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons (including any current or former employee of Sellers, Purchaser, the Transferred Companies or any of their respective Affiliates) any rights or remedies hereunder, including any right to employment or continued employment for any specified period or continued participation in any Business Employee Plan, Non-U.S. Business Employee Plan or other Benefit Plan, or any nature or kind whatsoever under or by reason of this Agreement. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Sellers or any of their Affiliates, at any time after the Closing, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Benefit Plan, any benefit under any Benefit Plan or any trust, insurance policy or funding vehicle related to any Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Purchaser or any of its Affiliates, at any time after the Closing, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Business Employee Plan, any benefit under any Business Employee Plan or Non-U.S. Business Employee Plan or any trust, insurance policy or funding vehicle related to any Business Employee Plan or Non-U.S. Business Employee Plan.

ARTICLE VII

TAX MATTERS

7.1 Section 338 Elections.

(a) Parent and Purchaser shall, or shall cause their relevant Affiliates to, jointly make a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under any applicable state or local Tax Law) with respect to the acquisition of the Section 338(h)(10) Subsidiaries (collectively, the “Section 338(h)(10) Elections”).

(b) Parent and Purchaser shall cooperate in the preparation of all forms, attachments and schedules necessary to effectuate the Section 338(h)(10) Elections, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Allocation. Parent and Purchaser shall, or shall cause their relevant Affiliates to, timely file such Section 338(h)(10) Forms with the applicable taxing authorities. Parent and Purchaser agree that neither of them shall, or shall permit any of their Affiliates to, revoke the Section 338(h)(10) Elections following the filing of the Section 338(h)(10) Forms without the prior written consent of Purchaser or Parent, as the case may be. Parent and Purchaser shall and shall cause their Affiliates to (i) file all Tax Returns in a manner consistent with the Section 338(h)(10) Elections, the Section 338(h)(10) Forms and the Allocation and (ii) take no position contrary thereto in connection with any Tax Proceeding or otherwise.

(c) Each of Parent and Purchaser shall deliver to the other Party at Closing one or more duly executed IRS Forms 8023 that reflect the Section 338(h)(10) Elections.

(d) At its discretion, Purchaser may make, and may cause its relevant Affiliates (including the members of the Education Group) to make an election under

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Section 338(g) of the Code with respect to the acquisition of the members of the Education Group that are set forth in Section 7.1(d)(i) of the Seller Disclosure Schedule. For the absence of doubt, Purchaser shall not make, and shall cause its Affiliates (including the members of the Education Group) not to make, any election under Section 338 of the Code (or any similar election under state, local or foreign Law) with respect to the acquisition of any member of the Education Group except (x) the Section 338(h)(10) Subsidiaries or (y) pursuant to the first sentence of this Section 7.1(d).

7.2 Tax Indemnification by Parent. Effective as of and after the Closing Date, Parent shall pay or cause to be paid, and shall indemnify Purchaser and its Affiliates (including the members of the Education Group after the Closing Date) (collectively, the “Purchaser Tax Indemnified Parties”) and hold each Purchaser Tax Indemnified Party harmless from and against, without duplication, (i) any Income Taxes reportable on a Tax Return of a member of the Parent Group; (ii) (A) the applicable Proportionate Equity Share of any Taxes imposed on any member of the Education Group for any Pre-Closing Period and (B) any Taxes imposed on the Business or the Shares (other than, for the absence of doubt any Taxes imposed on any member of the Education Group) for any Pre-Closing Period; (iii) any Taxes for a Post-Closing Period resulting from and that would not have arisen but for any amounts required to be included in income by Purchaser or any of its Affiliates under Section 951 of the Code attributable (determined on the basis of an interim closing of the books as of the Closing Date) to a Pre-Closing Period of a Foreign Non-338 Target Corporation or a Non-QSP Target Corporation (calculated on a “with and without” basis and taking into account, without limitation, any foreign Tax credits under Section 960 of the Code); (iv) any Taxes of any member of the Parent Group for which any member of the Education Group is liable solely as a result of Treasury Regulation Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law); (v) any Taxes arising out of any breach of or inaccuracy in any of the representations and warranties set forth in Section 3.13(h) or (k); (vi) any Taxes arising out of or relating to any breach by Sellers of any covenant or agreement of Sellers contained in this Agreement; (vii) any Taxes imposed on the transaction steps set forth in the Plan of Reorganization (including Taxes imposed on such steps as a result of the sale of Shares or the transfer to Sellers of the Delayed Reversion Entity pursuant to this Agreement); and (viii) reasonable out-of-pocket fees and expenses attributable to any item described in clauses (i) to (vii) (but not, for the absence of doubt, fees or expenses incurred in preparing any Tax Return); provided, however, that Sellers shall not be required to pay or cause to be paid, or to indemnify or hold harmless Purchaser Indemnified Tax Parties from and against any Taxes (A) for which Purchaser is responsible pursuant to Section 7.3, (B) previously included in the calculation of the Adjustment Amount on the Final Post-Closing Adjustment Statement, (C) imposed on or with respect to the relevant member of the Education Group or for which such member is liable in excess of the applicable Proportionate Equity Share of such Taxes imposed on such member of the Education Group or for which such member is liable or (D) arising from deferred revenue or prepaid subscription income, if any, that Purchaser, any of its Affiliates or any member of the Education Group is required to include in income on the Closing Date or in a Post-Closing Period.

7.3 Tax Indemnification by Purchaser. Effective as of and after the Closing Date, Purchaser and the members of the Education Group shall pay or cause to be paid, and shall jointly and severally indemnify the Parent Group (collectively, the “Seller Tax Indemnified Parties”) and hold each Seller Tax Indemnified Party harmless from and against, without

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duplication, (i) any Taxes imposed on or with respect to any member of the Education Group, the Business or the Shares for any Post-Closing Period (except to the extent that Parent is liable for such amounts pursuant to Section 7.2(iii) (relating to Section 951 of the Code), 7.2(v) (relating to breaches of specified representations) and 7.2(vii) (relating to the steps in the Plan of Reorganization) above); (ii) any Taxes arising out of any breach of or inaccuracy in any of the representations and warranties set forth in Section 4.7; (iii) any Taxes resulting from and that would not have arisen but for any amounts required to be included in income by any member of the Parent Group under Section 951 of the Code attributable (determined on the basis of an interim closing of the books as of the Closing Date) to a Post-Closing Period of a Non-QSP Target Corporation (calculated on a “with and without” basis and taking into account, without limitation, any related foreign Tax credits under Section 960 of the Code); (iv) any Taxes arising from any action or transaction by Purchaser or any member of the Education Group outside the ordinary course of business on the Closing Date after the Closing, (v) any Taxes arising out of or relating to any breach of any covenant or agreement of Purchaser contained in this Agreement; (vi) any Taxes for which Purchaser is responsible under Section 7.13, and (vii) any reasonable out-of-pocket fees and expenses attributable to any item described in clauses (i) to (vi) (but not, for the absence of doubt, fees or expenses incurred in preparing any Tax Return).

7.4 Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the members of the Education Group that includes the Closing Date shall be treated as closing on (and including) the Closing Date. To the extent not permitted or required by applicable Law, for purposes of this Agreement, in the case of any Straddle Period, (i) Property Taxes of the members of the Education Group allocable to the Pre-Closing Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) Taxes (other than Property Taxes) of the members of the Education Group allocable to the Pre-Closing Period shall be computed as if such taxable period ended as of the end of the day on the Closing Date; provided that, except as set forth in the following sentence, exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

7.5 Tax Returns.

(a) Parent shall prepare (in the case of Tax Returns described in clause (ii) below, in a manner consistent with past practice (except as otherwise required by applicable Law)) and timely file or shall cause to be prepared and timely filed (i) any Tax Return of a member of the Parent Group or of a consolidated, combined or unitary group that includes any member of the Parent Group (or any Combined Tax Return) and (ii) any Tax Return (other than any Combined Tax Return) required to be filed by or with respect to any member of the Education Group for any taxable period ending on or before the Closing Date, and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns described in clauses (i) and (ii). Parent shall deliver to Purchaser a copy of any Tax Return described in clause (ii) above that is due after the Closing Date no later than twenty (20) days prior to the due date thereof (taking into account any extensions). Purchaser shall provide any comments to Parent within ten (10) days of

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receipt of any such Tax Return described in clause (ii) above, such comments being limited to ensuring that such Tax Return is prepared in a manner consistent with past practice (except as otherwise required by applicable Law). If Purchaser disputes any item on such Tax Return as being prepared in a manner inconsistent with past practice (except as otherwise required by applicable Law), it shall notify Parent of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the due date for filing the relevant Tax Return (taking into account extensions). If the parties cannot resolve any such disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Parent and Purchaser in accordance with the terms of this Agreement. The fees and expenses of such accounting firm shall be borne equally by Parent and Purchaser. Purchaser shall not amend or revoke any Tax Return described in this Section 7.5(a) (or any notification or election relating thereto) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed). Purchaser shall promptly provide (or cause to be provided) to Parent any information reasonably requested by Parent to facilitate the preparation and filing of any Tax Returns described in this Section 7.5(a) and Purchaser shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline reasonably requested by Parent, which information and timeline shall be reasonably consistent with the past practice of the relevant member of the Education Group.

(b) Except for any Tax Return required to be prepared by Parent pursuant to Section 7.5(a), Purchaser shall prepare and timely file or cause to be prepared and timely filed all Tax Returns with respect to the members of the Education Group and shall pay (or cause to be paid) any Taxes due in respect of such Tax Returns (provided, that Parent shall pay to Purchaser no later than five (5) Business Days prior to the due date for filing any such Tax Return (taking into account any extensions) the amount of any Taxes shown as due on such Tax Return for which Parent is responsible pursuant to Section 7.3). Parent shall promptly provide (or cause to be provided) to Purchaser any information reasonably requested by Purchaser to facilitate the preparation and filing of any Tax Returns described in this Section 7.5(b) and Parent shall use commercially reasonable efforts to prepare (or cause to be prepared) such information in a manner and on a timeline reasonably requested by Purchaser, which information and timeline shall be reasonably consistent with the past practice of the relevant member of the Education Group. In the case of any Tax Return described in this Section 7.5(b) that is for a Straddle Period (a “Straddle Period Return”), Purchaser shall prepare or cause to be prepared such Straddle Period Return in a manner consistent with past practice of the relevant member of the Education Group, except as otherwise required by applicable Law. Purchaser shall deliver to Parent for its review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed) a copy of any Straddle Period Returns at least twenty (20) days prior to the due date thereof (taking into account any extensions). Parent shall provide any comments to Purchaser within ten (10) days of receipt of any such Straddle Period Return. If Parent disputes any item on such Straddle Period Return, it shall notify Purchaser of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date for filing the relevant Straddle Period Return (taking into account extensions). If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to Parent and Purchaser in accordance with the terms of this Agreement. The fees and expenses of such accounting firm shall be borne equally by Parent and Purchaser. Purchaser shall not amend or revoke any such Straddle Period Return (or any notification or election relating thereto) without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

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(c) Notwithstanding anything to the contrary in this Agreement, none of the Sellers shall be required to provide any Person with any Tax Return or copy of any Tax Return of (i) any member of the Parent Group or (ii) a consolidated, combined or unitary group that includes any member of the Parent Group (or any Combined Tax Return).

7.6 Certain Tax Benefits, Refunds, Credits and Carrybacks.

(a) If Purchaser or any of its Affiliates (including, after the Closing Date, the members of the Education Group) actually realizes a Tax Benefit (calculated on a “with and without basis”) as a result of any audit adjustment (or adjustment in any other Tax Proceeding) made with respect to any Tax Item by any taxing authority with respect to Taxes for which Parent is responsible under Section 7.2, then, Purchaser shall pay to Parent the amount of such Tax Benefit within fifteen (15) days of filing the Tax Return in which such Tax Benefit is actually realized or utilized; provided, however, that Purchaser shall not be required to pay to Parent any amount under the above provisions of this Section 7.6(a) in excess of the amount of the indemnity payment made by Parent to a Purchaser Tax Indemnified Party pursuant to Section 7.2 in respect of such audit adjustment (or adjustment in any such other Tax Proceeding). Purchaser shall, or shall cause the appropriate Affiliate to, claim any such Tax Benefit to which it may be entitled as a result of any such audit adjustment (or adjustment in any other Tax Proceeding).

(b) Parent shall be entitled to any Tax Benefit actually realized by Purchaser or any of its Affiliates (including, after the Closing Date, the members of the Education Group) (calculated on a “with and without basis”) as a result of any Tax Item arising in respect of any payment, loss, obligation or liability (i) for which Parent has indemnified a Purchaser Indemnified Party pursuant to this Article VII or Article X, (provided, however, that Purchaser shall not be required to pay to Parent any amount pursuant to this clause (i) in excess of the amount of the indemnity payment made by Parent to a Purchaser Tax Indemnified Party pursuant to Article VII or to a Purchaser Indemnified Party pursuant to Article X in respect of such payment, loss, obligation or liability), (ii) that was included as a liability or other reduction in the calculation of the Adjustment Amount on the Final Post-Closing Adjustment Statement, (iii) with respect to any compensation actually paid or reimbursed by Parent, taken into account as a liability or other reduction in determining the Adjustment Amount or that relates to any equity awards issued or owed by Parent or any member of the Parent Group, or (iv) in respect of any costs or expenses relating to the transactions contemplated by this Agreement or the Ancillary Agreements actually paid or reimbursed by Parent or taken into account as a liability or other reduction in determining the Adjustment Amount, and Purchaser acknowledges and agrees that neither Purchaser nor any of its Affiliates (including, after the Closing Date, the members of the Education Group) shall claim any such Tax Item on any Tax Return for a Post-Closing Period; provided, however, that if any such Tax Item is not permitted by applicable Law to be claimed on a Tax Return for which Parent has filing responsibility pursuant to Section 7.5(a) and is permitted by applicable Law to be claimed on a Tax Return for which Purchaser has filing responsibility pursuant to Section 7.5(b), then, Purchaser shall claim such Tax Item and pay to Parent the amount of any Tax Benefit resulting from such Tax Item (net of

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all costs and expenses incurred by Purchaser as a result thereof). Parent shall repay to Purchaser the amount of any such Tax Benefit paid by Purchaser to Parent in the event that the Tax Item underlying such Tax Benefit is later disallowed.

(c) Parent shall be entitled to (i) any refunds or credits of or against any Taxes for which Parent is responsible under Section 7.2, and (ii) any refunds or credits to which Sellers are entitled under Section 7.6(a) or (b), except (in the case of clause (i)) to extent that the Tax Items underlying such refunds or credits were generated in a Post-Closing Period and carried back to the Pre-Closing Period or to the extent such refunds or credits were previously included in the calculation of Working Capital on the Final Post-Closing Adjustment Statement. Purchaser shall be entitled to any refunds or credits of any member of the Education Group of or against any Taxes other than refunds or credits to which Parent is entitled pursuant to the foregoing sentence. Any refunds or credits of or against Taxes for any Straddle Period shall be equitably apportioned between Parent and Purchaser in accordance with the principles set forth in Section 7.4 and the first sentence of this Section 7.6(c). Each Party shall pay, or cause its Affiliates to pay, to the Party entitled to a refund or credit of Taxes under this Section 7.6(c), the amount of such refund or credit (including any interest paid thereon and net of any Taxes to the Party receiving such refund or credit in respect of the receipt or accrual of such refund or credit) in readily available funds within fifteen (15) days of the actual receipt of the refund or credit or the application of such refund or credit against amounts otherwise payable.

(d) Purchaser shall cause the members of the Education Group to carry forward or carry back, where permitted by applicable Law, any item of loss, deduction or credit which arises in any taxable period ending after the Closing Date (a “Subsequent Loss”) into any taxable period beginning after the Closing Date, if a carry back of such Subsequent Loss into any taxable period beginning before the Closing Date could relate to or affect any Tax for which Parent is responsible pursuant to Section 7.2 or otherwise.

7.7 Tax Contests.

(a) If any taxing authority asserts a Tax Claim, then the Party to this Agreement first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other Party or Parties to this Agreement; provided, however, that the failure of such Party to give such prompt notice shall not relieve the other Party of any of its obligations under this Article VII, except to the extent that the other Party is prejudiced by such failure. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the taxing authority.

(b) Parent shall have the right to control any Tax Proceeding with respect to any member of the Education Group for any taxable period ending on or before the Closing Date, provided that Parent shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment would bind a member of the Education Group for the Post-Closing Period.

(c) In the case of a Tax Proceeding of or with respect to any member of the Education Group for any Straddle Period, Purchaser shall have the right and obligation to

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conduct, at its own expense, such Tax Proceeding. In such case, (i) Purchaser shall provide Parent with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) Purchaser shall consult with Parent before taking any significant action in connection with such Tax Proceeding, (iii) Purchaser shall consult with Parent and offer Parent an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) Purchaser shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) Purchaser shall be entitled, at its own expense, to participate in such Tax Proceeding and attend any meetings or conferences with the relevant taxing authority, and (vi) Purchaser shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Notwithstanding anything to the contrary in this Agreement, Parent shall have the exclusive right to control in all respects, and neither Purchaser nor any of its Affiliates shall be entitled to participate in, any Tax Proceeding with respect to (i) any Tax Return of any member of the Parent Group or (ii) any Tax Return of a consolidated, combined or unitary group that includes any member of the Parent Group (or any Combined Tax Return); provided, that Parent shall not settle, compromise or abandon any Tax Proceeding with respect to any Tax Return described in clause (ii) above without obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed, if such settlement, compromise or abandonment would bind a member of the Education Group for a Post-Closing Period.

7.8 Cooperation and Exchange of Information.

(a) Not more than sixty (60) days after the receipt of a request from Parent, Purchaser shall, and shall cause its Affiliates to, provide to Parent a package of Tax information materials, including schedules and work papers, reasonably requested by Parent to enable Parent to prepare and file all Tax Returns required to be prepared and filed by it with respect to any member of the Education Group. Purchaser shall prepare such package completely and accurately, in good faith and in a manner reasonably consistent with past practice of Sellers and the relevant member of the Education Group.

(b) Each Party shall, and shall cause its Affiliates to, provide to the other Party to this Agreement such cooperation, documentation and information as either of them reasonably may request in (i) filing any Tax Return, amended Tax Return or claim for refund, (ii) determining a liability for Taxes or an indemnity obligation under this Article VII or a right to refund of Taxes, or (iii) conducting any Tax Proceeding. Such cooperation and information shall include providing necessary powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess. Each Party shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(c) Each Party shall retain all Tax Returns, schedules and work papers, and all

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material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party holding such Tax Returns or other documents may dispose of them after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

7.9 Tax Sharing Agreements. To the extent relating to the Education Group, Parent shall terminate or cause to be terminated, on or before the Closing Date, all Tax Sharing Agreements (other than this Agreement), if any, to which any member of the Education Group, on the one hand, and any member of the Parent Group or any other member of the Education Group, on the other hand, are parties, and no member of the Education Group shall have any rights or obligations under any such Tax Sharing Agreement after the Closing.

7.10 Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), Sellers and Purchaser shall (and shall cause their respective Affiliates to) treat any and all payments under this Article VII, Section 2.7, Section 2.9, and Article X as an adjustment to the purchase price for Tax purposes.

7.11 Certain Tax Elections. Except for the Section 338 elections required or permitted pursuant to Section 7.1(a) or Section 7.1(d), Purchaser shall not make, and shall cause its Affiliates (including the members of the Education Group) not to make, any election with respect to any member of the Education Group (including any election pursuant to Treasury Regulation Section 301.7701-3), which election would be effective or have effect on or prior to the Closing Date without the prior written consent of the Parent, which consent shall not be unreasonably withheld, conditioned or delayed.

7.12 Additional Post-Closing Tax Covenant. With respect to any Foreign Non-338 Target Corporation, from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, Purchaser shall not, and shall cause its Affiliates (including the members of the Education Group) not to, enter into any extraordinary transaction with respect to such member of the Education Group or otherwise take any action or enter into any transaction that would be considered under the Code to constitute the payment of an actual or deemed dividend by such member of the Education Group, including pursuant to Section 304 of the Code, or that would, as a result of an extraordinary transaction, otherwise result in a diminution of foreign tax credits that, absent such transaction, may be claimed by Parent or any of its Affiliates.

7.13 Transfer Taxes. Notwithstanding anything to the contrary in this Agreement, each of Purchaser and Parent shall be responsible for 50% of any and all applicable Transfer Taxes up to $13,600,000, and Parent shall be responsible for any and all applicable Transfer Taxes in excess of $13,600,000; provided, that Parent shall remit the entire amount of any applicable Transfer Taxes to the appropriate Governmental Entity and Purchaser shall pay to Parent such amount of applicable Transfer Taxes for which Purchaser is responsible pursuant to this Section 7.13 within sixty (60) days following the Closing Date. The Party responsible under

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applicable Law for filing the Tax Returns with respect to such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party. Parent and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes.

7.14 Timing of Payments. Any indemnity payment required to be made pursuant to this Article VII shall be made within ten (10) days after the Indemnified Party makes written demand upon the Indemnifying Party, but in no case earlier than five (5) days prior to the date on which the relevant Taxes or other amounts are required to be paid to the applicable taxing authority.

7.15 Survival; Tax Matters Coordination. The indemnification obligations contained in this Article VII and the representations and warranties set forth in Sections 3.13(h) and (k) and Section 4.7 shall survive the Closing until thirty (30) days following the expiration of the applicable statutory periods of limitation. The representations and warranties set forth in Section 3.13 (other than the representations and warranties set forth in Sections 3.13(h) and (k)) shall not survive the Closing. Notwithstanding anything to the contrary in this Agreement, (i) indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by this Article VII, and, to the extent expressly applicable, Section 10.2(b) and Section 10.3(b) and (ii) the provisions of Article X (other than Section 10.2(b) and Section 10.3(b)) shall not apply.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS TO CLOSE

8.1 Conditions to Obligation of Each Party to Close. The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing Date of the following conditions:

(a) Antitrust Approvals. The waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or early termination or approval shall have been granted and all other Governmental Entity approvals or applicable waiting periods, in each case under the applicable Antitrust Laws of the Primary Jurisdictions, shall have been obtained.

(b) No Injunctions. There shall not be in effect any Order by a Governmental Entity of a Primary Jurisdiction restraining, enjoining, having the effect of making illegal the transactions contemplated by this Agreement or otherwise prohibiting the consummation of the transactions contemplated hereby, or any Law or Order by a Governmental Entity of a Secondary Jurisdiction restraining, enjoining, having the effect of making illegal the transactions contemplated by this Agreement to occur outside of such Secondary Jurisdiction or otherwise prohibiting the consummation of the transactions contemplated hereby to occur outside of such Secondary Jurisdiction.

(c) No Illegality. No Law of a Primary Jurisdiction shall have been enacted, entered, promulgated and remain in effect that prohibits or makes illegal consummation of the Sale, or would cause any non-de minimis part of the Sale to be rescinded.

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8.2 Conditions to Purchaser’s Obligation to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Sellers set forth in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Members of the Education Group), Section 3.3 (Authority Relative to this Agreement) and Section 3.18 (Brokers) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of Sellers contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of each of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be so true and correct (without giving regard to any “material”, or “Material Adverse Effect” or any other materiality qualifications set forth therein) does not have, and would not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect.

(b) Covenants and Agreements. The covenants and agreements of Sellers to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Sellers by an executive officer of Sellers, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied.

(d) FIRPTA Certificate. Purchaser shall have received from each Seller a duly executed certificate in accordance with Treasury Regulation Section 1.1445-2(b)(2)(iv) or Treasury Regulation Section 1.1445-2(c)(3), as the case may be, on the basis of which Purchaser shall not be required to deduct or withhold any amounts under Section 1445 of the Code from any amounts payable to Parent pursuant to this Agreement.

(e) Material Adverse Effect. Since the date of this Agreement there shall not have occurred any Material Adverse Effect.

(f) Restructuring. Parent shall have completed its internal restructuring transactions in all material respects as set forth in the Plan of Reorganization.

8.3 Conditions to Sellers’ Obligation to Close. The obligations of Sellers to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver on or prior to the Closing Date of all of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Purchaser set forth in Section 4.1 (Organization and Qualification; Subsidiaries), Section 4.2 (Authority Relative to this Agreement), and Section 4.8 (Broker’s Fees) shall be true and correct

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in all but de minimis respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, and (ii) each of the other representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the Closing Date as if made on and as of the Closing Date except (x) in each case of each of clauses (i) and (ii), representations and warranties that are made as of a specific date shall be tested only on and as of such date, and (y) in the case of clause (ii) only, where the failure of such representations and warranties to be true and correct (without giving regard to any “material”, “material adverse effect” or other materiality qualifications set forth therein) would not reasonably be expected, individually or in the aggregate, to materially impair Purchaser’s ability to timely consummate the transactions contemplated hereby.

(b) Covenants and Agreements. The covenants and agreements of Purchaser to be performed or complied with on or before the Closing Date in accordance with this Agreement shall have been performed or complied with in all material respects.

(c) Officer’s Certificate. Sellers shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied.

8.4 Conditions to Deferred Closings. The obligations of Parent and Sellers on the one hand, and Purchaser on the other hand, to consummate any Deferred Closing with respect to a Deferred Business shall be subject to the fulfillment, at or prior to the applicable Deferred Closing Date, of each of the following conditions:

(a) All Deferred Closing Governmental Approvals in respect of such Deferred Business or Deferred Closing Jurisdiction shall have been obtained.

(b) No injunction or other Order issued by any Governmental Entity in the Deferred Closing Jurisdiction shall have been entered and remain in effect which prevents the consummation of the transfer of such Deferred Business.

8.5 Frustration of Closing Conditions. Neither Sellers nor Purchaser may rely on the failure of any condition set forth in Section 8.1, 8.2, 8.3 or 8.4, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE IX

TERMINATION

9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of Sellers and Purchaser;

(b) by either Sellers or Purchaser, if:

(i) the Closing shall not have occurred on or before the ninetieth (90th) day after the date of this Agreement (the “Outside Date”); provided, however, that if the conditions set forth in Section 8.1 shall not have been satisfied by the ninetieth (90th) day

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after the date of this Agreement, either party may extend the Outside Date to a date not later than the one hundred and eightieth (180th) day after the date of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to any Party to this Agreement whose breach or failure (or whose Affiliate’s breach or failure) to perform any material covenant or obligation under this Agreement has been the cause of or has resulted in the failure of the transactions contemplated by this Agreement to occur on or before such date;

(ii) if any Order issued, or Law enacted, entered or promulgated, by a Governmental Entity permanently restrains, enjoins or prohibits or makes illegal the consummation of the Sale in a manner that would give rise to the failure of a condition set forth in Section 8.1(b) or Section 8.1(c), and such Order becomes effective (and final and nonappealable) (except for Orders relating to Antitrust Laws, which shall be governed by Section 9.1(b)(iii)); or

(iii) if any Governmental Entity that must grant a permit, authorization, consent, approval, expiration or termination required by Section 8.1(a) shall have denied such grant in a manner that would give rise to the failure of a condition set forth in Section 8.1(a) and such denial shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall have used its reasonable best efforts to obtain such permit, authorization, consent, approval, expiration or termination to the extent required by Section 5.3;

(c) by Sellers if Purchaser shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and (B) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Purchaser or Sellers, as applicable, is notified by the other of such breach or failure to perform; provided that Sellers shall not have the right to terminate this Agreement pursuant to this Section 9.1(c) if Sellers are then in material breach of any of their representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied.

(d) by Purchaser if Sellers shall have breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and (B) (x) cannot be cured prior to the Outside Date or (y) has not been cured prior to the date that is thirty (30) days from the date that Purchaser or Sellers, as applicable, is notified by the other of such breach or failure to perform; provided that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if Purchaser is then in material breach of any of their representations, warranties, covenants or other agreement set forth herein in a manner that would cause any condition set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied; or

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(e) by Sellers if: (i) all the conditions set forth in Sections 8.1 and 8.2 have been satisfied (other than those conditions that, by their nature, can only be satisfied or waived at the Closing, but which would be capable of being satisfied if the Closing Date were the date of such termination), (ii) Sellers confirm in writing that they stand ready, willing and able to consummate the Closing, and (iii) Purchaser fails to consummate the Closing by the date the Closing should have occurred pursuant to Section 2.3.

9.2 Notice of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, written notice of such termination shall be given by the terminating Party to the other Party to this Agreement.

9.3 Effect of Termination. In the event of termination of this Agreement by either or both of Sellers and Purchaser pursuant to Section 9.1, this Agreement shall terminate and become void and have no effect, and there shall be no liability on the part of any Party to this Agreement, except as set forth in this Section 9.3; provided, however, that (a) the provisions of Section 5.2 (Confidentiality), Section 5.6 (Public Announcements), Section 9.4 (Reverse Termination Fee and Willful and Material Breach) and Article XI (General Provisions) shall survive any termination of this Agreement and nothing in this Agreement shall relieve either Party hereto from liability for failure to perform its obligations under such surviving sections, and (b) nothing in this Agreement shall relieve either Party hereto from liability for any fraud under this Agreement or, subject to Section 9.4, Willful and Material Breach.

9.4 Reverse Termination Fee and Willful and Material Breach.

(a) If this Agreement is validly terminated: (i) by Sellers pursuant to Section 9.1(c) and the Debt Financing (or Alternate Financing in accordance with Section 5.14(c)) has not been funded or would not be available to Purchaser at the Closing or such termination is based on a breach of the representations and warranties contained in Section 4.4; (ii) by Purchaser or Sellers pursuant to Section 9.1(b)(i) at a time when all of the conditions set forth in Sections 8.1 and 8.2 have been satisfied or waived (other than those conditions that, by their nature, can only be satisfied or waived at the Closing, but which would be capable of being satisfied if the Closing Date were the date of such termination); or (iii) by Sellers pursuant to Section 9.1(e) (each of (i), (ii) and (iii), a “Specified Termination”), then in each case of (i), (ii) and (iii), Purchaser shall pay or cause to be paid by wire transfer of immediately available funds, to an account designated by Parent, within two (2) Business Days after the date on which this Agreement is so terminated the amount of $125,000,000 (the “Reverse Termination Fee”).

(b) The Parties agree that in lieu of the payment of the Reverse Termination Fee to Sellers pursuant to Section 9.4(a) in connection with a Specified Termination, in the event of a Willful and Material Breach by Purchaser, Sellers shall be entitled to assert a claim for monetary damages for such Willful and Material Breach, subject to the limits set forth in Section 9.4(d); provided that in the event that Sellers elect to assert a claim for Willful and Material Breach by Purchaser, Purchaser shall pay or cause to be paid to Sellers by wire transfer of immediately available funds, to an account designated by Parent, an amount equal to the Reverse Termination Fee, within five (5) Business Days of the earliest of (i) any of Sellers obtaining a final and nonappealable judgment by a court of competent jurisdiction finding the existence of a Willful and Material Breach by Purchaser, (ii) confirmation by Purchaser that it does not intend

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to contest, defend or appeal, as applicable, such claim, or (iii) the expiration of the time available under applicable Law to answer, present a defense for, or file an appeal without Purchaser having so answered, presented or filed an appeal. Sellers shall in addition be entitled to pursue all legal remedies available to it at law to recover from Purchaser all actual monetary damages incurred by it with respect to such Willful and Material Breach less the amount previously paid to Sellers in the form of the Reverse Termination Fee, subject to the limitations set forth in Section 9.4(d).

(c) Each Party acknowledges that the agreements contained in this Section 9.4 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other Parties would not enter into this Agreement. Accordingly, if any Party fails promptly to pay the amounts due pursuant to this Section 9.4 (the “Owing Party”), and, in order to obtain such payments, the other Party commences a suit that results in a judgment against the Owing Party for the amounts set forth in this Section 9.4, the Owing Party will pay to such other Party, from the date such payment was required to be made, the Interest Rate on the amounts set forth in this Section 9.4. The Parties acknowledge that the Reverse Termination Fee shall not constitute a penalty but is liquidated damages, in a reasonable amount that will compensate Sellers in the circumstances in which the Reverse Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Sale, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge that the right of Sellers to receive the Reverse Termination Fee shall not limit or otherwise affect Sellers’ right to specific performance as provided in Section 11.11.

(d) Except in the case of any fraud or any Willful and Material Breach, in any circumstance in which Parent effects a Specified Termination and receives the Reverse Termination Fee in full pursuant to Section 9.4(a), Parent’s termination of this Agreement and receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of Parent and its Affiliates against the Purchaser Related Parties for any Losses suffered as a result of any breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement, the transactions contemplated hereby, the failure of the Closing to be consummated, the Guaranty or the Financing, and upon such Specified Termination and receipt of the Reverse Termination Fee, none of the Purchaser Related Parties shall have any further liability or obligation, including consequential, indirect or punitive damages, relating to or arising out of this Agreement, the transactions contemplated hereby, the Guaranty, the Financing, or in respect of any other agreement, document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise (except that the applicable Purchaser Related Parties (other than, for the avoidance of doubt, the Debt Financing Sources) and Seller Related Parties shall remain obligated for, and Sellers, Purchaser and their respective Affiliates may be entitled to remedies with respect to, any breach of the Confidentiality Agreement or the provisions surviving such termination pursuant to Section 9.3). The maximum aggregate monetary liability of Purchaser and the Guarantors for any loss suffered as a result of any breach of this Agreement, the Guaranty or the Commitment Letters (including any Willful and Material Breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise, shall be limited to (i)

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the Reverse Termination Fee in accordance with the preceding sentence or (ii) solely in the event of a Willful and Material Breach, an amount equal to $300,000,000 (inclusive of any payment of the Reverse Termination Fee), in either case plus any payment obligations pursuant to Section 5.14(d) in the aggregate, and in no event shall any Seller seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount. The maximum aggregate monetary liability of Sellers for any loss suffered or the failure of the transactions contemplated hereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith, whether in equity or at Law, in contract, in tort or otherwise, shall be limited in the event of a Willful and Material Breach to an amount equal to $300,000,000 (inclusive of any payment of the Reverse Termination Fee), and in no event shall any Seller seek to recover any money damages (including consequential, indirect or punitive damages) in excess of such amount. For the avoidance of doubt, nothing in this Section 9.4(d) shall limit any remedies of Purchaser, Parent and Sellers prior to termination of this Agreement for specific performance under Section 11.11.

(e) Notwithstanding anything in this Section 9.4 to the contrary, no Purchaser Related Party, except Purchaser and the Guarantors (but only to the extent set forth in the Guaranty), and no Seller Related Party, except Sellers, shall have any liability for any obligation or liability of the Parties or for any claim for any loss suffered as a result of any breach of this Agreement, the Guaranty or the Commitment Letters (including any Willful and Material Breach), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to have been made in connection herewith or therewith, whether in equity or at Law, in contract, in tort or otherwise.

9.5 Extension; Waiver. At any time prior to the Closing, either Sellers or Purchaser may (a) extend the time for performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions of the other Party contained in this Agreement. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party granting such extension or waiver.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties, Covenants and Agreements.

(a) The representations and warranties of Parent contained in this Agreement shall survive the Closing and continue in full force and effect until the date eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Capitalization of the Members of the Education Group), 3.3 (Authority Relative to this Agreement) and 3.18 (Brokers) shall survive indefinitely, (ii) the representations and warranties made pursuant to Section 3.21 (Anti-Corruption Laws; Certain Regulatory Matters) shall survive the Closing until the eighth (8th) anniversary thereof, (iii) the representations and warranties made pursuant to Sections 3.13(h) and (k) (Taxes) shall survive until thirty (30) days following the expiration of

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the applicable statutory period of limitation and (iv) the representations and warranties made pursuant to Section 3.13 (Taxes) (other than the representations made pursuant to Sections 3.13(h) and (k)) shall not survive the Closing. Written notice of a claim for indemnification must be given by Purchaser to Sellers in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties, in which case such claim shall survive until finally resolved or judicially determined.

(b) The representations and warranties of Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect until of the date eighteen (18) months following the Closing Date; provided, however, that (i) the representations and warranties made pursuant to Sections 4.1 (Organization and Qualification; Subsidiaries), 4.2 (Authority Relative to this Agreement) and 4.8 (Broker’s Fees) shall survive indefinitely and (ii) the representations and warranties made pursuant to Section 4.7 (Tax Matters) shall survive until thirty (30) days following the expiration of the applicable statutory period of limitation. Written notice of a claim for indemnification must be given by Sellers to Purchaser in accordance with the provisions hereof prior to the expiration of the applicable representations and warranties, in which case such claim shall survive until finally resolved or judicially determined.

(c) No covenant or agreement contained herein that is to be performed on or prior to the Closing Date shall survive the Closing Date unless otherwise expressly agreed by the Parties; provided, however, that the foregoing shall in no respect limit the rights of the Parties to seek indemnification for any breach of such covenant or agreement occurring before the Closing. Any covenant and agreement to be performed, in whole or in part, after the Closing Date shall survive the Closing in accordance with its terms.

10.2 Indemnification by Parent.

(a) Subject to the provisions of this Article X and except with respect to indemnification for Taxes, effective as of and after the Closing Date, Parent shall indemnify, defend and hold harmless, to the fullest extent permitted by law, Purchaser and its Affiliates (including members of the Education Group, provided that with respect to any non-wholly owned member of the Education Group, Losses for purposes of this Article X shall be the Proportionate Equity Share of the Losses incurred or suffered by such non-wholly owned member of the Education Group) and their respective managers, officers, directors, employees, advisors (including legal, financial and accounting advisors), representatives, agents and their respective successors and assigns (collectively, the “Purchaser Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by any of the Purchaser Indemnified Parties to the extent based upon, arising by reason of or resulting from (i) any inaccuracy in or breach of any representation or warranty of Parent contained in Article III of this Agreement (except for Section 3.13 (Taxes)) without regard to any materiality, material adverse effect, Material Adverse Effect, or similar materiality qualifications set forth in such representations and warranties (other than representations and warranties to the effect that a list of items is set forth in the Seller Disclosure Schedules or that specified items have been made available) or any defined term contained therein, but, for avoidance of doubt, knowledge qualifications and dollar thresholds shall not be disregarded; (ii) the matters set forth in Section 3.21 of the Seller Disclosure Schedule; (iii) any breach of any covenant or agreement by the Education Group (that is to be performed or complied with prior to the Closing), or Parent or

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Sellers that is contained in this Agreement or in any Ancillary Agreement delivered with respect hereto; (iv) any claim or right asserted or held by any person who is or at any time was an officer or director of any member of the Education Group, involving a right or entitlement to indemnification, advancement of expenses or any other relief or remedy under the directors and officers indemnification arrangements (as set forth in Section 5.13), with respect to any act or omission on the part of such person in such person’s capacity as an officer or director of member of the Education Group that occurred or existed at or prior to the Closing; (v) the Retained Employee Liabilities; (vi) the restricted stock unit award granted to Lloyd G. Waterhouse on July 2, 2012 (the “CEO RSU Award”); and (vii) any Liability of Parent or Sellers not related to the Business, whether such Liability arises before or after Closing, is known or unknown, contingent or accrued.

(b) Notwithstanding any other provision to the contrary, Parent shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Losses pursuant to Section 10.2(a)(i), (i) to the extent such Losses were included in the calculation of Adjustment Amount on the Final Post-Closing Adjustment Statement; (ii) unless such claim or series of related claims individually involves Losses in excess of $500,000 (the “De Minimis Amount”), it being understood that if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of the Purchaser Indemnified Parties’ Losses under this Section 10.2; (iii) until the aggregate amount of the Purchaser Indemnified Parties’ Losses under Section 10.2(a)(i) exceeds $37,500,000 (the “Deductible”), it being understood that if such Losses exceed the Deductible, Sellers shall be obligated for only the Purchaser Indemnified Parties’ Losses under Section 10.2(a)(i) in excess of the Deductible; and (iv) for any Losses under Section 10.2(a)(i) to the extent the aggregate amount of such Losses exceed $250,000,000 (the “Cap”); provided that in respect of any claim involving (A) Losses resulting from fraud or arising out of a breach of the representations and warranties made in Section 3.1 (Organization and Qualification; Subsidiaries), Section 3.2 (Capitalization of the Members of the Education Group), Section 3.3 (Authority Relative to this Agreement), Section 3.18 (Brokers) or Section 3.21 (Anti-Corruption Laws; Certain Regulatory Matters), or (B) any Taxes payable to the Purchaser Tax Indemnified Parties pursuant to Section 7.2, the Deductible and the De Minimis Amount shall not apply and the Cap shall be equal to the Purchase Price (it being understood that all Losses under Section 10.2(a)(i) shall be aggregated for purposes of this clause (iv) regardless of which Cap applies and all Losses under Section 10.2(a)(i) and Taxes payable to the Purchaser Tax Indemnified Parties pursuant to Section 7.2 shall be aggregated for purposes of this clause (iv)).

10.3 Indemnification by Purchaser

(a) Subject to the provisions of this Article X and except with respect to indemnification for Taxes, effective at and after the Closing Date, Purchaser and the members of the Education Group shall jointly and severally indemnify, defend and hold harmless, to the fullest extent permitted by law, Sellers and its respective Affiliates, and their respective managers, officers, directors, employees, advisors (including legal, financial and accounting advisors), representatives, agents and their respective successors and assigns successors and assigns (collectively, the “Sellers Indemnified Parties”), from and against any and all Losses incurred or suffered by any of Sellers Indemnified Parties to the extent based upon, arising by

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reason of or resulting from (i) any breach of any representation or warranty of Purchaser contained in Article IV of this Agreement without regard to any materiality, material adverse effect or similar materiality qualifications set forth in such representations and warranties or any defined term contained therein, but, for avoidance of doubt, knowledge qualifications and dollar thresholds shall not be disregarded; (ii) any breach of any covenant or agreement of Purchaser that is contained in this Agreement or in any Ancillary Agreement delivered with respect hereto; and (iii) any Action with respect to any Liability that is not indemnified by Parent under Section 10.2(a), whether known or unknown, contingent or accrued, that names a member of the Parent Group as a defendant but that should have been brought against a member of the Education Group by virtue of such member’s ownership interest in the Business or the assumption of such Liability.

(b) Notwithstanding any other provision to the contrary, Purchaser shall not be required to indemnify, defend or hold harmless any Sellers Indemnified Party against, or reimburse any Sellers Indemnified Party for, any Losses pursuant to Section 10.3(a)(i), (i) unless such claim or series of related claims, involves Losses in excess of the De Minimis Amount, it being understood that if such Losses do not exceed the De Minimis Amount, such Losses shall not be applied to or considered for purposes of calculating the aggregate amount of Sellers Indemnified Parties’ Losses under this Section 10.3; (ii) until the aggregate amount of Sellers Indemnified Parties’ Losses under Section 10.3(a)(i) exceeds the Deductible, it being understood that if such Losses exceed the Deductible, Purchaser shall be obligated for only Sellers Indemnified Parties’ Losses under Section 10.3(a)(i) in excess of the Deductible, and (iii) for any Losses of Purchaser under Section 10.3(a)(i) to the extent the aggregate amount of such Losses exceed the Cap; provided that in respect of any claim involving Losses resulting from fraud or arising out of a breach of the representations and warranties made in Section 4.5 (Solvency) or Section 4.8 (Broker’s Fees) or involving any Taxes payable to the Seller Tax Indemnified Parties pursuant to Section 7.3(i), the Deductible and the De Minimis Amount shall not apply and the Cap shall be equal to the Purchase Price (it being understood that all Losses under Section 10.3(a)(i) shall be aggregated for purposes of this clause (iii) regardless of which Cap applies).

10.4 Indemnification Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the Party or Parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined gives or would reasonably be expected to give rise to a right of indemnification under such agreement (including a pending or threatened claim or demand asserted by a third Party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances (then known) with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent the Indemnifying Party is prejudiced by such failure, it being agreed that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.1 for such representation, warranty, covenant or agreement.

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(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 10.2(a) or Section 10.3(a), the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of such Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 10.4(b), the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party assumes the defense and control of a Third Party Claim, the Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence and shall use commercially reasonable efforts in the defense or settlement of such Third Party Claim. Purchaser or Sellers, as the case may be, shall, and shall cause each of their Affiliates and representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion and without the consent of any Indemnified Party; provided that such settlement or judgment does not involve any injunctive relief binding on any of the Indemnified Parties or finding or admission of any violation of Law or admission of any liability or wrongdoing by any Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts in such settlement or judgment (other than solely with respect to the Deductible, to the extent such liabilities would constitute Losses to which the Deductible would be applicable in accordance with the applicable provisions of Section 10.2(b)), (ii) obtain, as a condition of any settlement or other resolution, a complete and unconditional release of any Indemnified Party potentially affected by such Third Party Claim. No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, (such consent not to be unreasonably withheld or delayed).

10.5 Exclusive Remedy and Release. Except with respect to the matters covered by Section 2.4 and with respect to any matter relating to Taxes, Purchaser and Sellers acknowledge and agree that, following the Closing, the indemnification provisions of Sections 10.2 and 10.3 shall be the sole and exclusive remedies of Sellers and Purchaser, respectively, and their respective Affiliates, including the members of the Education Group, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each Party may at any time suffer or incur, or become subject to, as a result of, or in connection with the Sale, including any breach of any representation or warranty in this Agreement by any Party, or any failure by any Party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement and the Ancillary Agreements.

10.6 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Article X, all Losses shall be net of any third-party insurance and

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indemnity proceeds that are recoverable by the Indemnified Party in connection with the facts giving rise to the right of indemnification in each case net of any deductible or copayment, the costs of filing a claim, arbitration costs, the Indemnified Party’s actual increase in applicable insurance or other premiums attributable to such recovery and all other out-of-pocket costs related to such recovery (it being agreed that if third-party insurance or indemnification proceeds in respect of such facts are recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be remitted to the Indemnifying Party to the extent of the indemnification payment made). The Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek recovery under all insurance and indemnity provisions covering any Losses for which it is seeking indemnification hereunder to the same extent as it would if such Loss were not subject to indemnification hereunder. Upon making any payment to the Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party may have against any third parties with respect to the subject matter underlying such indemnification claim, and the Indemnified Party shall assign any such rights to the Indemnifying Party.

10.7 Limitation of Liability. In no event shall any Indemnifying Party have liability to any Indemnified Party for any consequential, special, incidental, indirect or punitive damages.

10.8 Mitigation. Each of the Parties agrees to use its commercially reasonable efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

10.9 Effect of Knowledge. The right to indemnification, payment of Losses or other remedies based on any representations, warranties, covenants or agreements set forth in this Agreement or the Ancillary Agreements will not be affected by any investigation conducted with respect to or any knowledge or information acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement (other than disclosures made in the Seller Disclosure Schedule and Purchaser Disclosure Schedule hereto). The waiver of any condition based on the accuracy of any representation or warranty or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification, payment of Losses or other remedy based on such representations, warranties, covenants or agreements.

ARTICLE XI

GENERAL PROVISIONS

11.1 Interpretation; Absence of Presumption.

(a) It is understood and agreed that the specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are

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not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Seller Disclosure Schedule or Purchaser Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Seller Disclosure Schedule or Purchaser Disclosure Schedule is or is not material for purposes of this Agreement.

(b) For the purposes of this Agreement, (i) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (ii) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (iii) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (iv) references to “$” shall mean U.S. dollars; (v) the word “including” and words of similar import when used in this Agreement and the Ancillary Agreements shall mean “including without limitation,” unless otherwise specified; (vi) the word “or” shall not be exclusive; (vii) references to “written” or “in writing” include in electronic form; (viii) provisions shall apply, when appropriate, to successive events and transactions; (ix) the headings contained in this Agreement and the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the Ancillary Agreements; (x) Sellers and Purchaser have each participated in the negotiation and drafting of this Agreement and the Ancillary Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or the Ancillary Agreements; (xi) a reference to any Person includes such Person’s successors and permitted assigns; (xii) any reference to “days” means calendar days unless Business Days are expressly specified; and (xiii) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end at the close of business on the next succeeding Business Day.

(c) Any disclosure with respect to a Section or schedule of this Agreement, including any Section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, shall be deemed to be disclosed for other Sections and schedules of this Agreement, including any Section of the Seller Disclosure Schedule or Purchaser Disclosure Schedule, to the extent that the relevance of such disclosure to such other sections or schedules is reasonably apparent.

11.2 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

11.3 Governing Law; Jurisdiction and Forum; Waiver of Jury Trial.

(a) This Agreement and any claim or controversy arising out of or relating to the transactions contemplated hereby shall be governed by and interpreted and construed in accordance with the Laws of the State of Delaware applicable to contracts executed and to be

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performed wholly within the State of Delaware and without reference to the choice-of-law principles or rules of conflict of laws that would result in, require or permit the application of the Laws of a different jurisdiction or direct a matter to another jurisdiction.

(b) Each Party irrevocably and unconditionally submits to the jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably and unconditionally agrees that all claims in respect of such Action may be heard and determined in such court. Each Party hereby irrevocably and unconditionally waives, to the fullest extent that it may effectively do so, any defense of an inconvenient forum which such Party may now or hereafter have to the maintenance of such Action. The Parties further agree, (i) to the extent permitted by Law, that final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (ii) that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7.

(c) EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN, INCLUDING ANY ACTION RELATING TO THE DEBT FINANCING OR THE PERFORMANCE THEREOF OR INVOLVING ANY DEBT FINANCING SOURCE. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS (INCLUDING THE DEBT COMMITMENT LETTERS) OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 11.3. NO PARTY (OR ITS REPRESENTATIVE, AGENT OR ATTORNEY) HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 11.3 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(d) Limitation on Suits Against Financing Providers. Without limiting Section 11.3(b), each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim, or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Equity Investors or the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the

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Commitment Letters, the Debt Financing or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

11.4 Entire Agreement. This Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto and the Confidentiality Agreement, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no terms, conditions, agreements, understandings, representations or warranties between the Parties other than those set forth or referred to in this Agreement.

11.5 No Third Party Beneficiaries. Except for Section 5.13, Section 10.2 and Section 10.3(a), which are intended to benefit, and to be enforceable by, the Parties specified therein, this Agreement, together with the Ancillary Agreements and the Exhibits and Schedules hereto is not intended to confer, or shall be construed to confer, in or on behalf of any Person not a party to this Agreement (and their successors and assigns) any legal or equitable rights, benefits, claims, causes of action or remedies with respect to the subject matter or any provision hereof; except that the Debt Financing Sources shall be third party beneficiaries of the provisions of Sections 9.3, 9.4, 11.3 and 11.11 and this Section 11.5 applicable to such Persons.

11.6 Expenses.

(a) Except as set forth in this Agreement (including the following subsections of this Section 11.6), whether the transactions contemplated by this Agreement are consummated or not, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including the preparation, execution and delivery of this Agreement and compliance herewith) shall be paid by the Party incurring such costs and expenses unless expressly otherwise contemplated in this Agreement.

(b) Each of Purchaser and Parent shall bear 50% of the out-of-pocket costs and expenses of the members of the Education Group in connection with seeking consents and approvals required pursuant to this Agreement; provided, that neither Purchaser nor Sellers shall have any obligation to incur expenses that would result in it being required to pay more than $1,000,000 under the preceding proviso.

(c) Parent shall reimburse, reasonably promptly after presentment of an invoice and reasonable documentation, Purchaser and the Education Group for any out-of-pocket costs and expenses (other than amounts paid under the Transition Services Agreement) incurred by Purchaser or the Education Group to separate the information technology infrastructure of the Education Group from the Parent Group following the Closing; provided, that Parent shall not be required to reimburse or otherwise be liable for more than $15,000,000 under this Section 11.6(c).

(d) Parent shall reimburse, reasonably promptly after presentment of an invoice and reasonable documentation, Purchaser and the Education Group for any amounts paid

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to Business Employees under the retention plan awards set forth in items 30, 31 and 32 of Section 3.10(a) of the Seller Disclosure Schedule due to Business Employees in connection with the Sale (to the extent any such amounts are not paid prior to Closing).

11.7 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address or facsimile number set forth below (or at such other address or facsimile number as such Party shall designate by like notice):

(a) If to Sellers:

The McGraw-Hill Companies, Inc.
1221 Avenue of the Americas
New York, New York 10020
Attention:	General Counsel
Fax No.:	(212) 512-4827

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:	Trevor S. Norwitz, Esq.
DongJu Song, Esq.
Fax No.:	(212) 403-2000

(b) If to Purchaser:

MHE Acquisition, LLC
c/o Apollo Management VII, L.P.
9 West 57th Street, 48th floor
New York, NY 10019
Attention:	Laurie Medley
Fax No.:	(212) 515-3251

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	John M. Scott, Esq.
Fax No.:	(212) 492 0574

11.8 Successors and Assigns. This Agreement shall be binding upon, enforceable against and inure to the benefit of the Parties to this Agreement and their respective permitted

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successors and assigns; provided, however, that no Party to this Agreement may directly or indirectly assign any or all of its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other Party to this Agreement; provided, further, that either Party may assign its rights under this Agreement to any of its Affiliates (so long as they remain Affiliates) or as collateral to any lender (or agent or trustee therefor) in connection with any bona fide financing arrangement, including in the case of Purchaser, the Debt Financing.

11.9 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought. Either Party to this Agreement may, only by an instrument in writing, waive compliance by the other Party to this Agreement with any term or provision of this Agreement on the part of such other Party to this Agreement to be performed or complied with. Any waiver shall constitute a waiver only with respect to the specific matter described therein and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by any of the Parties hereto of a breach of or a default under any of the provisions of this Agreement, or to exercise any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature or as a waiver of any such provisions, rights or privileges hereunder.

11.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party hereto. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.11 Specific Performance. The Parties hereto agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the Parties hereto do not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled in Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. The Parties further agree that nothing set forth in this Section 11.11 shall require any party hereto to institute any Action for (or limit any party’s right to institute any Action for) specific performance under this Section 11.11 prior

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or as a condition to exercising any termination right under Article IX (and pursuing damages after such termination). The Parties hereto agree that, notwithstanding anything herein to the contrary, Sellers shall be entitled to specific performance (or any other equitable relief) to cause Purchaser to draw down the Equity Financing under the Equity Commitment Letters and to cause Purchaser to effect the Closing on the terms and subject to the conditions in this Agreement, only if: (i) all conditions in Sections 8.1 and 8.2 have been satisfied as of the date on which the Closing would otherwise be required to occur (other than those conditions that, by their nature, can only be satisfied at the Closing (provided such conditions would have been satisfied as of such date); (ii) Purchaser fails to complete the Closing by the date the Closing would otherwise be required to have occurred pursuant to Section 2.3; (iii) the Debt Financing (or Alternate Financing in accordance with Section 5.14) has been funded, or would be funded to Purchaser at the Closing, if the Equity Financing is funded at the Closing (provided that Purchaser shall not be required to draw down the Equity Financing or to consummate the Closing if the Debt Financing is not in fact funded at the Closing); (iv) the Closing will occur substantially simultaneously with the drawdown of the Debt Financing (or Alternate Financing in accordance with Section 5.14); and (v) Sellers have irrevocably confirmed in writing to Purchaser that Sellers are prepared to and able to effect the Closing upon funding of the Equity Financing and Debt Financing.

11.12 No Admission. Nothing herein shall be deemed an admission by Sellers or any of their respective Affiliates, in any Action or proceeding involving a third party, that such third party is or is not in breach or violation of, or in default in, the performance or observance of any term or provisions of any contract.

11.13 Agency. Each Seller hereby grants Parent the power to take any action on behalf of all Sellers and to act as the agent for, and on behalf of, all Sellers regarding any matter relating to or under this Agreement and Purchaser agrees that any action that may be taken by Sellers may be taken by Parent on behalf of all Sellers.

11.14 Counterparts. This Agreement may be executed in one or more counterparts, and by either of the Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the parties as of the day first above written.

THE MCGRAW-HILL COMPANIES, INC.

By:	/s/ Harold W. McGraw III
	Name:	Harold W. McGraw III
	Title:	Chairman, President and Chief Executive Officer

MCGRAW-HILL VENTURES, INC.

By:	/s/ Charles L. Teschner, Jr.
	Name:	Charles L. Teschner, Jr.
	Title:	President

MCGRAW-HILL INTERNATIONAL (U.K.) LTD.

By:	/s/ Elizabeth O’Melia
	Name:	Elizabeth O’Melia
	Title:	Director

MCGRAW-HILL EUROPEAN HOLDINGS
(LUXEMBOURG) SARL

By:	/s/ Peter Scheschuk
	Name:	Peter Scheschuk
	Title:	Director

MCGRAW-HILL ASIAN HOLDINGS (SINGAPORE) PTE LTD.

By:	/s/ Anthony Lorin
	Name:	Anthony Lorin
	Title:	Director

[Signature Page to Purchase and Sale Agreement]

MCGRAW-HILL EDUCATION LLC

By:	/s/ Llyod G. Waterhouse
Name:
Title:

MHE ACQUISITION, LLC
By:	APOLLO MANAGEMENT VII, L.P., its manager

By:	AIF VII Management, LLC,
its general partner

By:	/s/ Laurence Berg
	Name:	Laurence Berg
	Title:	Vice President

Exhbit B

LIMITED GUARANTEE

Limited Guarantee, dated as of November 25, 2012 (this “Limited Guarantee”), by the parties listed on Exhibit A hereto (each, a “Guarantor” and collectively, the “Guarantors”), in favor of Parent and the Sellers (as those terms are defined below) (the “Guaranteed Parties”). Reference is hereby made to the Purchase and Sale Agreement, dated as of the date hereof, by and among The McGraw-Hill Companies, Inc., a New York corporation (“Parent”), McGraw-Hill Education LLC, a Delaware limited liability company (“MH Education”), the entities set forth in Schedule I thereto (collectively, “Sellers”) and MHE Acquisition, LLC, a Delaware limited liability company (“Purchaser”) (as the same may be amended from time to time, the “Purchase and Sale Agreement”). Capitalized terms used herein but not otherwise defined have the meanings given to them in the Purchase and Sale Agreement.

1. Limited Guarantee. To induce Sellers to enter into the Purchase and Sale Agreement, each Guarantor, intending to be legally bound, hereby absolutely, irrevocably and unconditionally, guarantees, severally and not jointly, to the Guaranteed Parties, on the terms and subject to the conditions set forth herein, the due and punctual payment and performance of a portion of Purchaser’s obligation following termination of the Purchase and Sale Agreement to pay to Parent or Sellers the Reverse Termination Fee, damages for a Willful and Material Breach, and/or the amount of any reimbursement or indemnification obligations pursuant to Section 5.14(d) of the Purchase and Sale Agreement (the “Guaranteed Obligations”), all on the terms, and subject to the conditions set forth in, the Purchase and Sale Agreement in an amount equal to the percentage of the Maximum Aggregate Amount (as defined below) set forth opposite such Guarantor’s name on Exhibit A hereto (such amount with respect to each Guarantor is such Guarantor’s “Maximum Guarantor Amount”); provided, that the maximum liability of each Guarantor hereunder shall not exceed such Guarantor’s Maximum Guarantor Amount and the maximum aggregate liability of the Guarantors hereunder shall not exceed (i) $300,000,000 plus the amount of any reimbursement or indemnification obligations pursuant to Section 5.14(d) of the Purchase and Sale Agreement (the “Maximum Aggregate Amount”), it being understood and agreed that this Limited Guarantee may not be enforced without giving full and absolute effect to the Maximum Aggregate Amount and each Maximum Guarantor Amount. The Guaranteed Parties hereby agree that the Guarantors shall in no event be required to pay to any Person in the aggregate more than the Maximum Aggregate Amount (and that no Guarantor shall be required to pay to any Person more than such Guarantor’s Maximum Guarantor Amount) under, in respect of, or in connection with this Limited Guarantee or the Purchase and Sale Agreement, and no Guarantor shall have any obligation or liability to any Person under this Limited Guarantee or the Purchase and Sale Agreement other than as expressly set forth herein. Notwithstanding anything to the contrary contained in this Limited Guarantee, the Guaranteed Parties hereby agree that if Purchaser is relieved of all (or to the extent Purchaser is relieved of any portion) of its payment or performance obligations under the Purchase and Sale Agreement (the “Purchaser Obligations”), by satisfaction thereof or pursuant to any other agreement with any Guaranteed Party, the Guarantors shall be similarly relieved, ratably in accordance with their respective commitments hereunder, of their respective obligations under this Limited Guarantee.

2. Terms of Limited Guarantee.

(a) This Limited Guarantee is one of payment and performance, not collection, and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Limited Guarantee, irrespective of whether any action is brought against Purchaser or any other Person or whether Purchaser or any other Person is joined in any such action or actions. Each Guarantor reserves the right to assert any and all defenses which Purchaser may have to payment of the Guaranteed Obligations, subject to the terms of this Limited Guarantee.

(b) The liability of the Guarantors under this Limited Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of:

(i) the addition, substitution or release of any Person now or hereafter liable with respect to the Guaranteed Obligations or otherwise interested in the transactions contemplated by the Purchase and Sale Agreement (including any other Guarantor);

(ii) any change in the limited liability company existence, structure or ownership of Purchaser, or any insolvency, bankruptcy, reorganization, liquidation or other similar proceeding of Purchaser or affecting any of its assets;

(iii) any change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Guaranteed Obligations, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Purchase and Sale Agreement or the documents entered into in connection therewith, in each case, made in accordance with the terms thereof;

(iv) the existence of any claim, set-off or other right that the Guarantors may have at any time against Purchaser, whether in connection with the Guaranteed Obligations or otherwise;

(v) any action or inaction on the part of the Guaranteed Parties, including, without limitation, the absence of any attempt to assert any claim or demand against Purchaser or collect the Guaranteed Obligations from Purchaser or the Guarantors;

(vi) the adequacy of any other means the Guaranteed Party may have of obtaining repayment of the Guaranteed Obligations; or

(vii) the value, genuineness, validity, regularity, illegality or enforceability of the Equity Commitment Letter.

Notwithstanding the foregoing or anything to the contrary in this Limited Guarantee, the Guarantors shall be fully released and discharged hereunder if the Guaranteed Obligations are paid in full by Purchaser in accordance with the Purchase and Sale Agreement; provided, that to the extent that such release and discharge is made in whole or in part on the faith of any payment in respect of the Guaranteed Obligations which is avoided or must be restored to the Purchaser or any Guarantor on insolvency, liquidation or administration, the liability of the Guarantors under this guarantee will continue or be reinstated as if such discharge had not occurred.

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(c) The Guarantors hereby expressly waive any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Parties. The Guarantors waive promptness, diligence, notice of acceptance of this Limited Guarantee and of the Guaranteed Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of any Guaranteed Obligations and all other notices of any kind (except for notices to be provided to Purchaser pursuant to the Purchase and Sale Agreement), all defenses which may be available by virtue of any stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Purchaser or any other Person interested in the transactions contemplated by the Purchase and Sale Agreement, and all suretyship defenses generally (other than (i) fraud or willful misconduct by the Guaranteed Parties or any of its or their Subsidiaries, (ii) defenses to the payment of the Guaranteed Obligations that are available to Purchaser under the Purchase and Sale Agreement or (iii) breach by the Guaranteed Parties of this Limited Guarantee). The Guarantors acknowledge that they will receive substantial direct and indirect benefits from consummation of the transactions contemplated by the Purchase and Sale Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

3. Sole Remedy.

(a) The Guaranteed Parties acknowledge and agree that:

(i) the sole cash asset of Purchaser is cash in a de minimis amount, and that no additional funds are expected to be contributed to Purchaser unless and until immediately before the Closing occurs;

(ii) except in the case of fraud, the Guarantors shall not have any obligation or liability to any Person relating to, arising out of or in connection with the Purchase and Sale Agreement, this Limited Guarantee or the Equity Commitment Letter, or the transactions contemplated hereby or thereby, other than as expressly set forth herein; and

(iii) except in the case of fraud, they have no and shall have no right of recovery against the Guarantors or any of any Guarantor’s Related Persons (as defined below), through Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited liability company or limited partnership veil, by or through a claim by or on behalf of Purchaser against the Guarantors or any Related Person of any Guarantor, or otherwise, except for their rights against the Guarantors under this Limited Guarantee.

(b) Except in the case of fraud and other than remedies available against the Purchaser pursuant to the Purchase and Sale Agreement (“Permitted Remedies”), recourse against the Guarantors under this Limited Guarantee shall be the sole and exclusive remedy (whether at law, in equity, in contract, in tort or otherwise) of the Guaranteed Parties and all of their respective Affiliates against the Guarantors and any of any Guarantor’s Related Persons in

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respect of any breach, loss or damage arising under, or in connection with, the Purchase and Sale Agreement, the Equity Commitment Letter or the transactions contemplated thereby (including in respect of any oral representations made or alleged to be made in connection therewith). Each Guaranteed Party hereby unconditionally and irrevocably covenants and agrees that it shall not institute, and shall cause its Related Persons not to institute, any proceeding or bring any other claim (whether at law, in equity, in contract, in tort or otherwise) arising under, or in connection with, the Purchase and Sale Agreement, the Equity Commitment Letter, the transactions contemplated thereby, or in respect of any oral representations made or alleged to be made in connection herewith, against any Guarantor or its Related Persons, except for claims of the Guaranteed Parties against the Guarantors under this Limited Guarantee and claims against Purchaser upon the exercise of Permitted Remedies. “Related Person” shall mean, with respect to any Person (other than an assignee of any Guarantor upon an assignment in accordance with Section 12 hereof), any former, current or future, direct or indirect, director, officer, employee, agent, general or limited partner, manager, member, Affiliate, stockholder, controlling Person, assignee or representative of such Person, or any former, current or future, direct or indirect, director, officer, employee, agent, general or limited partner, manager, member, Affiliate, stockholder, controlling Person, assignee or representative of any of the foregoing; provided, that the definition of “Related Person” shall exclude the undersigned in respect of its obligations hereunder or Purchaser in respect of its obligations under the Purchase Agreement.

(c) Each Guaranteed Party further covenants and agrees that it shall not have the right to recover, and shall not recover, and it shall not institute, directly or indirectly, and shall cause its Related Persons not to institute, any proceeding or bring any other claim to recover, more than the applicable Maximum Aggregate Amount in respect of any liabilities or obligations of the Guarantors or Purchaser arising under or in connection with the Purchase and Sale Agreement, this Limited Guarantee or the transactions contemplated hereby or thereby, and such Guaranteed Party shall promptly return all monies paid to it or its Related Persons by the Guarantors or Purchaser in excess of the applicable Maximum Aggregate Amount.

(d) Nothing set forth in this Limited Guarantee shall confer or give to any Person other than the Guaranteed Parties any rights or remedies against any Person, including the Guarantors, except as expressly set forth herein. The Guaranteed Parties acknowledge that the Guarantor is agreeing to enter into this Limited Guarantee in reliance on the provisions set forth in this Section 3. This Section 3 shall survive termination of this Limited Guarantee.

4. Representations and Warranties. Each Guarantor hereby represents and warrants with respect to itself that:

(a) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s organizational documents or any Law or contractual restriction binding on such Guarantor or its assets, and this Limited Guarantee has been duly executed and delivered by such Guarantor; and

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(b) this Limited Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at Law); and

(c) such Guarantor has unfunded capital commitments in an amount not less than such Guarantor’s Maximum Guarantor Amount, which capital commitments may be called to satisfy Guarantor’s obligations hereunder without satisfaction of further conditions outside the control of Guarantor (other than the conditions set forth herein and in the Purchase and Sale Agreement).

5. Termination. This Limited Guarantee shall terminate and the Guarantors shall have no further obligation under this Limited Guarantee as of the earliest to occur of: (a) the consummation of the Closing; (b) the termination of the Purchase and Sale Agreement in accordance with its terms in any circumstances other than pursuant to which Purchaser would be obligated to make any payment of any Guaranteed Obligations; (c) the payment of the Reverse Termination Fee in accordance with Section 9.4(a) of the Purchase and Sale Agreement (but not, for the avoidance of doubt, pursuant to Section 9.4(b) thereof), together with any reimbursement or indemnification obligations pursuant to Section 5.14(d) of the Purchase and Sale Agreement; (d) the complete, irrevocable and indefeasible payment and satisfaction in full of all of the Guaranteed Obligations; and (e) the termination of this Limited Guarantee by mutual written agreement of the Guarantors and the Guaranteed Parties. Upon any termination of this Limited Guarantee in accordance with the first sentence of this Section 5, no Person shall have any rights or claims under this Limited Guarantee, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise, except that Section 3, this Section 5, Section 11, Section 12, Section 13 and Section 16 will survive termination of this Limited Guarantee. In the event that any Guaranteed Party or Related Person of such Guaranteed Party asserts (and fails to promptly retract in full and with prejudice) in any litigation (whether at Law, in equity, in contract, in tort or otherwise) relating to this Limited Guarantee that the provisions of Section 1 hereof limiting the Guarantors’ liability to the Maximum Aggregate Amount (or any Guarantor’s respective Maximum Guarantor Amount) or the provisions of Section 3 hereof are illegal, invalid or unenforceable, in whole or in part, or asserts (and fails to promptly retract in full and with prejudice) any theory of liability against any Guarantor or any of its Related Persons with respect to the transactions contemplated by the Purchase and Sale Agreement (including in respect of any oral representations made or alleged to be made in connection therewith) other than liability of the Guarantors under this Limited Guarantee (as limited by the provisions of Section 1) or liability of Purchaser pursuant to the terms of the Purchase and Sale Agreement, (i) the obligations of the Guarantors under this Limited Guarantee shall terminate forthwith and shall thereupon be null and void, (ii) if any Guarantor has previously made any valid payments under this Limited Guarantee, such Guarantor shall be entitled to recover such payments from such Guaranteed Party in excess of amounts due hereunder, and (iii) neither Purchaser (except with respect to any rights or obligations that by their terms survive the Closing or the termination of the Purchase and Sale Agreement), the Guarantors nor any of its or their Related Persons shall have any liability to such Guaranteed Party or any of its Related Persons with respect to the transactions contemplated by the Purchase and Sale Agreement, the Equity Commitment Letter or under this Limited Guarantee (including in respect of any oral representations made or alleged to be made in connection therewith). Notwithstanding the foregoing, if on or prior to the date of termination

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of this Limited Guarantee any proceeding to enforce this Limited Guarantee has been commenced, then the Guarantors’ obligations hereunder shall survive such termination until such proceeding is finally and conclusively resolved and settled accordingly; provided, that any such proceeding shall have been instituted in accordance with Section 11 hereof and shall remain subject to all terms hereof, including the limitations on liability of the Guarantors set forth herein (including the Maximum Aggregate Amount).

6. Continuing Guarantee. Except to the extent terminated pursuant to the provisions of Section 5 hereof, this Limited Guarantee is a continuing one and shall remain in full force and effect until the payment and satisfaction in full of the Guaranteed Obligations, shall be binding upon the Guarantors, their successors and assigns, and shall inure to the benefit of, and be enforceable by, the Guaranteed Parties and their successors, transferees and permitted assigns. All obligations to which this Limited Guarantee applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

7. Entire Agreement. This Limited Guarantee, together with the Purchase and Sale Agreement and Equity Commitment Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, among Purchaser and the Guarantors or any of their Related Persons, on the one hand, and the Guaranteed Parties or any of its Related Persons, on the other hand.

8. Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Guaranteed Parties or, in the case of a waiver, by the party or each of the parties against whom the waiver is to be effective. No waiver by any party of any breach or violation of, or default under, this Limited Guarantee, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation or default hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Limited Guarantee will operate as a waiver thereof.

9. Counterparts. This Limited Guarantee may be executed in any number of counterparts (and may be delivered by facsimile transmission or via email as a portable document format (.pdf)), each of which will be deemed an original but all of which together shall constitute one and the same instrument.

10. Notices. All notices, requests, demands, claims and other communications hereunder shall be given (and shall be deemed to have been duly received if given) by hand delivery or by facsimile transmission with confirmation of receipt, as follows:

(a) by hand (in which case, it will be effective upon delivery);

(b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

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(c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the next business day after being deposited with such courier service);

in each case, to the address or facsimile number listed below (or to such other address or facsimile number as a party may designate by notice to the other parties):

If to any Guarantor, to:

c/o Apollo Management VII, L.P.

9 West 57th Street, 48th floor

New York, NY 10019

Attention: Laurie D. Medley

Facsimile: (212) 515-3251

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: John M. Scott, Esq.

Facsimile: (212) 492-0574

If to the Guaranteed Parties, to:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: General Counsel

Fax No.: (212) 512-4827

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Trevor S. Norwitz

                  DongJu Song

Facsimile: (212) 403-2000

11. Governing Law; Jurisdiction; Venue. This Limited Guarantee shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to conflict of law principles thereof that would result in the application of the Laws of another jurisdiction. Each of the parties hereto hereby (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (or, solely if such courts decline jurisdiction, in any federal court located in the State of Delaware) (any such court, a “Designated Court”) in the event any dispute arises out of or in any way related to this Limited Guarantee or

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any transaction contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Limited Guarantee may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims brought by or against any of the parties hereto or any of their respective Affiliates with respect to such action or proceeding shall be heard and determined solely and exclusively in a Designated Court, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Designated Court, (c) agrees that it will not bring any Action in any court other than the Designated Courts and (d) waives any right to trial by jury with respect to any action arising out of or in any way related to this Limited Guarantee. The parties hereto agree that any violation of this Section 11 shall constitute a material breach of this Limited Guarantee and shall constitute irreparable harm.

12. No Assignment. Neither the Guarantors nor the Guaranteed Parties may assign its rights, interests or obligations hereunder to any other Person without the prior written consent of the Guaranteed Parties (in the case of an assignment by any Guarantor) or each of the Guarantors (in the case of an assignment by the Guaranteed Parties), except that if a portion of any Guarantor’s commitment under the Equity Commitment Letter is assigned in accordance with the terms thereof, then a corresponding portion of the Guaranteed Obligations hereunder may be assigned to the same assignee; provided however that such Guarantor shall remain obligated to perform its obligations hereunder to the extent not performed by such assignee.

13. No Third Party Beneficiaries. This Limited Guarantee is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, except that each Related Person of any Guarantor shall be considered a third party beneficiary of the provisions of Section 3 hereof.

14. Severability. Any term or provision of this Limited Guarantee that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction; provided, however, that this Limited Guarantee may not be enforced without giving full and absolute effect to the limitation of the amount payable by the Guarantors hereunder to the Maximum Aggregate Amount and by each Guarantor to its Maximum Guarantor Amount provided in Section 1 hereof and to the provisions of Section 3 hereof.

15. Headings. The headings contained in this Limited Guarantee are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

16. Confidentiality. This Limited Guarantee shall be treated as confidential by the Guaranteed Parties and is being provided to the Guaranteed Parties solely in connection with the transactions contemplated by the Purchase and Sale Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of each of the Guarantors or as may be required by Law.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the undersigned have executed and delivered this Limited Guarantee as of the date first set forth above.

APOLLO INVESTMENT FUND VII, L.P.

By:	Apollo Advisors VII, L.P.,
its general partner

By:	Apollo Capital Management VII, LLC,
its general partner

By:
Name:
Title:

APOLLO OVERSEAS PARTNERS VII, L.P.

By:	Apollo Advisors VII, L.P.,
its managing partner

By:	Apollo Capital Management VII, LLC,
its general partner

By:
Name:
Title:

APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.

By:	Apollo Advisors VII, L.P.,
its general partner

By:	Apollo Capital Management VII, LLC,
its general partner

By:
Name:
Title:

APOLLO OVERSEAS PARTNERS (DELAWARE) VII, L.P.

By:	Apollo Advisors VII, L.P.,
its general partner

By:	Apollo Capital Management VII, LLC,
its general partner

By:
Name:
Title:

APOLLO INVESTMENT FUND (PB) VII, L.P.

By:	Apollo Advisors VII, L.P.,
its general partner

By:	Apollo Capital Management VII, LLC,
its general partner

By:
Name:
Title:

[Signature Page to Limited Guarantee]

Accepted and Agreed

THE MCGRAW-HILL COMPANIES, INC.

By:
Name:
Title:

[SELLERS]

By:
Name:
Title:

Exhibit A

Guarantor	Maximum Guarantor Amount (% of Maximum Aggregate Amount)
APOLLO INVESTMENT FUND VII, L.P.
APOLLO OVERSEAS PARTNERS VII, L.P.
APOLLO OVERSEAS PARTNERS (DELAWARE 892) VII, L.P.
APOLLO OVERSEAS PARTNERS (DELAWARE) VII, L.P.
APOLLO INVESTMENT FUND (PB) VII, L.P.
Total	100.0%

Exhibit D

TRADEMARK COEXISTENCE AGREEMENT

This Trademark Coexistence Agreement (together with all Exhibits hereto, the “Agreement”), effective as of [                     ] (the “Effective Date”), is entered into this                     day of [     ], 2012 by and between The McGraw-Hill Companies, Inc., a New York Corporation (“McGraw-Hill Parent”) with a principal address of 1221 Avenue of the Americas, New York, New York 10020, and McGraw-Hill Education LLC, a Delaware limited liability company (“McGraw-Hill Education”) with a principal address of 2 Penn Plaza, New York, New York 10121 (McGraw-Hill Parent and McGraw-Hill Education each a “Party” and together the “Parties”).

WHEREAS, McGraw-Hill Parent, certain of its subsidiaries, and [                     ] (“Purchaser”) have entered into a Purchase and Sale Agreement, dated as of [                     ], 2012 (the “Purchase Agreement”), pursuant to which Purchaser will acquire (the “Acquisition”) certain equity interests and assets that together constitute the education business of McGraw-Hill Parent;

WHEREAS, McGraw-Hill Parent intends to change its name following the Acquisition from “The McGraw-Hill Companies, Inc.” to “McGraw-Hill Financial, Inc.” (or such other name selected by McGraw-Hill Parent in its sole discretion);

WHEREAS, to effect the foregoing, the Parties have entered into a Contribution Agreement, which provides, among other things, for the contribution or transfer of certain assets and liabilities of McGraw-Hill Parent to McGraw-Hill Education;

WHEREAS, the Parties, or their predecessors in interest, own and have continuously used the McGraw-Hill Marks (as defined herein) in association with various fields of commercial activity;

WHEREAS, as a result of their commercial activity under the McGraw-Hill Marks, the McGraw-Hill Marks are exclusively associated with the products and services made, offered, endorsed, distributed, and/or approved by McGraw-Hill Education and/or McGraw-Hill Parent or their predecessors in interest, and with the high quality of such products and services;

WHEREAS, the Parties have concluded that confusion is not likely to arise from their respective use and registration of the McGraw-Hill Marks in connection with their respective Fields of Use (as defined below) in accordance with the terms set forth herein and accordingly, in connection with the Acquisition, this Agreement is to allow each Party to own and use certain McGraw-Hill Marks in its respective Field of Use (as defined below) and to avoid any potential customer or consumer confusion that might otherwise arise as a result thereof, and this Agreement supersedes all prior agreements, discussions and understandings between the Parties related to its subject matter;

WHEREAS, McGraw-Hill Education wishes to have a right to own and continue to use the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names (as defined below) in the McGraw-Hill Education Fields of Use (as defined below) in the Territory, all as specifically defined and described herein, in accordance with the terms, conditions and limitations of this Agreement; and

WHEREAS, McGraw-Hill Parent wishes to have a right to own and continue to use the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names (as defined below) in the McGraw-Hill Parent Fields of Use (as defined below) in the Territory, all as specifically defined and described herein, in accordance with the terms, conditions and limitations of this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Defined terms, indicated by use of initial capitalization, shall have the meaning ascribed to them in this Article 1, or for the defined terms not defined in this Article 1, shall have the meaning ascribed to them in the context upon their first occurrence in this Agreement.

1.1 “Acquisition” has the meaning set forth in the Recitals.

1.2 “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.3 “Agent” has the meaning set forth in Section 6.1.2.

1.4 “Agreement” has the meaning set forth in the preamble hereof.

1.5 “Bankruptcy Code” means Title 11 of the United States Code.

1.6 “Business Day” means any day other than a Saturday, Sunday or a day on which banks in New York, New York are authorized or obligated by applicable law or executive order to close.

1.7 “Business Environment Uses” has the meaning set forth in Section 3.6.2 hereof.

1.8 “Ceasing Party” has the meaning set forth in Section 6.4.1 hereof.

1.9 “Change of Control” means the consummation of any transaction or series of related transactions (i) pursuant to which Persons other than those Persons holding equity securities immediately prior to such transaction(s), become the direct or indirect, beneficial or record holders of shares or other equity interests representing more than fifty percent (50%) of the aggregate ordinary voting power of a Party; and (ii) which results in the sale or other transfer of all or substantially all of the assets of a Party.

1.10 “Claim” has the meaning set forth in Section 8.1.1 hereof.

1.11 “Collateral” has the meaning set forth in Section 6.1.2.

1.12 “Committee Member” has the meaning set forth in Section 7.1 hereof.

1.13 “Confidential Information” means any information, technical data, or know-how (either oral, written, digital or in any other format), including information or documents that are marked or otherwise identified as “confidential” or are reasonably understood to be of a confidential nature, including but not limited to that which relates to research, product or promotion plans, products, services, sales figures, markets, inventions, processes, procedures, designs, drawings, engineering, software, hardware configuration information, customer data, marketing or finances relating to a Party, including such Party’s respective Affiliates that is provided to or otherwise obtained by either Party (including any

2

Affiliates, parent and subsidiary companies, officers, directors, employees, agents or contractors of such Party) from, either directly or indirectly, the other Party (including any Affiliates, parent and subsidiary companies, officers, directors, employees, agents or contractors of such other Party), as the case may be; provided, however, that the term “Confidential Information” shall not include any information that: (i) is already in the public domain at the time of disclosure or is disclosed in the public domain other than pursuant to a breach of this Agreement; (ii) the receiving Party can reasonably demonstrate was already lawfully in its possession prior to disclosure hereunder or is subsequently disclosed to the receiving Party, provided that such information was not known to be subject to another confidentiality agreement or arrangement, or (iii) is independently developed by the receiving Party without any reference to or use of any Confidential Information of the disclosing Party, in each case, as the case may be.

1.14 “Effective Date” has the meaning set forth in the preamble hereof.

1.15 “Enforcement Action” means an action under applicable law to:

(a) foreclose, execute, levy, or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise dispose (or effect the disposition) of (whether publicly or privately), collateral, or otherwise exercise or enforce remedial rights with respect to collateral (including by way of set-off, recoupment, notification of a public or private sale or other disposition pursuant to the U.C.C. or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable),

(b) solicit bids from third Persons to conduct the liquidation or disposition of collateral or to engage or retain sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers, or other third Persons for the purposes of valuing, marketing, promoting, and selling collateral,

(c) receive a transfer of collateral in satisfaction of any obligation secured thereby, or

(d) otherwise enforce any lien or exercise another right or remedy, as a secured creditor or otherwise, pertaining to the collateral at law, in equity, or pursuant to any relevant agreement (including the commencement of applicable legal proceedings or other actions with respect to all or any portion of the collateral to facilitate the actions described in the preceding clauses).

1.16 “Exercise Period” has the meaning set forth in Section 6.4.2 hereof.

1.17 “Existing Product Inventory” means any products (including any packaging, tags, labels and/or other accompanying documentation and materials that are delivered with the products) bearing the word mark MCGRAW-HILL, MCGRAW HILL, or any substantially similar mark (including, without limitation, the McGraw-Hill “bug” logo (as set forth on Exhibit M hereto)) as a standalone name, trade mark, service mark or brand that, in each case, are in existence or have been ordered from third party suppliers (in quantities consistent with past practice), in each case, as of or prior to the Effective Date.

1.18 “Existing Marketing Inventory” means any Marketing Materials or Promotional Items bearing the word mark MCGRAW-HILL, MCGRAW HILL, or any substantially similar mark (including, without limitation, the McGraw-Hill “bug” logo (as set forth on Exhibit M hereto)) as a standalone name, trade mark, service mark or brand that, in each case, are in existence or have been ordered from third party suppliers (in quantities consistent with past practice), in each case, as of or prior to the Effective Date.

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1.19 “Field of Use” means an identified product and/or service or a group of products and/or services.

1.20 “Initial Interest Period” has the meaning set forth in Section 6.4.2 hereof.

1.21 “Indemnified Party” has the meaning set forth in Section 8.1.3 hereof.

1.22 “Indemnifying Party” has the meaning set forth in Section 8.1.3 hereof.

1.23 “Insolvency Action” means to file any insolvency case or proceeding, to institute proceedings to have either Party be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law respecting either Party, to seek any relief for either Party under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against either Party, to file a petition seeking, or consent to, relief with respect to either Party under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for either Party or all or any of the interests of either Party herein, to make any assignment for the benefit of creditors of either Party, to admit in writing the Party’s inability to pay its debts generally as they become due, or to take action in furtherance of any of the foregoing.

1.24 “Insolvent Party” has the meaning set forth in Section 5.5.

1.25 “Inventory Period” has the meaning set forth in Section 3.4.

1.26 “Marks” means any trademarks, service marks, trade names, service names, logos, slogans, trade dress, and other proprietary designations or indicia of source, together with all appurtenant goodwill.

1.27 “Marketing Materials” means all materials of any and all types (whether in written, digital or any other format) used to advertise and/or market products or services (but are not delivered together with the products or services), which materials are marked with any of the McGraw-Hill Marks or McGraw-Hill Domain Names, including, but not limited to, any such advertising, marketing, promotions, displays, display fixtures, signage, websites and other similar advertising and marketing materials.

1.28 “Master Brand Presentation Guidelines” means, with respect to each Party, those guidelines to be followed by such Party with respect to the presentation of its respective McGraw-Hill Marks and McGraw-Hill Domain Names, as shall be created and amended from time to time in accordance with Section 3.1.3.

1.29 “Material Breach” has the meaning set forth in Section 5.3.1.

1.30 “McGraw-Hill Domain Names” means any domain names that contain any McGraw-Hill Marks, including any McGraw-Hill Education Domain Names or McGraw-Hill Parent Domain Names.

1.31 “McGraw-Hill Education” has the meaning set forth in the preamble hereof.

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1.32 “McGraw-Hill Education Brand Competitor” means any of the following: (a) any Person whose Potential Co-branded Mark is used on or in connection with products or services that compete with, or when used together with other products and services compete with, the products or services of McGraw-Hill Education (or of an Affiliate of McGraw-Hill Education), and/or (b) any Person listed on Exhibit H (as shall be amended by the Parties from time to time).

1.33 “McGraw-Hill Education Domain Names” means those domain names set forth on Exhibit C (but excluding any domain names using the word marks MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone (or substantially standalone) domain name).

1.34 “McGraw-Hill Education Entities” has the meaning set forth in Section 8.1.1 hereof.

1.35 “McGraw-Hill Education Fields of Use” means the Fields of Use set forth on Exhibit D hereto, as it may be amended from time to time, as specifically provided herein.

1.36 “McGraw-Hill Education Marks” means those Marks set forth on Exhibit B (including any Non-Material Alterations of such Marks that do not otherwise conflict with the express provisions of this Agreement) and all applications and registrations therefor (other than domain names), along with all related common law marks and all appurtenant goodwill (but, in any event, excluding any Marks using the word marks MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone (or substantially standalone) Mark).

1.37 “McGraw-Hill Education Scheduled Divested Unit” has the meaning set forth in Section 4.2.2.2.1 hereof.

1.38 “McGraw-Hill Education Unscheduled Divested Unit” has the meaning set forth in Section 4.2.2.2.2 hereof.

1.39 “McGraw-Hill Parent” has the meaning set forth in the preamble hereof.

1.40 “McGraw-Hill Parent Brand Competitor” means any of the following: (a) any Person whose Potential Co-branded Mark is used on or in connection with products or services that compete with, or when used together with other products and services compete with, the products or services of McGraw-Hill Parent (or of an Affiliate of McGraw-Hill Parent), and/or (b) any Person listed on Exhibit G (as shall be amended by the Parties from time to time).

1.41 “McGraw-Hill Parent Domain Names” means those domain names set forth on Exhibit F (but excluding any domain names using the word marks MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone (or substantially standalone) domain name).

1.42 “McGraw-Hill Parent Entities” has the meaning set forth in Section 8.1.1 hereof.

1.43 “McGraw-Hill Parent Fields of Use” means any Fields of Use other than the McGraw-Hill Education Fields of Use.

1.44 “McGraw-Hill Parent Marks” means those Marks set forth on Exhibit E (including any Non-Material Alterations of such Marks that do not otherwise conflict with the express provisions of this Agreement) and all applications and registrations therefor (other than domain names), along with all related common law marks and all appurtenant goodwill (but, in any event, excluding any Marks using the word marks MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone (or substantially standalone) Mark).

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1.45 “McGraw-Hill Parent Scheduled Divested Unit” has the meaning set forth in Section 4.2.1.2.1 hereof.

1.46 “McGraw-Hill Parent Unscheduled Divested Unit” has the meaning set forth in Section 4.2.1.2.2 hereof.

1.47 “McGraw-Hill Marks” means any Marks containing MCGRAW-HILL, MH, or any derivation thereof, variation thereof or mark confusingly similar thereto, in each case, that were owned or used by either Party immediately prior to the Acquisition, including but not limited to the McGraw-Hill Education Marks and McGraw-Hill Parent Marks.

1.48 “MHE Sub-Field(s) of Use” has the meaning set forth in Section 4.2.2.2.1 hereof.

1.49 “MHP Sub-Field(s) of Use” has the meaning set forth in Section 4.2.1.2.1 hereof.

1.50 “New Domain Name” has the meaning set forth in Section 3.7.2 hereof.

1.51 “New Mark” has the meaning set forth in Section 3.7.1 hereof.

1.52 “Non-Material Alteration(s)” means any alteration that is not material, as determined according to the criteria set forth in Section 807.14 of the USPTO Trademark Manual of Examining Procedure, as amended from time to time.

1.53 “Non-Material Breach” has the meaning set forth in Section 5.2.1 hereof.

1.54 “Notice” has the meaning set forth in Section 14.11 hereof.

1.55 “Notifying Party” has the meaning set forth in Section 3.5.1 hereof.

1.56 “Party” and “Parties” have the meaning set forth in the preamble hereof.

1.57 “Person” means any individual, partnership, corporation, trust, estate, limited liability company, individual retirement account, pension plan, foundation or other association or entity.

1.58 “Pledging Party” has the meaning set forth in Section 6.1.2.

1.59 “Potential Co-Branded Mark” has the meaning set forth in Section 3.2.2 hereof.

1.60 “Pre-existing Fields of Use” has the meaning set forth in Section 3.5.1 hereof.

1.61 “Pre-existing Mark” has the meaning set forth in Section 3.5.1 hereof.

1.62 “Prohibited Period” has the meaning set forth in Section 3.4 hereof.

1.63 “Promotional Items” means items of nominal value designed to promote a specific product or service that bear any of the McGraw-Hill Marks or McGraw-Hill Domain Names and are distributed for free or for nominal cost, including, but not limited to, mugs, key rings and pens, and other items of nominal value.

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1.64 “Proposed Domain Name” has the meaning set forth in Section 3.7.2 hereof.

1.65 “Proposed Mark” has the meaning set forth in Section 3.7.1 hereof.

1.66 “Proposing Party” has the meaning set forth in Section 3.7.1 hereof.

1.67 “Purchase Agreement” has the meaning set forth in the preamble hereof.

1.68 “Purchaser” has the meaning set forth in the Recitals.

1.69 “Reasonable Efforts” means with respect to a given goal, the efforts, consistent with, inter alia, the greater of: (i) the practice that those in that Party’s industry, who are very desirous of achieving the goal, would pursue to achieve the goal; or (ii) what a reasonable Person in the position of the Party pursuing that goal would pursue to achieve it.

1.70 “Registered User Documents” has the meaning set forth in Section 14.12 hereof.

1.71 “Subsidiary” means, with respect to any Person, any other Person directly or indirectly controlled by such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

1.72 “Term” has the meaning set forth in Section 5.1 hereof.

1.73 “Territory” means the world.

1.74 “Top-Level Domain” means any top-level Internet domain in existence on or after the Effective Date, including, but not limited to: .com, .org, .net, .info, biz, .mobi, .jobs, .eu and .asia and all country code top-level domains (e.g., .ch, .us and .uk) and any related sub-domains (e.g., .co.uk), in any characters of any language.

1.75 “Trademark Administrator” has the meaning set forth in Section 7.3 hereof.

1.76 “Trademark Oversight Committee” or “TOC” has the meaning set forth in Section 7.1 hereof.

ARTICLE 2

COEXISTENCE IN RESPECTIVE FIELDS OF USE

2.1 McGraw-Hill Parent.

2.1.1 McGraw-Hill Parent Fields of Use. Each Party acknowledges and agrees that, as between the Parties, McGraw-Hill Parent and its Affiliates shall have the exclusive right to own and use the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names in connection with the manufacturing, distribution, selling, reselling, maintaining, supporting, advertising, promoting, and marketing in the Territory of: (i) products and services in the McGraw-Hill Parent Fields of Use; and (ii) Marketing Materials and Promotional Items related to products and services within the McGraw-Hill Parent Fields of Use, in each case, during the Term, with the right to license in accordance with the terms of Section 4.2.

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2.1.2 McGraw-Hill Education’s Consent and Agreement to Not Challenge. McGraw-Hill Education consents to, and shall not assert any challenge or bring any action (including but not limited to any action for trademark infringement, trademark dilution or unfair competition) based on, McGraw-Hill Parent’s and its Affiliates’:

2.1.2.1.1 Ownership, use and registration of the McGraw-Hill Parent Marks in the McGraw-Hill Parent Fields of Use in the Territory;

2.1.2.1.2 Ownership, use and registration of any McGraw-Hill Parent Domain Names in the McGraw-Hill Parent Fields of Use in the Territory; and

2.1.2.1.3 Use of the McGraw-Hill Parent Marks as a metatag and advertising keyword or other similar metadata used in connection with McGraw-Hill Parent’s websites.

2.2 McGraw-Hill Education.

2.2.1 McGraw-Hill Education Fields of Use. Each Party acknowledges and agrees that, as between the Parties, McGraw-Hill Education and its Affiliates shall have the exclusive right to own and use the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names in connection with the manufacturing, distribution, selling, reselling, maintaining, supporting, advertising, promoting and marketing in the Territory of: (i) products and services within the McGraw-Hill Education Fields of Use; and (ii) Marketing Materials and Promotional Items related to products and services within the McGraw-Hill Education Fields of Use, in each case, during the Term, with the right to license in accordance with the terms of Section 4.2.

2.2.2 McGraw-Hill Parent’s Consent and Agreement to Not Challenge. McGraw-Hill Parent consents to, and shall not assert any challenge or bring any action (including but not limited to any action for trademark infringement, trademark dilution or unfair competition) based on, McGraw-Hill Education’s and its Affiliates’:

2.2.2.1.1 Ownership, use and registration of the McGraw-Hill Education Marks in the McGraw-Hill Education Fields of Use in the Territory;

2.2.2.1.2 Ownership, use and registration of any McGraw-Hill Education Domain Names in the McGraw-Hill Education Fields of Use in the Territory; and

2.2.2.1.3 Use of the McGraw-Hill Education Marks as a metatag and advertising keyword or other similar metadata used in connection with McGraw-Hill Education’s websites.

2.3 Confusion.

2.3.1 No Likelihood of Confusion. Based on their knowledge of the relevant markets and the nature of the respective goods and services of the Parties, the Parties agree that consumer confusion is not likely to arise in the future from the continued use and registration by the Parties, their Affiliates and licensees of their respective McGraw-Hill Marks in their respective Fields of Use so long as the Parties comply with the terms, conditions and limitations of this Agreement.

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2.3.2 Further Action to Avoid Confusion. The Parties agree that they will not advertise or promote any goods or services under any Marks in a manner that communicates or implies that such Party or its goods or services are affiliated or connected with the other Party or the other Party’s goods or services.

2.3.3 Cooperation in the Event of Actual Confusion. In the unlikely event that either Party becomes aware of any actual consumer confusion resulting from the use of the McGraw-Hill Marks or McGraw-Hill Domain Names as permitted by this Agreement:

2.3.3.1 Such Party shall advise the other Party of the details of such confusion as soon as reasonably practical; and

2.3.3.2 Each Party shall use Reasonable Efforts to address and remedy the confusion and prevent its future occurrence.

ARTICLE 3

TERMS OF USE AND REGISTRATION

3.1 Quality.

3.1.1 Standards of Quality. The Parties acknowledge that the McGraw-Hill Marks are extremely valuable and must continue to be associated only with high quality products and services in order to maintain their value. Each Party agrees that its (and its Affiliates’, assignees’ and licensees’) use of the McGraw-Hill Marks and McGraw-Hill Domain Names is subject to the terms and requirements of this Section 3.1 regarding product and service quality and mark usage. Each Party (and its Affiliates, assignees and licensees) shall use the McGraw-Hill Marks in accordance with reasonable trademark and trade name usage principles and in accordance with all applicable laws and regulations. Neither Party (nor any of its Affiliates, assignees or licensees) shall use the McGraw-Hill Marks in any manner that dilutes, tarnishes, or disparages the McGraw-Hill Marks.

3.1.2 Product and Service Quality. Each Party shall only use the respective McGraw-Hill Marks and McGraw-Hill Domain Names in connection with high quality products and services that comply with applicable laws and regulations in the respective jurisdictions in which such products and services are advertised, marketed, sold, distributed or manufactured. Products and services that are at generally of equal quality to that Party’s products and services as of the Effective Date shall be considered to comply with this Section 3.1.

3.1.3 Master Brand Presentation Guidelines. Each Party agrees that its use of its respective McGraw-Hill Marks and McGraw-Hill Domain Names shall comply with its respective Master Brand Presentation Guidelines. As soon as reasonably practicable after the Effective Date, each Party shall create (and/or may subsequently from time to time amend) its respective Master Brand Presentation Guidelines, which shall be subject to the prior written approval of the other Party, such approval to be exercised at its reasonable discretion. If the other Party does not approve in writing within ten (10) Business Days of receipt of the proposed Master Brand Presentation Guidelines (or amendment thereto), then such proposed Master Brand Presentation Guidelines (or amendment thereto) will be deemed rejected by such other Party. If the other Party rejects any proposed Master Brand Presentation Guidelines (or amendment thereto), the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11. Upon approval of any proposed Master Brand Presentation Guidelines (or amendment thereto), such proposed Master Brand Presentation Guidelines (or amendment thereto) shall be attached hereto as Exhibit A(1) (for McGraw-Hill Parent’s Master Brand Presentation

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Guidelines) or as Exhibit A(2) (for McGraw-Hill Education’s Master Brand Presentation Guidelines). Notwithstanding the foregoing, the Parties acknowledge and agree that any presentations of the McGraw-Hill Education Marks and McGraw-Hill Parent Marks either used in commerce prior to or as of the Effective Date or generally consistent with such uses in commerce prior to or as of the Effective Date shall be deemed to comply with the requirements of such Party’s respective Master Brand Presentation Guidelines (i.e., without the need for the other Party’s prior written approval).

3.2 Restrictions on Use and Registration by McGraw-Hill Parent.

3.2.1 Exclusivity. Except as provided for herein, McGraw-Hill Parent shall not (and shall not permit, license, authorize, or otherwise assist any other Person to):

3.2.1.1.1 Use or register any McGraw-Hill Marks (or any confusingly similar imitation, likeness or variation thereof) in any McGraw-Hill Education Field of Use; or

3.2.1.1.2 Advertise, market, promote, distribute or sell goods or services under any McGraw-Hill Marks outside the McGraw-Hill Parent Fields of Use.

3.2.2 Co-Branding by McGraw-Hill Parent. McGraw-Hill Parent may co-brand products, services, Marketing Materials, and Promotional Items within the McGraw-Hill Parent Fields of Use with the McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names and any Marks or domain names of another Person (such other Person’s Mark or domain name, the “Potential Co-Branded Mark”) solely in accordance with this Section 3.2.2 and provided that McGraw-Hill Parent must provide written notice to McGraw-Hill Education of its intent to do so at least ten (10) Business Days prior to taking such action. McGraw-Hill Parent shall not co-brand any of the McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names with any Potential Co-Branded Marks of (a) a McGraw-Hill Education Brand Competitor without first obtaining the prior written approval of McGraw-Hill Education, such approval to be exercised at its sole discretion or (b) any Person other than a McGraw-Hill Education Brand Competitor without first obtaining the prior written approval of McGraw-Hill Education, such approval to be exercised at its reasonable discretion. If McGraw-Hill Education does not approve in writing within ten (10) Business Days of receipt of any written notice from McGraw-Hill Parent of its intent to co-brand, then such co-branding will be deemed rejected by McGraw-Hill Education. If McGraw-Hill Education rejects (or is deemed to reject) any co-branding, the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11.

3.3 Restrictions on Use and Registration by McGraw-Hill Education.

3.3.1 Exclusivity. Except as provided for herein, McGraw-Hill Education shall not (and shall not permit, authorize, or otherwise assist any other Person to):

3.3.1.1.1 Use or register any McGraw-Hill Marks (or any confusingly similar imitation, likeness or variation thereof) in any McGraw-Hill Parent Field of Use; or

3.3.1.1.2 Advertise, market, promote, distribute or sell goods or services under any McGraw-Hill Marks outside the McGraw-Hill Education Fields of Use.

3.3.2 Co-Branding by McGraw-Hill Education. McGraw-Hill Education may co-brand products, services, Marketing Materials, and Promotional Items within the McGraw-Hill Education Fields of Use with the McGraw-Hill Education Marks or McGraw-Hill Education Domain Names and any Potential Co-Branded Mark solely in accordance with this Section 3.3.2 and provided that McGraw-Hill Education must provide written notice to McGraw-Hill Parent of its intent to do so at least ten (10)

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Business Days prior to taking such action. McGraw-Hill Education shall not co-brand any of the McGraw-Hill Education Marks or McGraw-Hill Education Domain Names with any Potential Co-Branded Marks of (a) a McGraw-Hill Parent Brand Competitor without first obtaining the prior written approval of McGraw-Hill Parent, such approval to be exercised at its sole discretion or (b) any Person other than a McGraw-Hill Parent Brand Competitor without first obtaining the prior written approval of McGraw-Hill Parent, such approval to be exercised at its reasonable discretion. If McGraw-Hill Parent does not approve in writing within ten (10) Business Days of receipt of any written notice from McGraw-Hill Education of its intent to co-brand, then such co-branding will be deemed rejected by McGraw-Hill Parent. If McGraw-Hill Parent rejects (or is deemed to reject) any co-branding, the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11.

3.4 Prohibition on Use as Stand Alone Mark. Notwithstanding any other provision of this Agreement, the Parties acknowledge and agree that during the period that begins forty-five (45) days after the Effective Date and ends upon the end of the Term (the “Prohibited Period”), neither Party shall knowingly or intentionally use, nor knowingly or intentionally permit, license, authorize nor otherwise assist any other Person in the use of, the word mark MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone name, trade mark, service mark, (subject to Section 6.6) domain name, or brand, provided, however, that (a) for a period not to exceed five (5) years after the Effective Date (“Product Inventory Period”), each Party shall have the right to continue to use, sell, distribute, and otherwise exploit any Existing Product Inventory in its possession, custody or control; and (b) for a period not to exceed one (1) year after the Effective Date (“Marketing Inventory Period”, and together with the Product Inventory Period, the “Inventory Periods”), each Party shall have the right to continue to use, sell, distribute, and otherwise exploit any Existing Marketing Inventory in its possession, custody or control. During the applicable Inventory Periods, both Parties shall use Reasonable Efforts to use, sell, distribute, or otherwise exploit their Existing Product Inventory and Existing Marketing Inventory, respectively, as soon as practicable in the ordinary course of business. For the avoidance of doubt, after the applicable Inventory Period has expired, either Party may continue to use, sell, distribute, and otherwise exploit any Existing Product Inventory and/or Existing Marketing Inventory that has been corrected (e.g., by stickering, reprinting, etc.) so that it no longer uses the word mark MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone name, trade mark, service mark, (subject to Section 6.6) domain name or brand. In the event that either Party becomes aware that the other Party has used, during the Prohibited Period, the word mark MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as a standalone name, trade mark, service mark, (subject to Section 6.6) domain name or brand, and such use is not otherwise permitted pursuant to this Section 3.4, such Party shall provide the other Party with notice of such standalone use and, upon receipt of such notice, the other Party shall use reasonable efforts to immediately cease or cure such standalone use. Nothing in this Section 3.4 shall prevent McGraw-Hill Education from using the McGraw-Hill “bug” logos (as set forth on Exhibit M hereto), provided that (a) in connection with each use of such McGraw-Hill “bug” logos by McGraw-Hill Education on a product, Marketing Material or Promotional Item, McGraw-Hill Education shall also use the mark “McGraw-Hill Education” in a reasonably conspicuous manner on such product, Marketing Material or Promotional Item in the vicinity of such McGraw-Hill “bug” logos and (b) such McGraw Hill “bug” logos shall be used in accordance with the presentation guidelines set forth on Exhibit M. Without limiting this Section 3.4, the Parties shall use Reasonable Efforts to cooperate and agree on the actions (if any) to be taken with respect to any trademark registrations, pending trademark applications and/or domain name registrations for the word marks MCGRAW-HILL, MCGRAW HILL, MCGRAW-HILL COMPANIES, or any substantially similar mark as standalone names, trade marks, service marks, (subject to Section 6.6) domain names, or brands. If the other Parties are unable to agree on such actions (if any) to be taken, the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11.

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3.5 Inadvertent Omissions from Fields of Use, Marks or Domain Names.

3.5.1 Notification. In the event that either Party (the “Notifying Party”) becomes aware that since prior to the Effective Date, the Notifying Party and/or its Affiliates have been: (i) using its respective McGraw-Hill Marks and/or McGraw-Hill Domain Names in connection with products and/or services in Fields of Use that were either (A) in the case of McGraw-Hill Education as the Notifying Party, omitted from Exhibit D hereto, and thus are not within the McGraw-Hill Education Fields of Use or (B) in the case of McGraw-Hill Parent as the Notifying Party, included in Exhibit D hereto, and thus are not within the McGraw-Hill Parent Fields of Use (in either case, such omitted Fields of Use, the “Pre-existing Fields of Use”); or (ii) using, in connection with the Notifying Party’s respective Fields of Use, Marks or domain names that were either (A) in the case of McGraw-Hill Education as the Notifying Party, omitted from Exhibit B or Exhibit C hereto, as the case may be, and thus are not McGraw-Hill Education Marks or McGraw-Hill Education Domain Names, or (B) in the case of McGraw-Hill Parent as the Notifying Party, omitted from Exhibit E or Exhibit F hereto, as the case may be, and thus are not McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names (each such omitted Mark or domain name, a “Pre-existing Mark”), the Notifying Party shall notify the other Party of such use in writing no later than thirty (30) days after discovery. The Notifying Party shall provide the other Party with evidence of such use since prior to the Effective Date. The Notifying Party may request from the other Party the right to continue such use of Pre-existing Fields of Use or Pre-existing Marks, in accordance with this Section 3.5.

3.5.2 Approval or Denial of Pre-existing Fields of Use or Pre-existing Marks. The other Party shall have thirty (30) days from receipt of notification from the Notifying Party to approve or deny in writing the Notifying Party’s request for, as applicable, (i) continued use of the Notifying Party’s McGraw-Hill Marks and/or McGraw-Hill Domain Names in connection with the Pre-existing Fields of Use or (ii) the Notifying Party’s continued use of the Pre-existing Marks in connection with its respective Fields of Use. The other Party shall approve such expansion unless it reasonably determines, in its sole but good faith discretion, that such continued use by the Notifying Party is outside its respective Fields of Use or would violate existing agreements between the other Party or its Affiliates and third-parties. If such request is approved by the other Party, the appropriate exhibits to this Agreement shall be amended by the Parties to reflect the expanded scope of the rights granted hereunder. If the Notifying Party’s request is denied, the Notifying Party and its Affiliates shall cease such use as soon as reasonably practicable and in no event later than (a) six (6) months following receipt of such written notification of denial from the other Party with regard to use for Marketing Materials and Promotional Items, and (b) one (1) year following receipt of such written notification of denial from the other Party with regard to all use on the Notifying Party’s products, in each case, unless the other Party specifies a longer term in writing. During the time periods specified in this Section 3.5.2, the Notifying Party shall have no right to create, manufacture or produce new Marketing Materials, Promotional Items, or products bearing (x) any of its respective McGraw-Hill Marks or McGraw-Hill Domain Names with respect only to such Pre-existing Fields of Use or (y) Pre-existing Marks. For the avoidance of doubt, the Notifying Party shall not be required to recall, destroy, rebrand or otherwise dispose of any of its Marketing Materials, Promotional Items or products distributed or sold before or prior to expiration of the time periods specified in this Section 3.5.2. Any such approval by the other Party shall not be contingent upon the payment of any fee, royalties or other consideration to the other Party.

3.5.3 Nothing in this Section 3.5 shall be read to guarantee either Party the right to use Pre-existing Fields of Use or Pre-existing Marks under this Agreement.

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3.6 Business Environment Uses.

3.6.1 To preserve each Party’s rights in its respective McGraw-Hill Marks and to avoid confusion of the public, except as permitted in this Section 3.6 each Party agrees not to associate its products and services that are outside of its respective Fields of Use with any McGraw-Hill Marks without the other Party’s written permission. Each Party acknowledges that Sections 3.6.1 through 3.6.3 are not intended to allow (and may not be used to allow) such Party to encroach upon the other Party’s rights to own and use the McGraw-Hill Marks with products or services in the other Party’s respective Fields of Use.

3.6.2 Subject to the other Party’s compliance with Section 3.6.3, each Party acknowledges and agrees that the following types of uses (“Business Environment Uses”) which may associate the other Party’s products and services that are outside of its respective Fields of Use with the McGraw-Hill Marks, are not breaches of this Agreement or an infringement of either Party’s rights, so long as the other Party’s Business Environment Uses are not causing substantial likelihood of confusion:

3.6.2.1 Tradeshow displays;

3.6.2.2 Marketing Materials that display all or a substantial portion of such other Party’s product portfolio or a description of all or a substantial portion of such other Party’s services, such as catalogs or web pages;

3.6.2.3 Corporate-level advertising (i.e., advertising that promotes such other Party’s entire business, an operating unit within such other Party’s business (e.g., (x) where such other Party is McGraw-Hill Education: Higher Education, CTB; or (y) where such other Party is McGraw-Hill Parent: Construction, Aviation Week), or a substantial portion thereof, rather than a specific product); and

3.6.2.4 Use of such other Party’s respective McGraw-Hill Mark on products, product packaging or product labeling as required by applicable law, regulation or product standards/approval agency.

3.6.3 Products and services outside a Party’s Field of Use shall not be portrayed in a manner that is likely to mislead a customer or consumer into believing that such products or services are within such Party’s Fields of Use, or otherwise branded with any McGraw Hill Marks.

3.6.4 Nothing in this Agreement shall preclude any of the following uses by the Parties of the McGraw-Hill Marks and/or McGraw-Hill Domain Names: uses of the McGraw-Hill Marks and/or McGraw-Hill Domain Names not in commerce, uses that constitute fair use, and uses of the McGraw-Hill Marks and/or McGraw-Hill Domain Names in company history descriptions, Tax, employment and similar records (e.g., governmental filings (e.g., IRS, SEC, etc.); copyright notices; legal documents; etc.).

3.7 New Marks.

3.7.1 Proposed New McGraw-Hill Marks. With respect to a bona fide intention by either Party (such Party, the “Proposing Party”) to own and use additional McGraw-Hill Marks pursuant to this Agreement (each such new mark, a “Proposed Mark” and if approved, a “New Mark”), the Proposing Party must send a request (including by email) to the other Party’s Trademark Administrator requesting the right to own and use such Proposed Mark in its respective Fields of Use; provided, however, that the Proposing Party must provide prior written notice to the other Party of its intent to expand the scope of the rights granted hereunder to include such Proposed Mark together with a copy of the full legal clearance search; and provided, further, that if the Proposing Party requests an “Expedited Review” of such Proposed Mark, the other Party’s Trademark Administrator shall use its good faith

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efforts to review such request within forty-eight (48) hours of receipt thereof. The other Party shall have ten (10) Business Days from its receipt of such prior written notice to reject for a commercially reasonable basis only, such Proposed Mark. If the other Party does not respond within the allotted time, such Proposed Mark will be deemed approved by the other Party. If the other Party rejects the Proposed Mark, the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11.

3.7.1.1 In the event that a New Mark is approved or deemed approved, the appropriate exhibit to this Agreement shall be amended by the Parties accordingly to reflect such New Mark and such New Mark shall be deemed for all purposes hereunder to be (a) a McGraw-Hill Parent Mark, with respect to New Marks proposed by McGraw-Hill Parent, and (b) a McGraw-Hill Education Mark, with respect to New Marks proposed by McGraw-Hill Education. The New Mark shall be owned by the Proposing Party and the Proposing Party’s use of such New Mark shall be in accordance with the terms of this Agreement. Approval of a New Mark shall not be contingent upon the payment of any fee, royalties or other consideration to the other Party; however, the costs and expenses related to the Proposing Party’s searching, prosecuting or otherwise obtaining, registering, maintaining and enforcing such New Mark shall be governed by Section 6.2 of this Agreement.

3.7.1.2 The Proposing Party must, within the longer of (i) two (2) years following such approval, or (ii) if such New Mark is governed by an intent-to-use application, the termination or exhaustion of all extensions of time to show use under such application, make bona fide commercial use of the New Mark in the Proposing Party’s respective Fields of Use; otherwise, the Proposing Party may again request such rights in accordance with this Section 3.7.1.

3.7.2 Proposed McGraw-Hill Domain Names. Either Party may request to own and use additional McGraw-Hill Domain Names (each, a “Proposed Domain Name” and if approved, a “New Domain Name”) on an exclusive basis, for use in connection with products and/or services within such Party’s respective Fields of Use; provided, however, that such Party must provide prior written notice to the other Party of its intent to expand the scope of the rights granted hereunder to include such Proposed Domain Name. If the other Party does not respond within ten (10) Business Days of receipt of such written notice, such Proposed Domain Names will be deemed approved by the other Party. In the event the other Party, within ten (10) Business Days of receipt of such written notice, rejects for a commercially reasonable basis only a Proposed Domain Name, the Parties will use Reasonable Efforts to resolve this matter pursuant to the procedures in Article 11. If such request is approved or deemed approved, the appropriate exhibit to this Agreement shall be amended by the Parties to include such New Domain Name. The proposing Party’s use of such New Domain Name shall be in accordance with the terms, conditions and limitations of this Agreement.

3.8 Inadvertent Overlaps with Fields of Use. In the event that either Party becomes aware: (i) that products and/or services in any of the McGraw-Hill Education Fields of Use potentially overlap or conflict with products or services in any of the McGraw-Hill Parent Fields of Use (e.g., due to differences in nomenclature between McGraw-Hill Education and McGraw-Hill Parent or due to unanticipated technological developments potentially applicable to both Fields of Use); or (ii) of any substantial confusion between the Parties’ use of their respective McGraw-Hill Marks or McGraw-Hill Domain Names in their respective Fields of Use, in either case, such Party shall promptly provide written notice thereof to the other Party. In either case, both Parties shall promptly investigate and evaluate the potential overlap or conflict or confusion and will use Reasonable Efforts to resolve this matter pursuant to the procedures in Article 11.

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3.9 Inadvertent Inclusion of McGraw-Hill Marks on Exhibits. In the event that either Party becomes aware that any McGraw-Hill Mark was mistakenly included on Exhibit B for the McGraw-Hill Education Marks or on Exhibit E for McGraw-Hill Parent Marks, and in either case, should not have originally been included on such Exhibit, that Party shall provide written notice of such potential mistake to the other Party. Both Parties shall promptly investigate and evaluate the potential mistake. If both Parties, each in its reasonable, good faith discretion, determine and agree that the relevant McGraw-Hill Mark should in fact not have been included on the applicable Exhibit, this Agreement shall be amended by the Parties to remove that McGraw-Hill Mark from the relevant Exhibit. If the Parties, each in its reasonable, good faith discretion, disagree as to whether the relevant McGraw-Hill Mark should have been included on the applicable Exhibit, the Parties will use Reasonable Efforts to resolve this matter pursuant to the procedures in Article 11.

ARTICLE 4

MCGRAW-HILL ASSIGNMENT; LICENSING

4.1 Assignment.

4.1.1 Assignment by McGraw-Hill Parent. McGraw-Hill Parent may assign its rights under this Agreement to:

(i) an Affiliate of McGraw-Hill Parent, provided, however, that (a) McGraw-Hill Parent shall guarantee in writing the performance of the Affiliate with respect to the obligations hereunder; and (b) if such Affiliate of McGraw-Hill Parent ceases to be an Affiliate of McGraw-Hill Parent, this Agreement and rights hereunder shall automatically and without any further action by the Parties revert to McGraw-Hill Parent; or

(ii) any other Person in connection with a Change of Control of McGraw-Hill Parent.

Any assignment pursuant to this Section 4.1.1 shall not be effective unless and until the assignee agrees in writing to be bound by all terms, conditions and limitations of this Agreement, and upon so doing, such assignee shall be entitled to all of the rights and benefits of this Agreement.

4.1.2 Assignment by McGraw-Hill Education. McGraw-Hill Education may assign this Agreement or any rights hereunder to:

(i) an Affiliate of McGraw-Hill Education, provided, however, that (a) McGraw-Hill Education shall guarantee in writing the performance of the Affiliate with respect to the obligations hereunder; and (b) if such Affiliate of McGraw-Hill Education ceases to be an Affiliate of McGraw-Hill Education, this Agreement and rights hereunder shall automatically and without any further action by the Parties revert to McGraw-Hill Education; or

(ii) any other Person in connection with a Change of Control of McGraw-Hill Education.

Any assignment pursuant to this Section 4.1.2 shall not be effective unless and until the assignee agrees in writing to be bound by all terms, conditions and limitations of this Agreement, and upon so doing, such assignee shall be entitled to all of the rights and benefits of this Agreement.

4.2 Licensing.

4.2.1 Licensing by McGraw-Hill Parent.

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4.2.1.1 Licenses to Third Parties. Subject to the provisions of Section 4.2.1.2, McGraw-Hill Parent may license a Person to use the McGraw-Hill Parent Marks and the McGraw-Hill Parent Domain Names solely in connection with the McGraw-Hill Parent Fields of Use and only if (i) such Person shall agree in writing to be subject to the terms, conditions and limitations of this Agreement; and (ii) McGraw-Hill Parent shall be directly liable to McGraw-Hill Education for any acts or omissions of any of McGraw-Hill Parent’s licensees that, if committed by McGraw-Hill Parent, would violate this Agreement; provided, however, that McGraw-Hill Parent shall provide McGraw-Hill Education with notice of its intention to grant any such license thirty (30) days prior to the effective date of any such license. If, within ten (10) Business Days of its receipt of such notice, McGraw-Hill Education does not object to any such license, the license shall be deemed approved. If, however, within ten (10) Business Days of its receipt of such notice, McGraw-Hill Education does object to any such license, the Parties shall use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11. For the avoidance of doubt, no licensee of McGraw-Hill Parent may use any McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names in connection with any products or services that are within the McGraw-Hill Education Fields of Use.

4.2.1.2 Licenses With Respect To Divested Business Units.

4.2.1.2.1 To Scheduled Divested Units. If at any time McGraw-Hill Parent divests one of the business units identified on Exhibit J in its entirety through a merger, joint venture, sale of stock or assets or otherwise (each such business unit, a “McGraw-Hill Parent Scheduled Divested Unit”), McGraw-Hill Parent may license that McGraw-Hill Parent Scheduled Divested Unit to use the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names in connection with any products and services in those Field(s) of Use specified on Exhibit J for each such McGraw-Hill Parent Scheduled Divested Unit (such Field(s) of Use, the “MHP Sub-Field(s) of Use”); provided that: (i) McGraw-Hill Parent provides McGraw-Hill Education with prior written notice of the divestiture of each such McGraw-Hill Parent Scheduled Divested Unit; and (ii) prior to such divestiture, each such McGraw-Hill Parent Scheduled Divested Unit agrees in writing to be subject to the terms, conditions and limitations of this Agreement. For the avoidance of doubt, such McGraw-Hill Parent Scheduled Divested Unit may not use the McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names in connection with any products or services that are (a) within the McGraw-Hill Education Fields of Use; or (b) within any Field of Use included in the McGraw-Hill Parent Fields of Use other than its applicable MHP Sub-Field(s) of Use.

4.2.1.2.2 To Unscheduled Divested Units. If at any time McGraw-Hill Parent divests any part of its business other than a McGraw-Hill Parent Scheduled Divested Unit (as defined in Section 4.2.1.2.1) (such part of the business that is not a McGraw-Hill Parent Scheduled Divested Unit, a “McGraw-Hill Parent Unscheduled Divested Unit”) through a merger, joint venture, sale of stock or assets or otherwise to or with any Person, McGraw-Hill Parent may only license that McGraw-Hill Parent Unscheduled Divested Unit in accordance with Section 4.2.1.1. In the event that McGraw-Hill Education objects to any such license in accordance with Section 4.2.1.1, then, subject to any longer period granted by the final resolution of any such objection pursuant to the procedures in Article 11, for a period not to exceed twelve (12) months after the consummation of such divestiture, such McGraw-Hill Parent Unscheduled Divested Unit (or Person, as applicable) shall have the right to continue to use the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names solely in connection with those products and services in the McGraw-Hill Parent Fields of Use in connection with which the McGraw-Hill Parent Unscheduled Divested Unit had used the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names immediately prior to such divestiture.

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4.2.1.3 Licenses With Respect To Acquisitions. If at any time McGraw-Hill Parent acquires an entity whose business, products and/or services are within the McGraw-Hill Parent Fields of Use, McGraw-Hill Parent may license that entity to use the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names in connection with the McGraw-Hill Parent Fields of Use, provided that such license shall be subject to the terms, conditions and limitations of this Agreement.

4.2.2 Licensing by McGraw-Hill Education.

4.2.2.1 Licenses to Third Parties. Subject to the provisions of Section 4.2.2.2, McGraw-Hill Education may license a Person to use the McGraw-Hill Education Marks and the McGraw-Hill Education Domain Names solely in connection with the McGraw-Hill Education Fields of Use and only if (i) such Person shall agree in writing to be subject to the terms, conditions and limitations of this Agreement; and (ii) McGraw-Hill Education shall be directly liable to McGraw-Hill Parent for any acts or omissions of any of McGraw-Hill Education’s licensees that, if committed by McGraw-Hill Education, would violate this Agreement; provided, however, that McGraw-Hill Education shall provide McGraw-Hill Parent with notice of its intention to grant any such license thirty (30) days prior to the effective date of any such license. If, within ten (10) Business Days of its receipt of such notice, McGraw-Hill Parent does not object to any such license, the license shall be deemed approved. If, however, within ten (10) Business Days of its receipt of such notice, McGraw-Hill Parent does object to any such license, the Parties shall use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11. For the avoidance of doubt, no licensee of McGraw-Hill Education may use any McGraw-Hill Education Marks or McGraw-Hill Education Domain Names in connection with any products or services that are within the McGraw-Hill Parent Fields of Use.

4.2.2.2 Licenses With Respect To Divested Business Units.

4.2.2.2.1 To Scheduled Divested Business Units. If at any time McGraw-Hill Education divests one of the business units identified on Exhibit I in its entirety through a merger, joint venture, sale of stock or assets or otherwise (each such business unit, a “McGraw-Hill Education Scheduled Divested Unit”), McGraw-Hill Education may license that McGraw-Hill Education Scheduled Divested Unit to use the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names in connection with any products and services in those Field(s) of Use specified on Exhibit I for each such McGraw-Hill Education Scheduled Divested Unit (such Field(s) of Use, the “MHE Sub-Field(s) of Use”); provided that: (i) McGraw-Hill Education provides McGraw-Hill Parent with prior written notice of the divestiture of each such McGraw-Hill Education Scheduled Divested Unit; and (ii) prior to such divestiture, each such McGraw-Hill Education Scheduled Divested Unit agrees in writing to be subject to the terms, conditions and limitations of this Agreement. For the avoidance of doubt, such McGraw-Hill Education Scheduled Divested Entity may not use the McGraw-Hill Education Marks or McGraw-Hill Education Domain Names in connection with any products or services that are (a) not within the McGraw-Hill Education Fields of Use; or (b) within any Field of Use included in the McGraw-Hill Education Fields of Use other than its applicable MHE Sub-Field(s) of Use.

4.2.2.2.2 To Unscheduled Divested Units. If at any time McGraw-Hill Education divests any part of its business other than a McGraw-Hill Education Scheduled Divested Unit (as defined in Section 4.2.2.2.1) (such part of the business that is not a McGraw-Hill Education Scheduled Divested Unit, an “McGraw-Hill Education Unscheduled Divested Unit”) through a merger, joint venture, sale of stock or assets or otherwise to or with any Person, McGraw-Hill Education may only license that McGraw-Hill Education Unscheduled Divested Unit in accordance with Section 4.2.2.1. In the event that McGraw-Hill Parent objects to any such license in accordance with Section 4.2.2.1, then, subject to any longer period granted by the final resolution of any such objection pursuant to the procedures in Article 11, for a period not to exceed twelve (12) months after the consummation of such divestiture, such McGraw-Hill Education Unscheduled Divested Unit (or Person, as applicable) shall have the right to continue to use the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names solely in connection with those products and services in the McGraw-Hill Education Fields of Use in connection with which the McGraw-Hill Education Unscheduled Divested Unit had used the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names immediately prior to such divestiture.

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4.2.2.3 Licenses With Respect To Acquisitions. If at any time McGraw-Hill Education acquires an entity whose business, products and/or services are within the McGraw-Hill Education Fields of Use, McGraw-Hill Education may license that entity to use the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names in connection with the McGraw-Hill Education Fields of Use, provided that such license shall be subject to the terms, conditions and limitations of this Agreement.

4.2.3 Written License Agreements. The Parties shall enter into a written license agreement with any permitted licensee, which license agreement shall be no less protective of the applicable McGraw-Hill Marks and applicable McGraw-Hill Domain Names than the terms, conditions and limitations of this Agreement, and the scope of rights and manner in which any applicable McGraw-Hill Marks, applicable McGraw Hill Domain Names or property are used or set forth in any permitted license shall be no greater than, nor for a longer duration than, any such rights hereunder. Any breach by a licensee of this Agreement or its applicable license agreement shall, for all purposes, be considered a breach of this Agreement by the licensor Party.

4.3 Concurrent Rights. For the avoidance of doubt, and notwithstanding any other provision of this Agreement to the contrary:

4.3.1 McGraw-Hill Parent agrees that all rights, licenses, obligations, and covenants contained in this Agreement shall run with the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names and shall be binding on any permitted successors or assigns of the McGraw-Hill Parent Marks and McGraw-Hill Parent Domain Names. McGraw-Hill Parent shall not transfer, assign, or grant any exclusive rights under any McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names unless (a) such transfer, assignment or exclusive grant is expressly subject to all of the terms and conditions of this Agreement, including but not limited to those set forth in Section 6.5, and (b) such other party executes a written agreement agreeing to be bound by all of the terms, conditions and limitations of this Agreement

4.3.2 McGraw-Hill Education agrees that all rights, licenses, obligations, and covenants contained in this Agreement shall run with the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names and shall be binding on any permitted successors or assigns of the McGraw-Hill Education Marks and McGraw-Hill Education Domain Names. McGraw-Hill Education shall not transfer, assign, or grant any exclusive rights under any McGraw-Hill Education Marks or McGraw-Hill Education Domain Names unless (a) such transfer, assignment or exclusive grant is expressly subject to all of the terms and conditions of this Agreement, including but not limited to those set forth in Section 6.5, and (b) such other party executes a written agreement agreeing to be bound by all of the terms, conditions and limitations of this agreement.

ARTICLE 5

TERM AND TERMINATION

5.1 Term. The term of this Agreement shall begin on the Effective Date and continue in perpetuity (the “Term”), unless earlier terminated in accordance with the provisions of Section 5.4 below, in which case the Term shall end on the effective date of termination.

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5.2 Non-Material Breaches.

5.2.1 Either Party may provide written notice to the other Party alleging such Party has failed to comply with its respective duties or obligations hereunder, or has otherwise breached a term of this Agreement, but which failure does not rise to the level of a Material Breach (“Non-Material Breach”). Such written notices shall set forth with sufficient particularity a description of the asserted breach, and proposed actions to be taken, if any, to remedy the breach. For the avoidance of doubt, the inadvertent use and/or registration by either Party of McGraw-Hill Domain Names that are not such Party’s respective McGraw-Hill Domain Names shall, to the extent constituting a breach of this Agreement, be deemed to constitute a Non-Material Breach provided that upon written notice from the other Party thereof, the breaching Party remedies such breach (i.e., by either ceasing such use and/or registration and/or otherwise resolving such matter with the other Party).

5.2.2 Upon receipt of such notice, the breaching Party shall have thirty (30) days from the date of such notice to cure such Non-Material Breach. If the Non-Material Breach is impossible or impractical to cure within thirty (30) days, the breaching Party shall have additional thirty (30) day periods to cure such Non-Material Breach. For the avoidance of doubt, the breaching Party shall act in good faith, using Reasonable Efforts to cure any Non-Material Breach as soon as practicable.

5.3 Material Breaches.

5.3.1 Either Party may provide written notice to the other Party alleging such Party has committed a Material Breach (as defined herein) of this Agreement. Such written notices shall set forth with sufficient particularity a description of the asserted breach, and proposed actions to be taken, if any, to cure or otherwise resolve the breach. The breaching Party shall use Reasonable Efforts to cure or otherwise resolve any Material Breach as soon as possible. If the breaching Party fails to cure or otherwise resolve the Material Breach within one-hundred-eighty (180) days from the date of receipt of such written notice, the non-breaching Party shall be entitled to seek recourse against the breaching Party for its damages arising from such Material Breach, in which case, the limitation on liability set forth in Section 14.9 shall not apply. For the avoidance of doubt, the non-breaching Party shall not be entitled to terminate this Agreement based on such Material Breach. For purposes of this Article 5, only the following types of breaches shall constitute “Material Breaches” of this Agreement:

(a) The following shall constitute “Material Breaches” by McGraw-Hill Parent:

(i) McGraw-Hill Parent’s intentional disregard for its obligations (i) under Article 2 (Coexistence in Respective Fields of Use) and/or Section 3.1 (Quality) which intentional disregard materially and adversely impacts McGraw-Hill Education, the McGraw-Hill Marks or the associated goodwill, or (ii) to use the McGraw-Hill Marks as required in its respective Master Brand Presentation Guidelines attached as Exhibit A(1), which intentional disregard materially and adversely impacts McGraw-Hill Education, the McGraw-Hill Marks or the associated goodwill, or (iii) to remedy multiple Non-Material Breaches which, collectively, materially and adversely impact McGraw-Hill Education;

(ii) McGraw-Hill Parent’s egregious intentional misconduct which materially and adversely impacts McGraw-Hill Education, the McGraw-Hill Marks or the associated goodwill;

(iii) McGraw-Hill Parent’s knowing and material use of any McGraw-Hill Parent Mark or McGraw-Hill Parent Domain Name in a McGraw-Hill Education Fields of Use, or McGraw-Hill Parent’s knowing and material use of any McGraw-Hill Marks other than the McGraw-Hill Parent Marks, or McGraw-Hill Parent’s knowing and material use of any other marks owned by McGraw-Hill Education, except as expressly permitted under this Agreement; or

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(iv) McGraw-Hill Parent’s challenge (or assistance in a challenge) to McGraw-Hill Education’s ownership of or title to or in or the validity or enforceability of the McGraw-Hill Education Marks (including any application therefor or registration thereof), including any breach of Section 6.1, which materially and adversely impacts McGraw-Hill Education.

(b) The following shall constitute “Material Breaches” by McGraw-Hill Education:

(i) McGraw-Hill Education’s intentional disregard for its obligations (i) under Article 2 (Coexistence in Respective Fields of Use) and/or Section 3.1 (Quality) which intentional disregard materially and adversely impacts McGraw-Hill Parent, the McGraw-Hill Marks or the associated goodwill, or (ii) to use the McGraw-Hill Marks as required in its respective Master Brand Presentation Guidelines attached as Exhibit A(2), which intentional disregard materially and adversely impacts McGraw-Hill Parent, the McGraw-Hill Marks or the associated goodwill, or (iii) to remedy multiple Non-Material Breaches which, collectively, materially and adversely impact McGraw-Hill Parent;

(ii) McGraw-Hill Education’s egregious intentional misconduct which materially and adversely impacts McGraw-Hill Parent, the McGraw-Hill Marks or the associated goodwill;

(iii) McGraw-Hill Education’s knowing and material use of any McGraw-Hill Education Mark or McGraw-Hill Education Domain Name in any Field of Use other than the McGraw-Hill Education Fields of Use, or McGraw-Hill Education’s knowing and material use of any McGraw-Hill Marks other than the McGraw-Hill Education Marks, or McGraw-Hill Education’s knowing and material use of any other marks owned by McGraw-Hill Parent, except as expressly permitted under this Agreement; or

(iv) McGraw-Hill Education’s challenge (or assistance in a challenge) to McGraw-Hill Parent’s ownership of or title to or in or the validity or enforceability of the McGraw-Hill Parent Marks (including any application therefor or registration thereof), including any breach of Section 6.1, which materially and adversely impacts McGraw-Hill Parent.

5.4 Termination. This Agreement may only be terminated upon mutual, written consent of authorized officers of both Parties.

5.5 Insolvency Actions. In the event that an Insolvency Action takes place with respect to either Party (such Party, the “Insolvent Party”):

5.5.1 The Insolvent Party acknowledges and agrees that it shall not reject or otherwise terminate, and shall have no right to reject or otherwise terminate, this Agreement. The Insolvent Party hereby waives the right to reject or otherwise terminate this Agreement under the Bankruptcy Code or other applicable law. In the event that the Insolvent Party breaches this Section 5.5.1, the Insolvent Party acknowledges and agrees that such breach shall not terminate or otherwise abrogate (and shall not result in the termination or other abrogation of) the other Party’s rights to continue to own and use the other Party’s respective McGraw-Hill Marks and McGraw-Hill Domain Names hereunder.

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5.5.2 The non-Insolvent Party acknowledges and agrees that if an Insolvency Action is filed by the other Party, such Insolvency Action shall not constitute grounds (or otherwise give the non- Insolvent Party any right to) terminate this Agreement or otherwise abrogate the Insolvent Party’s rights to continue to use the Insolvent Party’s respective McGraw-Hill Marks and McGraw-Hill Domain Names hereunder. For the avoidance of doubt, this Section 5.5.2 shall apply even if a trustee in bankruptcy is appointed. For the further avoidance of doubt, the assumption of this Agreement by a debtor-in-possession is not an assignment of this Agreement and shall not give rise to any rights to terminate this Agreement or to otherwise reject or abrogate the Insolvent Party’s rights to continue to own and use the Insolvent Party’s respective McGraw-Hill Marks and McGraw-Hill Domain Names hereunder.

5.6 Effect of Termination. In the event of a termination pursuant to Section 5.4 of this Agreement, the Parties shall mutually agree in writing upon the effect of such termination on the respective rights of the Parties hereunder. If the Parties fail to reach a consensus with respect thereto, the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11.

ARTICLE 6

INTELLECTUAL PROPERTY RIGHTS

6.1 Ownership.

6.1.1 The Parties acknowledge that, as of the Effective Date, each Party shall be the sole and exclusive owner of all right, title and interest in and to its respective McGraw-Hill Marks and McGraw-Hill Domain Names and all the goodwill associated therewith in such Party’s respective Fields of Use. During the Term and thereafter, neither Party, its Affiliates and licensees shall: (i) use any McGraw-Hill Marks or McGraw-Hill Domain Names except as permitted hereunder; (ii) apply to register for its own benefit or for the benefit of any third Person or cooperate in any effort by any third Person to register for its own benefit any McGraw-Hill Marks or McGraw-Hill Domain Names or any Marks or domain names containing MCGRAW-HILL or any McGraw-Hill Mark or that are confusingly similar to any McGraw-Hill Mark anywhere in the world outside of the Party’s respective Field of Use; (iii) challenge or participate in any challenge of the other Party’s rights in its respective McGraw-Hill Marks or McGraw-Hill Domain Names; (iv) intentionally do anything else inconsistent with the other Party’s ownership of its respective McGraw-Hill Marks or McGraw-Hill Domain Names; (v) license, authorize, or otherwise permit its Affiliates, licensees or third parties to use any McGraw-Hill Marks and McGraw-Hill Domain Names except as permitted hereunder; or (vi) except as expressly permitted pursuant to Section 6.1.2, use, assert, pledge or rely upon any McGraw-Hill Marks or McGraw-Hill Domain Names or this Agreement to incur, secure or perfect any obligations or indebtedness without the other Party’s prior written approval, such approval to be exercised at its sole discretion.

6.1.2 Notwithstanding anything to the contrary contained in this Agreement, it is understood and agreed that each Party may, without the other Party’s consent, use, assert, pledge or rely upon its respective McGraw-Hill Marks or McGraw-Hill Domain Names or its rights under this Agreement (the “Collateral”) to incur, secure or perfect any obligations or indebtedness, provided that prior to exercising such right to pledge, the Party exercising such right to pledge (the “Pledging Party”) shall:

(a)	request in writing that the applicable financing source(s) and/or their agent (collectively, the “Agent”) enter into an intercreditor (or similar) agreement with the Pledging Party in a form approved in advance by the other Party that provides, in relevant part, that (i) the relative rights of the Agent and the Pledging Party in the Collateral shall be as set forth in the intercreditor (or similar) agreement irrespective of: (A) the validity of any lien or claims of either the Agent or the Pledging Party (including whether or not any lien purported to be

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granted is found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner), (B) provisions of otherwise applicable law (bankruptcy or otherwise) or (C) whether the Agent or the Pledging Party has possession of the Collateral; and (ii) in the event of any Enforcement Action taken by the Agent with respect to the Collateral, the Collateral (and any transfer, assignment or grant thereof or thereunder) shall be expressly subject to all of the terms and conditions of this Agreement;

(b)	provide the other Party with a copy of such request within five (5) Business Days of receipt thereof by the Agent;

(c)	use commercially reasonable efforts to persuade the Agent to enter into such intercreditor (or similar) agreement (including, without limitation, by responding to all reasonable inquiries of the other Party regarding such discussions and considering in good faith any reasonable requests of the other Party with respect to such discussions); and

(c)	if the Agent rejects the Pledging Party’s request to enter into such an intercreditor (or similar) agreement, then prior to exercising such right to pledge, provide the other Party with written notice describing in detail the commercially reasonable efforts that were used by the Pledging Party to try to persuade the Agent to enter into such intercreditor (or similar) agreement (including, without limitation, copies of all correspondence with the Agent regarding the request).

6.2 Procurement and Maintenance of Trademark and Domain Name Registrations. Except as otherwise set forth in this Section 6.2, each Party shall be solely responsible for, and shall be the sole and exclusive Party entitled to perform all prosecution or other procurement, application, registration and maintenance activities (including all docketing thereof) with respect to its respective McGraw-Hill Marks and McGraw-Hill Domain Names within its respective Fields of Use, including any New Marks and New Domain Names.

6.2.1 Amendment of Existing Applications and Registrations. As soon as reasonably practicable after the Effective Date, the Parties shall execute and file in the U.S. Patent & Trademark Office (and all corresponding foreign offices) all documents necessary to amend and/or assign any existing trademark applications and registrations to comply with the terms of this Agreement. The costs of all actions taken pursuant to this Section 6.2.1 shall be borne equally by the Parties.

6.2.2 Execution of Consent Documents. Each Party shall, as promptly as reasonably practicable, and in any case within thirty (30) Business Days of the other Party’s written request, execute such reasonable specific consent agreements or other documents prepared by the other Party to effectuate the purposes of this Agreement including, without limitation, for filing with the U.S. Patent & Trademark Office (and all corresponding foreign offices) to overcome likelihood of confusion refusals of the other Party’s trademark applications or applications of the other Party’s marks that are in compliance with this Agreement. The costs of all actions taken pursuant to this Section 6.2.2 shall be borne by the Party taking the relevant action.

6.3 Enforcement. The Parties acknowledge that appropriate policing and enforcement of all McGraw-Hill Marks is critical to maintaining the value of such marks and that, therefore, each Party is benefited by enforcement of all the McGraw-Hill Marks and McGraw-Hill Domain Names in all Fields of Use. Each Party shall promptly inform the other Party in writing of any material infringement of the McGraw-Hill Marks and McGraw-Hill Domain Names that comes to its attention at any time, as determined by the informing Party in its reasonable, good faith discretion.

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6.3.1 Enforcement Actions. Each Party shall, in its sole discretion, have the right to sue in its own name, or take any other enforcement action it deems necessary or appropriate under the circumstances, for any infringement of its respective McGraw-Hill Marks and McGraw-Hill Domain Names within its respective Fields of Use. For the avoidance of doubt, neither Party may sue in its own name, nor taken any other enforcement action, for any infringement outside of its respective Field of Use. If a Party initiates such suit or action, that Party shall provide notice of such suit or action to the other Party and shall respond to any reasonable questions with respect to such suit or action, provided that responding to any such questions does not place any undue burden upon the Party taking the enforcement action.

6.3.1.1 Enforcement Costs and Expenses. Each Party shall be responsible for all costs and expenses related to its enforcement of its respective McGraw-Hill Marks and McGraw-Hill Domain Names. Each Party shall retain any monetary proceeds from such enforcement efforts.

6.4 Right of First Refusal.

6.4.1 During the Term of this Agreement, in the event that either Party intends to cease use of its respective McGraw-Hill Marks in all of its respective Fields of Use without an intention to resume such use, such Party (the “Ceasing Party”) (i) shall provide the other Party with prior written notice, at least three (3) months in advance of such cessation, and (ii) the Ceasing Party hereby unconditionally and irrevocably offers the other Party an exclusive right of first refusal to acquire such McGraw-Hill Marks, or any portion thereof, at the then-fair market value.

6.4.2 Within thirty (30) days of the other Party’s receipt of the Ceasing Party’s offer pursuant to Section 6.4.1 (“Initial Interest Period”), the other Party shall respond to the Ceasing Party to indicate whether the other Party may be interested in exercising its right of first refusal offered herein. Within forty-five (45) days after the expiration of the Initial Interest Period (such forty-five (45) day period, the “Exercise Period”), the other Party may exercise its right of first refusal offered herein by providing written notice to the Ceasing Party. If the other Party so exercises its right of first refusal, then the Parties shall work together in good faith, and use their Reasonable Efforts, to: (i) prepare and negotiate definitive agreements to consummate the assignment of the applicable McGraw-Hill Marks, or the applicable portion thereof or interest therein, to the other Party; (ii) prepare and file any regulatory filings in an expedited manner; and (iii) close the transfer of the applicable McGraw-Hill Marks, or the applicable portion thereof or interest therein, to the other Party, as soon as reasonably practicable but in any event by the later of: (a) one hundred twenty (120) days from the date the other Party notifies the Ceasing Party that it is exercising its right of first refusal hereunder; or (b) the date first allowed by law. If the other Party exercises its right of first refusal pursuant to this Section 6.4.2, but the other Party fails to close the transfer of the applicable McGraw-Hill Marks within the time periods identified in this Section 6.4.2 through no fault of or delay by the Ceasing Party, the Ceasing Party may transfer, subject to Section 6.5, the applicable McGraw-Hill Marks, or the applicable portion thereof or interest therein, to any third Person.

6.4.3 If the other Party either: (a) indicates within the Initial Interest Period that it is not interested in exercising its right of first refusal offered herein; or (b) fails to exercise its right of first refusal during the Exercise Period through no fault of or delay by the Ceasing Party or any other circumstance that is outside the Ceasing Party’s control, then, and only then, shall the Ceasing Party be entitled, subject to Section 6.5, to transfer the applicable McGraw-Hill Marks, or the applicable portion thereof or interest therein, to a third Person. For the avoidance of doubt, the rights of any third party transferee under this Section 6.4 to any applicable McGraw-Hill Marks, or any portion thereof, shall be subject to the other Party’s rights under this Agreement

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6.5 Prohibition on Transfer of Marks. During the Term of this Agreement, neither Party may assign, transfer or sell any rights to any of its respective McGraw-Hill Marks unless such Party first obtains the prior written consent of the other Party, which consent may be granted or withheld in the other Party’s sole and absolute discretion; provided, however, that each Party may, without the other Party’s consent, use, assert, pledge or rely upon its respective McGraw-Hill Marks or McGraw-Hill Domain Names or its rights under this Agreement to incur, secure or perfect any obligations or indebtedness solely pursuant to and in accordance with Section 6.1.2.

6.6 McGraw-Hill.com. The Parties acknowledge that as of the Effective Date of this Agreement, (i) McGraw-Hill Parent owns and controls all rights and interest in and to the domain name registration for, and homepage located at, McGraw-Hill.com, and (ii) McGraw-Hill Education is permitted to use, and shall share use with McGraw-Hill Parent of such homepage. All costs and expenses directly related to registration, maintenance and operation of the McGraw-Hill.com homepage and all costs related to the operation of the McGraw-Hill.com website incurred by McGraw-Hill Parent but which benefits both McGraw-Hill Education and McGraw-Hill Parent as a result of the foregoing sharing arrangement, shall be borne equally by McGraw-Hill Education and McGraw-Hill Parent. McGraw-Hill Parent shall maintain the McGraw-Hill.com website during the Term. If McGraw-Hill Parent plans to cease maintenance of the McGraw-Hill.com website, McGraw-Hill Parent shall transfer all of its right, title and interest in and to such domain name registration to McGraw-Hill Education at no cost to McGraw-Hill Education. The Parties shall use good faith efforts in determining how to share the McGraw-Hill.com site but such sharing shall include a split-screen at the McGraw-Hill.com home page, such that McGraw-Hill Parent and McGraw-Hill Education shall each have a link on the McGraw-Hill.com home page that redirects and/or otherwise connects directly to separate websites of McGraw-Hill Parent and McGraw-Hill Education.

6.7 McGraw-Hill Toll-Free Number(s). McGraw-Hill Parent shall own all toll-free numbers, including without limitation, 800, 866, 877, and 888 extensions, which contain numbers that in sequence spell out any of the McGraw-Hill Marks, provided, however, that (a) the costs and expenses arising from use of such toll-free numbers shall be borne by each Party based on its respective usage thereof; and (b) to the extent technologically feasible, each such toll-free number shall connect to an answering service mutually agreed upon by the Parties that redirects callers to the main telephone lines of McGraw-Hill Parent and McGraw-Hill Education, respectively, by pressing or saying a number (e.g., “For McGraw-Hill Financial, please press or say 1. For McGraw-Hill Education, please press or say 2.”).

ARTICLE 7

TRADEMARK OVERSIGHT COMMITTEE

7.1 Committee Members. Within thirty (30) days of the Effective Date, the Parties shall establish a committee (the “Trademark Oversight Committee” or “TOC”), which shall be comprised of two (2) executives from each Party (at least one (1) of whom is reasonably knowledgeable in such Party’s trademark matters) (each, a “Committee Member”). The initial chairperson of the Trademark Oversight Committee shall be a Committee Member designated by McGraw-Hill Parent and the chairperson shall thereafter alternate between the Parties on an annual basis (i.e., such that the second (2nd) chairperson shall be a Committee Member designated by McGraw-Hill Education). The purpose of the Trademark Oversight Committee shall be to discuss any issues, questions and/or disputes regarding the administration, management, performance and/or operation of this Agreement, including, but not limited to, issues, questions or disputes regarding the use of any McGraw-Hill Marks or McGraw-Hill Domain

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Names; compliance with the Parties’ obligations hereunder; reviewing and evaluating the portfolio of McGraw-Hill Marks and McGraw-Hill Domain Names, as well as the current and future planned use, or planned cessation of use, of any McGraw-Hill Marks or McGraw-Hill Domain Names anywhere in the Territory, as well as all administrative activities related thereto.

7.2 Committee Meetings. Unless a majority of the Committee Members agree otherwise, the Trademark Oversight Committee shall meet at least four (4) times per calendar year during the Term, provided that at least two (2) of such meetings shall be in person. All decisions of the Trademark Oversight Committee shall be made by a majority vote. If a majority of the Trademark Oversight Committee fails to agree with respect to any matter, the Parties will use Reasonable Efforts to resolve the matter pursuant to the procedures in Article 11.

7.3 Administrators. In addition, each Party shall designate in writing an individual who shall act on behalf of such Party in connection with the administration of this Agreement (each, a “Trademark Administrator”). For the avoidance of doubt, a Party’s Trademark Administrator may be one of such Party’s two Committee Members. The Parties shall coordinate all day-to-day management of this Agreement (including all notices, approval, etc.) through such Trademark Administrators. Each Party may change its Trademark Administrator upon written notice to the other Party.

ARTICLE 8

INDEMNIFICATION

8.1 Indemnification.

8.1.1 Indemnification by McGraw-Hill Education. McGraw-Hill Education agrees to defend, indemnify and hold harmless McGraw-Hill Parent and its current and future Affiliates, successors, legal representatives or assigns, and their respective officers, agents or employees (collectively, “McGraw-Hill Parent Entities”), with legal counsel reasonably acceptable to McGraw-Hill Parent (which acceptance shall not be unreasonably withheld, conditioned or delayed), from any and all third party lawsuits, actions, claims, damages, liabilities, costs and expenses, including reasonable attorneys’ fees, court costs and other legal expenses, through all levels of appeal (collectively, “Claim”) arising out of or related to: (i) McGraw-Hill Education’s use of the McGraw-Hill Education Marks or McGraw-Hill Education Domain Names after the Effective Date; (ii) any claims related to New Marks or New Domain Names used by McGraw-Hill Education; and (iii) any breaches of this Agreement by McGraw-Hill Education or its current and future Affiliates, successors, licensees, legal representatives or assigns, and their respective officers, agents or employees (collectively, “McGraw-Hill Education Entities”).

8.1.2 Indemnification by McGraw-Hill Parent. McGraw-Hill Parent agrees to defend, indemnify, and hold harmless McGraw-Hill Education and the McGraw-Hill Education Entities, with legal counsel reasonably acceptable to McGraw-Hill Education (which acceptance shall not be unreasonably withheld, conditioned or delayed), from any and all Claims arising out of or related to: (i) McGraw-Hill Parent’s use of the McGraw-Hill Parent Marks or McGraw-Hill Parent Domain Names after the Effective Date; (ii) any claims related to New Marks or New Domain Names used by McGraw-Hill Parent; and (iii) any breaches of this Agreement by McGraw-Hill Parent or the McGraw-Hill Parent Entities.

8.1.3 Each Party seeking indemnification (the “Indemnified Party”) shall tender within seven (7) Business Days a claim to the other Party (the “Indemnifying Party”) by notifying the Indemnifying Party of the relevant Claim after first receiving written notice thereof; provided, however,

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that a failure to provide written notice of the Claim within seven (7) Business Days shall not affect the Indemnified Party’s right to indemnification except to the extent that the delay materially prejudices the Indemnifying Party’s ability to respond to the Claim. The Indemnifying Party shall promptly assume the defense of the suit or proceeding at its own expense, and shall pay all costs associated with the defense, including attorneys’ fees. The Indemnifying Party shall inform and consult with the Indemnified Party on a regular basis regarding the progress of such Claim, including any proposed settlements thereof. The Indemnifying Party shall have full control over such defense, including any settlement discussions; provided, however, that the Indemnified Party: (a) may participate, at its own expense, in the defense and any settlement discussions using counsel of its choosing; (b) shall cooperate with the Indemnifying Party as reasonably requested by, and at the expense of, the Indemnifying Party; and (c) shall have the right to approve any settlement, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that such approval shall be at the Indemnified Party’s sole discretion in the event that the settlement: (i) binds or purports to bind the Indemnified Party; (ii) involves a criminal Claim; or (iii) contains a stipulation to, or admission or acknowledgement of, any liability or wrongdoing (whether in contract, tort, or otherwise) on the part of the Indemnified Party.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1 Representations and Warranties. Each Party makes the following representations and warranties that:

9.1.1 The Party has the full legal right, title, interest, power and authority to enter into this Agreement and to perform its legal obligations hereunder, and has taken all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of the Party, and constitutes a legal, valid, binding obligation, enforceable against the Party in accordance with its terms; and

9.1.2 To the best of the Party’s knowledge and belief, the execution and delivery of this Agreement and the performance of the Party’s obligations hereunder do not violate any requirement of applicable laws or regulations and do not conflict with, or constitute a default under, any contractual obligation of the Party.

9.2 DISCLAIMER. EXCEPT FOR THE EXPRESS WARRANTIES IN ARTICLE 9, EACH PARTY HEREBY DISCLAIMS ANY WARRANTY, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, UNDER THIS AGREEMENT.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidential Information. During the course of performance of this Agreement, a Party may disclose to the other Party certain Confidential Information. Each Party shall hold such Confidential Information in confidence and shall take reasonable measures to protect it from public disclosure, such measures in no event to be less than the highest degree of care taken by each Party to protect its own Confidential Information at a comparable level of protection for similar types of Confidential Information. Neither Party shall disclose the other Party’s Confidential Information in violation of this Agreement, and shall use it solely for the purpose of securing its rights and performing its obligations under this Agreement. Upon termination of this Agreement pursuant to Section 5.4, the receiving Party shall either return to the disclosing Party any Confidential Information of the other Party in its possession

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(including all copies thereof or materials based on or incorporating such Confidential Information) or shall, at the disclosing Party’s direction, destroy such Confidential Information and certify as to such destruction to the disclosing Party; provided, however, that the receiving Party shall be allowed to retain one copy of the Confidential Information for archival purposes only.

10.2 Permitted Disclosure. Notwithstanding anything set forth herein to the contrary, either Party may disclose the other Party’s Confidential Information upon the order of any competent court or government agency, or as required by applicable law or regulation or the rules and requirements of any exchange on which a Party has its securities listed; provided, however, that to the extent feasible, prior to any such disclosure the receiving Party shall provide the disclosing Party with reasonable notice of such order or requirement, and the opportunity to obtain protective relief. Either Party shall be permitted to disclose the terms of this Agreement and the other Party’s Confidential Information, as reasonably necessary, to its agents, legal representatives, and other third parties as required to prosecute or otherwise obtain, register, maintain and enforce the McGraw-Hill Marks or McGraw-Hill Domain Names.

ARTICLE 11

DISPUTE RESOLUTION

11.1 Dispute Resolution. It is the intention of the Parties to use their respective and collective Reasonable Efforts to resolve expeditiously and on a mutually acceptable negotiated basis any dispute, controversy or claim arising under, out of or relating to this Agreement that may arise from time to time. Any dispute between the Parties related to this Agreement shall be resolved in accordance with this Article 11, which shall be the exclusive remedy for any dispute hereunder; provided, however, that if the dispute is not resolved to the satisfaction of a Party in accordance with this Article 11, either Party may elect to take the dispute to arbitration pursuant to Article 12. Nothing in this Agreement shall limit the nature or scope of remedies available to the arbitrator in connection with the resolution of a dispute, provided, however, that the arbitrator shall not have the authority to terminate this Agreement without the mutual written agreement of both Parties.

11.1.1 In the event of a dispute between the Parties, such dispute shall be resolved, as expeditiously as possible, by way of the following process:

11.1.1.1 A Party shall provide notice to the other Party of such dispute.

11.1.1.2 Within thirty (30) days of such notice, the Trademark Oversight Committee shall meet to discuss the basis for such dispute and shall use their Reasonable Efforts to negotiate in good faith to reach a reasonable resolution to such dispute.

11.1.1.3 If the Trademark Oversight Committee fails to resolve such dispute within sixty (60) days of notice of such dispute, then the matter in dispute shall be brought to the attention of the General Counsel of each Party by written notice from both Parties.

11.1.1.4 Within thirty (30) days of their receipt of written notice that the Trademark Oversight Committee has failed to resolve such dispute, the General Counsels of the Parties shall meet in person to negotiate a good faith resolution to such dispute. If the General Counsels of the Parties are unable to resolve such dispute within sixty (60) days of notice that the Trademark Oversight Committee failed to resolve such dispute, then General Counsels shall provide written notice of such failure to both Parties.

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11.1.1.5 Within thirty (30) days of their receipt of written notice that the General Counsels of the Parties has failed to resolve such dispute, the Parties shall submit the dispute to non-binding mediation in New York, NY. The mediation shall be conducted in the English language before a single neutral mediator appointed by mutual agreement of the Parties. The Parties shall share any and all fees and expenses associated with such mediation.

11.1.1.6 If such mediation is unsuccessful in resolving such dispute, either Party may seek binding arbitration in accordance with Article 12. The Parties shall comply with any final determination of the arbitrator that is engaged pursuant this Section 11.1.1.5.

ARTICLE 12

ARBITRATION

12.1 Arbitration. Any dispute, controversy or claim arising under, out of or relating to this Agreement that is not resolved as outlined in Article 11 shall be exclusively referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association (“AAA”) for large or complex commercial disputes in force at the time when the arbitration is initiated. The place of arbitration shall be New York, NY. The arbitration shall be conducted in the English language before a single arbitrator appointed in accordance with the AAA Rules who must have had, by the time of the actual arbitration, at least ten (10) years of experience as an attorney in trademark matters so as to better understand the legal and business issues addressed in the arbitration, and who does not have any conflict of interest in serving as an arbitrator.

12.1.1 This agreement to arbitrate shall be the exclusive remedy for the resolution of all disputes under this Agreement and shall be specifically enforceable. Judgment upon any award rendered by the arbitration may be entered by any State or Federal court having jurisdiction. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrators.

12.1.2 McGraw-Hill Parent and McGraw-Hill Education intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a site or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. The decision of the arbitrators shall be binding and shall not be subject to judicial review.

12.1.3 Injunctive Relief; Other Actions. Notwithstanding the other provisions of Article 11 or Article 12, both McGraw-Hill Parent and McGraw-Hill Education may request a court of competent jurisdiction to grant provisional injunctive relief solely for the purpose of maintaining the status quo until the arbitrators can render an award on the matter in question. The Parties acknowledge and agree that any delays in seeking preliminary or permanent injunctive relief, as a result of following the procedures of Article 11 or otherwise seeking in good faith to amicably resolve any disputes shall not be a basis for denial of such relief. It is understood and agreed that either Party may seek injunctive relief in matters involving use of the McGraw-Hill Marks or McGraw-Hill Domain Names, and either Party may seek injunctive relief in matters involving the disclosure of that Party’s Confidential Information or to prevent the use of the McGraw-Hill Marks or other McGraw-Hill Marks in violation of a Party’s exclusive rights.

12.1.4 The arbitrator shall have continuing jurisdiction to implement his/her decision. Each Party shall initially be responsible for its own costs and attorney’s fees, and shall share the expenses of the arbitration equally. Expeditious adjudication of the dispute is important to the Parties. Unless otherwise provided by the Rules of Arbitration of the AAA, established by the arbitrator or agreed to by the Parties, the Parties shall have sixty (60) days from the appointment of the arbitrator to present and/or submit their positions to the arbitrator, and the Parties shall have a hearing before the arbitrator within

28

thirty (30) days after the last submission. The arbitrator shall hear evidence by each Party and resolve each of the issues identified by the Parties. The Parties shall use all Reasonable Efforts to make witnesses available for the proceedings. The arbitrator shall be instructed and required to render a written, binding, non-appealable resolution and award on each issue which clearly states the basis upon which such resolution and award is made (and which may include injunctive relief, enforceable in a court of law with competent jurisdiction in the Territory). The written resolution and award shall be delivered to the Parties as expeditiously as possible, but in no event later than thirty (30) days after conclusion of the hearing, unless otherwise agreed to by the Parties. No information concerning an arbitration may be unilaterally disclosed to a third party by either Party or the arbitrator unless required to do so by law or by a competent regulatory body.

ARTICLE 13

COURT ACTION

13.1 Court Action. In the event that either Party does not act in accordance with Article 11 or Article 12 of this Agreement, then the other Party may seek any and all remedies available at law or in equity to enforce the provisions of Article 11 or Article 12 by pursuing such breach in a court of competent jurisdiction.

ARTICLE 14

MISCELLANEOUS

14.1 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.2 Days and Quarters. Unless otherwise expressly stated in a particular Section, Schedule or Exhibit of this Agreement, references to “days” means calendar, not Business Days, and references to “quarter” means calendar quarters.

14.3 Entire Agreement. This Agreement, including the attached Exhibits, as may be amended from time to time, constitutes the entire agreement between the Parties related to the subject matter of this Agreement and supersedes all prior agreements, discussions and understandings between the Parties related to its subject matter. The “whereas” recitals are incorporated herein as operative provisions of this Agreement. This Agreement, including the attached Exhibits, may only be modified, amended and/or waived by a written agreement between the Parties entered into after Effective Date.

14.4 Force Majeure. Neither Party shall be liable for any failure of or delay in the performance of its obligations under this Agreement for the period that the failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond that Party’s reasonable control, it being understood that lack of financial resources shall not be deemed a cause beyond that Party’s control. Each Party shall promptly notify the other Party of the occurrence of any such cause and carry out the affected performance as promptly as practicable after the cause of the problem is alleviated.

14.5 Governing Law. The internal laws of the State of New York (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and each of the Exhibits hereto (whether arising in contract, tort, equity or otherwise).

29

14.6 Headings. The headings appearing in this Agreement are inserted only as a matter of convenience for reference only. In the event of a conflict between the headings and the content of an Article, Section, or Exhibit, the content of the Article, Section, or Exhibit shall control.

14.7 Invalidity. If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, such holdings shall not be deemed to terminate, cancel or otherwise invalidate this Agreement, but the remainder thereof shall be given effect. Each Party agrees not to challenge the validity or enforcement of this Agreement or any provision hereof.

14.8 Jurisdiction. If any dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably: (a) consent and submit to the exclusive jurisdiction of federal and state courts located in New York State; (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient; and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.

14.9 Limitation on Damages. EXCEPT AS SET FORTH IN SECTION 5.3, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOODWILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO ANOTHER PERSON IN CONNECTION WITH A THIRD PARTY CLAIM PURSUANT TO SECTION 8.1.1 OR 8.1.2, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 14.9. THIS SECTION SURVIVES THE TERMINATION OF THIS AGREEMENT.

14.10 No Third-Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any third party any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

14.11 Notices. Except as otherwise specifically provided in this Agreement, any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “Notice”) required or permitted under this Agreement must be in writing and shall be delivered in person, by facsimile with confirmation or by overnight delivery service with receipt, or shall be deposited in the United States Mail, postage prepaid, by certified or registered mail, return receipt requested, to the addresses set forth on the attached Exhibit K for McGraw-Hill Education and McGraw-Hill Parent. Notice shall be deemed received: (i) if by personal delivery, on the date delivered; (ii) if by telecopy, on the date confirmed; (iii) if by overnight delivery service, on the date delivered; and (iv) if by mail, five (5) days after mailing. Any Party may designate, by Notice to the other Party, substitute addresses or addressees for Notices; and, thereafter, Notices are to be directed to those substitute addresses or addressees.

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14.12 Recordation of Agreements; Cooperation. The Parties recognize that in some countries in the Territory, it may be necessary or desirable to record or register this Agreement or some form of short form consent, registered user or other agreement or documentation (“Registered User Documents”). The Parties shall cooperate with each other to promptly prepare and execute any such Registered User Documents and to promptly file for and obtain registration or recordation of such Registered User Documents, in the Territory, to be mutually agreed upon by the Parties, including, without limitation, executing such documents and taking such actions necessary to assign, transfer, file, amend, divide, maintain, renew, cancel, abandon, confirm, record, and otherwise take action with respect to any registrations or pending applications (including, without limitation, domain name registrations) for any McGraw-Hill Marks and McGraw-Hill Domain Names. Each Party shall also execute all documents and take all such other necessary steps reasonably required for the other Party to otherwise record its rights under this Agreement. The costs and expenses associated with this Section 14.12 shall be divided equally by the Parties. The Parties shall not record or otherwise publicly disseminate or distribute this Agreement without prior written notice to the other Party pursuant to Article 10.

14.13 Relationship Created. Nothing contained in this Agreement shall be deemed or construed to create any partnership or joint venture or principal/agent or agency relationship between McGraw-Hill Parent and McGraw-Hill Education, nor shall the execution, completion and implementation of this Agreement confer on either Party any power to bind or impose any obligations on the other Party or any third parties or to pledge the credit of the other Party.

14.14 Successors. This Agreement shall be deemed to inure to the benefit of the Parties and bind the Parties hereto and their respective current and future permitted successors, assigns and licensees.

14.15 Survival. Except as otherwise expressly agreed by the Parties in writing, the terms and conditions set forth in Section 5.6, Article 8, Article 9, Article 10, Article 11, Article 12, Article 13, and Article 14, including the related definitions set forth in Article 1, shall survive any termination of this Agreement.

14.16 Waiver; Election of Remedies. No waiver by a Party of any default or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default or breach of covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege, nor be deemed an election among available remedies. Except as otherwise expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Amended and Restated Agreement.

The McGraw-Hill Companies, Inc.

By:

Name:

Title:

Date:

McGraw-Hill Education LLC

By:

Name:

Title:

Date:

32

STATE OF [ ]	)
) ss:
COUNTY OF [ ]	)

ACKNOWLEDGMENT

On this [    ] day of [    ], 2012, before me came [    ], who stated that he/she is the [Title] of [McGraw-Hill Parent] and acknowledged that he/she executed the above instrument as the act and deed of [McGraw-Hill Parent] with full authority to do so.

Signature:

Notary Public:

33

STATE OF [ ]	)
) ss:
COUNTY OF [ ]	)

ACKNOWLEDGMENT

On this [    ] day of [    ], 2012, before me came [    ], who stated that he/she is the [Title] of [McGraw-Hill Education] and acknowledged that he/she executed the above instrument as the act and deed of [McGraw-Hill Education] with full authority to do so.

Signature:

Notary Public:

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List of Exhibits

Exhibits A(1) and A (2)—Master Brand Presentation Guidelines

Exhibit B- McGraw-Hill Education Marks

Exhibit C- McGraw-Hill Education Domain Names

Exhibit D- McGraw-Hill Education Fields of Use

Exhibit E- McGraw-Hill Parent Marks

Exhibit F- McGraw-Hill Parent Domain Names

Exhibit G- McGraw-Hill Parent Brand Competitors

Exhibit H- McGraw-Hill Education Brand Competitors

Exhibit I- McGraw-Hill Education Scheduled Divested Units

Exhibit J- McGraw-Hill Parent Scheduled Divested Units

Exhibit K- Addresses for Notice Provision

Exhibit L- McGraw-Hill “Bug” Logos

35

Exhibits A(1) and A(2)

Exhibit A(1) – McGraw-Hill Parent Master Brand Presentation Guidelines

[To be attached in accordance with Section 3.1.3]

Exhibit A(2) – McGraw-Hill Education Master Brand Presentation Guidelines

[To be attached in accordance with Section 3.1.3]

36

Exhibit B

McGraw-Hill Education Marks

[See attached.]

37

Exhibit C

McGraw-Hill Education Domain Names

[See attached.]

38

Exhibit D

McGraw-Hill Education Fields of Use

“Education” (and any derivations thereof) shall mean providing or receiving information, analysis, instruction, learning, assessment and/or training, in any subject matter, the primary purpose of which is to maintain, develop, measure and/or increase the knowledge and/or skills of the recipient for academic, scholarly, vocational, occupational, self-help, self-enrichment or professional purposes. For purposes of this definition, “Education” consists of the following fields:

(a)	Primary and secondary (e.g., birth through 12th grade) learning, instruction, assessment, and administration;

(b)	Post-secondary; (e.g., college, university, graduate) learning, instruction, assessment, and administration;

(c)	Vocational, occupational, and/or professional learning for the purpose of enhancing one’s generalized knowledge of a particular subject, facilitating or improving one’s general skills and general performance, improving individual outcomes and/or achieving or maintaining certification, licensure, accreditation or similar accountability requirements and standards;

(d)	Preparation for and administration of assessment and/or standards-based testing of academic, professional or other job-related achievement, status and/or progress with respect to any of the disciplines (a) through (c), above (for the sake of clarity, such testing may be administered through intermediaries, including but not limited to, state and district departments of education, school administrators, and other government agencies); and

(e)	Learning for the purpose of self-help and/or self-enrichment including by consumers.

“Education Field of Use” shall mean any services, or products in any format including but not limited to print, digital, software, or databases, in each case, whether now known or hereafter developed, the primary purpose of which is to Educate or to facilitate the Education of or the provision of Education by the recipients thereof.

For exemplary purposes only, the following products and services shall be within the “Education Field of Use” if their primary purpose is to Educate or to facilitate the Education of or the provision of Education by the recipients thereof: reference materials, how-to guides, clinical and behavioral testing, surveys of learning, operation of schools, and operation of market places (including web based sites) where teachers can offer services.

The “Education Field of Use” shall also include, without limitation, the business as conducted prior to the Closing (as defined in the Purchase Agreement) by the members of the Education Group (as defined in the Purchase Agreement), in a manner in all material respects consistent with the description thereof set forth in the Registration Statement on Form 10 filed by McGraw-Hill Education, Inc. with the United States Securities and Exchange Commission on July 11, 2012, as amended prior to the date hereof.

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Exhibit E

McGraw-Hill Parent Marks

[See attached.]

40

Exhibit F

McGraw-Hill Parent Domain Names

[See attached.]

41

Exhibit G

McGraw-Hill Parent Brand Competitors

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Company	Website
A.M. Best Company, Inc.	www.ambest.com

DBRS Ltd.	www.dbrs.com

Egan Jones Rating Company	www.egan-jones.com

Fitch, Inc.	www.fitch.com

Japan Credit Rating Agency, Ltd.	www.jcr.co.jp

Kroll Bond Rating Agency, Inc. Formerly known as LACE Financial Corp.	www.krollbondratings.com

Moody’s Corporation Moody’s Investors Service, Inc.	www.moodys.com

Morningstar Credit Ratings, LLC Formerly known as Realpoint LLC	ratingagency.morningstar.com

Rating and Investment Information, Inc.	www.r-i.co.jp

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BlackRock Solutions A division of BlackRock, Inc.	www2.blackrock.com/us/brs

Bloomberg L.P.	www.bloomberg.com

Dow Jones & Company, Inc. A subsidiary of News Corporation	www.dowjones.com

FactSet Research Systems Inc.	www.factset.com

Financial Times Group Ltd. A subsidiary of Pearson PLC	aboutus.ft.com

Interactive Data Corporation	www.interactivedata.com

Ipreo Holdings LLC	www.ipreo.com

IRESS Limited	www.iress.com.au

MarketAxess Holdings Inc.	www.marketaxess.com

Markit Group Limited	www.markit.com

Moody’s Analytics, Inc. A division of Moody’s Corporation	www.moodys.com

Morningstar Inc.	www.morningstar.com

SIX Telekurs Ltd.	www.six-telekurs.com
A division of SIX Group AG

SunGard Financial Systems, LLC A division of SunGard Data Systems, Inc.	www.sungard.com/financialsystems

Thomson Reuters Corporation	www.thomsonreuters.com

Valor Econômico	www.valoronline.com.br

Xinhua News Agency	www.xinhuanet.com

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Barclays Capital A division of Barclays PLC	ecommerce.barcap.com/indices/

BlackRock Inc.	www.blackrock.com

Chicago Booth Center for Research in Security Prices	www.crsp.com

China Securities Index Co., Ltd.	www.csindex.com.cn

Deutsche Bank AG	www.deutsche-bank.de

Deutsche Boerse / DAX A division of Deutsche Boerse AG	www.deutsche-boerse.com

EuroMTS Limited	www.euromts-ltd.com

FTSE International Limited A division of London Stock Exchange Group PLC	www.ftse.com

Hang Seng Indexes Company Limited A division of Hang Seng Bank Limited	www.hangseng.com

London Stock Exchange Group PLC	www.londonstockexchange.com

Lyxor / Societe Generale Asset Management A division of Societe Generale Group	www.lyxor.com

MarkIt Group Limited	www.markit.com

Merrill Lynch Indexes	www.mlindex.ml.com
A division of Merrill Lynch & Co., Inc / Bank of America Corporation

Morningstar Inc.	www.morningstar.com

MSCI, Inc.	www.msci.com

NASDAQ OMX Group Inc.	indexes.nasdaqomx.com

Nikkei Inc.	www.nikkei.com

NYSE Euronext, Inc.	www.nyse.com

Russell Indexes A division of Frank Russell Company	www.russell.com/indexes

Sociedad de Bolsas, S.A.	www.sbolsas.com

Stoxx Ltd.	www.stoxx.com

UBS AG	www.ubs.com

Wiener Borse AG	www.wienerborse.at

Wilshire Indexes A division of Wilshire Associates Incorporated	www.wilshire.com/indexes/

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Company	Website
Argus Media Limited	www.argusmedia.com

Bloomberg L.P.	www.bloomberg.com

GenScape, Inc.	www.genscape.com

Global Coal Limited	www.globalcoal.com

ICIS / ICIS Heren A division of Reed Business Information / Reed Elsevier NV	www.icis.com

IHS Inc.	www.ihs.com

MarkIt Group Limited	www.markit.com

Metal Bulletin Ltd.	www.metalbulletin.com

Oil Price Information Service, LLC	www.opisnet.com

SNL Financial LC	www.snl.com

Thomson Reuters Corporation	www.thomsonreuters.com

Wood Mackenzie, Ltd.	www.woodmac.com

Exchange Partners of S&P Dow Jones Indices or Platts

Company	Website
ASX Limited Also known as The Australian Securities Exchange	www.asx.com.au

BM&F Bovespa SA	www.bmfbovespa.com.br

Bolsa Mexicana de Valores SAB de CV	www.bmv.com.mx

Bursa Malaysia Bhd	www.bursamalaysia.com

CBOE Holdings, Inc.	www.cboe.com

CME Group, Inc.	www.cme.com

GreenX Holdings LLC A division of CME Group, Inc.	www.thegreenx.com

Hong Kong Exchanges & Clearing Limited	www.hkex.com.hk

IntercontinentalExchange, Inc.	www.theice.com

Johannesburg Stock Exchange	www.jse.co.za

Korea Exchange –	www.krx.co.kr

Mercado Integrado Latino Americano	www.mercadointegrado.com

National Stock Exchange of India Ltd.	www.nse-india.com

Osaka Securities Exchange Co Ltd.	www.ose.or.jp

RTS Stock Exchange	www.rts.ru

The Shanghai Stock Exchange, Ltd.	www.sse.com.cn

Singapore Exchange, Ltd.	www.sgx.com

TMX Group Inc.	www.tmx.com

Tokyo Stock Exchange Group, Inc.	www.tse.or.jp

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ARCAT, Inc.	www.arcat.com

CDC Publishing, LLC	www.cdcnews.com

CoStar Group, Inc.	www.costar.com

Hanley Wood, LLC	www.hanley-wood.com

Onvia Inc.	www.onvia.com

Reed Construction Data, Inc. A division Reed Business Information / Reed Elsevier NV	www.reedconstructiondata.com

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comScore, Inc.	www.comscore.com

Gallup, Inc.	www.gallup.com

GfK SE	www.gfk.com

Ipsos SA	www.ipsos.com

Kelley Blue Book Co., Inc.	www.kbb.com

Nielsen Holdings N.V.	www.nielsen.com

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Flight International A division of Reed Business Information / Reed Elsevier NV	www.flightglobal.com

Jane’s Information Group A division of IHS Inc.	www.janes.com

UBM Aviation A division of United Business Media PLC	www.ubmaviation.com

45

Exhibit H

McGraw-Hill Education Brand Competitors

Direct Competitors

Company	Website
2U, Inc. Formerly 2tor, Inc.	www.2u.com

Apollo Group Inc.	www.apollogrp.edu

Archipelago Learning, Inc.	www.archipelagolearning.com

Bisk Education, Inc.	www.bisk.com

Cengage Learning, Inc.	www.cengage.com

Connections Academy, LLC	www.connectionsacademy.com

Desire2Learn Incorporated	www.desire2learn.com

Ellucian	www.ellucian.com
Formerly Datatel and Sungard Higher Education

Flat World Knowledge, Inc.	www.flatworldknowledge.com

Grupo Santillana De Ediciones, S.A.	www.gruposantillana.com

Houghton Mifflin Harcourt Publishing Company A subsidiary of Education Media & Publishing Group International	www.hmhco.com

John Wiley & Sons, Inc.	www.wiley.com

K12, Inc.	www.k12.com

Kaplan, Inc.	www.kaplan.com

Macmillan Ltd.	www.macmillan.com

New Oriental Education & Technology Group	www.neworiental.org

Pearson Education A subsidiary of Pearson Group PLC	www.pearson.com

The Princeton Review, Inc. Also known as Education Holdings 1, Inc.	www.princetonreview.com

Scholastic Corporation	www.scholastic.com

Springer Science+Business Media S.A.	www.springer.com

Wireless Generation A subsidiary of News Corporation	www.wirelessgeneration.com

Wolters Kluwer Health, Inc. A division of Wolters Kluwer NV	www.wolterskluwer.com/Products/Health

46

Exhibit I

McGraw-Hill Education Scheduled Divested Units

Business Unit	MHE Sub-Field(s) of Use
School	Primary and secondary (e.g., birth through 12th grade) learning, instruction, assessment, and administration

Higher Education	Post-secondary; (e.g., college, university, graduate) learning, instruction, assessment, and administration

Professional	Vocational, occupational, and/or professional learning for the purpose of enhancing one’s generalized knowledge of a particular subject, facilitating or improving one’s general skills and general performance, improving individual outcomes and/or achieving or maintaining certification, licensure, accreditation or similar accountability requirements and standards

CTB	Standardized and standards-based achievement testing for pre-school, elementary, middle, high school, and adult education and Vocational, occupational, and/or professional certification

47

Exhibit J

McGraw-Hill Parent Scheduled Divested Units

Business Unit	McGraw-Hill Parent Sub-Field(s) of Use
Standard & Poor’s Ratings Services	Provides credit analysis and ratings, including providing investors with information and independent benchmarks for their investment and financial decisions.

S&P Capital IQ	Provides multi-asset class data, research and analytics to institutional investors, investment advisors and wealth managers.

S&P Dow Jones Indices (70% interest)	Maintains a wide variety of benchmark indices to meet an array of investor needs, provides related products and services and provides data and insights to financial professionals worldwide.

Platts	Provides energy, petrochemicals and metals information in addition to benchmark prices for physical and futures markets.

J.D. Power and Associates	Provides customer satisfaction insights and solutions across multiple business sectors.

Aviation Week	Multimedia information and services provider to the global aviation, aerospace and defense industries.

McGraw-Hill Construction, including any one of the businesses listed below:	Provides data, analytics and other information to architects, engineers, owners, contractors and building product managers.

• Dodge	Provides comprehensive and timely information on construction projects, companies and people, as well as tools for analysis and collaboration.

• Sweets	Provides building product information from manufacturers for architects, engineers and contractors.

• SNAP	Provides current new product and related information from manufacturers in print and digital formats.

• ENR	Provides business information, news and rankings of companies for people who design and build infrastructure worldwide.

48

• Architectural Record	Provides information and news concerning architecture design for architects and the architectural profession.

• GreenSource	Publishes a magazine in print and digital format concerning sustainable and green design concepts for the building, design and architectural professions.

49

Exhibit K

Addresses for Notice Provision

If to McGraw-Hill Parent:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, New York 10020

Attn: General Counsel

If to McGraw-Hill Education:

McGraw-Hill Education LLC

2 Penn Plaza

New York, New York 10121

Attn: General Counsel

50

Exhibit L

McGraw-Hill “Bug” Logos

51

Exhibit E

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated [•], 2012 (the “Effective Date”), by and between The McGraw-Hill Companies, Inc., a New York corporation (on behalf of itself, and any subsidiaries performing services under this Agreement, “McGraw-Hill”), and MHE Acquisition, LLC, a Delaware limited liability company (“User”).

W I T N E S S E T H:

WHEREAS, pursuant to a purchase and sale agreement (as may be amended from time to time, the “Purchase Agreement”) dated as of November 25, 2012 by and between McGraw-Hill and various other sellers, on the one hand, and User, on the other hand, McGraw-Hill sold to User all of the issued and outstanding capital stock of the Transferred Companies (the “Companies”) which are engaged in the Business; and

WHEREAS, in connection with the Purchase Agreement, the parties have agreed to enter into this Agreement for McGraw-Hill to provide to User certain transitional services with respect to the Business on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Purchase Agreement, it is hereby agreed as follows:

1. Defined Terms.

Unless otherwise provided herein, capitalized terms used in this Agreement shall have the meanings given them in the Purchase Agreement.

2. Services.

(a) Pursuant to and subject to the terms and conditions of this Agreement, McGraw-Hill shall provide to User a variety of services as described in Exhibit A, which Exhibit A shall be amended by the parties hereto to reflect the provision of such additional Historical Services in accordance with this Section 2.

(b) If, at any time within the three (3) month period following the Closing Date, User identifies any services provided by McGraw-Hill and/or its Affiliates with respect to the Business prior to the date hereof (“Historical Services”) that are not set forth in Exhibit A, and are reasonably necessary to operate the Business in the manner such Business was operated immediately prior to the Closing Date, then User may elect to deliver written notice to McGraw-Hill (the “Historical Services Notice”), which Historical Services Notice shall include a description of the additional Historical Services requested to be provided hereunder and the period of time that User will reasonably require to be provided with such Historical Services, in no case to exceed six (6) months (or such shorter period of time if such Historical Service is being provided by a third party vendor who is unwilling to provide such services for a longer period of time; provided, that McGraw-Hill shall use commercially reasonable efforts to cause any such third party vendor to provide such Historical Services for the full six- (6) month term or such other period of time requested in the Historical Services Notice). Promptly following delivery of such Historical Services Notice, the parties shall discuss in good faith the Historical Services requested thereunder, including the scope and pricing (which shall be determined in accordance with the immediately following sentence) thereof as well as whether such Historical Services are currently being provided by a third party vendor. No later than thirty (30) days following the delivery of such Historical Services Notice, McGraw-Hill shall provide such additional Historical Services to User for the period specified in the Historical Services Notice (or such shorter period as described above) at a cost: (a) if McGraw-Hill will be providing the Historical Service itself, the cost to McGraw-Hill of providing such Historical Services, as calculated in accordance with the historical cost allocation methodology used by McGraw-Hill to determine the cost of comparable services, or (b) if a third party vendor has been providing such Historical Service, equal to the pass through cost charged by such third party vendor to McGraw-Hill; provided, that in each case of clauses (a) and (b), to the extent such costs were not reflected in the pro forma financial forecast of User prepared by McGraw-Hill , then such Historical Services shall be provided to User at no incremental cost to User (including, in the case of clause (b), by McGraw-Hill bearing such third party vendor costs).

(c) For convenience, the services to be provided hereunder are referred to herein in the singular as a “Service” and they are referred to collectively as the “Services”. User’s Affiliates will be entitled to receive the Services hereunder to the extent that any such Affiliate is engaged in the Business, provided that User shall be responsible for such Affiliate’s performance with the terms and conditions of this Agreement, including any payment obligations.

3. Locations.

Subject to the terms and conditions of this Agreement, McGraw-Hill agrees to make available to User certain premises and facilities occupied by McGraw-Hill as further described in Exhibit A (each such premise and facility is referred to herein in the singular as a “Location” and they are referred to collectively as the “Locations”) for the respective time periods set forth therein for such Locations (each such time period in Exhibit A is referred to herein in the singular as a “Location Period” and they are referred to collectively as the “Location Periods”). Except as otherwise set forth in Exhibit A, User may vacate a Location, effective at the end of a month, with no less than sixty (60) days’ prior written notice to McGraw-Hill, in which event, the Location Period for such Location shall, for purposes of this Agreement, be deemed to be shortened accordingly.

4. Transitional Location Services.

(a) The number of User employees and aggregate square footage used by User at the Locations shall not substantially exceed the number of employees and the aggregate square footage used by McGraw-Hill at the respective Locations with respect to the Business prior to the Closing Date; nor will the method of operations nor use of facilities by User at the Locations differ substantially from the method of operations and use of facilities by McGraw-Hill at the respective Locations with respect to the Business prior to the Closing Date (other than as impacted by the termination of any Services hereunder).

(b) At each Location during the respective Location Period, McGraw-Hill agrees to provide to User heat, water, air conditioning, cleaning and electricity in a manner consistent with past practices prior to the Closing Date. User shall and shall instruct and use commercially reasonable efforts to cause its Affiliates, representatives, contractors, invitees and licensees to, comply in all material respects with (i) all Laws applicable to their use or occupation of any Location including those relating to environmental and workplace safety matters, (ii) McGraw-Hill’s applicable site rules, regulations, policies and procedures as previously notified to User, and (iii) any applicable requirements of any third-party lease governing any Location as previously notified to User, in each case in all material respects. User shall not make, and shall cause its Affiliates, representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to any Location except with the prior written approval of McGraw-Hill.

(c) With respect to each Location, User shall quit and surrender such Location upon the expiration or other termination of its respective Location Period in as good condition as existed on the date hereof, reasonable wear and tear excepted. If User shall remain in possession of the whole or any portion of any Location after the expiration or other earlier termination of its respective Location Period, then (in addition to any other remedies available) for each month or portion thereof during which User so remains in possession, User shall pay to McGraw-Hill an amount equal to 150% of the applicable monthly rent fee in Exhibit A. In addition, User shall pay to McGraw-Hill the amount of any reasonably documented loss, cost, damage and expense reasonably incurred by McGraw-Hill as a result of User so remaining in possession of the whole or any portion of any and all Locations. The acceptance of the foregoing payments shall not be deemed a consent by McGraw-Hill to the holding over by User, nor a waiver of any other remedy which McGraw-Hill may have available to it.

(d) User agrees to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of each Location it occupies and the activities conducted thereon.

5. Cooperation; Books and Records.

(a) McGraw-Hill hereby appoints                     and User appoints                     (each, a “Relationship Manager”) to supervise, coordinate and manage the performance by such party under this Agreement and to act as the primary contact person in connection with the Services. Contact information for each Relationship Manager is set forth on Schedule 5(a). Each party shall have the right to replace the individual acting as its Relationship Manager upon written notice to the other party with another person and shall provide updated contact information for such replacement. The Relationship Managers shall operate as the main interface between McGraw-Hill and User, and each Relationship Manager shall be responsible for identifying the appropriate individuals within McGraw-Hill or User, whichever is applicable, who shall provide information and documentation in order for the parties to perform their respective obligations hereunder. The parties shall ensure that their respective Relationship Managers shall meet in person or telephonically at such reasonable times reasonably requested by McGraw-Hill and/or User to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.

(b) The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. The Relationship Managers of each of the parties shall consult with each other on a regular basis and User and McGraw-Hill shall reasonably cooperate with each other in order to effect an efficient transition of the Business from McGraw-Hill to User and to minimize the disruption therefrom to the businesses of the parties.

(c) Under no circumstances shall McGraw-Hill be required to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise mutually agreed upon by the parties (it being understood that McGraw-Hill shall be reimbursed by User for such fees, costs and expenses so incurred to the extent set forth herein or as otherwise mutually agreed).

(d) McGraw-Hill shall use commercially reasonable efforts to keep complete and accurate records and accounts, in accordance with McGraw-Hill’s normal practices with respect to the Business, of transactions and other information relating to the Services, and shall preserve them for the longest of (i) a period of 12 months following the end of the fiscal year to which they pertain, (ii) the period consistent with McGraw-Hill’s retention policies or (iii) such longer period as may be necessary to enable the parties to comply with applicable laws (as notified in writing by User) or pending the resolution of any dispute between McGraw-Hill and User in existence and unresolved as of the longest of clause (i) and (ii). McGraw-Hill shall permit User and its representatives to review such records and accounts upon reasonable advance notice during normal business hours, subject to the confidentiality provisions contained herein.

6. Period of Time During Which Services Will Be Provided.

(a) Pursuant to this Agreement, the time periods during which McGraw-Hill shall be obliged to provide the Services differ depending upon the particular Service and shall be set forth in Exhibit A hereto. McGraw-Hill shall provide a particular Service for the time period specified herein for that Service. User acknowledges that certain Services can only be provided to a Location where User has not vacated such premises. It is agreed that McGraw-Hill is not obliged to provide any Service beyond the relevant time period for such Service (for the avoidance of doubt, such time periods include the extension rights set forth in Exhibit A hereto). It is further agreed that McGraw-Hill may terminate any individual Service in the event that the User fails to make payments for such service under Section 8 (subject to the resolution of any disputes by User of such payments in accordance with Section 8); provided, that McGraw-Hill shall not be entitled to terminate such individual Service unless McGraw-Hill shall have first given notice to User of McGraw-Hill’s intent to terminate such individual Service (such notice to specify in reasonable detail the payments failed to be made by User that gave rise to McGraw-Hill’s right to terminate), and User shall not have cured such payment failure within 20 days of notice.

(b) Except as may specifically be set forth in Exhibit A or this Agreement, User may terminate this Agreement at any time with respect to any or all Services upon giving McGraw-Hill no less than sixty (60) days’ prior written notice with the termination of such Services (the “Terminated Services”) effective at the end of the month, in which event User shall not be relieved from any obligations arising under this Agreement with respect to such Terminated Services prior to the termination thereof or such obligations respecting those Services other than the Terminated Services it continues to receive and shall be responsible to pay for such Services through the date of its termination. If the User terminates any Services pursuant to the immediately preceding sentence, it is agreed that User shall pay to McGraw-Hill the actual out-of-pocket payments required to be made to any third party vendor by McGraw-Hill solely as a result of any early termination of such Terminated Services, which payments are set forth or described in Exhibit A. Subject to Section 6(a), in the event that User elects to terminate fewer than all of the Services, McGraw-Hill shall continue to be obligated to provide the remaining Services for the remainder of the applicable time period set forth in Exhibit A consistent with the terms and conditions of this Agreement, provided that User acknowledges that there may be certain services that are linked or dependent, and that the removal of a particular service may prevent McGraw-Hill from providing the linked continuing service, and McGraw-Hill shall promptly notify User in writing of its inability to provide any such linked or continuing services.

(c) Sections 12 (Indemnification), 15 (Confidentiality) and 16 (Miscellaneous) shall survive the expiration or termination of this Agreement in whole or with respect to one or more Services.

7. Service Quality; Level of Services; Use of Services.

(a) In addition to any service level commitments that may be expressly specified in Exhibit A, McGraw-Hill shall perform the Services for User (i) with reasonable care and skill, (ii) in a manner and quality and with a standard of care and scope that are consistent in all material respects with McGraw-Hill’s and such subsidiaries’ current practice in performing the Services for the Business (without taking into account any reduction in such manner, quality or standard of care effected since the date of the Purchase Agreement without a reasonable business and/or operational purpose in anticipation of the transactions contemplated by the Purchase Agreement and/or this Agreement) and (iii) on a priority basis that is not materially lower in the aggregate than with respect to any similar services that are provided to McGraw-Hill or any of its Affiliates. McGraw-Hill shall use commercially reasonable efforts to provide Services to the User throughout the term without material interruption. If the provision of any Service becomes interrupted at any time during the term, McGraw-Hill shall use its commercially reasonable efforts to remedy such failure as soon as reasonably practicable after the earlier of (i) obtaining actual knowledge thereof and (ii) receipt of written notice thereof from User. Notwithstanding anything to the contrary in this Agreement, if the provision of any Service becomes interrupted at any time during the term and McGraw-Hill is unable to remedy such failure within five Business Days after obtaining actual knowledge or receipt of written notice thereof, User shall have no obligation to pay any charges, fees, costs or expenses otherwise payable to McGraw-Hill under this Agreement in respect of such Service during the period that the provision of such Service was interrupted unless in any such case such failure is caused by acts or omissions of User or its respective Affiliate, subject to the confidentiality provisions contained herein. McGraw-Hill shall and shall instruct and use commercially reasonable efforts to cause its Affiliates, representatives, contractors, invitees and licensees to, in all material respects, provide the Services in accordance with any applicable Laws affecting or relating to the provision of the Services.

(b) User agrees that, except as otherwise expressly provided in this Agreement, User’s use of any and all Services hereunder shall not be materially greater than or materially different in purpose (it being understood that a reduction in the use of such Services shall not constitute such a material difference) to McGraw-Hill’s use of said services in connection with the Business.

(c) User shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the operations of the Business as conducted immediately prior to the Effective Date.

(d) During the term of this Agreement, McGraw-Hill and User shall cooperate on a mutually agreeable basis to allow the timely and orderly assumption of the Services by User or another provider unrelated to McGraw-Hill. McGraw-Hill and User shall use commercially reasonable efforts to assist and cooperate with one another in the orderly transfer of all matters that support or relate to the Services, taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the parties. Each party shall in good faith make available to the other party the personnel and resources reasonably needed to facilitate such orderly transfer. McGraw-Hill and User each shall bear its own costs incurred in connection with its performance of this Section 7(d).

8. Fees for the Services.

(a) In consideration for any Services provided under this Agreement, User shall pay, or shall cause to be paid, the fees applicable to such Services as set forth in Exhibit A.

(b) If as the result of any change in the type, configuration and/or level of Services requested by User, or any request of User which results in overtime, McGraw-Hill incurs any additional expenses not reflected in the amounts set forth in Exhibit A, User shall reimburse McGraw-Hill for such additional expenses upon presentation to User of documentation itemizing in reasonable detail such additional expense.

(c) McGraw-Hill will submit to User for payment monthly invoices of amounts due under this Agreement. Invoices for Services shall identify the Services delivered during the preceding month, and will contain or be followed by such other supporting detail as User may from time to time reasonably request.

(d) Except as may otherwise be specifically provided in Exhibit A or elsewhere in this Agreement, User shall pay to McGraw-Hill the amounts and expense reimbursements set forth in this Section 8 on a monthly basis within 30 days of receipt of invoice; provided that in the event that User in good faith disputes any invoiced item, payment of the undisputed portion of that item shall be made within 30 days of receipt of invoice and payment of the disputed portion of that item shall be made promptly after satisfactory resolution of such dispute. Subject to the confidentiality obligations set forth in Section 15, McGraw-Hill shall provide to User any additional documentation reasonably requested by User to substantiate, and to explain McGraw-Hill’s methodology in calculating, such invoiced item, and User shall promptly reimburse McGraw-Hill for McGraw-Hill’s reasonable out-of-pocket costs and expenses incurred in connection with providing such additional documentation to User. Amounts due hereunder for rent shall be pre-paid by User; accordingly, such amounts due for any month shall be paid by User to McGraw-Hill no later than the first day of such month. McGraw Hill shall submit invoices for rent at least twenty (20) days prior to the date such rent is due. Any fees or other out of pocket costs to obtain any third party rights, consents, licenses, approvals and permissions (the “Third Party Consents”) required for User to receive and enjoy the full benefit of the Services, and to use any deliverables provided in connection therewith (the “TSA Consent Fees”) shall not be part of the fees applicable to the Services set forth in Exhibit A, provided that each of User and McGraw-Hill shall bear 50% of the costs and expenses of such TSA Consent Fees until the aggregate TSA Consent Fees payable pursuant to this Agreement, together with any other similar fees or out of pocket costs payable to obtain any third party rights, consents, licenses, approvals and permissions for the other transactions contemplated under the Purchase Agreement, equal $2,000,000, after which User shall have no obligation to pay any additional amounts in respect of TSA Consent Fees, and McGraw-Hill shall have no obligation to incur any additional TSA Consent Fees, absent mutual agreement of the parties to the contrary. McGraw-Hill shall be responsible for obtaining and maintaining all such Third Party Consents, and User shall reasonably assist and cooperate with McGraw-Hill in McGraw-Hill’s efforts to obtain and maintain such Third Party Consents as McGraw-Hill may reasonably request. McGraw-Hill shall provide User with copies of the vendor invoices for such Third Party Consents in reasonably sufficient detail to verify the terms of such Third Party Consents. If McGraw-Hill fails to obtain the requisite Third Party Consent for any Service, McGraw-Hill shall use commercially reasonable efforts to (i) give User at least 30 days’ notice and consult with User during such 30-day period before discontinuing the Service for which the requisite Third Party Consent was not obtained and (ii) obtain (at McGraw-Hill’s cost) the same or substantially similar Services from another third party supplier, except to the extent McGraw-Hill is no longer obligated to provide such Service to User under this Agreement or in Exhibit A.

9. Network Access and Security.

(a) All interconnectivity by McGraw-Hill to the computing systems and/or networks of the User and all attempts at such interconnectivity, shall be only through the security gateways/firewalls of the parties or through such other security means as used by McGraw-Hill to provide services to User immediately prior to the Effective Date; provided, that, during the term of this Agreement, User may transition any such computing systems and/or networks to such security gateways/firewalls as determined by User, and, subject to the limitations set forth in the following provisos to this sentence, McGraw-Hill shall provide commercially reasonable cooperation to User in connection with such transition, provided that User shall reimburse McGraw-Hill for its reasonable costs or expenses incurred in relation to such cooperation.

(b) Neither party shall access, and the parties will take reasonable actions designed to prevent unauthorized persons to access, the computing systems and/or networks of the other party without the other party’s express written authorization or except as otherwise authorized or reasonably required by the other party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement.

(c) The parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by User to McGraw-Hill computing systems and/or networks, which shall be consistent in all material respects with that used by such parties immediately prior to the Effective Date.

(d) McGraw-Hill shall use commercially reasonable efforts to maintain a prudent security program, consistent in all material respects with that used by McGraw-Hill immediately prior to the Effective Date, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of McGraw-Hill’s systems and confidential information of User on McGraw-Hill’s systems, (ii) protect against any threats or hazards to the security or integrity of McGraw-Hill’s systems including the confidential, non-public and proprietary information of User on McGraw-Hill’s systems, and (iii) prevent unauthorized access to or use of McGraw-Hill’s systems, including the confidential, non-public and proprietary information of User on McGraw-Hill’s systems. User shall comply with all physical, electronic, and procedural security policies and procedures maintained by McGraw-Hill pursuant to this Section that have been made available by McGraw-Hill to User.

10. Ownership and Licensing of Intellectual Property.

If, in connection with its provision of the Services, McGraw-Hill provides, or provides access to, User and/or its Affiliates any Intellectual Property owned by McGraw-Hill or its Affiliates, it hereby grants User and its Affiliates, during the term of this Agreement, a non-exclusive, revocable, non-transferable (except as provided in Section 16(b)), non-sublicensable, royalty-free, fully paid up license to such Intellectual Property, solely to the extent necessary to receive the Services in accordance with this Agreement. To the extent that McGraw-Hill provides, or provides access to, User and/or its Affiliates any Intellectual Property not owned by it or its Affiliates, McGraw-Hill hereby grants to User and/or its Affiliates, during the term of this Agreement, a non-exclusive, revocable, non-transferable (except as provided in Section 16(b)), non-sublicensable, royalty-free, fully paid-up sublicense to such Intellectual Property, solely to the extent necessary to provide or receive the Services in accordance with this Agreement; provided that User’s and its Affiliates’ access to, use of and rights for such third-party Intellectual Property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Intellectual Property, which terms and conditions were disclosed or otherwise made available to User by McGraw-Hill. Upon the termination or expiration of any element or sub-element of the Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof.

11. Obligations of User.

While this Agreement is in effect, it is agreed that:

(a) User shall, at its sole cost and expense, secure and maintain the following insurance covering injury to persons or property or death of persons in or about the Locations:

(i) Workers’ Compensation/Employers Liability Insurance, including occupational disease coverage.

A. Statutory workers’ compensation insurance as required by state or states of operation, including provisions for voluntary benefits as required in labor agreements, if any, and including “all states” endorsement.

B. Employers Liability insurance coverage for bodily injury in the amount of $1 million each accident; $1 million/employee, $1 million annual policy aggregate for disease.

(i) Commercial General Liability: Including contractual, completed operations, products, personal injury and broad form property damage liability, on an occurrence basis with coverage included. The minimum limit of liability shall be $1 million bodily injury and property damage, combined single limit/occurrence, subject to an annual aggregate limit of $1 million.

(ii) Automobile Liability: Include owned, non-owned and hired car coverage. The minimum limit of liability shall be $1 million each accident, bodily injury and property damage.

(iii) Umbrella Liability: Umbrella/excess liability insurance in the amount of $9 million each occurrence and $9 million annual aggregate.

(iv) Professional Liability/Errors & Omissions Insurance/Cyber Liability Insurance: The minimum limit of liability shall be $10 million per claim and annual aggregate. Such insurance must have a retroactive date no later than the commencement of services under this Agreement, and must provide an extended reporting period option of up to two (2) years after termination of this Agreement. Such insurance shall cover any and all errors, omissions or negligent acts in the delivery of products and services under this Agreement. Such insurance shall include coverage for claims and losses with respect to network risks (such as data breaches, unauthorized access/use, Identification theft, invasion of privacy, damage/loss/theft of data, degradation, downtime, etc.) and intellectual property infringement, such as copyrights, trademarks, service marks and trade dress.

(b) A sample certificate of insurance must be provided by User no less than ten days prior to the commencement of this Agreement with an actual bound coverage certificate provided after Closing. The description of operations should identify this contract. The certificate holder should read as follows:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, N.Y. 10020

Attn: Richard Mannarino, Senior Director Risk Management & Insurance

(c) Upon the renewal date of each policy, User will furnish to McGraw-Hill certificates of insurance and such other documentation relating to such policies as McGraw-Hill may reasonably request. All insurance except umbrella liability will provide primary coverage, and shall be non-contributory to insurance purchased by McGraw-Hill. McGraw-Hill shall be provided thirty (30) days prior written notice of the cancellation or non-renewal without replacement, of any insurance policy listed in this section.

(d) McGraw-Hill shall be named as an additional insured on each policy (except workers’ compensation and professional liability) described on the certificate of insurance. Insurance maintained by User must be with an insurance company with an AM Best financial strength rating of A- or better and a financial size rating of IX or higher.

(e) User shall ensure that such insurance contains a waiver of subrogation against McGraw-Hill and its affiliates. In the event that McGraw-Hill reasonably determines the coverage obtained by User to be less than that required to meet User’s obligations created by this Agreement, then User agrees that it shall promptly acquire such coverage and notify McGraw-Hill in writing that such coverage has been acquired.

12. Indemnification.

(a) User agrees to indemnify McGraw-Hill, its affiliates, subsidiaries and its and their respective managers, officers, directors, employees, successors and assigns and hold them harmless from and against any and all claims, actions, damages, liabilities and expenses incurred in connection with loss of life and/or personal injury and/or property damage at any and all Locations to the extent resulting from any negligent act or omission of User, its agents, contractors, employees or invitees in or about the Locations or to the extent occasioned by any breach by User of any provision of this Agreement.

(b) McGraw-Hill agrees to indemnify User, its affiliates, subsidiaries and its and their respective managers, officers, directors, employees, successors and assigns and hold them harmless from and against any and all claims, actions, damages, liabilities and expenses incurred in connection with loss of life and/or personal injury and/or property damage at any and all Locations to the extent resulting from any negligent act or omission of McGraw-Hill, its agents, contractors, employees or invitees in or about the Locations or to the extent occasioned by any breach by McGraw-Hill of any provision of this Agreement.

(c) The procedures set forth in Section 10.4 of the Purchase Agreement shall apply to any claim for indemnification hereunder.

13. Warranties; Limitation of Liability.

(a) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, MCGRAW-HILL MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OR ALL OF THE SERVICES PROVIDED HEREUNDER. In no event shall McGraw-Hill or its Affiliates have any liability to User for any claims, losses, damages, judgments, costs or expenses which User may suffer or incur solely as a result of injuries to personnel of User or loss or theft or damage to any personal property of User at the Locations, unless such claims, losses, damages, judgments, costs or expenses are as a result of gross negligence or willful misconduct by McGraw-Hill or its Affiliates.

(b) To the extent permitted by law, neither party shall be liable to the other party with respect to this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any punitive, special, indirect, incidental or consequential damages whatsoever (except to the extent any such amount is paid to third parties by User or McGraw-Hill, as applicable, or their respective Affiliates or unless such damages are as a result of willful breach of this Agreement or willful misconduct by McGraw-Hill or its Affiliates) which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder.

(c) In the event of any breach of this Agreement by McGraw-Hill with respect to any error, defect or breach in the manner of provision of any Service (which breach McGraw-Hill can reasonably be expected to reperform in a commercially reasonable manner), McGraw-Hill shall correct in all material respects such error, defect or breach or reperform in all material respects such Service at the request of User and at McGraw-Hill’s expense. To be effective, any such request by User must be in writing that specifies in reasonable detail the particular error, defect or breach and be made no more than ten days from the date such Service was provided or, if the defect or breach was not reasonably knowable at that time, no more than five days after the defect or breach was known or reasonably knowable. In the event that McGraw-Hill is unwilling or unable to properly perform or reperform any Services after being notified as provided in the immediately preceding sentence, in addition to any other remedies set forth herein, User may obtain replacement services for the defaulted Services and McGraw-Hill shall pay the incremental cost thereof based on market rates for the applicable Services and shall not be entitled to payment for such defaulted Services.

(d) Except with respect to (i) indemnification claims under Section 12; (ii) Confidentiality claims under Section 15, (iii) any willful misconduct by McGraw-Hill or its Affiliates, and (iv) User’s payment obligations under this Agreement, each party’s liability with respect to this Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the fees paid or payable with respect to the deficient Service.

(e) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding anything to the contrary set forth herein, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court in the State of Delaware or any state court located in the State of Delaware, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law.

14. Taxes.

McGraw-Hill shall pay (and shall be entitled to any recovery or credit in relation to) all applicable sales, use, value added, GST, transfer, receipts, consumption or other similar taxes chargeable on the fees or the Services provided for herein (not including, for the absence of doubt, any sales, use, value added, GST, transfer, receipts, consumption or other similar taxes payable by McGraw-Hill with respect to goods or services used or consumed by McGraw-Hill in connection with providing the Services and representing a cost to McGraw-Hill of providing the Services to User hereunder, which cost is included in the fees charged to User in respect of the Services provided hereunder), together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding.

15. Confidentiality.

(a) User’s materials and/or information that may be provided to McGraw-Hill in connection with this Agreement and McGraw-Hill’s materials and/or information provided to User in connection with this Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of User and McGraw-Hill, respectively. Each party (a “non-disclosing party”) agrees not to (i) disclose Confidential Information of the other party (a “disclosing party”) to any third party other than its Affiliates and such Affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”) who need to know such information in connection with this Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under this Agreement, in either case without the express written consent of the disclosing party. Further, each party shall be responsible for any breaches of this Section by its Representatives. Promptly upon the written request of a party (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such party shall be returned or destroyed and User shall terminate and shall cause its employees, agents and representatives to terminate all access to any and all McGraw-Hill computer systems; provided, however, that each party may keep archival copies of any Confidential Information for legal and compliance purposes as to comply with any bona fide records retention policy. These confidentiality provisions shall survive the expiration or earlier termination of this Agreement.

(b) Confidential Information shall not be deemed to include, and neither party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be disclosed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.

16. Miscellaneous.

(a) Notices. All notices and other communications to be given to either party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address, facsimile number set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(i)	To McGraw-Hill:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, N.Y. 10020

Attention: General Counsel

Fax No.: 212-512-4827

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, N. Y. 10019

Attention: Trevor S. Norwitz, Esq.

                  DongJu Song, Esq.

Fax No.: (212) 403-2000

(ii)	To User:

MHE Acquisition LLC

[Address Line 1]

[Address Line 2]

Attention: [—]

Fax No.: [—]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: John M. Scott, Esq.

Fax No.: (212) 492 0574

Notice may also be provided to such other person at such other place as either party shall designate to the other in writing.

(b) Assignment. This Agreement shall not be assigned or transferred by either party without the prior written consent of the other party. Notwithstanding the foregoing, McGraw-Hill shall have the right to delegate or subcontract its obligations under this Agreement; provided that any such delegation or subcontracting shall not relieve McGraw-Hill of its obligations under this Agreement.

(c) Governing Law; Exclusive Jurisdiction.

(i) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(ii) Each party irrevocably submits to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, (A) to the extent permitted by Law, that final and unappealable judgment against either of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any Action or proceeding shall be effective if notice is given in accordance with Section 16(a).

(iii) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(d) Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. The party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other party of the nature, extent and expected duration of any such Force Majeure condition and (ii) use its reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as feasible. User shall not be required to pay for any suspended Services during which such Services are not being provided to User. McGraw-Hill agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any Service by reason of Force Majeure and is unable to fulfill User’s requirements for such Services, McGraw-Hill shall treat User no less favorably than any other business of McGraw-Hill in the allocation by McGraw-Hill between such businesses and User of such affected service and in a manner consistent with past practice. If McGraw-Hill’s performance of any Services is suspended or rendered impractical by reason of Force Majeure for a period in excess of 30 days, then User shall have the right to terminate this Agreement with respect to such Services immediately upon written notice to McGraw-Hill.

(e) Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

(g) Amendments and Waivers. No provision of this Agreement may be amended or modified except by a written instrument signed by the parties to this Agreement. No waiver by either party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the other party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) No Right of Setoff. No party shall have any right to setoff or offset any obligation or payment due to the other party pursuant to the terms of this Agreement against any obligation or payment due or owing to such party pursuant to the terms of this Agreement or the Purchase Agreement.

(j) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

(k) Independent Contractor. At all times during the term hereof, McGraw-Hill shall be an independent contractor of User in providing the Services hereunder with the sole right to supervise, manage, operate, control, and direct the performance of such Services and the sole obligation to employ, compensate, and manage its employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either party with respect to the indebtedness, liabilities, obligations or actions of the other or any of the other party’s employees, or agents, or any other Person.

(l) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be duly executed as of the date and year first above written.

THE MCGRAW-HILL COMPANIES, INC.

By:

Name:

Title:

MHE ACQUISITION, LLC

By:

Name:

Title:

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT, dated [•], 2012 (the “Effective Date”), by and between MHE Acquisition, LLC, a Delaware limited liability company (on behalf of itself, and any subsidiaries performing services under this Agreement, “Service Provider”) and The McGraw-Hill Companies, Inc., a New York corporation (“User”).

W I T N E S S E T H:

WHEREAS, pursuant to a purchase and sale agreement (as may be amended from time to time, the “Purchase Agreement”) dated as of November 25, 2012 by and between User and various other sellers, on the one hand, and Service Provider, on the other hand, User sold to Service Provider all of the issued and outstanding capital stock of the Transferred Companies (the “Companies”) which are engaged in the Business; and

WHEREAS, in connection with the Purchase Agreement, the parties have agreed to enter into this Agreement for Service Provider to provide to User certain transitional services with respect to the business of the Parent Group on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and in the Purchase Agreement, it is hereby agreed as follows:

17. Defined Terms.

Unless otherwise provided herein, capitalized terms used in this Agreement shall have the meanings given them in the Purchase Agreement.

18. Services.

(a) Pursuant to and subject to the terms and conditions of this Agreement, Service Provider shall provide to User a variety of services as described in Exhibit A, which Exhibit A shall be amended by the parties hereto to reflect the provision of such additional Historical Services in accordance with this Section 2.

(b) If, at any time within the three (3) month period following the Closing Date, User identifies any services provided by Service Provider and/or its Affiliates with respect to the business of the Parent Group prior to the date hereof (“Historical Services”) that are not set forth in Exhibit A, and are reasonably necessary to operate the business of the Parent Group in the manner such business was operated immediately prior to the Closing Date, then User may elect to deliver written notice to Service Provider (the “Historical Services Notice”), which Historical Services Notice shall include a description of the additional Historical Services requested to be provided hereunder and the period of time that User will reasonably require to be provided with such Historical Services, in no case to exceed six (6) months (or such shorter period of time if such Historical Service is being provided by a third party vendor who is unwilling to provide such services for a longer period of time; provided, that Service Provider shall use commercially reasonable efforts to cause any such third party vendor to provide such Historical Services for the full six- (6) month term or such other period of time requested in the Historical Services Notice). Promptly following delivery of such Historical Services Notice, the parties shall discuss in good faith the Historical Services requested thereunder, including the scope and pricing (which shall be determined in accordance with the immediately following sentence) thereof as well as whether such Historical Services are currently being provided by a third party vendor. No later than thirty (30) days following the delivery of such Historical Services Notice, Service Provider shall provide such additional Historical Services to User for the period specified in the Historical Services Notice (or such shorter period as described above) at a cost: (a) if Service Provider will be providing the Historical Service itself, the cost to Service Provider of providing such Historical Services, as calculated in accordance with the historical cost allocation methodology used by Service Provider to determine the cost of comparable services, or (b) if a third party vendor has been providing such Historical Service, equal to the pass through cost charged by such third party vendor to Service Provider.

(c) For convenience, the services to be provided hereunder are referred to herein in the singular as a “Service” and they are referred to collectively as the “Services”. User’s Affiliates will be entitled to receive the Services hereunder to the extent that any such Affiliate needs the Services to operate its business immediately prior to the Closing Date, provided that User shall be responsible for such Affiliate’s performance with the terms and conditions of this Agreement, including any payment obligations.

19. Locations.

Subject to the terms and conditions of this Agreement, Service Provider agrees to make available to User certain premises and facilities occupied by Service Provider as further described in Exhibit A (each such premise and facility is referred to herein in the singular as a “Location” and they are referred to collectively the “Locations”) for the respective time periods set forth therein for such Locations (each such time period in Exhibit A is referred to herein in the singular as a “Location Period” and they are referred to collectively as the “Location Periods”). Except as otherwise set forth in Exhibit A, User may vacate a Location, effective at the end of a month, with no less than sixty (60) days’ prior written notice to Service Provider, in which event, the Location Period for such Location shall, for purposes of this Agreement, be deemed to be shortened accordingly.

20. Transitional Location Services.

(a) The number of User employees and aggregate square footage used by User at the Locations shall not substantially exceed the number of employees and the aggregate square footage used at the respective Locations with respect to the business of the Parent Group prior to the Closing Date; nor will the method of operations nor use of facilities by User at the Locations differ substantially from the method of operations and use of facilities at the respective Locations with respect to the business of the Parent Group prior to the Closing Date (other than as impacted by the termination of any Services hereunder).

(b) At each Location during the respective Location Period, Service Provider agrees to provide to User heat, water, air conditioning, cleaning and electricity in a manner consistent with past practices prior to the Closing Date. User shall and shall instruct and use commercially reasonable efforts to cause its Affiliates, representatives, contractors, invitees and licensees to, comply in all material respects with (i) all Laws applicable to their use or occupation of any Location including those relating to environmental and workplace safety matters, (ii) Service Provider’s applicable site rules, regulations, policies and procedures as previously notified to User, and (iii) any applicable requirements of any third-party lease governing any Location as previously notified to User, in each case in all material respects. User shall not make, and shall cause its Affiliates, representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to any Location except with the prior written approval of Service Provider.

(c) With respect to each Location, User shall quit and surrender such Location upon the expiration or other termination of its respective Location Period in as good condition as existed on the date hereof, reasonable wear and tear excepted. If User shall remain in possession of the whole or any portion of any Location after the expiration or other earlier termination of its respective Location Period, then (in addition to any other remedies available) for each month or portion thereof during which User so remains in possession, User shall pay to Service Provider an amount equal to 150% of the applicable monthly rent fee in Exhibit A. In addition, User shall pay to Service Provider the amount of any reasonably documented loss, cost, damage and expense reasonably incurred by Service Provider as a result of User so remaining in possession of the whole or any portion of any and all Locations. The acceptance of the foregoing payments shall not be deemed a consent by Service Provider to the holding over by User, nor a waiver of any other remedy which Service Provider may have available to it.

(d) User agrees to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of each Location it occupies and the activities conducted thereon.

21. Cooperation.

(a) Service Provider hereby appoints                     and User appoints                      (each, a “Relationship Manager”) to supervise, coordinate and manage the performance by such party under this Agreement and to act as the primary contact person in connection with the Services. Contact information for each Relationship Manager is set forth on Schedule 5(a). Each party shall have the right to replace the individual acting as its Relationship Manager upon written notice to the other party with another person and shall provide updated contact information for such replacement. The Relationship Managers shall operate as the main interface between Service Provider and User, and each Relationship Manager shall be responsible for identifying the appropriate individuals within Service Provider or User, whichever is applicable, who shall provide information and documentation in order for the parties to perform their respective obligations hereunder. The parties shall ensure that their respective Relationship Managers shall meet in person or telephonically at such reasonable times reasonably requested by Service Provider and/or User to review and discuss the status of, and any issues arising in connection with, the Services or this Agreement.

(b) The parties shall use good faith efforts to cooperate with each other in all matters relating to the provision and receipt of the Services. The Relationship Managers of each of the parties shall consult with each other on a regular basis and User and Service Provider shall reasonably cooperate with each other in order to effect an efficient transition of the Business from Service Provider to User and to minimize the disruption therefrom to the businesses of the parties.

(c) Under no circumstances shall Service Provider be required to incur any out-of-pocket costs or expenses unless and except as expressly provided in this Agreement or otherwise mutually agreed upon by the parties (it being understood that Service Provider shall be reimbursed by User for such fees, costs and expenses so incurred to the extent set forth herein or as otherwise mutually agreed).

(d) Service Provider shall use commercially reasonable efforts to keep complete and accurate records and accounts, in accordance with Service Provider’s normal practices with respect to the Business, of transactions and other information relating to the Services, and shall preserve them for the longest of (i) a period of 12 months following the end of the fiscal year to which they pertain, (ii) the period consistent with Service Provider’s retention policies or (iii) such longer period as may be necessary to enable the parties to comply with applicable laws (as notified in writing by User) or pending the resolution of any dispute between Service Provider and User in existence and unresolved as of the longest of clause (i) and (ii). Service Provider shall permit User and its representatives to review such records and accounts upon reasonable advance notice during normal business hours, subject to the confidentiality provisions contained herein.

22. Period of Time During Which Services Will Be Provided.

(a) Pursuant to this Agreement, the time periods during which Service Provider shall be obliged to provide the Services differ depending upon the particular Service and shall be set forth in Exhibit A hereto. Service Provider shall provide a particular Service for the time period specified herein for that Service. User acknowledges that certain Services can only be provided to a Location where User has not vacated such premises. It is agreed that Service Provider is not obliged to provide any Service beyond the relevant time period for such Service (for the avoidance of doubt, such time periods include the extension rights set forth in Exhibit A hereto). It is further agreed that Service Provider may terminate any individual Service in the event that the User fails to make payments for such service under Section 8 (subject to the resolution of any disputes by User of such payments in accordance with Section 8); provided, that Service Provider shall not be entitled to terminate such individual Service unless Service Provider shall have first given notice to User of Service Provider’s intent to terminate such individual Service (such notice to specify in reasonable detail the payments failed to be made by User that gave rise to Service Provider’s right to terminate), and User shall not have cured such payment failure within 20 days of notice.

(b) Except as may specifically be set forth in Exhibit A or this Agreement, User may terminate this Agreement at any time with respect to any or all Services upon giving Service Provider no less than sixty (60) days’ prior written notice with the termination of such Services (the “Terminated Services”) effective at the end of the month, in which event User shall not be relieved from any obligations arising under this Agreement with respect to such Terminated Services prior to the termination thereof or such obligations respecting those Services other than the

Terminated Services it continues to receive and shall be responsible to pay for such Services through the date of its termination. If the User terminates any Services pursuant to the immediately preceding sentence, it is agreed that User shall pay to Service Provider the actual out-of-pocket payments required to be made to any third party vendor by Service Provider solely as a result of any early termination of such Terminated Services. Subject to Section 6(a), in the event that User elects to terminate fewer than all of the Services, Service Provider shall continue to be obligated to provide the remaining Services for the remainder of the applicable time period set forth in Exhibit A consistent with the terms and conditions of this Agreement, provided that User acknowledges that there may be certain Services that are linked or dependent, and that the removal of a particular Service may prevent Service Provider from providing the linked continuing service, and Service Provider shall promptly notify User in writing of its inability to provide any such linked or continuing Services.

(c) Sections 12 (Indemnification), 15 (Confidentiality) and 16 (Miscellaneous) shall survive the expiration or termination of this Agreement in whole or with respect to one or more Services.

23. Service Quality; Level of Services; Use of Services.

(a) In addition to any service level commitments that may be expressly specified in Exhibit A, Service Provider shall perform the Services for User (i) with reasonable care and skill, (ii) in a manner and quality and with a standard of care and scope that are consistent in all material respects with Service Provider’s and such subsidiaries’ current practice in performing the Services for the Business (without taking into account any increase in such manner, quality or standard of care effected since the date of the Purchase Agreement without a reasonable business and/or operational purpose in anticipation of the transactions contemplated by the Purchase Agreement and/or this Agreement) and (iii) on a priority basis that is not materially lower in the aggregate than with respect to any similar services that are provided to Service Provider or any of its Affiliates. Service Provider shall use commercially reasonable efforts to provide Services to the User throughout the term without material interruption. If the provision of any Service becomes interrupted at any time during the term, Service Provider shall use its commercially reasonable efforts to remedy such failure as soon as reasonably practicable after the earlier of (i) obtaining actual knowledge thereof and (ii) receipt of written notice thereof from User. Notwithstanding anything to the contrary in this Agreement, if the provision of any Service becomes interrupted at any time during the term and Service Provider is unable to remedy such failure within five Business Days after obtaining actual knowledge or receipt of written notice thereof, User shall have no obligation to pay any charges, fees, costs or expenses otherwise payable to Service Provider under this Agreement in respect of such Service during the period that the provision of such Service was interrupted unless in any such case such failure is caused by acts or omissions of User or its respective Affiliate, subject to the confidentiality provisions contained herein. Service Provider shall and shall instruct and use commercially reasonable efforts to cause its Affiliates, representatives, contractors, invitees and licensees to, in all material respects, provide the Services in accordance with any applicable Laws affecting or relating to the provision of the Services.

(b) User agrees that, except as otherwise expressly provided in this Agreement, User’s use of any and all Services hereunder shall not be materially greater than or materially different in purpose (it being understood that a reduction in the use of such Services shall not constitute such a material difference) to Service Provider’s use of said services in connection with the Business.

(c) User shall not, and shall cause its Affiliates not to, resell any Services to any person whatsoever or permit the use of the Services by any person other than in connection with the conduct of the operations of the Business as conducted immediately prior to the Effective Date.

(d) During the term of this Agreement, Service Provider and User shall cooperate on a mutually agreeable basis to allow the timely and orderly assumption of the Services by User or another provider unrelated to Service Provider. Service Provider and User shall use commercially reasonable efforts to assist and cooperate with one another in the orderly transfer of all matters that support or relate to the Services, taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the parties. Each party shall in good faith make available to the other party the personnel and resources reasonably needed to facilitate such orderly transfer. Service Provider and User each shall bear its own costs incurred in connection with its performance of this Section 7(d).

24. Fees for the Services.

(a) In consideration for any Services provided under this Agreement, User shall pay, or shall cause to be paid, the fees applicable to such Services as set forth in Exhibit A.

(b) If as the result of any change in the type, configuration and/or level of Services requested by User, or any request of User which results in overtime, Service Provider incurs any additional expenses not reflected in the amounts set forth in Exhibit A, User shall reimburse Service Provider for such additional expenses upon presentation to User of documentation itemizing in reasonable detail such additional expense.

(c) Service Provider will submit to User for payment monthly invoices of amounts due under this Agreement. Invoices for Services shall identify the Services delivered during the preceding month, and will contain or be followed by such other supporting detail as User may from time to time reasonably request.

(d) Except as may otherwise be specifically provided in Exhibit A or elsewhere in this Agreement, User shall pay to Service Provider the amounts and expense reimbursements set forth in this Section 8 on a monthly basis within 30 days of receipt of invoice; provided that in the event that User in good faith disputes any invoiced item, payment of the undisputed portion of that item shall be made within 30 days of receipt of invoice and payment of the disputed portion of that item shall be made promptly after satisfactory resolution of such dispute. Subject to the confidentiality obligations set forth in Section 15, Service Provider shall provide to User any additional documentation reasonably requested by User to substantiate, and to explain Service Provider’s methodology in calculating, such invoiced item, and User shall promptly reimburse Service Provider for Service Provider’s reasonable out-of-pocket costs and expenses incurred in connection with providing such additional documentation to User. Amounts due hereunder for rent shall be pre-paid by User; accordingly, such amounts due for any month shall be paid by User to Service Provider no later than the first day of such month. Service Provider shall submit invoices for rent at least twenty (20) days prior to the date such rent is due. Any fees or other out of pocket costs to obtain any third party rights, consents, licenses, approvals and permissions (the “Third Party Consents”) required for User to receive and enjoy the full benefit of the Services, and to use any deliverables provided in connection therewith (the “TSA Consent Fees”) shall not be part of the fees applicable to the Services set forth in Exhibit A, provided that each of User and Service Provider shall bear 50% of the costs and expenses of such TSA Consent Fees until the aggregate TSA Consent Fees payable pursuant to this Agreement, together with any other similar fees or out of pocket costs payable to obtain any third party rights, consents, licenses, approvals and permissions for the other transactions contemplated under the Purchase Agreement, equal $2,000,000, after which User shall have no obligation to pay any additional amounts in respect of TSA Consent Fees, and Service Provider shall have no obligation to incur any additional TSA Consent Fees, absent mutual agreement of the parties to the contrary. User shall be responsible for obtaining and maintaining all such Third Party Consents, and Service Provider shall reasonably assist and cooperate with User in User’s efforts to obtain and maintain such Third Party Consents as User may reasonably request. User shall provide Service Provider with copies of the vendor invoices for such Third Party Consents in reasonably sufficient detail to verify the terms of such Third Party Consents.

25. Network Access and Security.

(a) All interconnectivity by Service Provider to the computing systems and/or networks of the User and all attempts at such interconnectivity, shall be only through the security gateways/firewalls of the parties or through such other security means as used by members of the Education Group to provide services to User immediately prior to the Effective Date; provided, that, during the term of this Agreement, User may transition any such computing systems and/or networks to such security gateways/firewalls as determined by User, and, subject to the limitations set forth in the following provisos to this sentence, Service Provider shall provide commercially reasonable cooperation to User in connection with such transition, provided that User shall reimburse Service Provider for its reasonable costs or expenses incurred in relation to such cooperation.

(b) Neither party shall access, and the parties will take reasonable actions designed to prevent unauthorized persons to access, the computing systems and/or networks of the other party without the other party’s express written authorization or except as otherwise authorized or reasonably required by the other party pursuant to this Agreement, and any such actual or attempted access shall be consistent with any such authorization or this Agreement.

(c) The parties shall use commercially reasonable efforts to maintain, and update pursuant to a commercially reasonable schedule, and more frequently in response to specific threats that become known from time to time, a virus detection/scanning program in connection with the connectivity by User to Service Provider computing systems and/or networks, which shall be consistent in all material respects with that used by such parties immediately prior to the Effective Date.

(d) Service Provider shall use commercially reasonable efforts to maintain a prudent security program at each member of the Education Group, consistent in all material respects with that used by such members of the Education Group immediately prior to the Effective Date, including appropriate physical, electronic and procedural safeguards, designed to (i) maintain the security and confidentiality of the systems of each member of the Education Group and confidential information of User on the systems of each member of the Education Group , (ii) protect against any threats or hazards to the security or integrity of the systems of each member of the Education Group including the confidential, non-public and proprietary information of User on the systems of each member of the Education Group, and (iii) prevent unauthorized access to or use of the systems of each member of the Education Group , including the confidential, non-public and proprietary information of User on the systems of each member of the Education Group . User shall comply with all physical, electronic, and procedural security policies and procedures maintained by Service Provider pursuant to this Section that have been made available by Service Provider to User.

26. Ownership and Licensing of Intellectual Property.

If, in connection with its provision of the Services, Service Provider provides, or provides access to, User and/or its Affiliates any Intellectual Property owned by Service Provider or its Affiliates, it hereby grants User and its Affiliates, during the term of this Agreement, a non-exclusive, revocable, non-transferable (except as provided in Section 16(b)), non-sublicensable, royalty-free, fully paid up license to such Intellectual Property, solely to the extent necessary to receive the Services in accordance with this Agreement. To the extent that Service Provider provides, or provides access to, User and/or its Affiliates any Intellectual Property not owned by it or its Affiliates, Service Provider hereby grants to User and/or its Affiliates, during the term of this Agreement, a non-exclusive, revocable, non-transferable (except as provided in Section 16(b)), non-sublicensable, royalty-free, fully paid-up sublicense to such Intellectual Property, solely to the extent necessary to provide or receive the Services in accordance with this Agreement; provided that User’s and its Affiliates’ access to, use of and rights for such third-party Intellectual Property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Intellectual Property, which terms and conditions were disclosed or otherwise made available to User by Service Provider. Upon the termination or expiration of any element or sub-element of the Service pursuant to this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property provided in connection with that element or sub-element will automatically terminate; provided, however, that all licenses and sublicenses granted hereunder shall terminate immediately upon the expiration or earlier termination of this Agreement in accordance with the terms hereof

27. Obligations of User.

While this Agreement is in effect, it is agreed that:

(b) User shall, at its sole cost and expense, secure and maintain the following insurance covering injury to persons or property or death of persons in or about the Locations:

(i) Workers’ Compensation/Employers Liability Insurance, including occupational disease coverage.

C. Statutory workers’ compensation insurance as required by state or states of operation, including provisions for voluntary benefits as required in labor agreements, if any, and including “all states” endorsement.

D. Employers Liability insurance coverage for bodily injury in the amount of $1 million each accident; $1 million/employee, $1 million annual policy aggregate for disease.

(v) Commercial General Liability: Including contractual, completed operations, products, personal injury and broad form property damage liability, on an occurrence basis with coverage included. The minimum limit of liability shall be $1 million bodily injury and property damage, combined single limit/occurrence, subject to an annual aggregate limit of $1 million.

(vi) Automobile Liability: Include owned, non-owned and hired car coverage. The minimum limit of liability shall be $1 million each accident, bodily injury and property damage.

(vii) Umbrella Liability: Umbrella/excess liability insurance in the amount of $9 million each occurrence and $9 million annual aggregate.

(viii) Professional Liability/Errors & Omissions Insurance/Cyber Liability Insurance: The minimum limit of liability shall be $10 million per claim and annual aggregate. Such insurance must have a retroactive date no later than the commencement of services under this Agreement, and must provide an extended reporting period option of up to two (2) years after termination of this Agreement. Such insurance shall cover any and all errors, omissions or negligent acts in the delivery of products and services under this Agreement. Such insurance shall include coverage for claims and losses with respect to network risks (such as data breaches, unauthorized access/use, Identification theft, invasion of privacy, damage/loss/theft of data, degradation, downtime, etc.) and intellectual property infringement, such as copyrights, trademarks, service marks and trade dress.

(b) A sample certificate of insurance must be provided by User no less than ten days prior to the commencement of this Agreement with an actual bound coverage certificate provided after Closing. The certificate holder should read as follows:

[•]

[•]

[•]

Attn:

(c) Upon the renewal date of each policy, User will furnish to Service Provider certificates of insurance and such other documentation relating to such policies as Service Provider may reasonably request. All insurance except umbrella liability will provide primary coverage, and shall be non-contributory to insurance purchased by Service Provider. Service Provider shall be provided thirty (30) days prior written notice of the cancellation or non-renewal without replacement, of any insurance policy listed on the certificate of insurance.

(d) Service Provider shall be named as an additional insured on each policy (except workers’ compensation and professional liability) described on the certificate of insurance. Insurance maintained by User must be with an insurance company with an AM Best financial strength rating of A- or better and a financial size rating of IX or higher.

(e) User shall ensure that such insurance contains a waiver of subrogation against Service Provider and its affiliates. In the event that Service Provider reasonably determines the coverage obtained by User to be less than that required to meet User’s obligations created by this Agreement, then User agrees that it shall promptly acquire such coverage and notify Service Provider in writing that such coverage has been acquired.

28. Indemnification.

(a) User agrees to indemnify Service Provider, its affiliates, subsidiaries and its and their respective managers, officers, directors, employees, successors and assigns and hold them harmless from and against any and all claims, actions, damages, liabilities and expenses incurred in connection with loss of life and/or personal injury and/or property damage at any and all Locations to the extent resulting from any negligent act or omission of User, its agents, contractors, employees or invitees in or about the Locations or to the extent occasioned by any breach by User of any provision of this Agreement.

(b) Service Provider agrees to indemnify User, its affiliates, subsidiaries and its and their respective managers, officers, directors, employees, successors and assigns and hold them harmless from and against any and all claims, actions, damages, liabilities and expenses incurred in connection with loss of life and/or personal injury and/or property damage at any and all Locations to the extent resulting from any negligent act or omission of Service Provider, its agents, contractors, employees or invitees in or about the Locations or to the extent occasioned by any breach by Service Provider of any provision of this Agreement.

(c) The procedures set forth in Section 10.4 of the Purchase Agreement shall apply to any claim for indemnification hereunder.

29. Warranties; Limitation of Liability.

(c) EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE PURCHASE AGREEMENT, SERVICE PROVIDER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OR ALL OF THE SERVICES PROVIDED HEREUNDER. In no event shall Service Provider or its Affiliates have any liability to User for any claims, losses, damages, judgments, costs or expenses which User may suffer or incur solely as a result of injuries to personnel of User or loss or theft or damage to any personal property of User at the Locations, unless such claims, losses, damages, judgments, costs or expenses are as a result of gross negligence or willful misconduct by Service Provider or its Affiliates.

(d) To the extent permitted by law, neither party shall be liable to the other party with respect to this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, for any punitive, special, indirect, incidental or consequential damages whatsoever (except to the extent any such amount is paid to third parties by User or Service Provider, as applicable, or their respective Affiliates or unless such damages are as a result of willful breach of this Agreement or willful misconduct by Service Provider or its Affiliates) which in any way arise out of, relate to or are a consequence of, the performance or nonperformance by it hereunder or the provision of, or failure to provide, any Service hereunder.

(c) In the event of any breach of this Agreement by Service Provider with respect to any error, defect or breach in the manner of provision of any Service (which breach Service Provider can reasonably be expected to reperform in a commercially reasonable manner), Service Provider shall correct in all material respects such error, defect or breach or reperform in all material respects such Service at the request of User and at Service Provider’s expense. To be effective, any such request by User must be in writing that specifies in reasonable detail the particular error, defect or breach and be made no more than ten days from the date such Service was provided or, if the defect or breach was not reasonably knowable at that time, no more than five days after the defect or breach was known or reasonably knowable. In the event that Service Provider is unwilling or unable to properly perform or reperform any Services after being notified as provided in the immediately preceding sentence, in addition to any other remedies set forth herein, User may obtain replacement services for the defaulted Services and Service Provider shall pay the incremental cost thereof based on market rates for the applicable Services and shall not be entitled to payment for such defaulted Services.

(d) Except with respect to (i) indemnification claims under Section 12; (ii) Confidentiality claims under Section 15, (iii) any willful misconduct by Service Provider or its Affiliates, and (iv) User’s payment obligations under this Agreement, each party’s liability with respect to this Agreement or any act or failure to act in connection herewith (including, but not limited to, the performance or breach hereof), or from the sale, delivery, provision or use of any Service provided under or covered by this Agreement, whether in contract, tort (including negligence and strict liability) or otherwise, shall not exceed the fees paid or payable with respect to the deficient Service.

(e) The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Notwithstanding anything to the contrary set forth herein, it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court in the State of Delaware or any state court located in the State of Delaware, this being in addition to any other remedy at law or in equity, and the parties to this Agreement hereby waive any requirement for the posting of any bond or similar collateral in connection therewith. The parties agree that they shall not object to the granting of injunctive or other equitable relief on the basis that there exists adequate remedy at law.

30. Taxes.

In addition to any fees applicable to the Services or other amounts payable by User hereunder, User shall pay all applicable sales, use, value added, GST, transfer, receipts, consumption or other similar taxes chargeable on the fees or the Services provided for herein, together with any interest, penalties or amounts imposed with respect thereto (“Service Taxes”), regardless of whether such Service Taxes are invoiced with the applicable fee payment, added retroactively or subsequently imposed in connection with any tax audit, claim, assessment or other tax proceeding. User shall pay to Service Provider any such Service Taxes within 20 days of receipt of an invoice with respect thereto.

31. Confidentiality.

(a) User’s materials and/or information that may be provided to Service Provider in connection with this Agreement and Service Provider’s materials and/or information provided to User in connection with this Agreement are proprietary trade secrets and confidential information (“Confidential Information”) of User and Service Provider, respectively. Each party (a “non-disclosing party”) agrees not to (i) disclose Confidential Information of the other party (a “disclosing party”) to any third party other than its Affiliates and such Affiliates’ officers, directors, employees, partners, members, agents and advisors (including without limitations attorneys, accountants, consultants, bankers and financial advisors (collectively “Representatives”) who need to know such information in connection with this Agreement and who are bound to keep it confidential or (ii) use Confidential Information except as necessary to perform its obligations under this Agreement, in either case without the express written consent of the disclosing party. Further, each party shall be responsible for any breaches of this Section by its Representatives. Promptly upon the written request of a party (except as may be required to be maintained by law, regulation or professional standard), all Confidential Information of such party shall be returned or destroyed and User shall terminate and shall cause its employees, agents and representatives to terminate all access to any and all Service Provider computer systems; provided, however, that each party may keep archival copies of any Confidential Information for legal and compliance purposes as to comply with any bona fide records retention policy. These confidentiality provisions shall survive the expiration or earlier termination of this Agreement.

(b) Confidential Information shall not be deemed to include, and neither party shall have any confidentiality obligations with respect to, any information which (i) was known by the non-disclosing party or its Representatives on a non-confidential basis at the time disclosed by the disclosing party; (ii) was known or becomes known by the public without any violation by the non-disclosing party or its Representatives; (iii) is disclosed lawfully to the non-disclosing party by another person; (iv) is developed independently by the non-disclosing party without reference to the other party’s Confidential Information; or (v) is required by law or court order to be disclosed by the non-disclosing party; provided that to the extent permitted by law the non-disclosing party notifies the disclosing party of such requirement and cooperates with the disclosing party at the disclosing party’s sole expense as the disclosing party may reasonably request to resist such disclosure.

32. Miscellaneous.

(a) Notices. All notices and other communications to be given to either party hereunder shall be sufficiently given for all purposes hereunder if in writing and upon delivery if delivered by hand, one (1) Business Day after being sent by courier or overnight delivery service, three (3) Business Days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when sent in the form of a facsimile and receipt confirmation is received, and shall be directed to the address, facsimile number set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(i)	To Service Provider:

MHE Acquisition LLC

[Address Line 1]

[Address Line 2]

Attention: [—]

Fax No.: [—]

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: John M. Scott, Esq.

Fax No.: (212) 492 0574

(ii)	To User:

The McGraw-Hill Companies, Inc.

1221 Avenue of the Americas

New York, N.Y. 10020

Attention: [—]

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, N. Y. 10019

Attention: Trevor S. Norwitz, Esq.

Fax No.: (212) 403-2000

Notice may also be provided to such other person at such other place as either party shall designate to the other in writing.

(b) Assignment. This Agreement shall not be assigned or transferred by either party without the prior written consent of the other party. Notwithstanding the foregoing, Service Provider shall have the right to delegate or subcontract its obligations under this Agreement; provided that any such delegation or subcontracting shall not relieve Service Provider of its obligations under this Agreement.

(c) Governing Law; Exclusive Jurisdiction.

(i) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts executed and to be performed wholly within such State and without reference to the choice-of-law principles that would result in the application of the Laws of a different jurisdiction.

(ii) Each party irrevocably submits to the jurisdiction of any federal court in the State of Delaware (or, solely if such courts decline jurisdiction, in any state court located in the State of Delaware) any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such court. Each party hereby irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, (A) to the extent permitted by Law, that final and unappealable judgment against either of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment and (B) that service of process upon such party in any such Action or proceeding shall be effective if notice is given in accordance with Section 16(a).

(iii) EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

(d) Force Majeure. No party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. The party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (i) notify the other party of the nature, extent and expected duration of any such Force Majeure condition and (ii) use its reasonable best efforts to remove any such causes and resume performance under this Agreement as soon as feasible. User shall not be required to pay for any suspended Services during which such Services are not being provided to User. Service Provider agrees that if it experiences any shortage, interruption, delay, inadequacy or limitation in the availability of any Service by reason of Force Majeure and is unable to fulfill User’s requirements for such Services, Service Provider shall treat User no less favorably than any other business of Service Provider in the allocation by Service Provider between such businesses and User of such affected service and in a manner consistent with past practice. If Service Provider’s performance of any Services is suspended or rendered impractical by reason of Force Majeure for a period in excess of 30 days, then User shall have the right to terminate this Agreement with respect to such Services immediately upon written notice to Service Provider.

(e) Third Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.

(g) Amendments and Waivers. No provision of this Agreement may be amended or modified except by a written instrument signed by the parties to this Agreement. No waiver by either party of any provision of this Agreement shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

(h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the other party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(i) No Right of Setoff. No party shall have any right to setoff or offset any obligation or payment due to the other party pursuant to the terms of this Agreement against any obligation or payment due or owing to such party pursuant to the terms of this Agreement or the Purchase Agreement.

(j) Entire Agreement. This Agreement and the Purchase Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes any prior discussion, correspondence, negotiation, proposed term sheet, agreement, understanding or arrangement, and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

(k) Independent Contractor. At all times during the term hereof, Service Provider shall be an independent contractor of User in providing the Services hereunder with the sole right to supervise, manage, operate, control, and direct the performance of such Services and the sole obligation to employ, compensate, and manage its employees and business affairs. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either party with respect to the indebtedness, liabilities, obligations or actions of the other or any of the other party’s employees, or agents, or any other Person.

(l) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Transition Services Agreement to be duly executed as of the date and year first above written.

THE MCGRAW-HILL COMPANIES, INC.

By:

Name:

Title:

MHE ACQUISITION, LLC

By:

Name:

Title:

CLIFFORD CHANCE LLP

Exhibit G

THE MCGRAW-HILL COMPANIES, INC.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE ISSUED

SHARE CAPITAL OF TATA MCGRAW HILL

EDUCATION PRIVATE LIMITED

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	THE MCGRAW-HILL COMPANIES, INC., a corporation organised under the laws of the State of New York (Federal Tax ID 13-1026995), whose registered office is at 1221 Avenue of the Americas, New York NY 10020-1095, United States of America (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed; and

“Shares” means the shares set out in Schedule 1, being the entire issued and allotted share capital of the Company.

1.2	In this Deed, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Deed;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any Indian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than India be deemed to include what most nearly approximates in that jurisdiction to the Indian legal term and to any Indian statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITIONS

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place as soon as reasonably practicable following the Closing Date, or such date as may be agreed between the parties in writing.

5.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing, [a duly executed stock transfer form, together with the share certificate for the Shares]1/[delivery instruction slip(s), for effecting the transfer of shares held through the depository participant][2].

6.	POST COMPLETION OBLIGATIONS

6.1	Immediately following Completion until such time as the transfer of the Shares has been registered in the register of members of the Company, the Seller irrevocably authorises the Purchaser with full power to exercise all or any of the rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of the Shares in such manner and on such terms as the Purchaser shall in its absolute and unfettered discretion think fit including, all or any of the following:

6.1.1	to receive notice of, attend and vote at any general meeting or any adjournments thereof;

6.1.2	to approve, complete and otherwise sign or execute any requisition of any meeting, consent to short notice, proxy, written resolution of members or any other documents required to be signed by the registered holder of the Shares;

6.1.3	to deal with and give directions as to any moneys, securities or other benefits or notices, documents or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from the Company or any other person; and

6.1.4	to do all such other acts and things and to approve, execute (as a deed or otherwise) and deliver all such other documents as the Purchaser shall consider necessary or desirable for the purpose of protecting the interests, or enforcing the rights, of the registered holder of the Shares.

6.2	The Seller undertakes and agrees not to exercise any of the rights, powers and privileges attaching to the Shares or exercisable by the Seller [in its capacity as registered holder of the Shares]3/[from the date of executing this Deed and until the Shares are beneficially transferred to the demat account of the Purchaser][4] or to appoint any other person to exercise such rights without the consent of the Purchaser.

7.	GENERAL

7.1	This Deed is governed by, and shall be construed in accordance with, Indian law.

[1]	Option 1: if share accounts of both Seller and Purchaser are not in dematerialised form
[2]	Option 2: if share accounts of both Seller and Purchaser are in dematerialised form
[3]	Option 1: if shares are not held in dematerialised form
[4]	Option 2: if shares are held in dematerialised form

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	A person who is not a party to this Deed has no right under the Indian Contract Act, 1872 to enforce any term of this Deed.

7.5	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1.	Company name:	TATA McGraw Hill Education Private Limited (as per records with Ministry of Corporate Affairs)

2.	Registered number:	U22122DL1970PTC092640

3.	Place of incorporation:	New Delhi

4.	Address of registered office:	7 West Patel Nagar, New Delhi - 110008

5.	Shares:	[•] equity shares of INR 100 each in the capital of the Company.

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED by                  )

THE MCGRAW-HILL COMPANIES, INC.           )

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

EXECUTED and delivered as a DEED by                             )

[PURCHASER]                                                                          )

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

CLIFFORD CHANCE LLP

THE MCGRAW-HILL COMPANIES, INC.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE ISSUED

SHARE CAPITAL OF MCGRAW-HILL EDUCATION

(AUSTRALIA) PTY LTD

THIS DEED is made on [DATE] 2012

BETWEEN:

(1)	THE MCGRAW-HILL COMPANIES, INC., a corporation organised under the laws of the State of New York (Federal Tax ID 13-1026995), whose registered office is at 1221 Avenue of the Americas, New York NY 10020-1095, United States of America (the “Seller”); and

(2)	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(A)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(B)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(C)	Capitalised terms used but not defined in Clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“AUD” means the lawful currency of Australia;

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed; and

“Shares” means the shares set out in Schedule 1, being the entire allotted and issued share capital of the Company.

1.2	In this Deed, a reference to:

1.2.1	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.3	a Clause or the Schedule is a reference to a Clause of, or the Schedule to, this Deed, and the Schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.4	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.5	any State of Victoria legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the State of Victoria be deemed to include what most nearly approximates in that jurisdiction to the State of Victoria legal term and to any statute applying in State of Victoria shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is AUD [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

4.1	Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date, or on such later date as may be agreed between the parties.

5.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing, a duly executed stock transfer form or equivalent instrument in respect of the Shares, together with the share certificate for the Shares or an indemnity in a form satisfactory to the Purchaser in lieu of such share certificate.

6.	POST COMPLETION OBLIGATIONS

6.1	Immediately following Completion until such time as the transfer of the Shares has been registered in the register of members of the Company, the Seller irrevocably authorises the Purchaser with full power to exercise all or any of the rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of the Shares in such manner and on such terms as the Purchaser shall in its absolute and unfettered discretion think fit including, all or any of the following:

6.1.1	to receive notice of, attend and vote at any general meeting or any adjournments thereof;

6.1.2	to approve, complete and otherwise sign or execute any requisition of any meeting, consent to short notice, proxy, written resolution of members or any other documents required to be signed by the registered holder of the Shares;

6.1.3	to deal with and give directions as to any moneys, securities or other benefits or notices, documents or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from the Company or any other person; and

6.1.4	to do all such other acts and things and to approve, execute (as a deed or otherwise) and deliver all such other documents as the Purchaser shall consider necessary or desirable for the purpose of protecting the interests, or enforcing the rights, of the registered holder of the Shares.

6.2	The Seller undertakes and agrees not to exercise any of the rights, powers and privileges attaching to the Shares or exercisable by the Seller in its capacity as registered holder of the Shares or to appoint any other person to exercise such rights without the consent of the Purchaser.

7.	GENERAL

7.1	This Deed is governed by, and shall be construed in accordance with, the law of the State of Victoria.

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction, forum, notices and tax, shall apply to this Deed and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	A person who is not a party to this Deed has no right to enforce any term of this Deed.

7.5	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1.	Company name:	MCGRAW-HILL EDUCATION (AUSTRALIA) PTY LTD

2.	Australian Company Number:	000 544 034

3.	Place of incorporation:	NSW, AUSTRALIA

4.	Address of registered office:	Level 45 120 Collins Street Melbourne Victoria 3000 Australia

5.	Shares:	25,000 ordinary, fully paid shares in the capital of the Company.

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED.

EXECUTED by THE MCGRAW-HILL	)
COMPANIES INC by authority of its	)
directors:	)
)
)
)
)
Signature of director	)	Signature of director/company secretary
)
)
	)	Name of director/company secretary
Name of director (block letters))

EXECUTED and delivered as a DEED by	)
[PURCHASER]	)

Signature of Director

Name of Director

Signature of Director/Company Secretary

Name of Director/Company Secretary

CLIFFORD CHANCE LLP

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE ISSUED

SHARE CAPITAL OF MCGRAW-HILL EDUCATION

(GERMANY) GMBH

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À. R.L., a société à responsibilité limitée (a private limited liability company) incorporated in the Grand Duchy of Luxembourg (registered no. B150.542), whose registered office is at 2, rue Joseph Hackin, L-1746, Luxembourg (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed;

“Shares” means the shares set out in Schedule 1, being the entire allotted and issued share capital of the Company; and

“Transfer Deed” means the public deed effecting the transfer of the Shares to be signed before a notary public in Germany at Completion.

1.2	In this Deed, a reference to:

1.2.1	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.3	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.4	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.5	any State of Delaware legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than State of Delaware be deemed to include what most nearly approximates in that jurisdiction to the State of Delaware legal term and to any State of Delaware statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or on such later date as may be agreed between the parties.

5.2	At Completion duly authorised representatives of each of the Seller and the Purchaser shall execute the Transfer Deed before a notary public in Germany.

6.	GENERAL

6.1	This Deed is governed by, and shall be construed in accordance with, the laws of the State of Delaware.

6.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

6.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

6.4	A person who is not a party to this Deed has no right to enforce any term of this Deed.

6.5	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

SCHEDULE 1

THE COMPANY AND THE SHARES

1.	Company name:	McGraw-Hill Education GmbH

2.	Registered number:	HRB 93361 (Commercial Register of the local court in Frankfurt am Main)

3.	Place of incorporation:	Germany

4.	Address of registered office:	Neue Mainzer Str. 52 66325 Frankfurt am Main Germany

5.	Shares:	1 share with a nominal value of EUR 25,000 in the capital of the Company.

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED by                )

MCGRAW-HILL EUROPEAN HOLDINGS        )

(LUXEMBOURG) S.À R.L.                                     )

Signature of Manager

Name of Manager

in the presence of:

Signature of witness

Name of witness

Address of witness

EXECUTED and delivered as a DEED by              )

[PURCHASER]                                                         )

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

CLIFFORD CHANCE LLP

THE MCGRAW-HILL COMPANIES, INC.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF 99.6 PER CENT OF

THE FIXED SHARE CAPITAL AND 99.99 PER CENT

OF THE VARIABLE SHARE CAPITAL OF MCGRAW-

HILL INTERAMERICANA EDITORES, S.A. DE C.V.

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	THE MCGRAW-HILL COMPANIES, INC., a corporation organised under the laws of the State of New York (Federal Tax ID 13-1026995), whose registered office is at 1221 Avenue of the Americas, New York, NY, 10020-1095, United States of America (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed; and

“Shares” means the shares set out in Schedule 1, being the Seller’s entire holding of shares in the capital of the Company.

1.2	In this Deed, a reference to:

1.2.1	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.3	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.4	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.5	any United Mexican States legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than United Mexican States be deemed to include what most nearly approximates in that jurisdiction to the United Mexican States legal term and to any United Mexican States statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or such later date as may be agreed between the parties in writing.

5.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing, a duly executed stock transfer form (endoso en propiedad) or equivalent instrument in respect of the Shares, together with the share certificate for the Shares.

6.	GENERAL

6.1	This Deed is governed by, and shall be construed in accordance with, Mexican law.

6.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

6.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

6.4	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

7.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1.	Company name:	McGraw-Hill Interamericana Editores, S.A. de C.V.

2.	Registered number:	18136

3.	Place of incorporation:	United Mexican States

4.	Address of registered office:	Prolongación Reforma 1015, Torre A Piso 17, Colonia Desarrollo de Santa Fe, 03176 Mexico, FederalDistrict

5.	Shares:	249 shares of the Fixed Capital and 168,453 shares of the Variable Capital each in the capital of the Company

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED by ) THE MCGRAW-HILL COMPANIES, INC. )

By:

Title:

EXECUTED and delivered as a DEED by ) [PURCHASER] )

By:

Title

CLIFFORD CHANCE LLP

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

AS SELLER

AND

[PURCHASER]

AS PURCHASER

SHARE TRANSFER AGREEMENT

IN THE PRESENCE AND REGARDING THE ENTIRE

SHARE CAPITAL OF

MCGRAW-HILL EDUCATION (LUXEMBOURG)

S.À R.L.

THIS SHARE TRANSFER AGREEMENT (the “Agreement”) is made on [DATE] 2012

BETWEEN:

(1)	MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L., a société à responsabilité limitée (private limited liability company) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered address at 2, rue Joseph Hackin, L-1746 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B 150.542 (the “Seller”); and

(2)	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

In the presence of:

McGraw-Hill Education (Luxembourg) S.À R.L. (formerly “McGraw-Hill (Luxembourg) S.à r.l.”), a société à responsabilité limitée (private limited liability company) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered address at 2, rue Joseph Hackin, L-1746 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Trade and Companies’ Register under number B157.074 (the “Company”).

WHEREAS:

(A)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(B)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Agreement and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(C)	Capitalised terms used but not defined in clause 1 of this Agreement shall have the meaning given to them in the Framework Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company Law” means the Luxembourg law of 10 August 1915 on commercial companies (as amended);

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“GBP” means the lawful currency of the United Kingdom;

“Purchaser” has the meaning given in the recitals to this Agreement;

“Seller” has the meaning given in the recitals to this Agreement;

“Shares” means the shares set out in Schedule 1, being all of the issued shares in the share capital of the Company; and

“Subsidiaries” means the subsidiaries of the Company, details of which are contained in Schedule 2, and “Subsidiary” shall be construed accordingly.

1.2	In this Agreement, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a Clause or the Schedule is a reference to a clause of, or the Schedule to, this Agreement, and the Schedule to this Agreement shall form part of this Agreement as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any Luxembourg legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Luxembourg, be deemed to include what most nearly approximates in that jurisdiction to the Luxembourg legal term and to any Luxembourg statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

2.1	On and subject to the terms of this Agreement and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in and to the Shares free from all encumbrances as set out in clause 3.2 of the Framework Agreement.

2.2	The Seller, being the only shareholder of the Company, agrees to the transfer of the Shares to the Purchaser for the purposes of Articles 189 of the Company Law and for any other purpose and waives any rights of pre-emption or other restrictions on transfer in respect of the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or such later date as may be agreed between the parties in writing.

5.2	At Completion:

5.2.1	the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing:

(a)	the original copy of the shareholders’ register of the Company evidencing the registration of the Purchaser as shareholder of the Shares and duly signed by one manager of the Company or any person authorised by the Company to do so; and

(b)	a copy of duly passed shareholder’s resolutions of the Company approving the transfer of the Shares to the Purchaser in accordance with article 189 of the Company Law.

6.	GENERAL

6.1	This Agreement is governed by, and shall be construed in accordance with, Luxembourg law.

6.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Agreement, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Agreement and the transaction contemplated herein.

6.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

6.4	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

7.	TERMINATION

This Agreement automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1.	Company name:	McGraw-Hill Education (Luxembourg) S.à r.l.

2.	Registered number:	B 157.074

3.	Place of incorporation:	Luxembourg

4.	Address of registered office:	2, rue Joseph Hackin, L-1746 Luxembourg, Grand Duchy of Luxembourg

5.	Shares:	[•] shares having a par value of one euro (EUR 1.-) each representing 100 per cent. of the Company’s entire issued share capital.

The Parties have executed this Agreement in several original counterparts on the date first written above.

EXECUTED by	)
MCGRAW-HILL EUROPEAN	)
HOLDINGS LUXEMBOURG S.À R.L.	)

Signature of ___ Manager

Name of ___ Manager

EXECUTED by	)
[PURCHASER]	)

Signature of Director

Name of Director

The Company notes and accepts the transfer of the Shares by the Seller to the Purchaser pursuant to the above Agreement for the purpose of article 190 of the Company Law and article 1690 of the Luxembourg Civil Code and undertakes to register in its shareholders’ register on the Completion Date (a) the transfer of the Shares by the Seller to the Purchaser and (b) the Purchaser as the new holder of the Shares.

MCGRAW-HILL EDUCATION (LUXEMBOURG) S.À R.L.

Name:

Title:              Manager

CLIFFORD CHANCE LLP

MCGRAW-HILL INTERNATIONAL (U.K.) LIMITED

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE ISSUED

SHARE CAPITAL OF EACH OF

OPEN INTERNATIONAL PUBLISHING LIMITED

AND

MCGRAW-HILL EDUCATION U.K. LIMITED

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	MCGRAW-HILL INTERNATIONAL (U.K.) LIMITED, a company incorporated in England and Wales (registered number 00064070), whose registered office is at The McGraw-Hill Building, 20 Canada Square, Canary Wharf, London E14 5LH, United Kingdom (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Companies” means MHE UK and OIP, and the term “Company” shall be construed accordingly;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“MHE UK” means McGraw-Hill Education U.K. Limited, details of which are set out in Part A of Schedule 1;

“MHE UK Shares” means the shares set out in Part A of Schedule 1, being the entire allotted and issued share capital of MHE UK;

“OIP” means Open International Publishing Limited, details of which are set out in Part B of Schedule 1;

“OIP Shares” means the shares set out in Part B of Schedule 1, being the entire allotted and issued share capital of OIP;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed; and

“Shares” means, together, the MHE UK Shares and the OIP Shares.

1.2	In this Deed, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Deed;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is GB£[•] comprised of:

3.1.1	GB£[•] with respect to the OIP Shares; and

3.1.2	GB£[•] with respect to the MHE UK Shares

(together, the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or on such later date as may be agreed between the parties in writing.

5.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing, duly executed stock transfer forms or equivalent instruments in respect of the Shares, with the share certificates for the Shares or an indemnity in a form satisfactory to the Purchaser in lieu of such share certificates.

6.	POST COMPLETION OBLIGATIONS

6.1	Immediately following Completion until such time as the transfer of the Shares has been registered in the register of members of each of the Companies, the Seller irrevocably authorises the Purchaser with full power to exercise all or any of the rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of the Shares in such manner and on such terms as the Purchaser shall in its absolute and unfettered discretion think fit including, all or any of the following:

6.1.1	to receive notice of, attend and vote at any general meeting or any adjournments thereof;

6.1.2	to approve, complete and otherwise sign or execute any requisition of any meeting, consent to short notice, proxy, written resolution of members or any other documents required to be signed by the registered holder of the Shares;

6.1.3	to deal with and give directions as to any moneys, securities or other benefits or notices, documents or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from either Company or any other person; and

6.1.4	to do all such other acts and things and to approve, execute (as a deed or otherwise) and deliver all such other documents as the Purchaser shall consider necessary or desirable for the purpose of protecting the interests, or enforcing the rights, of the registered holder of the Shares.

6.2	The Seller undertakes and agrees not to exercise any of the rights, powers and privileges attaching to the Shares or exercisable by the Seller in its capacity as registered holder of the Shares or to appoint any other person to exercise such rights without the consent of the Purchaser.

7.	GENERAL

7.1	This Deed is governed by, and shall be construed in accordance with, English law.

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed.

7.5	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Agreement automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANIES AND THE SHARES

PART A

1.	Company name:	McGraw-Hill Education U.K. Limited

2.	Registered number:	07989106

3.	Place of incorporation:	England and Wales

4.	Address of registered office:	McGraw-Hill Education Shoppenhangers Road Maidenhead Berkshire SL6 2QL United Kingdom

5.	MHE UK Shares:	[126,201,000] shares of GB£[1.00] each in the capital of MHE UK.

PART B

1.	Company name:	Open International Publishing Limited

2.	Registered number:	02210774

3.	Place of incorporation:	England and Wales

4.	Address of registered office:	The McGraw-Hill Building 20 Canada Square Canary Wharf London E14 5LH United Kingdom

5.	OIP Shares:	140,000 shares of GB£1.00 each in the capital of OIP.

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED by	)
MCGRAW-HILL INTERNATIONAL (U.K.) LIMITED	)

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

EXECUTED and delivered as a DEED by	)
[PURCHASER]	)

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

CLIFFORD CHANCE LLP

THE MCGRAW-HILL COMPANIES, INC.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE

EQUITY RIGHTS IN MCGRAW-HILL

INTERAMERICANA DE CHILE LIMITADA

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	THE MCGRAW-HILL COMPANIES, INC., a company organised under the laws of the State of New York (Federal Tax ID 13-1026995), whose registered office is at 1221 Avenue of the Americas, New York NY 10020-1095, United States of America (“MHP”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (“Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Equity Rights (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLER] and [PURCHASER] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Equity Rights (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Equity Rights is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Equity Rights in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Equity Rights” means the Equity Rights set out in Schedule 1, being the Seller’s entire aggregate holding of Equity Rights in the capital of the Company;

“Notarial Deed” means the deed to be executed by the Seller and Purchaser before a notary public in order to effect the legal transfer of the Equity Rights;

“Purchaser” has the meaning given in the recitals to this Deed; and

“Seller” has the meaning given in the recitals to this Deed.

1.2	In this Deed, a reference to:

1.2.1	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.3	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.4	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.5	any Chilean legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Chilean be deemed to include what most nearly approximates in that jurisdiction to the Chilean legal term and to any Chilean statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE EQUITY RIGHTS

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Equity Rights (in the proportions set out in Schedule 1).

3.	CONSIDERATION

3.1	The aggregate consideration for the Equity Rights is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITIONS

4.1	Completion is conditional upon:

4.1.1	the Closing of the Framework Agreement in accordance with its terms; and

4.1.2	the execution by the Seller, the Purchaser and the Foreign Investment Committee of Chile of a foreign investment rights transfer agreement before a notary public in Santiago, Chile,

(together, the “Conditions”).

5.	COMPLETION

5.1	Completion shall take place immediately following satisfaction of the Conditions.

5.2	At Completion:

5.2.1	the Seller and Purchaser shall execute the Notarial Deed before a notary public in Santiago, Chile; and

5.2.2	the Seller shall request the publication and registration of an excerpt of the Notarial Deed in the Official Gazette of Chile and in the Registrar of Commerce of Santiago, Chile respectively.

6.	POST COMPLETION OBLIGATIONS

6.1	Immediately following Completion until such time as the transfer of the Equity Rights has been (i) published in the Official Gazette of Chile and (ii) registered with the Registrar of Commerce of Santiago, Chile, the Seller irrevocably authorises the Purchaser with full power to exercise all or any of the rights, powers and privileges attaching to the Equity Rights or otherwise capable of being exercised by the registered holders of the Equity Rights in such manner and on such terms as the Purchaser shall in their absolute and unfettered discretion think fit including, all or any of the following:

6.1.1	to receive notice of, attend and vote at any general meeting or any adjournments thereof;

6.1.2	to approve, complete and otherwise sign or execute any requisition of any meeting, consent to short notice, proxy, written resolution of members or any other documents required to be signed by the registered holders of the Equity Rights;

6.1.3	to deal with and give directions as to any moneys, securities or other benefits or notices, documents or other communications (in whatever form) arising by right of the Equity Rights or received in connection with the Equity Rights from the Company or any other person; and

6.1.4	to do all such other acts and things and to approve, execute (as a deed or otherwise) and deliver all such other documents as the Purchaser shall consider necessary or desirable for the purpose of protecting the interests, or enforcing the rights, of the registered holders of the Equity Rights.

6.2	The Seller undertakes and agrees not to exercise any of the rights, powers and privileges attaching to the Equity Rights or exercisable by the Seller in its capacity as registered holder of the Equity Rights or to appoint any other person to exercise such rights without the consent of the Purchaser.

7.	GENERAL

7.1	This Deed is governed by, and shall be construed in accordance with, Chilean law.

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.5	A person who is not a party to this Deed has no right to enforce any term of this Deed.

7.6	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE EQUITY RIGHTS

1. Company name:	McGraw-Hill Interamericana de Chile Limitada

2. Taxpaying number:	89.837.200-6

3. Place of incorporation:	Chile

4. Address of registered office:	112 Evaristo Lillo St., floor 7

5. Equity Rights:	99.9922% in the capital of the Company held by MHP

6. Equity Rights to be transferred to Purchaser:	[•] in the capital of the Company

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED by	)
THE MCGRAW-HILL COMPANIES, INC	)

Signature of Attorney-in-fact

Name of Attorney-in-fact

EXECUTED and delivered as a DEED by	)
[PURCHASER]	)

Signature of Attorney-in-fact

Name of Attorney-in-fact

CLIFFORD CHANCE LLP

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

AND

[PURCHASER]

AGREEMENT FOR THE TRANSFER OF THE ENTIRE

ISSUED SHARE CAPITAL OF MCGRAW-HILL

INTERAMERICANA DE ESPAÑA, S.L.

UNIPERSONAL

THIS AGREEMENT is made on [DATE] 2012

BETWEEN:

1.	MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L., a société à responsibilité limitée (a private limited liability company) incorporated in the Grand Duchy of Luxembourg (registered no. B150.542), whose registered office is at 2, rue Joseph Hackin, L-1746, Luxembourg (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Agreement and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Agreement shall have the meaning given to them in the Framework Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Public Deed” means the deed effecting the legal transfer of the Shares to be executed by authorised representatives of the parties before a Spanish notary public;

“Purchaser” has the meaning given in the recitals to this Agreement;

“Seller” has the meaning given in the recitals to this Agreement; and

“Shares” means the shares set out in Schedule 1, being the entire allotted and issued share capital of the Company.

1.2	In this Agreement, a reference to:

1.2.1	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.3	a clause or the schedule is a reference to a clause of, or the schedule to, this Agreement, and the schedule to this Agreement shall form part of this Agreement as if expressly included herein;

1.2.4	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.5	any Spanish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Spain be deemed to include what most nearly approximates in that jurisdiction to the Spanish legal term and to any Spanish statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Agreement and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash in accordance with the Framework Agreement.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or such later date as may be agreed between the parties in writing.

5.2	At Completion:

5.2.1	the authorised representatives of each of the Seller and Purchaser shall appear before a notary public in Spain and execute the Public Deed; and

5.2.2	the Purchaser shall execute a public deed disclosing the change of the sole partner of the Company.

6.	GENERAL

6.1	This Agreement is governed by, and shall be construed in accordance with, Spanish law.

6.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Agreement, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Agreement and the transaction contemplated herein.

6.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

6.4	A person who is not a party to this Agreement has no right under any relevant applicable legislation to enforce any term of this Agreement.

6.5	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

7.	TERMINATION

This Agreement automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1. Company name:	MCGRAW-HILL INTERAMERICANA DE ESPAÑA, S.L. UNIPERSONAL

2. Registered number:	B-28914323

3. Place of incorporation:	Spain

4. Address of registered office:	Calle Basauri, 17, 28023 Aravaca, Madrid

5. Shares:	387,475 shares of EUR 6.01 each in the capital of the Company.

IN WITNESS of which the parties have executed this Agreement and have delivered it on the date first written above.

EXECUTED by                                                      )

MCGRAW-HILL EUROPEAN HOLDINGS   )

(LUXEMBOURG) S.À. R.L.                               )

                                              Signature of          Manager

                                              Name of          Manager

in the presence of:

                                              Signature of witness

                                              Name of witness

                                              Address of witness

EXECUTED by                                                      )

[PURCHASER]                                                       )

                                              Signature of Director

                                              Name of Director

in the presence of:

                                              Signature of witness

                                              Name of witness

                                              Address of witness

CLIFFORD CHANCE LLP

MCGRAW-HILL ASIAN HOLDINGS (SINGAPORE) PTE. LTD.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE ISSUED

SHARE CAPITAL OF MCGRAW-HILL EDUCATION

(SINGAPORE) PTE. LTD.

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	MCGRAW-HILL ASIAN HOLDINGS (SINGAPORE) PTE. LTD., a company incorporated in Singapore (Company Registration No. 201016484D), whose registered office is at 12 Marina Boulevard #23-01 Singapore 018982 (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed; and

“Shares” means the shares set out in Schedule 1, being the entire allotted and issued share capital of the Company.

1.2	In this Deed, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Deed;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any Singapore legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Singapore be deemed to include what most nearly approximates in that jurisdiction to the Singapore legal term and to any Singapore statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or such later date as may be agreed between the parties in writing.

5.2	At Completion the Seller shall deliver to the Purchaser or such person as the Purchaser directs in writing, a duly executed stock transfer form or equivalent instrument in respect of the Shares, together with the share certificate for the Shares or an indemnity in a form satisfactory to the Purchaser in lieu of such share certificate.

6.	POST COMPLETION OBLIGATIONS

6.1	Immediately following Completion until such time as the transfer of the Shares has been registered in the register of transfers and register of members of the Company, the Seller irrevocably authorises the Purchaser with full power to exercise all or any of the rights, powers and privileges attaching to the Shares or otherwise capable of being exercised by the registered holder of the Shares in such manner and on such terms as the Purchaser shall in its absolute and unfettered discretion think fit including, all or any of the following:

6.1.1	to receive notice of, attend and vote at any general meeting or any adjournments thereof;

6.1.2	to approve, complete and otherwise sign or execute any requisition of any meeting, consent to short notice, proxy, written resolution of members or any other documents required to be signed by the registered holder of the Shares;

6.1.3	to deal with and give directions as to any moneys, securities or other benefits or notices, documents or other communications (in whatever form) arising by right of the Shares or received in connection with the Shares from the Company or any other person; and

6.1.4	to do all such other acts and things and to approve, execute (as a deed or otherwise) and deliver all such other documents as the Purchaser shall consider necessary or desirable for the purpose of protecting the interests, or enforcing the rights, of the registered holder of the Shares.

6.2	The Seller undertakes and agrees not to exercise any of the rights, powers and privileges attaching to the Shares or exercisable by the Seller in its capacity as registered holder of the Shares or to appoint any other person to exercise such rights without the consent of the Purchaser.

7.	GENERAL

7.1	This Deed is governed by, and shall be construed in accordance with, Singapore law.

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	A person who is not a party to this Deed has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of this Deed.

7.5	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1. Company name:	McGraw-Hill Education (Singapore) Pte. Ltd.

2. Company Registration Number:	201202357G

3. Place of incorporation:	Singapore

4. Address of registered office:	158 Cecil Street, #11-01, Singapore 069545

5. Shares:	52,932,000 ordinary shares in the capital of the Company.

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

The Common Seal of	)
MCGRAW-HILL ASIAN HOLDINGS	)
(SINGAPORE) PTE. LTD.	)
was hereunto	)
affixed in the presence of:	)

Director (Transferor)

Director/Secretary (Transferor)

The Common Seal of	)
[PURCHASER]	)
was hereunto	)
affixed in the presence of:	)

Director (Transferee)

Director/Secretary (Transferee)

CLIFFORD CHANCE LLP

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

AND

[PURCHASER]

AGREEMENT FOR THE TRANSFER OF THE ENTIRE

ISSUED SHARE CAPITAL OF MCGRAW-HILL

EDUCATION (SWEDEN) AB

THIS AGREEMENT is made on [DATE] 2012

BETWEEN:

1.	MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L., a société à responsibilité limitée (a private limited liability company) incorporated in the Grand Duchy of Luxembourg (registered no. B150.542), whose registered office is at 2, rue Joseph Hackin, L-1746, Luxembourg (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Agreement and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Agreement shall have the meaning given to them in the Framework Agreement.

THE	PARTIES AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Agreement;

“SEK” means the Swedish kronor;

“Seller” has the meaning given in the recitals to this Agreement; and

“Shares” means the shares set out in Schedule 1, being the entire allotted and issued share capital of the Company.

1.2	In this Agreement, a reference to:

1.2.1	a “Person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.2	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.3	a clause or the schedule is a reference to a clause of, or the schedule to, this Agreement, and the schedule to this Agreement shall form part of this Agreement as if expressly included herein;

1.2.4	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.5	any Swedish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Sweden be deemed to include what most nearly approximates in that jurisdiction to the Swedish legal term and to any Swedish statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Agreement and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or such later date as may be agreed between the parties in writing.

5.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing a copy of the Company’s shareholder’s register, evidencing that the Purchaser has been duly entered as the holder of the Shares.

6.	GENERAL

6.1	This Agreement is governed by, and shall be construed in accordance with Swedish law.

6.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Agreement, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Agreement and the transaction contemplated herein.

6.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

6.4	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

7.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated

SCHEDULE 1

THE COMPANY AND THE SHARES

1. Company name:	McGraw-Hill Education (Sweden) AB

2. Registered number:	556890-1069

3. Place of incorporation:	Sweden

4. Registered address:	c/o TMF Sweden AB Rosenlundsgatan 54 118 63 Stockholm Sweden

5. Shares:	500 shares of SEK 100 each in the capital of the Company.

EXECUTED by the parties:

Signed by:

Signature

Name

Title

For and on behalf of MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

Signed by:

Signature of Director

Name of Director

For and on behalf of [PURCHASER]

CLIFFORD CHANCE LLP

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

AND

[PURCHASER]

AGREEMENT FOR THE TRANSFER OF THE ENTIRE

ISSUED SHARE CAPITAL OF MCGRAW-HILL

EDUCATION ISRAEL LTD.

THIS AGREEMENT is made on [DATE] 2012

BETWEEN:

1.	MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L., a société à responsibilité limitée (a private limited liability company) incorporated in the Grand Duchy of Luxembourg (registered no. B150.542), whose registered office is at 2, rue Joseph Hackin, L-1746, Luxembourg (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the legal and beneficial owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Agreement and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Agreement shall have the meaning given to them in the Framework Agreement.

NOW,	THEREFORE, the parties hereby agree as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Conditions” has the meaning given in clause 4.1;

“Consideration” has the meaning given in clause 3.1;

“Deed of Transfer” means the deed of transfer;

“Final Tax Ruling” has the meaning given in clause 4.1.2(a);

“Interim Tax Ruling” has the meaning given in clause 4.1.2(b);

“Israeli Tax Code” means the Israeli Income Tax Ordinance (New Version)—1961 and the rules and regulations promulgated in connection therewith, as amended;

“ITA” means the Israeli Tax Authority;

“NIS” means the lawful currency of Israel;

“Purchaser” has the meaning given in the recitals to this Agreement;

“Seller” has the meaning given in the recitals to this Agreement;

“Shares” means the shares set out in Schedule 1, being the Seller’s entire holding of shares in the capital of the Company; and

“Tax Ruling” means either an Interim Tax Ruling or a Final Tax Ruling.

1.2	In this Agreement, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a clause or the schedule is a reference to a clause of, or the schedule to, this Agreement, and the schedule to this Agreement shall form part of this Agreement as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any Israeli legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Israel, be deemed to include what most nearly approximates in that jurisdiction to the Israeli legal term and to any Israeli statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Agreement and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITIONS

4.1	Completion is conditional upon:

4.1.1	the Closing of the Framework Agreement in accordance with its terms; and

4.1.2	the receipt by the Seller from the ITA of either:

(a)	a ruling confirming that the Consideration payable by the Purchaser will be exempt from, or subject to a reduced rate of, withholding tax (a “Final Tax Ruling”); or

(b)	an interim ruling confirming that the application for an exemption from withholding tax is being considered by the ITA and that the Consideration can be deposited into the Trustee’s Account (an “Interim Tax Ruling”),

(together, the “Conditions”).

5.	PRE-COMPLETION OBLIGATIONS

The Seller and Purchaser each agree to use their best reasonable endeavours to work together in order to obtain a Tax Ruling prior to Completion.

6.	COMPLETION

6.1	Completion shall take place immediately following satisfaction of the Conditions or such later date as may be agreed between the parties.

6.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing, a duly executed Deed of Transfer, together (if the Company is required by applicable law to issue share certificates) with the share certificate for the Shares or an indemnity in a form satisfactory to the Purchaser in lieu of such share certificate.

7.	GENERAL

7.1	This Agreement is governed by, and shall be construed in accordance with, Israeli law.

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Agreement, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Agreement and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	Nothing expressed in or implied from this Agreement is intended to give, or shall be construed to give, any person, other than the parties hereto and their permitted successors and assigns, any benefit or legal or equitable right, remedy or claim under or by virtue of this Agreement or any such other document.

7.4	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Agreement automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1. Company name:	MCGRAW-HILL EDUCATION ISRAEL LTD.

2. Registered number:	51-448212-4

3. Place of incorporation:	Israel

4. Address of registered office:	at Gross, Kleinhendler, Hodak, Halevy, Greenberg & Co., One Azrieli Center, Tel Aviv 67021

5. Shares:	100 shares of NIS 1.00 each in the capital of the Company.

IN WITNESS of which the parties have executed this Agreement and have delivered it on the date first written above.

EXECUTED by	)
MCGRAW-HILL EUROPEAN HOLDINGS	)
(LUXEMBOURG) S.À R.L.	)

Signature of Manager

Name of Manager

in the presence of:

Signature of witness

Name of witness

Address of witness

EXECUTED and delivered by	)
PURCHASER	)

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

CLIFFORD CHANCE LLP

THE MCGRAW-HILL COMPANIES, INC.

AND

[PURCHASER]

DEED FOR THE TRANSFER OF THE ENTIRE ISSUED

SHARE CAPITAL OF MCGRAW-HILL

INTERAMERICANA, S. A.

THIS DEED is made on [DATE] 2012

BETWEEN:

1.	THE MCGRAW-HILL COMPANIES, INC., a corporation organised under the laws of the State of New York (Federal Tax ID 13-1026995), whose registered office is at 1221 Avenue of the Americas, New York NY 10020-1095, United States of America (the “Seller”); and

2.	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS] (the “Purchaser”).

WHEREAS:

(1)	The Seller is the sole, legal and effective (beneficial) owner of the Shares (as defined below).

(2)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Shares (as defined below) to the Purchaser on and subject to the terms set out in this Deed and the Framework Agreement. The transfer of the Shares is part of a larger transaction as set out in the Framework Agreement.

(3)	Capitalised terms used but not defined in clause 1 of this Deed shall have the meaning given to them in the Framework Agreement.

THIS DEED WITNESSES as follows:

1.	INTERPRETATION

1.1	In this Deed:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Shares in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Deed;

“Seller” has the meaning given in the recitals to this Deed; and

“Shares” means the shares set out in Schedule 1, being the Seller’s entire holding of shares in the capital of the Company.

1.2	In this Deed, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Deed and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Deed;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a clause or the schedule is a reference to a clause of, or the schedule to, this Deed, and the schedule to this Deed shall form part of this Deed as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any Panamanian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the Republic of Panama be deemed to include what most nearly approximates in that jurisdiction to the Panamanian legal term and to any Republic of Panama statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Deed do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Deed. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE SHARES

On and subject to the terms of this Deed and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and property interest in the Shares.

3.	CONSIDERATION

3.1	The aggregate consideration for the Shares is [CURRENCY] [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or on such later date as may be agreed between the parties.

5.2	At Completion the Seller shall deliver to the Purchaser, or such person as the Purchaser directs in writing, a duly executed stock transfer form or equivalent instrument in respect of the Shares, together with the share certificate for the Shares and the updated share register of the Company evidencing the Purchaser as the holder of the Shares.

6.	GENERAL

6.1	This Deed is governed by, and shall be construed in accordance with, Panama law.

6.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Deed, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Deed and the transaction contemplated herein.

6.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

6.4	This Deed is not intended to and it does not in any way confer any rights to any person other than the parties to this Deed or their lawful successors or assigns.

6.5	This Deed may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

7.	TERMINATION

This Deed automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE SHARES

1.	Company name:	MCGRAW-HILL INTERAMERICANA, S. A.

2.	Registered number:	Not applicable

3.	Place of incorporation:	Republic of Panama

4.	Address of registered office:	Panama, Republic of Panama

5.	Shares:	650 shares out of 1,000 shares authorized with no par value in the capital of the Company.

IN WITNESS of which the parties have executed this document as a deed and have delivered it on the date first written above.

EXECUTED and delivered as a DEED by        )

[SELLER]                                                             )

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

(The signatures to this deed, in at least one counterpart, should be recognized as true and authentic before a Notary Public in the place of execution, and the Notary’s signature should be legalized by a Panamanian Consul in such place or if the deed is issued in a country party to the 1961 Hague Convention on the substitution of legalization of foreign documents, by apostille.)

EXECUTED and delivered as a DEED by ) [PURCHASER] )

Signature of Director

Name of Director

in the presence of:

Signature of witness

Name of witness

Address of witness

CLIFFORD CHANCE LLP

MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L.

AND

[PURCHASER]

AGREEMENT FOR THE TRANSFER OF THE QUOTA

REPRESENTING THE ENTIRE ISSUED CORPORATE

CAPITAL OF MCGRAW-HILL EDUCATION (ITALY)

S.R.L.

THIS AGREEMENT is made on [DATE] 2012

BETWEEN:

(1)	MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À. R.L., a company incorporated in the Duchy of Luxembourg (registered with the Luxembourg Register of Commerce and Companies under no. B 150.542), whose registered office is at 2 Rue Joseph Hackin, L-1746, Luxembourg, represented by [•] in his capacity as [•] authorised by virtue of [•] (the “Seller”); and

(2)	[PURCHASER], a company incorporated in [JURISDICTION] (registered no. [NUMBER]), whose registered office is at [ADDRESS], represented by [•] in his capacity as [•] authorised by virtue of [•] (the “Purchaser”).

WHEREAS:

(A)	The Seller is the legal and beneficial owner of the Quota (as defined below).

(B)	Pursuant to a share sale and purchase agreement entered into between [SELLERS] and [PURCHASERS] on [SIGNING DATE] (the “Framework Agreement”), the Seller has agreed to transfer the Quota (as defined below) to the Purchaser on and subject to the terms set out in this Agreement and the Framework Agreement. The transfer of the Quota is part of a larger transaction as set out in the Framework Agreement.

(C)	Capitalised terms used but not defined in Clause 1 of this Agreement shall have the meaning given to them in the Framework Agreement.

NOW, THEREFORE, THE PARTIES HEREBY AGREE as follows:

1.	INTERPRETATION

1.1	In this Agreement:

“Closing Date” means the date of the Closing of the Framework Agreement;

“Company” means the company whose details are set out in Schedule 1;

“Completion” means completion of the transfer of the Quota in accordance with clause 5;

“Consideration” has the meaning given in clause 3.1;

“Purchaser” has the meaning given in the recitals to this Agreement;

“Quota” means the quota set out in Schedule 1, being the entire allotted and issued corporate capital of the Company; and

“Seller” has the meaning given in the recitals to this Agreement.

1.2	In this Agreement, a reference to:

1.2.1	a statutory provision (except where stated otherwise) includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re enacted) before the date of this Agreement;

1.2.2	a “person” includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

1.2.3	a “party” includes a reference to that party’s successors and permitted assigns;

1.2.4	a clause or the Schedule is a reference to a clause of, or the Schedule to, this Agreement, and the Schedule to this Agreement shall form part of this Agreement as if expressly included herein;

1.2.5	words denoting the singular include the plural and vice versa and words denoting any gender include all other genders; and

1.2.6	any Italian legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Italy be deemed to include what most nearly approximates in that jurisdiction to the Italian legal term and to any Italian statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.3	The headings in this Agreement do not affect its interpretation.

1.4	The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class of acts, matters or things or by examples falling within the general words. Any phrase introduced by the terms “other”, “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

2.	TRANSFER OF THE QUOTA

On and subject to the terms of this Agreement and the Framework Agreement, the Seller shall transfer to the Purchaser all of the Seller’s right, title and interest in the Quota.

3.	CONSIDERATION

3.1	The aggregate consideration for the Quota is Euro [AMOUNT] (the “Consideration”).

3.2	The parties hereby agree that the Consideration shall be paid in cash.

4.	CONDITION

Completion is conditional upon the Closing of the Framework Agreement in accordance with its terms.

5.	COMPLETION

5.1	Completion shall take place on the Closing Date or such later date as may be agreed between the parties in writing.

5.2	At Completion the Seller and the Purchaser shall execute a notarial deed of transfer, before an Italian Notary, pursuant to Article 2470 of the Italian Civil Code.

6.	POST COMPLETION OBLIGATIONS

Following Completion until such time as the transfer of the Quota has been registered with the Register of Companies, the Seller undertakes and agrees not to exercise any of the rights, powers and privileges attaching to the Quota or exercisable by the Seller in its capacity as registered holder of the Quota or to appoint any other person to exercise such rights without the consent of the Purchaser.

7.	GENERAL

7.1	This Agreement is governed by, and shall be construed in accordance with, Italian law.

7.2	The parties hereby acknowledge and agree that, save to the extent provided otherwise in this Agreement, the provisions of the Framework Agreement, including those in relation to limitations on liability, representations and warranties, indemnification, expenses, jurisdiction and forum and notice, shall apply to this Agreement and the transaction contemplated herein.

7.3	To the extent there is a conflict between the terms of this Deed and the Framework Agreement, the Framework Agreement shall govern.

7.4	A person who is not a party to this Deed has no right to enforce any term of this Deed.

7.5	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, and all counterparts together constitute the same document.

8.	TERMINATION

This Agreement automatically terminates if the Framework Agreement is terminated.

SCHEDULE 1

THE COMPANY AND THE QUOTA

1.	Company name:	McGraw-Hill Education (Italy) S.r.l.

2.	Registered number:	Register of Companies of Milan No. 07805780967, REA No. 1982936

3.	Place of incorporation:	Italy

4.	Address of registered office:	Milan (Italy), Via Ripamonti 89

5.	Quota:	one quota having a nominal value of Euro 10,000.00, equal to 100 per cent. of the corporate capital of the Company.

EXECUTED by )
MCGRAW-HILL EUROPEAN HOLDINGS (LUXEMBOURG) S.À R.L. )

Signature of __ Manager

Name of __ Manager

EXECUTED by )
[PURCHASER] )

Signature of Director

Name of Director